SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the

                         Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [ ]

Check the Appropriate box:

[X]      Preliminary Proxy Statement

[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))

[ ]      Definitive Proxy Statement

[ ]      Definitive Additional Materials

[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                EFTC CORPORATION

                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1)   Title of each class of securities to which transaction applies:

         2)   Aggregate number of securities to which transaction applies:

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         4)   Proposed maximum aggregate value of transaction:

         5)   Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

         1)   Amount Previously Paid:

         2)   Form Schedule or Registration Statement No.:

         3)   Filing Party:

         4)   Date Filed:

                                EFTC CORPORATION

                         9351 Grant Street, Sixth Floor

                             Denver, Colorado 80229

                                                                    May __, 2000
Dear Shareholder:

         On behalf of the board of directors and management of EFTC Corporation, I cordially invite you to attend a special meeting of shareholders to be held at the Company's offices at 9351 Grant Street, Sixth Floor, Denver, Colorado, on June __, 2000, at 10:00 a.m. local time. At the special meeting you will be asked to consider and vote on:

        o The issuance to Thayer-BLUM Funding, L.L.C. of the Company's 8.875% Senior Subordinated Convertible Notes due June 2006;

         o An amendment to the Company's Amended and Restated Articles of Incorporation increasing the number of authorized shares of common stock from 45 million shares to 75 million shares; and

        o         A new stock option plan.

         Approval of these matters is being sought in conjunction with a tender offer being conducted by Thayer-BLUM Funding for up to 8,250,000 but not less than 500,000 shares of Company common stock at a price of $4.00 per share. Thayer-BLUM Funding was formed by affiliates of Thayer Capital Partners and BLUM Capital Partners to hold securities of the Company.

         Thayer Capital Partners is a private equity investment firm based in Washington, DC. Thayer manages two private equity funds with more than $1.2 billion under management. The firm focuses on buyouts and growth equity investments in four primary industries: information technology and services, electronics and outsourced manufacturing, travel and leisure services, and outsourced business services.

         BLUM Capital Partners is a San Francisco-based private equity and strategic block investment firm, which manages in excess of $3 billion in capital both domestically and internationally. BLUM has invested in a wide variety of businesses and has been successful initiating value-enhancing strategies, including going-private transactions, equity infusions to either restructure a balance sheet or provide growth capital, share repurchases, acquisition programs, and business unit divestitures.

         The board of directors recommends that you vote FOR each proposal. The matters for which approval is sought, together with the tender offer and an initial financing of the Company by Thayer-BLUM Funding that closed on March 30, 2000, are parts of a recapitalization of the company. Detailed descriptions of the matters proposed for shareholder approval, the other aspects of the recapitalization, the factors considered by the board of directors in evaluating the matters proposed and other important information, including a fairness opinion of Needham & Company, Inc., are set forth in the accompanying proxy statement. I urge you to consider it carefully. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy as soon as possible in the enclosed return envelope, which requires no postage if mailed in the United States. This action will not limit your right to vote in person if you attend the special meeting.

                                  Very truly yours,

                                  Jack Calderon
                                  Chairman and Chief Executive Officer

                                EFTC CORPORATION

                         9351 Grant Street, Sixth Floor

                             Denver, Colorado 80229

                       -----------------------------------

                    Notice of Special Meeting of Shareholders

                           to be held on June __, 2000
                       -----------------------------------

TO THE SHAREHOLDERS OF EFTC CORPORATION:

         NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of EFTC Corporation, a Colorado corporation, will be held on June ___, 2000, at 10:00 a.m. at 9351 Grant Street, Sixth Floor, Denver, Colorado 80229. At the Special Meeting, you will be asked to consider and vote upon the following proposals:

         1. The Issuance of Convertible Notes. A proposal to approve, in accordance with the rules of The Nasdaq Stock Market, the issuance of the Company's 8.875% Senior Subordinated Convertible Notes due June 30, 2006 to Thayer-BLUM Funding, L.L.C.

         2. Increase in the Number of Authorized Shares. A proposal to approve an amendment to the Company's Amended and Restated Articles of Incorporation increasing the number of authorized shares of common stock from 45.0 million shares to 75.0 million shares.

         3. The Adoption of the 2000 Equity Stock Option Plan. A proposal to approve the adoption of the Company's 2000 Equity Stock Option Plan that provides for the issuance of up to 3.4 million shares of common stock.

         4. The transaction of such other business as may properly come before the meeting or any adjournment or postponement thereof.

         The board of directors has approved and recommends that you vote FOR approval of:

                 o         Proposal 1 - the issuance of convertible notes
                 o         Proposal 2 - the increase in the number of authorized
                                        shares
                 o         Proposal 3 - the adoption of the 2000 Equity Stock
                                        Option Plan

         This proxy statement is being furnished to you in connection with the solicitation of proxies by the board of directors of the Company for use at the Special Meeting. This proxy statement is being mailed on or about May __, 2000. The board of directors has fixed the close of business on May 10, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at this Special Meeting and at any adjournment or postponement thereof. A list of shareholders entitled to notice of and to vote at the Special Meeting will be open to the examination of any shareholder, for any purpose appropriate to the Special Meeting, during ordinary business hours, for a period of ten days prior to the Special Meeting, at the principal executive offices of the Company.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              August P. Bruehlman
                                              Secretary

Denver, Colorado
May __, 2000

                       IMPORTANT-- YOUR PROXY IS ENCLOSED

         IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING REGARDLESS OF THE SIZE OF YOUR HOLDINGS. YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING IN PERSON, WE URGE YOU TO MARK, SIGN, DATE AND MAIL THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY VOTE BY PROXY OR MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. BY RETURNING YOUR PROXY PROMPTLY, A QUORUM WILL MORE LIKELY BE REPRESENTED AT THE MEETING WHICH WILL PREVENT COSTLY FOLLOW-UP AND DELAYS.



                                TABLE OF CONTENTS

SUMMARY  .........................................................................................................1
         The Special Meeting......................................................................................1
                  Date, Time and Place of Special Meeting.........................................................1
                  Purpose  .......................................................................................1
                  Record Date; Shares Outstanding and Entitled to Vote............................................1
                  Votes Required for Approval.....................................................................1
                  Voting Agreement................................................................................1
         Summary of the Recapitalization Transaction..............................................................1
                  Transaction with Thayer-BLUM Funding............................................................1
         Proposal 1 - Issuance of the Convertible Notes...........................................................2
                  Reasons for the Proposal........................................................................2
                  Opinion of Needham & Company, Inc...............................................................3
                  Certain Matters to be Considered by Shareholders................................................3
         Proposal 2 - Increase in the Number of Authorized Shares.................................................4
                  General Description.............................................................................4
                  Reasons for Increase............................................................................4
         Proposal 3 - Adoption of the 2000 Equity Stock Option Plan...............................................4
                  General  .......................................................................................4
                  Reasons for Adoption............................................................................4
         Recommendations of the Board of Directors................................................................5

FORWARD-LOOKING STATEMENTS........................................................................................6

THE SPECIAL MEETING...............................................................................................7
         Date, Time and Place.....................................................................................7
         The Record Date..........................................................................................7
         Purpose of the Special Meeting...........................................................................7
         Quorum and Voting........................................................................................7
                  Approval of Proposal 1 - Issuance of the Convertible Notes......................................7
                  Approval of Proposal 2 - Increase in the Number of Authorized Shares............................8
                  Approval of Proposal 3 - Adoption of the 2000 Equity Stock Option Plan..........................8
                  Voting Agreement................................................................................8
         Revocation of Proxies....................................................................................8
         Cost of Solicitation.....................................................................................8
         Information Regarding Thayer and BLUM....................................................................8
         Security Ownership of Certain Beneficial Owners and Management...........................................9

SUMMARY OF THE RECAPITALIZATION TRANSACTION......................................................................11
         Transaction with Thayer-BLUM Funding....................................................................11
         Transaction with Bank of America........................................................................11

PROPOSAL 1 - ISSUANCE OF THE CONVERTIBLE NOTES...................................................................12
         General  ...............................................................................................12
         Background of the Recapitalization Transaction..........................................................12
                  Capital and Liquidity Needs....................................................................12
                  Negotiations with Thayer and BLUM..............................................................13
                  Appointment of Special Committee...............................................................14
                  Murphy Noell Settlement........................................................................15
         Reasons for the Transaction.............................................................................15
         Opinion of Needham & Company, Inc.......................................................................16
         Certain Matters to be Considered by Shareholders........................................................19
                  Change in the Company's Board of Directors.....................................................19
                  Control by Thayer-BLUM Funding.................................................................19



                                       -i-





                  Dilution ......................................................................................19
                  Continued Nasdaq National Market Listing.......................................................20
                  Capitalization of the Company..................................................................20
                  Voting Agreement...............................................................................20
                  Repayment of Subordinated Indebtedness to a Director of the Company............................21
                  Stock Option Grants............................................................................21
         Description of Securities Purchase Agreement............................................................21
                  General  ......................................................................................21
                  Representations and Warranties.................................................................21
                  Covenants......................................................................................22
                  Termination of the Securities Purchase Agreement...............................................22
                  Conditions to the Tender Offer.................................................................23
         Description of the Securities...........................................................................24
                  Exchangeable Notes.............................................................................24
                  Convertible Notes..............................................................................27
                  Warrant  ......................................................................................29
         Other Material Agreements...............................................................................30
                  Voting Agreement...............................................................................30
                  Registration Rights Agreement..................................................................30
         Regulatory Approvals....................................................................................30
         Vote Required and Board Recommendation..................................................................30

PROPOSAL 2 - INCREASE IN THE NUMBER OF AUTHORIZED SHARES.........................................................32
         Background..............................................................................................32
         Description of the Proposal.............................................................................32
         Vote Required and Board Recommendation..................................................................32

PROPOSAL 3 - ADOPTION OF THE 2000 EQUITY STOCK OPTION PLAN.......................................................34
         Background..............................................................................................34
         New Plan Benefits.......................................................................................34
         Description of 2000 Equity Stock Option Plan............................................................34
                  Administration.................................................................................34
                  Shares Subject to the Stock Option Plan........................................................34
                  Adjustments to the Shares Subject to the Stock Option Plan Upon Changes in Capital Structure or
                           Reorganization, Change in Control or Liquidation......................................35
                  Participation..................................................................................35
                  Grant of Options...............................................................................35
                  Option Term....................................................................................35
                  Vesting of Options.............................................................................35
                  Option Price...................................................................................36
                  Independent Directors..........................................................................36
                  Exercise of Options............................................................................36
                  Nontransferability of Options..................................................................36
                  Amendment and Termination......................................................................36
                  Federal Income Tax Consequences of Issuance and Exercise of Options............................36
         Reasons for Adoption of 2000 Equity Stock Option Plan...................................................37
         Certain Executive Compensation Information .............................................................38
                  Summary Compensation Table.....................................................................38
                  Options Granted................................................................................39
                  Employment Agreements..........................................................................40
         Vote Required and Board Recommendation..................................................................42

WHERE YOU CAN FIND MORE INFORMATION..............................................................................43

INDEPENDENT PUBLIC ACCOUNTANTS...................................................................................43



                                      -ii-






SHAREHOLDER PROPOSALS............................................................................................43

OTHER MATTERS....................................................................................................43

Appendix I - Opinion of Needham & Company, Inc.

Appendix II - Supplemental Letter of Needham & Company, Inc.

Appendix III - Securities Purchase Agreement

Appendix IV - Exchangeable Note

Appendix V - Form of Convertible Note

Appendix VI - Warrant

Appendix VII - 2000 Equity Stock Option Plan

Appendix VIII - EFTC Corporation Annual Report on Form 10-K

[FORM OF PROXY]

                                     SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Proxy Statement. This summary is qualified in its entirety by the more detailed information contained in the Proxy Statement and the Appendices hereto. You are urged to read this Proxy Statement and the Appendices in their entirety, as well as any other documents we have referred you to. See "Where You Can Find More Information" on page 43.

The Special Meeting

         Date, Time and Place of Special Meeting. The Special Meeting will be held on June ___, 2000, at 10:00 a.m., local time, at the Company's executive offices located at 9351 Grant Street, Sixth Floor, Denver, Colorado 80229.

         Purpose. The Special Meeting will be held to consider and act upon the following proposals:

        o Proposal 1- Issuance of the Company's 8.875% Senior Subordinated Convertible Notes due June 30, 2006;

         o Proposal 2 - Increase in the number of authorized shares of the Company's common stock from 45.0 million to 75.0 million;

         o Proposal 3 - Adoption of the Company's 2000 Equity Stock Option Plan that provides for the issuance of up to 3.4 million shares of common stock; and

         o Transaction of any other business which properly comes before the meeting or any adjournment or postponement.

         Record Date; Shares Outstanding and Entitled to Vote. The record date for determining the holders of the common stock entitled to vote at the Special Meeting is May 10, 2000. As of the record date _________ shares of the common stock were issued and outstanding and entitled to vote. As of such date, the executive officers and directors of the Company beneficially owned approximately ____% of the Company's outstanding common stock.

         Votes Required for Approval. Proposal 1 - issuance of the Company's Convertible Notes - requires the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy. Proposal 2 - increase in the number of authorized shares of the Company's common stock - requires the affirmative vote of a majority of the shares of common stock outstanding as of the record date. Proposal 3 - adoption of the Company's 2000 Equity Stock Option Plan - requires the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy.

         Voting Agreement. Directors, executive officers and other shareholders holding an aggregate of approximately 26.5% of the Company's outstanding common stock have entered into voting agreements pursuant to which they have agreed to vote to approve the issuance of the Convertible Notes.

Summary of the Recapitalization Transaction

         Transaction with Thayer-BLUM Funding. On March 30, 2000, the Company completed the first stage of a recapitalization transaction with Thayer-BLUM Funding, L.L.C., an entity formed by affiliates of Thayer Capital Partners and BLUM Capital Partners to hold securities of the Company. This first stage involved:

         o the purchase of a total of $54.0 million in Senior Subordinated Exchangeable Notes with a maturity date of June 30, 2006 and an initial interest rate of 15% accruing quarterly, or at the Company's option, payable in additional Exchangeable Notes;

        o the issuance of Warrants to purchase 3,093,154 shares of the Company's common stock at an exercise price of $.01 per share and

        o the election of two persons designated by Thayer-BLUM Funding to the Company's board of directors.

         A tender offer is currently being conducted by Thayer-BLUM Funding for up to 8,250,000 shares of the Company's currently outstanding common stock at a price of $4.00 per share. If at least 500,000 shares are purchased in the tender offer and Proposal 1 is approved at the Special Meeting, the Warrants will never become exercisable and will be canceled and the Exchangeable Notes will be replaced with notes convertible into common stock of the Company as set forth below.

         If Proposal 1 is approved at the Special Meeting and the tender offer is consummated with respect to at least 500,000 shares of common stock:

         o the Exchangeable Notes will automatically be replaced with Senior Subordinated Convertible Notes with a maturity date of June 30, 2006 and an interest rate of 8.875% accruing quarterly, or at the Company's option, payable in additional Convertible Notes;

        o Thayer-BLUM Funding will have the right to designate a majority of the members of the Company's board of directors; and

        o         the Warrants will be canceled.

         If Proposal 1 is not approved at the Special Meeting or if the tender offer is not consummated with respect to at least 500,000 shares of common stock:

        o the Warrants will become exercisable and will remain exercisable until June 30, 2010; and

         o the Exchangeable Notes will remain in place and the interest rate will increase to 20%, accruing quarterly, or at the Company's option, payable in additional Exchangeable Notes.

Proposal 1 - Issuance of the Convertible Notes

         Reasons for the Proposal. On March 30, 2000, the Company closed the initial phase of the recapitalization transaction when Thayer-BLUM Funding invested $54.0 million in the Company in exchange for $54.0 million in principal amount of the Company's Senior Subordinated Exchangeable Notes and Warrants to purchase 3,093,154 shares of the Company's common stock at an exercise price of $.01 per share. In connection with that investment, the Company agreed to use commercially reasonable efforts to obtain shareholder approval under rules applicable to Nasdaq National Market issuers to the issuance of its Senior Subordinated Convertible Notes. Approval of Proposal 1 is being sought by the Company in satisfaction of that obligation.

         The Company also believes it to be in the best interests of the Company and its shareholders to approve Proposal 1. Shareholder approval of Proposal 1 will permit the second phase of the recapitalization transaction to be completed: the exchange of its Exchangeable Notes for Convertible Notes, the cancellation of the Warrants and the consummation of the tender offer. Failure of shareholders to approve Proposal 1 would have a material adverse effect on the Company and its shareholders in that:

         o the Warrants would remain outstanding and the shareholders would experience substantial dilution when they are exercised because the Company would issue a substantial number of additional shares but would not receive any material additional capital;

        o the Exchangeable Notes would remain outstanding and their interest rate would increase to 20% per annum; and

         o Thayer-BLUM Funding would not be obligated to consummate the tender offer, even if sufficient shares were tendered by the Company's shareholders.

         If Proposal 1 is not approved by shareholders, the Company believes that it would find it necessary to refinance the Exchangeable Notes given the high interest rate on such notes. In such a circumstance, the Company would experience the additional costs, including prepayment penalties, associated with such a refinancing, which could be substantial, and the Warrants would remain outstanding.

         A special committee of the board of directors, based in part on an opinion of Needham & Company, Inc., and the board of directors, also based in part on such opinion, concluded that the recapitalization transaction with Thayer- BLUM Funding as a whole was fair to and in the interests of the Company and its shareholders and recommended that the Company's shareholders approve the proposal.

         Opinion of Needham & Company, Inc. In deciding to approve the recapitalization transaction with Thayer- BLUM Funding, the special committee received an opinion from the Company's financial advisor, Needham & Company, Inc., as to the fairness from a financial point of view of the purchase of the Exchangeable Notes and Warrants and the tender offer, when taken together. The full text of the opinion is attached as Appendix I to this proxy statement and should be read carefully in its entirety. Needham's opinion is directed to the special committee and does not constitute a recommendation to any shareholder with respect to matters relating to the recapitalization transaction.

         Certain Matters to be Considered by Shareholders. Shareholders should carefully consider the matters listed below in addition to the other matters set forth elsewhere in this Proxy Statement and its Appendices in connection with Proposal 1 - issuance of the Company's Convertible Notes:

         o Change in the Company's Board of Directors. Immediately following the consummation of the tender offer, and assuming Proposal 1 is approved, the composition of the Company's Board will change, with a majority of the Company's directors being designated by Thayer-BLUM Funding.

         o Control by Thayer-BLUM Funding. If Proposal 1 is approved and the tender offer is consummated on June 30, 2000, assuming conversion of the Convertible Notes on such date and the issuance of 1.3 million shares of common stock into a class action settlement fund, Thayer-BLUM Funding would own a minimum of 57.6% (if the minimum number of shares is purchased in the tender offer) and a maximum of 77.7% (if the maximum number of shares is purchased in the tender offer) of the outstanding common stock of the Company based upon the number of shares outstanding on March 31, 2000. With such share ownership, Thayer-BLUM Funding will be able to assure approval of any matters presented to a shareholder vote that it wishes to approve, including electing the directors that it chooses.

         o Dilution. The issuance of common stock upon conversion of the Convertible Notes will cause proportionate and substantial dilution in the economic and voting rights of the existing shareholders of the Company. The number of shares of common stock to be issued upon conversion of the Convertible Notes will increase over time because accrued interest on the Convertible Notes is also convertible at $2.58 per share, subject to adjustments.

         o Continued Nasdaq National Market Listing. The Company's common stock is currently listed for trading on the Nasdaq National Market. Nasdaq imposes requirements for continued listing. The requirements that could be most difficult for the Company to satisfy in the future are those of maintaining net tangible assets of at least $4 million or of maintaining market value of publicly held shares of $15 million. If the Company did not satisfy one of these two requirements, its common stock might no longer be listed on the Nasdaq National Market. Failure of the common stock to be listed on the Nasdaq National Market would have a material adverse effect on the market for the common stock and the ability of shareholders to sell shares of common stock held by them. Moreover, continued listing on the Nasdaq Stock Market is a condition of the automatic conversion of the Convertible Notes upon the satisfaction of certain other conditions.

         o Capitalization of the Company. If Proposal 1 is approved and the tender offer is consummated on June 30, 2000, and assuming the conversion of the Convertible Notes on such date, the Company expects to have:

                  > approximately $30.0 million in long-term debt outstanding under the Company's senior revolving line of credit, based on the Company's current projections for borrowings on its line of credit; and

                  > shareholders' equity of approximately $67.0 million based on shareholders' equity at March 31, 2000.

         However, if Proposal 1 is not approved by the shareholders, Thayer-BLUM Funding will be entitled to exercise the Warrants to purchase up to 3,093,154 shares of common stock for $.01 per share and the interest rate on the Exchangeable Notes will be increased from 15% to 20%. Assuming exercise of the Warrants, the Company expects to have:

                  > approximately $78.0 million in long-term debt outstanding under the Company's senior revolving line of credit, based on the Company's current projections for borrowings on its line of credit, and the Exchangeable Notes; and

                  >        shareholders' equity of approximately $21.0 million.

         o Repayment of Subordinated Indebtedness to a Director of the Company. In connection with the recapitalization transaction, an aggregate of $6.9 million in principal amount of subordinated indebtedness owed to entities controlled by Richard L. Monfort, a director of the Company, was repaid. The Company still owes Mr. Monfort $3.0 million in subordinated indebtedness, which has a maturity date of March 30, 2004 and bears interest at 10%.

         o Stock Option Grants. Thayer-BLUM Funding has discussed with certain of the Company's management granting of a substantial number of additional stock options. Such grants will not be made unless Proposal 1 is approved by shareholders. As a consequence, management may have different interests in approving Proposal 1 than the Company's shareholders in general.

Proposal 2 - Increase in the Number of Authorized Shares

         General Description. The Company's board of directors has determined that to increase the number of authorized shares of common stock from 45.0 million shares to 75.0 million shares is advisable and in the best interests of the shareholders.

         Reasons for Increase. Assuming the Exchangeable Notes are exchanged for the Convertible Notes on June 30, 2000, a total of approximately 21.7 million shares would be issuable upon conversion of the Convertible Notes on that date. Taking into account the number of shares of the Company's common stock that are currently outstanding or otherwise reserved for issuance, the number of shares to be issued by the Company as part of the settlement of two class action lawsuits and the number of shares that would be reserved for issuance under the 2000 Equity Stock Option Plan, the Company would not have sufficient shares available for issuance upon conversion of the Convertible Notes. The proposed amendment would permit additional shares of common stock to be reserved for issuance upon conversion of the Convertible Notes as additional interest accrues on the Convertible Notes and for the issuance of additional shares for acquisitions or to give the Company greater flexibility in pursuing funding to meet its capital needs in the future.

Proposal 3 - Adoption of the 2000 Equity Stock Option Plan

         General. The board of directors of the Company has adopted the 2000 Equity Stock Option Plan which provides for the issuance of up to 3.4 million shares of common stock. The Company also has reserved for issuance up to approximately 4.8 million additional shares under its existing stock option plans. Adoption of the 2000 Equity Stock Option Plan also requires the approval of the Company's shareholders.

         Reasons for Adoption. The purposes of the 2000 Equity Stock Option Plan are:

         o to provide additional incentive for directors, employees, and consultants to the Company to further the growth, development and financial success of the Company by personally benefitting through the ownership of Common Stock and/or rights; and

         o to enable the Company to obtain and retain the services of directors, employees and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights that will reflect the growth, development and financial success of the Company.

Recommendations of the Board of Directors

         The board of directors has approved and recommends that you vote FOR approval of:

        o         the issuance of Convertible Notes;

        o         the increase in the number of authorized shares; and

        o         the adoption of the 2000 Equity Stock Option Plan

                           FORWARD-LOOKING STATEMENTS

         Certain statements in this Proxy Statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that involve known and unknown risks, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," "may" and words of similar import or statements of management's opinion. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements of the Company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the following:

        o         the loss of Honeywell as a customer;

        o Honeywell's inability to pay or unwillingness to pay in a timely manner the outstanding receivables held by the Company;

        o the Company's inability to pay its suppliers in a timely manner;

        o changes in economic or business conditions in general or affecting the electronic products industry in particular;

        o changes in the use of outsourcing by original equipment manufacturers;

        o increased material prices and service competition within the electronic component contract manufacturing industry;

        o changes in the competitive environment in which the Company operates;

        o the continued growth of the industries targeted by the Company or its competitors;

        o         changes in the Company's management information needs;

        o difficulties in using the Company's new management information system;

        o difficulties in managing the Company's growth or in integrating new businesses or facilities;

        o         changes in customer needs and expectations;

        o the Company's success in retaining customers affected by the closure of Company facilities;

        o the Company's success in limiting costs associated with such closures;

        o the Company's ability to keep pace with technological developments; and

        o         governmental actions and regulations.

                               THE SPECIAL MEETING

Date, Time and Place

         The Special Meeting of Shareholders is scheduled to be held on June __, 2000, at 10:00 a.m., local time, at the Company's executive offices at 9351 Grant Street, Sixth Floor, Denver, Colorado 80229.

The Record Date

         This Proxy Statement is being mailed to shareholders on or about May ___, 2000. The board of directors has fixed the close of business on May 10, 2000 as the Record Date for determination of the shareholders of the Company entitled to notice of, and to vote at, the Special Meeting. The only outstanding voting stock of the Company is the common stock, of which ________ shares were outstanding as of the close of business on the record date, held by approximately ____ holders of record. Each share of common stock is entitled to one vote.

Purpose of the Special Meeting

         At the Special Meeting, the shareholders will be asked to consider and act upon the following:

        o Issuance of the Company's 8.875% Senior Subordinated Convertible Notes due June 30, 2006;

        o Increase in the number of authorized shares of the Company's common stock from 45.0 million to 75.0 million shares;

         o Adoption of the Company's 2000 Equity Stock Option Plan that provides for the issuance of up to 3.4 million shares of common stock; and

         o Transaction of any other business which properly comes before the meeting or any adjournment or postponement.

         The board of directors has determined that each of the proposals is in the best interests of the Company and its shareholders and recommends that shareholders vote FOR approval of each of the proposals.

Quorum and Voting

         Only holders of record of shares of common stock issued and outstanding as of the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. The holder of each share of common stock issued and outstanding as of the record date is entitled to one vote per share upon each matter submitted to a vote of the shareholders of the Company at the Special Meeting or any adjournment or postponement thereof. The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote at the Special Meeting is necessary to constitute a quorum to transact business at the Special Meeting. If a quorum is not present at the Special Meeting, the shareholders who are present, in person or by proxy, may, by majority vote, adjourn the Special Meeting from time to time without notice or other announcement until a quorum is present.

         If no specific instructions are given with respect to the matters to be acted upon at the Special Meeting, shares of common stock represented by a properly executed proxy will be voted FOR each proposal.

         Approval of Proposal 1 - Issuance of the Convertible Notes. Nasdaq Stock Market Rule 4460(i), which is applicable to issuers whose securities are listed on the Nasdaq National Market (the "Nasdaq Rule"), requires shareholder approval of transactions other than a public offering involving the sale or issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or voting power outstanding before the issuance at a price less than the greater of book or market value. Under the Nasdaq Rule, approval of Proposal 1 requires the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy.

         Approval of Proposal 2 - Increase in the Number of Authorized Shares. Approval of Proposal 2 requires the affirmative vote of a majority of the shares of common stock outstanding as of the record date.

         Approval of Proposal 3 - Adoption of the 2000 Equity Stock Option Plan. Approval of Proposal 3 requires affirmative vote of a majority of the total votes cast on the proposal in person or by proxy.

         A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain matters in the absence of instructions from the beneficial owner of the shares. The shares subject to any such proxy that are not being voted with respect to a particular proposal may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. (Shares not being voted as to a particular matter will be considered as abstentions.) Under applicable Colorado law, abstentions and broker non-votes will have no effect on the outcome of the matters to be voted on at the meeting, except that they have the same effect as votes against Proposal 2.

         Votes cast in person or by proxy at the Special Meeting will be tabulated by the election inspectors appointed for the Special Meeting. The Company's transfer agent, American Securities Transfer & Trust, Inc., will act as inspector of election for the Special Meeting.

         Voting Agreement. Directors, executive officers and other shareholders holding an aggregate of approximately 26.5% of the Company's outstanding common stock have entered into voting agreements pursuant to which they have agreed to vote to approve all three proposals at the Special Meeting.

Revocation of Proxies

         Proxies properly executed and returned in a timely manner will be voted at the Special Meeting in accordance with the directions noted thereon. Any shareholder giving a proxy has the power to revoke it any time before it is voted, either by delivering to the Secretary of the Company a signed notice of revocation or a later dated signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to the Company, Attention:
Secretary, or hand delivered to the Secretary of the Company at the address of the Company's executive offices, at or before the vote to be taken at the Special Meeting.

Cost of Solicitation

         The entire cost of this solicitation will be paid by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares of common stock for their expenses in forwarding solicitation material to such beneficial owners. In addition to solicitation by mail, officers and regular employees of the Company may solicit proxies from shareholders by telephone, facsimile or personal interview. Such persons will receive no additional compensation for such services. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting material to the beneficial owners of shares held of record by them and will be reimbursed for their reasonable expenses.

Information Regarding Thayer and BLUM

         All information contained in this Proxy Statement relating solely to Thayer, BLUM and their affiliate Thayer- BLUM Funding has been supplied by Thayer and BLUM for inclusion herein and has not been independently verified by the Company.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information as of March 31, 2000 as to the beneficial ownership of common stock by certain beneficial owners of more than five percent of the common stock, each director, certain executive officers and by all directors and executive officers as group:

                                                 Amount and Nature of              Percent of
Name of Beneficial Owner                         Beneficial Ownership           Common Stock(1)
------------------------                        ----------------------          ---------------
Val M. Avery**                                          14,000 (2)                     *
Allen S. Braswell, Jr.**                             1,794,381 (3)                    11.5%
August P. Bruehlman**                                   72,133 (4)                     *
Jack Calderon**                                        241,448 (5)                     1.5%
James A. Doran**                                        36,700 (6)(7)                  *
Jeffrey W. Goettman                                  3,093,154 (8)                    16.6%
Charles E. Hewitson**                                1,595,843 (9)                    10.3%
Robert K. McNamara                                      35,250 (10)                    *
Robert Monaco**                                        640,000                         4.1%
Richard L. Monfort**                                   753,750 (7)(11)                 4.8%
Gerald J. Reid**                                       511,227 (12)                    3.3%
Masoud S. Shirazi                                       48,550 (7)(13)                 *
Chuck Tillett**                                         30,000 (14)                    *
John C. Walker                                              -- (15)                    *
Deltec Asset Management Corporation                  1,379,740 (16)                    8.9%
Dimensional Fund Advisors                            1,112,700 (17)                    7.2%
Thayer-BLUM Funding, L.L.C.                          3,093,154 (18)                   16.6%

All directors and executive officers as a
group, including persons named above
(14 persons)                                         8,866,436 (19)                   46.4%



---------------------
*    Less than one percent.

** The address of each of these persons is 9351 Grant Street, Sixth Floor, Denver, Colorado 80229.

(1) Based solely upon reports of beneficial ownership required to be filed with the Securities and Exchange Commission pursuant to Rule 13d-1 under the Securities and Exchange Act of 1934, the Company does not believe that any other person beneficially owned, as of March 31, 2000, greater than five percent of the outstanding common stock.

(2) Includes 14,000 shares of common stock subject to currently exercisable options granted under the Company's Equity Incentive Plan.

(3) Includes 369,442 shares held by the Allen S. Braswell, Jr. EFTC Family Limited Partnership, of which Allen S. Braswell Jr and his spouse, Alma L. Braswell, are the general partners, 11,000 shares held by the Allen S. Braswell, Sr. Trust, of which Allen S. Braswell, Sr., Allen S. Braswell, Jr.'s father, is the trustee, 343,735 shares held by the Allen S. Braswell, Jr. and Alma L. Braswell JTWROS, 4,000 shares held by the Allen S. and Alma
     L. Braswell Family Limited Partnership, 35,000 shares held by Circuit Test International, LP, of which Braswell Investment Corporation (Allen S., Braswell, Jr. is President) is a general partner and 1,031,204 shares held by Braswell GRIT Limited Partnership of which Braswell Investment Corporation (Allen S., Braswell, Jr. is President) is a general partner.

(4) Includes 71,633 shares subject to currently exercisable options granted under the Company's Equity Incentive Plan.

(5) Includes 117,941 shares of common stock subject to currently exercisable, non-qualified options granted in connection with the commencement of Mr. Calderon's employment and 112,307 shares of common stock subject to currently exercisable options granted pursuant to the Company's Equity Incentive Plan.

(6) Includes 15,750 shares of common stock that are subject to currently exercisable options under the Company's Equity Incentive Plan.

(7) Includes 20,250 shares of common stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options for an additional 375 shares vest until March 2001 under such plan.

(8) Mr. Goettman's address is 1455 Pennsylvania Avenue, N.W., Suite 350, Washington D.C. 20004. Includes 3,093,154 shares of common stock subject to exercise of the warrant issued to Thayer-BLUM Funding. See Note 18 below.

(9) Includes 10,250 shares of common stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 375 shares vest each month until March 2001 under such plan. Also includes 528,531 shares of common stock owned by Matthew Hewitson and 528,531 shares of common stock owned by Gregory Hewitson, brothers of Charles Hewitson. Charles Hewitson disclaims beneficial ownership of the shares of common stock owned by Matthew Hewitson and Gregory Hewitson.

(10) Mr. McNamara's address is Broadview International, LLC, One Bridge Plaza, Fort Lee, NJ 07024. Includes 20,250 shares of common stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 333 shares vest each month until May 2000 under such plan. Thereafter options for an additional 250 shares vest until March 2001 under such plan. Also includes 15,000 shares of common stock owned jointly with Irene Z. McNamara, Mr. McNamara's wife.

(11) Includes 271,500 shares held by the Monfort Family Partnership, 250,000 shares held by Rick Montera and Kay Montera JTWROS, 125,000 shares of common stock owned by a partnership in which Mr. Monfort is the principal investor and 87,000 shares of Common Stock owned by three of Mr. Monfort's minor children.

(12) Includes 10,250 shares of common stock that are subject to currently exercisable options under the Company's Stock Option Plan for Non-Employee Directors. Options held by such director for an additional 375 shares vest each month until March 2001 under such plan. Also includes 289,551 shares of common stock that are held by Lucille Reid, Gerald, R. Reid's wife.

(13) Mr. Shirazi's address is Shirazi & Associates, Inc., 1770 25th Avenue, #302, Greeley, CO 80634. Includes 300 shares of common stock owned by several of Mr. Shirazi's minor children.

(14) Includes 30,000 shares of common stock subject to currently exercisable options granted under the Company's Equity Incentive Plan.

(15) Mr. Walker's address is 909 Montgomery Street, Suite 400, San Francisco, CA. 94133. Mr. Walker is a partner in RCBA Strategic Partners, L.P. See
     Note 18 below.

(16) The address of Deltec Asset Management Corporation is 645 Fifth Avenue, New York, NY 10022. Deltec reported shared dispositive power and shared voting power with regard to 1,379,740 shares of common stock.

(17) The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(18) Thayer-BLUM Funding was formed to hold securities of the Company. Includes 3,093,154 shares of common stock which may be purchased upon exercise of the warrant issued to Thayer-BLUM Funding. This warrant is not currently exercisable. A Schedule 13D relating to this issuance was jointly filed by Thayer-BLUM Funding, L.L.C., a Delaware limited liability company (the "Purchaser"), Thayer Equity Investors IV, L.P., a Delaware limited partnership, TC Equity Partners IV, L.L.C., a Delaware limited liability company, TC Manufacturing Holdings, L.L.C., a Delaware limited liability company, TC Co-Investors IV, LLC, a Delaware limited liability company, TC Management Partners IV, L.L.C., a Delaware limited liability company (together each of Thayer Equity Investors IV, L.P., TC Equity Partners IV, L.L.C., TC Manufacturing Holdings, L.L.C., TC Co-Investors IV, LLC, and TC Management Partners IV, L.L.C., the "Thayer Entities"), RCBA Strategic Partners, L.P., a Delaware limited partnership, BLUM Capital Partners, L.P., a California limited partnership, Richard C. Blum & Associates, Inc., a California corporation, RCBA GP, L.L.C., a Delaware limited liability company (together each of RCBA Strategic Partners, L.P., BLUM Capital Partners, L.P., Richard C. Blum & Associates, Inc., and RCBA GP, L.L.C. the "BLUM Entities") and Frederic V. Malek, Carl J. Rickertsen, Jeffrey W. Goettman, Susan Gallagher and Richard C. Blum as individuals (the "Individuals") (each of the Purchaser, the Thayer Entities, the BLUM Entities, and the Individuals a "Reporting Person" and taken together the "Reporting Persons"). The principal business offices of each of Purchaser, the Thayer Entities, and Frederic V. Malek, Carl J. Rickertsen, Jeffrey W. Goettman and Susan Gallagher is 1455 Pennsylvania Avenue, N.W., Suite 350, Washington D.C. 20004. The business address of each of the BLUM Entities and Richard C. Blum is 909 Montgomery Street, Suite 400, San Francisco, CA. 94133. Thayer Equity Investors IV, L.P. and TC Manufacturing Holdings, L.L.C. are members of Thayer-BLUM Funding, L.L.C. TC Equity Partners IV, L.L.C. is the general partner of Thayer Equity Investors IV, L.P. TC Co-Investors IV, LLC is the managing member of TC Manufacturing Holdings, L.L.C. TC Management Partners IV, L.L.C. is the managing member of TC Co-Investors IV, LLC. RCBA Strategic Partners, L.P. is a member of Thayer-BLUM Funding, L.L.C. RCBA GP, L.L.C. is the general partner of RCBA Strategic Partners, L.P. Each of Frederic V. Malek, Carl J. Rickertsen, Jeffrey W. Goettman and Susan Gallagher are members of TC Management Partners IV, L.L.C. and TC Equity Partners IV, L.L.C. Each of the Reporting Persons reported shared dispositive power and shared voting power as to the 3,093,154 shares of common stock issuable upon exercise of the warrant.

(19) Of such 8,866,436 shares, as of March 31, 2000, 463,131 represent shares of common stock subject to options that are currently exercisable or, within 60 days of March 31, 2000, will become exercisable and 3,093,154 shares represent shares issuable upon exercise of the warrant issued to Thayer-BLUM Funding. This warrant is not currently exercisable.

                   SUMMARY OF THE RECAPITALIZATION TRANSACTION

Transaction with Thayer-BLUM Funding

         On March 30, 2000, the Company completed the first stage of a recapitalization transaction (the "Recapitalization Transaction") with Thayer-BLUM Funding, L.L.C., an entity formed by affiliates of Thayer Capital Partners and BLUM Capital Partners to hold securities of the Company. This first stage involved the purchase of a total of $54 million in Senior Subordinated Exchangeable Notes ("Exchangeable Notes") with a maturity date of June 30, 2006 and an initial interest rate of 15% accruing quarterly, or at the Company's option, payable in additional Exchangeable Notes. The Exchangeable Notes were accompanied by warrants (the "Warrants") to purchase 3,093,154 shares of the Company's common stock at an exercise price of $.01 per share. Thayer-BLUM Funding has designated two persons who have been appointed to the Company's board of directors and each committee thereof.

         If Proposal 1 is approved at the Special Meeting and the tender offer described below is consummated with at least 500,000 shares of common stock, the Exchangeable Notes will automatically be replaced with Senior Subordinated Convertible Notes ("Convertible Notes"), which have a maturity date of June 30, 2006 and bear interest at a rate 8.875% compounding quarterly, or at the Company's option, payable in additional Convertible Notes. At the election of the holder, the Convertible Notes, including accrued interest, may be converted, at any time, into the Company's common stock at $2.58 per share, subject to adjustment. Conversion will occur automatically if:

        o the Company has maintained and at the time is maintaining the listing of its common stock on the Nasdaq Stock Market;

        o the Company is in full compliance with all covenants under its senior debt; and

         o the average of the high and low sales prices is above $7.50 per share for 45 consecutive trading days or, after March 30, 2000, such average is above $4.25 for 45 consecutive trading days.

         A tender offer is currently being conducted by Thayer-BLUM Funding for up to 8,250,000 shares of the Company's currently outstanding common stock at a price of $4.00 per share. If Proposal 1 is approved and at least 500,000 shares are purchased in the tender offer, the Warrants will never become exercisable and will be canceled. In addition, Thayer-BLUM Funding will have the right to designate a majority of the members of the Company's board of directors and will have the right to approve any significant financings, acquisitions and dispositions.

         If shareholders do not approve issuance of the Convertible Notes by September 1, 2000 or if Thayer-BLUM Funding does not purchase at least 500,000 shares in the tender offer, the Warrants will become exercisable, the Exchangeable Notes will remain in place and the interest rate on the Exchangeable Notes will increase to 20%. Interest would be compounded quarterly and continue to accrue on the original notes or be payable in additional Exchangeable Notes, at the option of the Company.

Transaction with Bank of America

         Closing of the initial investment by Thayer-BLUM Funding was conditioned upon the simultaneous closing of a new senior credit facility. On March 30, 2000, the Company entered into a new credit agreement with Bank of America, N.A. to replace the Company's existing revolving line of credit with Bank One Colorado, N.A. The new credit facility provides for a $45 million revolving line of credit with a maturity date of March 30, 2003. Initially, the interest rate will be the prime rate plus 0.5%. Total borrowings are subject to limitation based on a percentage of eligible accounts receivable and eligible inventory. Substantially all of the Company's assets are pledged as collateral for outstanding borrowings, and the credit agreement requires compliance with certain financial and non-financial covenants.

                                  PROPOSAL 1 -

                        ISSUANCE OF THE CONVERTIBLE NOTES

General

         In accordance with the rules of the Nasdaq Stock Market, the Company is seeking approval for the issuance of its 8.875% Senior Subordinated Notes due June 30, 2006 to Thayer-BLUM Funding in connection with the Recapitalization Transaction summarized above. A tender offer is currently being commenced by Thayer-BLUM Funding.

Background of the Recapitalization Transaction

         Capital and Liquidity Needs. The Company has had increasing needs for capital since the fourth quarter of 1998 as a result of increased revenues and continued operating losses. In March 1999, the Company entered into a long- term supply agreement with Honeywell International, Inc. While this agreement resulted in increased revenue to the Company, it also resulted in significantly increased working capital requirements to finance inventory and receivables. The Company had executed a commitment letter with Wells Fargo Business Credit, Inc., to finance these capital requirements; however, Wells Fargo chose not to proceed with such financing. The Company also incurred significant costs related to leasehold improvements and equipment at its new facility in Phoenix, Arizona, where it provides manufacturing services for Honeywell under the agreement.

         During 1999, the Company had capital expenditures of $14.4 million, primarily related to the Honeywell agreement and the build-out of the Phoenix facility. The capital requirements under this new agreement provided significant challenges to the Company in 1999, due to the Company's higher debt levels at the end of 1998, combined with its deteriorating operating performance since the third quarter of 1998.

         The Company sold a significant amount of assets during 1999 to provide additional liquidity. The Company's services division was sold in September 1999 for net cash proceeds of approximately $28.1 million, and the Company's Greeley, Colorado plant was sold in October 1999 for net cash proceeds of approximately $3.8 million. Proceeds from these asset dispositions were used to repay indebtedness and for general working capital purposes.

         The Company first engaged a broker to seek financing for the Company in September 1999.

         In early October 1999, the Company engaged in discussions with Bank One Colorado, N.A. and the other lenders under its senior credit facility with a view to obtaining waivers of certain financial covenants with which it would be unable to comply. Bank One stated its desire to be fully repaid by year-end. The loan agreement was amended at the end of October to change certain financial covenants and to provide for a new maturity date of December 30, 1999.

         During October and early November 1999, the Company had discussions with an unrelated third party that had approached it about an acquisition of the Company. The Company and the third party were unable to reach agreement and discussions terminated.

         During November 1999, the Company advised Honeywell, then its largest customer, of the liquidity issues it faced. Also in November 1999, the Company obtained a $5 million subordinated loan from a director of the Company and engaged an additional broker to obtain subordinated financing of up to $25 million, as well as senior debt of at least $40 million.

         On December 1, 1999, the Company engaged Murphy Noell Capital, L.L.C. ("Murphy Noell") to obtain subordinated debt or equity financing for the Company that also would permit the Company to obtain a new senior lender to replace the existing senior bank group. Murphy Noell contacted Thayer Equity Investors IV, L.P. ("Thayer") regarding a possible investment in the Company on December 5, 1999. Thayer expressed interest in a possible transaction that involves a change of control of the Company, not just subordinated financing.

         Throughout December, Jack Calderon, the Company's president and chief operating officer, and Stuart Fuhlendorf, then the Company's Chief Financial Officer, visited over a dozen financing prospects, including mezzanine lenders, senior lenders and private equity groups. The Company also resumed discussions with Honeywell regarding manufacturing conducted at the Company's Tucson facility. Those discussions ultimately led to the sale of the Tucson facility to Honeywell on February 17, 2000, for net cash proceeds of approximately $12.7 million. Proceeds of the sale were used to repay indebtedness and to pay a portion of its past-due trade payables.

         The Company was unable to obtain any additional subordinated financing or to refinance its existing senior credit facility by its December maturity date, and the senior bank group agreed to extend the maturity date to March 30, 2000. As part of the extension, availability under the facility was reduced to $34.0 million on January 10, 2000, and reduced again by an additional $1 million per month on February 1, 2000 and March 1, 2000. At December 31, 1999, the Company had trade payables in excess of $18.0 million that were outside of established terms and many suppliers were requiring payment of past-due balances or payment in advance for purchases of additional inventories. The Company experienced some interruptions in production as a result of this situation.

         Throughout January 2000, the Company continued discussions with possible sources of financing. During that period, the Company received eight proposals for subordinated indebtedness or equity financing ranging in amount from $10 million to $35 million and nine proposals for a new senior credit facility ranging in size from $40 million to $50 million. All of the proposals for senior financing were contingent on obtaining subordinated financing.

         Negotiations with Thayer and BLUM. On January 12, 2000, representatives of Thayer met with Messrs. Calderon, and Fuhlendorf at the Company's Phoenix manufacturing facility. On January 14, 2000, Thayer contacted BLUM Capital Partners, L.P. ("BLUM") to inquire about BLUM's interest in participating with Thayer in a potential transaction involving the Company.

         On January 21, 2000, BLUM indicated to Thayer its interest in jointly pursuing such a transaction. Also on January 21, 2000, Thayer presented its initial proposal to the Company. The proposal called for an initial investment of approximately $35 million in the Company in exchange for the issuance by the Company of senior subordinated notes bearing interest at a rate of 12.5% per annum payable in kind and warrants to purchase approximately 3.1 million shares of the Company's common stock (representing approximately 19.9% of the Company's outstanding shares) at $.01 per share. Thayer would conduct a tender offer for approximately 9.6 million shares of the Company's outstanding common stock (approximately 62.4%) at a price of $4.00 per share. Shareholder approval would also be sought under the rules of the Nasdaq Stock Market. Upon receipt of shareholder approval, the senior subordinated notes would become convertible into the Company common stock at $3.00 per share, the interest rate on the notes would be reduced to 11% per annum, the number of shares issuable upon exercise of the warrants would be reduced to 2.5 million, and Thayer would be entitled to designate a majority of the Company board of directors.

         The Company's board of directors met at a regularly scheduled meeting on January 21, 2000. Representatives of Murphy Noell were present, and together with Messrs. Calderon and Fuhlendorf, described the five best proposals for subordinated indebtedness or equity financing that had been received by the Company, including the initial proposal from Thayer. The board requested certain changes to the proposal, including a reduction of the interest rate to 8.25% per annum and the termination of all warrants upon receipt of shareholder approval, in exchange for a reduction of the conversion price of the senior subordinated notes of $2.50. After discussion, the board authorized management to execute an exclusivity agreement and pursue discussions with Thayer, subject to board approval of the final transaction. On January 24, 2000, Thayer presented a revised proposal to the Company that responded to concerns expressed by the Company's board of directors at the January 21st meeting.

         In late January 2000, Thayer met with the Company to conduct initial due diligence at the Company's offices, and the Company and Thayer signed an exclusivity agreement with respect to the transaction that could be terminated by either party after February 21, 2000 if definitive agreements had not been entered into by that date. During the remainder of January and in February, Thayer and BLUM and their representatives continued both legal and business due diligence. In addition, the Company and Thayer continued discussions during February regarding the basis on which a transaction might proceed.

         On March 2, 2000, Thayer presented a revised proposal that increased the initial investment to $45 million, increased the interest rate of the senior subordinated notes to 15.0%, increased the interest rate on the convertible notes to 8.625% and the conversion price to $2.55 per share and increased the number of shares sought in the tender offer to 9.7 million.

         Appointment of Special Committee. The Company's board of directors met on March 5, 2000 to consider the revised proposal. At that time, the board appointed a special committee to conduct further negotiations with Thayer and to submit a recommendation to the full board of directors. The special committee consisted of Robert K. McNamara, Chairman, Gerald J. Reid, Charles E. Hewitson, Allen S. Braswell, Jr. and Masoud S. Shirazi, and was expressly authorized to engage a financial advisor to deliver an opinion as to the fairness, from a financial point of view, of the transactions with Thayer to the Company and its shareholders. The special committee met separately from the board of directors on March 5 and March 15, 2000. On March 17, 2000, Needham & Company, Inc. was formally engaged by the special committee to deliver a fairness opinion on the transaction. At meetings of the special committee on March 15 and the board of directors on March 21, 2000, Needham reported orally on its progress toward being able to deliver a fairness opinion when requested to do so by the special committee.

         Between March 5 and March 21, 2000, Mr. McNamara and counsel conducted negotiations with Thayer on the transaction, with emphasis on limiting or eliminating provisions of the agreement that might have precluded the Company from completing a competing transaction after an exclusivity agreement or definitive agreements had been signed. By the conclusion of these negotiations, the parties reached an understanding that if the Company were to terminate the agreement to accept a superior proposal, the Company would pay Thayer's expenses and a $1.5 million termination fee, would repay the senior subordinated note without premium, and would redeem the warrants for a payment beginning at $5 million that would increase to $6 million based upon when the redemption right was exercised. During this period, Mr. McNamara also contacted Bank One to determine if there was any basis upon which the bank lending group would extend the maturity date of the Company's senior credit facility to permit the Company to pursue financing proposals other than that proposed by Thayer and BLUM; he was advised there was not.

         The Company and its counsel met with representatives of Thayer and BLUM and their counsel on March 20 through 22, 2000 to negotiate definitive agreements with respect to the transaction. On March 21, 2000, Thayer and BLUM advised the Company that they had revised their proposal to reflect an increase of the initial investment to $54 million, an increase of the initial interest rate on the senior subordinated notes to 15%, a reduction of the initial conversion price on the convertible notes and a reduction of the number of shares to be purchased in the tender offer to 8.25 million. Thayer and BLUM conditioned closing on resolving a dispute with Murphy Noell as to the amount payable to it as a broker in connection with the transaction and settling or insuring over two class action securities lawsuits that had been filed against the Company in 1998 . On March 30, 2000, a preliminary settlement was reached on the two class action lawsuits within the parameters permitted by Thayer and BLUM and in early April 2000 the Company filed papers in appropriate courts giving notice of its agreement to settle the cases, subject to court approval. The settlement provides for the payment by the Company of cash and the issuance of
1.3 million shares of common stock into the settlement fund.

         On March 21, 2000, the special committee met with the balance of the board of directors in attendance to discuss the status of negotiations for the transaction. Mr. Calderon reported on the revised proposal made by Thayer and BLUM. After extensive discussion, the special committee approved continued negotiations for the transaction on the basis of the revised proposal.

         During the following week, the Company, Thayer and BLUM continued negotiations on the terms of the transaction and the form of definitive agreements. The special committee met on March 29, 2000 to consider the transaction as then proposed. The balance of the board of directors was also in attendance at that meeting. Needham orally delivered its opinion that the issuance of the Exchangeable Notes and Warrants and the tender offer, when taken together, are fair to the Company and its shareholders (other than Thayer-BLUM Funding and its affiliates), from a financial point of view. Needham's written opinion as to such matters is attached as Appendix I. Counsel reviewed the principal terms of the transaction with the special committee and the board of directors. After extensive discussion, the special committee concluded that Recapitalization Transaction as a whole was fair to and in the best interests of the Company and its shareholders and referred the matter to the full board of directors for approval. A meeting of the board of directors was then convened, at which the board of directors concluded that the Recapitalization Transaction as a whole was fair to and in the best interests of the Company and its shareholders, approved the Recapitalization Transaction and recommend that appropriate matters be submitted to the Company's shareholders for approval.

         Documentation for the transaction was finalized on March 30, 2000. An agreement had not been reached with Murphy Noell. Immediately prior to closing, the Company agreed with Thayer and BLUM that the initial conversion price of the convertible notes would be reduced to reflect any adverse determination or settlement with respect to Murphy Noell from that agreed. Implementation of such adjustment to the conversion price was subject to approval of the board of directors and the special committee. The initial transaction was closed and the Company's senior loan with Bank One was repaid on its due date.

         Closing of the initial transaction was conditional upon the simultaneous closing of new credit facility. The Company closed a revolving line of credit of up to $45 million with a maturity date of March 2003 with Bank of America at the same time as the transaction with Thayer-BLUM. Funding.

         Murphy Noell Settlement. The Company negotiated a settlement with Murphy Noell effective on April 5, 2000. Payments to be made to Murphy Noell required a reduction of the conversion price of the convertible notes from $2.60 to $2.58 under the terms of the agreement reached with Thayer and BLUM immediately prior to closing. The board of directors met on April 9, 2000 to consider approving the reduction. The board of directors referred the matter to the special committee with authority to consider, and approve if appropriate, the reduction in the conversion price of the Convertible Notes. The special committee requested that Needham advise whether the reduced conversion price of the Convertible Notes would have affected Needham's opinion that was delivered on March 29, 2000. The special committee met on April 27, 2000, at which time Needham orally confirmed that they did not believe that the establishment of the conversion price at $2.58, had it been considered as part of its analyses in connection with its earlier opinion, would have altered its conclusion set forth in that opinion, as of the date of the opinion. Needham's letter relating to the reduced coversion price is attached as Appendix II. The special committee then authorized the reduction in the conversion rate in accordance with the previous delegation to it by the board of directors. The form of the Convertible Notes to be delivered was revised to reflect the reduction.

Reasons for the Transaction

         On March 30, 2000, the Company completed the initial stage of the Recapitalization Transaction when Thayer- BLUM Funding invested $54 million in the Company in exchange for $54 million in the Company's Exchangeable Notes and the Warrants. In connection with that investment, the Company agreed to use commercially reasonable efforts to obtain shareholder approval to the issuance of the Convertible Notes under rules applicable to Nasdaq National Market issuers. Approval of Proposal 1 is being sought by the Company in satisfaction of that obligation.

         The Company also believes it to be in the best interests of the Company and its shareholders to approve Proposal 1. Shareholder approval of Proposal 1 will permit the second phase of the Recapitalization Transaction to be completed: the exchange of the Exchangeable Notes for the Convertible Notes, the cancellation of the Warrants and the consummation of the tender offer. Failure of shareholders to approve Proposal 1 would have a material adverse effect on the Company and its shareholders in that:

         o the Warrants would remain outstanding and the shareholders would experience substantial dilution when they are exercised because the Company would issue a substantial number of additional shares but would not receive any material additional capital;

        o the interest rate on the Exchangeable Notes would increase to 20% per annum; and

         o Thayer-BLUM Funding would not be obligated to consummate the tender offer, even if sufficient shares were tendered by the Company's shareholders.

         If Proposal 1 is not approved by shareholders, the Company believes that it would find it necessary to refinance the Exchangeable Notes given the high interest rate on such notes. In such a circumstance, the Company would experience the additional costs, including prepayment penalties, associated with such a refinancing, which could be substantial, and the Warrant would remain outstanding.

         As noted under "Background of the Recapitalization Transaction," a special committee of the board of directors, based in part on an opinion of Needham and the board of directors, also based in part on such opinion, concluded that the Recapitalization Transaction as a whole was fair to and in the best interests of the Company and its shareholders and recommend that the Company's shareholders approve the proposal.

         In reaching these conclusions and recommendation, the Board considered, among other things the following factors, none of which were qualified or assigned relative weight as compared to any other factor:

        o the Company's need for capital, including the March 30, 2000 maturity date of its senior bank facility with Bank One;

        o the substantial amount of capital that Thayer and BLUM were prepared to commit to an investment in the Company and to purchasing shares in the tender offer;

         o the extensive effort that had been made by the Company and its representatives to obtain funding for its operations and the lack of alternatives that were superior to the proposed transaction;

         o the structure of the transaction, which permitted the Company to receive funding to satisfy its immediate capital needs, while permitting existing shareholders the opportunity either to tender a substantial portion of their shares to Thayer-BLUM Funding at a significant premium to the trading price of the Company's common stock during the period the tender offer price was negotiated, or to retain ownership of those shares;

         o the financial analysis and other information with respect to the Company presented by Needham, including Needham's oral opinion, which was subsequently confirmed in writing (and which opinion is attached to the proxy statement as Appendix
                  I), that the issuance of the Exchangeable Notes and Warrants and the tender offer, when taken together, are fair to the Company and its shareholders (other than Thayer-BLUM Funding and its affiliates), from a financial point of view; and

         o the understanding that Thayer and BLUM have of the Company's business, their track record with other investments and their capital resources.

         The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but it does include the factors that the Board considered material to its decision to approve the Recapitalization Transaction. In view of the factors considered in connection with its evaluation, the Board did not find it practicable to and did not quantify or attempt to assign relative weights to the specific factors considered in reaching its decision. In addition, individual members of the Board may have given different weight to different factors.

Opinion of Needham & Company, Inc.

         The Company retained Needham under an engagement letter to furnish financial advisory and investment banking services with respect to the proposed recapitalization and to render an opinion as to the fairness, from a financial point of view, of the issuance of the Exchangeable Notes and Warrants (the "Initial Investment") and the tender offer (together, the "Transactions") to the holders of the Company's common stock (other than Thayer-BLUM Funding and its affiliates). The terms of the Transactions were determined through arm's length negotiations between the Company and Thayer-BLUM Funding and not by Needham.

         At a meeting of the board of directors on March 29, 2000, Needham delivered its oral opinion (subsequently confirmed in writing) that, as of that date and based upon and subject to the assumptions and other matters described in its written opinion, the Initial Investment and the Transactions, when taken together, are fair to the Company and the holders of common stock (other than Thayer-BLUM Funding and its affiliates) from a financial point of view. The

Needham opinion is addressed to the special committee of the board, is directed only to the financial terms of the securities purchase agreement and related documents, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the Special Meeting.

         The complete text of the Needham opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham, is attached to this document as Appendix I. The summary of the Needham opinion set forth in this document is qualified in its entirety by reference to the Needham opinion. You should read the Needham opinion carefully and in its entirety for a description of the procedures followed, the factors considered, and the assumptions made by Needham.

         In arriving at its opinion, Needham, among other things:

         o reviewed a draft of the securities purchase agreement and related drafts of the forms of Exchangeable Notes, Convertible Notes and Warrants furnished to it on March 28, 2000;

         o reviewed certain publicly available information concerning the Company and certain other relevant financial and operating data of the Company furnished to Needham by the Company;

        o reviewed the historical stock prices and trading volumes of the common stock;

        o held discussions with members of senior management of the Company concerning their current and future business prospects of the Company;

         o reviewed and discussed with members of the management of the Company various financial forecasts and projections prepared by management that assume the Transactions (except the Initial Investment) do not occur and, in the alternative, assume the occurrence of the Transactions, the exchange of the Exchangeable Notes and cancellation of the Warrants;

         o compared publicly available financial data of selected companies whose securities are traded in the public markets and that Needham deemed relevant to similar data for the Company;

        o reviewed the financial terms of selected other transactions that Needham deemed generally relevant;

         o discussed with members of the Company's management the strategic rationale and certain other benefits to the company resulting from an association with the Investor; and

         o performed and/or considered such other studies, analyses, inquiries and investigations as Needham deemed appropriate.

         Needham assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by or discussed with it for purposes of rendering its opinion and the assessment by the Company's management of the strategic and other benefits expected to be derived from the Transactions. Needham assumed that the financial forecasts relating to the Company were reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management, at the time of preparation, of the future operating and financial performance of the Company. Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company. The Needham opinion states that it was based on economic, monetary and market conditions existing as of its date. Needham expressed no opinion as to the value of the Exchangeable Notes, Convertible Notes or Warrants or the prices at which the common stock will actually trade at any time. In addition, Needham was not asked to consider, and the Needham opinion does not address:

        o the Company's underlying business decision to engage in the Transactions;

        o the relative merits of the Transactions as compared to any alternative business strategies that might exist for the Company; or

        o the effect of any other transaction in which the Company might engage.

         No limitations were imposed by the Company on Needham with respect to the investigations made or procedures followed by Needham in rendering its opinion.

         Based on this information, Needham performed a variety of financial analyses of the Transactions. As part of its analyses, Needham performed the following: (a) a selected companies analysis, in which Needham compared selected operating and financial data for selected publicly traded companies that Needham deemed relevant to similar data for the Company; (b) a review of publicly available information concerning the financial terms of selected transactions in the contract manufacturing industry; (c) a liquidation analysis to analyze certain possible scenarios in the event the Transactions were not consummated and additional sources of liquidity were not available to the Company; (d) an analysis of historical trading prices and volumes for the Company's common stock and a comparison of the Company's historical stock price performance relative to Nasdaq, the S&P 500 and selected publicly traded companies; and (e) an analysis of the premiums and discounts implied by the proposed Transactions and a sensitivity analysis of selected financial data and ratios assuming completion of the Transactions at various levels of shares tendered in the tender offer. Needham also considered certain issues with respect to the Company's liquidity position.

         No company, transaction or business used in any comparable analysis as a comparison is identical to the Company or the Transactions. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the comparable companies or transactions to which they are being compared.

         The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of its opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that considering any portions of its analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of the Company. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable. Additionally, analyses relating to the values of business or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. The Needham opinion and Needham's related analyses were only one of many factors considered by the board of directors in its evaluation of the Transactions and should not be viewed as determinative of the views of the board of directors or management with respect to the Transactions.

         In connection with the reduction of the conversion price of the Convertible Notes from $2.60 to $2.58, the special committee requested Needham to state whether the revised conversion price would have affected Needham's opinion. Needham was not requested to render, and did not render, a new opinion and, accordingly, did not update its investigations made, procedures followed or matters considered with respect to its opinion dated March 29, 2000. Needham issued a letter to the special committee, dated April 27, 2000, that stated that subject to those considerations, Needham believed that the establishment of the $2.58 conversion price, had it been considered by Needham as part of its analyses, would not have altered its conclusion set forth in its March 29, 2000 opinion as of the date of that opinion. A copy of this letter is attached to this document as Appendix II.

         Under the terms of the Needham engagement letter, the Company has paid or agreed to pay Needham fees for rendering the Needham opinion and for financial advisory services that the Company and Needham believe are customary in transactions of this nature. None of Needham's fees were contingent on consummation of the Transactions. The Company also agreed to reimburse Needham for its reasonable out-of-pocket expenses and to indemnify it against specified liabilities relating to or arising out of services performed by Needham as financial advisor to the Company.

         Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was retained by the special committee to act as the Company's financial advisor in connection with the Transactions based on Needham's experience as a financial advisor in mergers and acquisitions and recapitalizations as well as Needham's familiarity with technology companies. Needham has provided various investment banking services to the Company in the past, for which it has received customary compensation. In the normal course of its business, Needham may actively trade the equity securities of the Company for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in these securities.

Certain Matters to be Considered by Shareholders

         Change in the Company's Board of Directors. Assuming Proposal 1 is approved, immediately following consummation of the tender offer, the size of the board will be reduced from eleven to nine directors, and a majority of the Company's directors will be designated by Thayer-BLUM Funding. Thayer-BLUM Funding has expressed its intention to designate the following people to the board of directors: Jeffrey W. Goettman, Douglas McCormick, Jose Medeiros, John Walker and ____________.

         Control by Thayer-BLUM Funding. If Proposal 1 is approved and the tender offer is consummated on June 30, 2000, assuming conversion of the Convertible Notes on such date and the issuance of 1.3 million shares of common stock into a class action settlement fund, Thayer-BLUM Funding would own a minimum of 57.6% (if the minimum number of shares are purchased in the tender offer) and a maximum of 77.7% (if the maximum number of shares are purchased in the tender offer) of the outstanding common stock of the Company based upon the number of shares outstanding on March 31, 2000. With such share ownership, Thayer-BLUM Funding will be able to assure approval of any matters presented to a shareholder vote that it wishes to approve, including electing the directors that it chooses.

         Thayer-BLUM Funding is an entity established by affiliates of Thayer Capital Partners and BLUM Capital Partners to hold securities of the Company and is controlled solely by such affiliates. These entities in turn are controlled by Thayer Capital Partners and BLUM Capital Partners.

         Thayer Capital Partners is a private equity investment firm based in Washington, DC. Thayer manages two private equity funds with more than $1.2 billion under management. The firm focuses on buyouts and growth equity investments in four primary industries: information technology and services, electronics and outsourced manufacturing, travel and leisure services, and outsourced business services.

         BLUM Capital Partners is a San Francisco-based private equity and strategic block investment firm, which manages in excess of $3 billion in capital both domestically and internationally. BLUM has invested in a wide variety of businesses and has been successful initiating value-enhancing strategies, including going-private transactions, equity infusions to either restructure a balance sheet or provide growth capital, share repurchases, acquisition programs, and business unit divestitures.

         Dilution. The issuance of common stock upon conversion of the Convertible Notes will cause proportionate and substantial dilution in the economic and voting rights of the existing shareholders of the Company. Following consummation of the tender offer and assuming conversion of the Convertible Notes on June 30, 2000 and the issuance of 1.3 million shares of common stock into a class action settlement fund, the issued and outstanding shares of the common stock held by the current shareholders will be reduced to approximately 39.0% of the total issued and outstanding shares of the common stock of the Company (if the minimum number of shares is purchased in the tender) or approximately 18.9% of the total issued and outstanding shares of the common stock of the Company (if the maximum number of shares is purchased in the tender offer), in each case based upon the number of shares outstanding on March 31, 2000.

         Continued Nasdaq National Market Listing. The Company's common stock is currently listed for trading on the Nasdaq National Market, which imposes requirements for continued listing. The requirements that could be most difficult for the Company to satisfy are those of maintaining:

        o         net tangible assets of at least $4 million; or

        o         market value of publicly held shares of $15 million.

For this purpose, "net tangible assets" means total assets (including the value of patents, copyrights and trade marks but excluding the value of goodwill) less total liabilities.

         As of March 31, 2000, the Company's net tangible assets were approximately $4.5 million. Future losses could result in the Company's not satisfying the net tangible assets requirement for continued listing. Assuming that Thayer- BLUM Funding purchases 8.25 million shares of common stock in the tender offer and giving effect to the issuance of 1.3 million shares of common stock into a class action settlement fund, the number of shares of publicly held common stock would be approximately 8.6 million shares based upon the number of shares outstanding on March 31, 2000. Were the closing bid price of the Company's common stock on the Nasdaq National Market to be below $1.74 per share, the market value of publicly held shares would be below $15 million. If the Company did not satisfy either of the net tangible assets requirement or the market value of publicly held shares requirement, its common stock might no longer be listed on the Nasdaq National Market. Failure of the common stock to be listed on the Nasdaq National Market would have a material adverse effect on the market for the common stock and the ability of shareholders to sell shares of common stock held by them. Moreover, continued listing on the Nasdaq Stock Market is a condition of the automatic conversion of the Convertible Notes upon the satisfaction of certain other conditions.

         Capitalization of the Company. If Proposal 1 is approved and the tender offer is consummated on June 30, 2000, and assuming the conversion of the Convertible Notes on such date, the Company expects to have:

         o approximately $30.0 million in long-term debt outstanding under the Company's senior revolving line of credit, based on the Company's current porjections for borrowings on its line of credit; and

        o shareholders' equity of approximately $67.0 million based on shareholders' equity at March 31, 2000.

 The management of the Company believes such amounts of indebtedness to be reasonable in light of the size and operations of the Company.

         However, if Proposal 1 is not approved by shareholders or if the tender offer is not consummated with respect to at least 500,000 shares of common stock, Thayer-BLUM Funding will be entitled to exercise the Warrants to purchase up to 3,093,154 shares of common stock for $.01 per share and the interest rate on the Exchangeable Notes will be increased from 15% to 20%. Assuming exercise of the Warrants, the Company expects to have:

         o approximately $78.0 million in long-term debt outstanding under the Company's senior revolving line of credit, based on the Company's current projections for borrowings on its line of credit, and the Exchangeable Notes; and

        o shareholders' equity of approximately $21.0 million based on shareholders' equity at March 31, 2000.

         The credit facility with Bank of America, the Exchangeable Notes and the Convertible Notes contain significant restrictive covenants eliminating the Company's ability to incur additional debt, pay dividends and engage in transactions, including refinancing transactions, without Bank of America's and Thayer-BLUM Funding's consent.

         Voting Agreement. Directors, executive officers and other shareholders holding an aggregate of 26.5% of the Company's outstanding common stock have entered into voting agreements pursuant to which they have agreed to vote to approve the issuance of the Convertible Notes.

         Repayment of Subordinated Indebtedness to a Director of the Company. In connection with the Recapitalization Transaction, an aggregate of $6.9 million in principal amount of subordinated indebtedness owed to entities controlled by Richard L. Monfort, a director of the Company was repaid. The Company still owes the partnership $3.0 million in subordinated indebtedness, which has a maturity date of March 30, 2004 and bears interest at 10%.

         Stock Option Grants. Thayer-BLUM Funding has discussed with certain of the Company's management granting of a substantial number of additional stock options. Such grants will not be made unless Proposal 1 is approved by shareholders. As a consequence, management may have different interests in approving Proposal 1 than the Company's shareholders in general.

Description of Securities Purchase Agreement

         The following summary of the Securities Purchase Agreement is qualified in its entirety by the full text of the Securities Purchase Agreement which is attached to this Proxy Statement as Appendix III.

         General. The Securities Purchase Agreement, entered into on March 30, 2000 between Thayer-BLUM Funding and the Company, sets forth the terms and conditions under which the Company sold and Thayer-BLUM Funding bought $54.0 million in aggregate principal amount of the Company's 15% Senior Subordinated Exchangeable Notes due June 30, 2006, plus warrants to purchase 3,093,154 shares of the Company's common stock at an exercise price of $.01 per share representing approximately 19.9% of the Company's currently outstanding common stock.

         Thayer-BLUM Funding agreed to undertake a tender offer for up to 8,250,000 but not less than 500,000 shares of common stock, at a price of $4.00 per share. The tender offer must remain open until the earlier of the date on which the Company holds the shareholders' meeting contemplated by this proxy statement and September 1, 2000. If the tender offer is consummated and at least 500,000 shares of common stock are tendered, it will be considered a "Successful Tender Offer." Upon shareholder approval of Proposal 1 and the completion of a Successful Tender Offer, the Exchangeable Notes will automatically be exchanged for the Company's 8.875% Senior Subordinated Convertible Notes due June 2006, with an aggregate principal amount of $54 million plus any accrued but unpaid interest on the Exchangeable Notes. The Convertible Notes will be convertible into common stock at an exercise price of $2.58 per share, subject to certain adjustments, and upon conversion, will be canceled.

         If Proposal 1 is not approved or there is not a Successful Tender Offer, the Warrants will become exercisable and the interest rate on the Exchangeable Notes will be increased to 20% with a maturity date of June 30, 2006.

         Upon consummation of their initial investment, Thayer-BLUM Funding designated two directors who were elected to the Company's board of directors and upon approval of Proposal 1 and consummation of a Successful Tender Offer, Thayer-BLUM Funding will be entitled to designate a majority of the directors.

         Representations and Warranties. The Securities Purchase Agreement contains various customary representations and warranties of the Company and Thayer-BLUM Funding, including representations and warranties with respect to the parties' due organization, good standing, authority, requisite power and absence of any conflicts with respect to the transactions contemplated by the Securities Purchase Agreement. The Securities Purchase Agreement also contains representations and warranties of the Company as to the following:

        o         the Company's capitalization;

        o         the Company's subsidiaries;

        o         the absence of material litigation;

        o         SEC reports and financial statements;

        o         title and condition of assets;

        o         absence of contractual defaults;

        o         no material adverse change in the condition of the Company;

        o         absence of unfair labor practices;

        o         absence of strikes or other labor disputes;

        o         employee benefit plans;

        o         existing debt;

        o         absence of undisclosed liabilities;

        o         solvency;

        o         compliance with law;

        o         environmental matters;

        o absence of any improper contribution, gift or bribe, including compliance with the Foreign Corrupt
                  Practices Act; and

        o absence of certain changes in the Company's business since December 31, 1999.

         Covenants. In addition to the preparation and distribution of this proxy statement, the Securities Purchase Agreement contains certain other agreements between the Company and Thayer-BLUM Funding. The Company has agreed that it will notify Thayer-BLUM Funding of any unsolicited requests, and will not initiate any discussions, related to any merger, the sale of material assets of the Company, sale of the Company's voting stock having greater than 15% of the aggregate voting power of the Company's capital stock or any other transaction involving the transfer of effective control of the Company or any of its divisions.

         The Company has also agreed that, during the period from March 30, 2000 to the closing of the tender offer, other than as permitted or required by the Securities Purchase Agreement, it will conduct its business and preserve its business relationships in accordance with past practice, it will not amend its Articles of Incorporation or Bylaws, it will not issue, pledge or sell shares of its capital stock except in connection with the 2000 Equity Stock Option Plan or in the ordinary course of business, it will not pay dividends, it will not adopt or amend any employee benefit plans, it will not incur any indebtedness other than in the ordinary course of business, it will not enter into certain material contracts or encumber or dispose of any material assets, it may not obtain equity financing in excess of $1 million without the prior written consent of Thayer-BLUM Funding, and it will consult with Thayer-BLUM Funding regarding any significant labor relations or employment issues. The Company has committed to entering into agreements with consultants and advisors approved by Thayer-BLUM Funding to facilitate and accelerate the Company's business plans with regard to its manufacturing, hiring and purchasing initiatives. The Company is required to have spent or be committed to spend at least $1.5 million, and shall reserve for expense an additional $1.8 million, pursuant to these agreements. The Company also has agreed to pay all transaction expenses incurred by Thayer-BLUM Funding and its members in connection with the Recapitalization Transaction, which are currently estimated to exceed $3 million.

         Thayer-BLUM Funding has agreed that it does not intend for the tender offer to result in the delisting of the common stock. It has also agreed that it will take no affirmative action to delist the Company's common stock from the Nasdaq Stock Market.

         Termination of the Securities Purchase Agreement. The Securities Purchase Agreement will terminate upon the completion of a Successful Tender Offer, unless earlier terminated as follows:

        o         by mutual consent of Thayer-BLUM Funding and the Company;

        o         by court order;

        o by either party if the tender offer is not consummated by September 30, 2000;

        o by Thayer-BLUM Funding if the Company's board of directors has withdrawn its recommendation or approval of the transactions contemplated by the Securities Purchase Agreement;

        o         by Thayer-BLUM Funding if the shareholders fail to approve
                  Proposal 1;

        o by Thayer-BLUM Funding if any third party acquires more than 30% of the outstanding common stock;

         o by the Company if the Company receives an acquisition proposal for the Company that the board of directors has determined in good faith is superior to the proposal of Thayer-BLUM Funding; or

         o by either party if the Federal Trade Commission or Department of Justice has commenced or officially recommended commencement of an action for an order prohibiting consummation of the tender offer.

         If the termination results from the Company's board of directors either withdrawing its approval or receiving a superior proposal, the Company must pay a breakup fee of $1.5 million to Thayer-BLUM Funding and reimburse all of Purchaser's out of pocket costs and expenses up to an additional $1.5 million (net of any expenses paid previously by the Company). In the event of any other termination of the Securities Purchase Agreement, no party shall have any further liability or obligation other than liability for breach.

         Conditions to the Tender Offer. Thayer-BLUM Funding shall not be required to accept or pay for any shares tendered in the tender offer, and may terminate or amend the tender offer as to any shares not then paid for, if (i) as of the expiration date of the tender offer (A) any applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") has not expired or terminated or (B) 500,000 shares of common stock have not been validly tendered or (ii) at any time after March 30, 2000 and before the time of acceptance for payment for any shares tendered any of the following events occurs and is continuing:

         o a governmental entity shall have threatened, or there shall be pending, any action against Thayer- BLUM Funding, the Company or any of the Company's subsidiaries, or any statute, rule, regulation, judgment, order or injunction shall be applicable

                           > seeking to prohibit or impose any material
                             limitations on, or require the sale or disposal of, a material portion of the Company's business or assets, or

                           > challenging the tender offer, including the ability
                             of Thayer-BLUM Funding to pay for or exercise full rights of ownership of tendered shares;

        o a general banking moratorium or other general material limitation on banking in the United States;

        o         a general suspension of trading in the securities markets;

        o a declaration of war or other international or national calamity involving the United States;

         o since December 31, 1999 there shall have occurred any change that would have, or would be reasonably likely to have, an adverse effect on the Company equal to or greater than $3 million;

         o the Company's board of directors has withdrawn or modified adversely its support of the tender offer, or approved or entered into any proposal for acquisition of the Company's assets or capital stock;

        o any of the representations and warranties of the Company are not true and correct, in each case

                           >        as of the date referred to in any
                                    representation and warranty which addresses matters as of a particular date; or

                           >        as to all other representations and
                                    warranties, as of March 30, 2000 and as of the scheduled expiration of the tender offer, and such inaccuracy individually or in the aggregate has, or would be reasonably likely to have, an adverse effect on the Company equal to or greater than $3 million (without qualifications as to materiality, knowledge or scheduled items);

         o the Company fails to perform or comply with any required obligation or condition and such failure individually or in the aggregate has, or would reasonably be likely to have, an adverse effect on the Company equal to or greater than $3 million;

        o         all required consents have not been obtained;

        o         the Securities Purchase Agreement is terminated;

         o either the required members of the board of directors have not tendered their resignations to be effective upon the closing of a Successful Tender Offer or the size of the Board has not been increased so that Thayer-BLUM Funding is not able to designate a majority of the board of directors;

        o either Jack Calderon or Chuck Tillett shall die or become disabled; or

         o either the settlement of the state class action shareholder litigation shall have been disapproved by the Weld County District Court or, if such court has not ruled on the case, the Company has failed to file the proposed settlement agreement and release with the court and failed to use its reasonable best efforts to respond to requests for information from the court on a timely basis

         These conditions are for the sole benefit of Thayer-BLUM Funding and may be asserted by Thayer-BLUM Funding regardless of the circumstances giving rise to such conditions.

Description of the Securities

         The terms of the Exchangeable Notes, Convertible Notes and Warrants are very complex. Any summary thereof will be general in nature and must be qualified by reference to the forms of such securities attached as Appendix IV, V and VI, respectively, to this Proxy Statement. Shareholders desiring a more complete understanding of the Warrants, Exchangeable Notes and Convertible Notes and their operation are urged to refer to such documents.

         Exchangeable Notes. Under the Senior Subordinated Exchangeable Notes due June 30, 2006 (the "Exchangeable Notes"), the Company promises to pay to Thayer-BLUM Funding, on June 30, 2006, the principal amount of $54,000,000, plus interest on the unpaid principal balance at the rate of 15.0% per annum, compounded quarterly. Interest accruing on the Exchangeable Notes is added to the principal amount of the notes on the date so due, or, at the Company's option, it may issue additional Exchangeable Notes for the amount of unpaid accrued interest. Upon approval of Proposal 1 and consummation of a Successful Tender Offer, the Exchangeable Notes shall automatically be exchanged for and replaced by 8.875% Senior Subordinated Convertible Notes due June 30, 2006, in an aggregate principal amount equal to the amount outstanding under the Exchangeable Notes, plus accrued interest.

         If Proposal 1 is not approved by September 1, 2000, then (i) interest on all unpaid amounts under the Exchangeable Notes from and after such date shall be payable at the rate of 20% per annum, and (ii) the Company may redeem the Exchangeable Notes, in whole or in part, by paying a redemption price equal to 108% of the principal amount redeemed, plus accrued and unpaid interest to the redemption date. If the Company chooses to repurchase the

Warrants, it may redeem the Exchangeable Notes, in whole, at a redemption price equal to 100% of the principal amount outstanding, plus accrued and unpaid interest to the redemption date.

         Upon a Change of Control or a Financing Redemption Event, the Company will be obligated to redeem the Exchangeable Notes, at the option of the holders of a majority in principal amount of the Exchangeable Notes, in whole or in part, at a redemption price equal to 100% of the principal amount redeemed, plus accrued and unpaid interest to the redemption date. A "Change of Control" under the Exchangeable Notes will occur when (i) any person becomes a beneficial owner of 33% or more of the outstanding shares of the Company's common stock or has the ability to cause 25% or more of the Company's board of directors to be composed of its nominees, (ii) Jeffrey Goettman, John Walker and any other directors elected or appointed to the Company's board of directors pursuant to the terms of the Exchangeable Notes (as discussed below) cease for any reason to be members of the board of directors and the holders of the Exchangeable Notes do not have the ability to designate their replacements or (iii) the Company's shareholders approve, or there is consummated without shareholder approval, (A) a merger or consolidation of the Company in which the shareholders of the Company prior to such transaction hold voting securities of the surviving entity representing 50% or less of the total votes outstanding, (B) a plan of complete liquidation of the Company or (C) an agreement for the sale of disposition of all or any substantial portion of the Company's assets or a major division or subsidiary of the Company. A "Financing Redemption Event" under the Exchangeable Notes will occur when the Company sells equity securities in one or a series of related transactions, which taken together, result in a total, aggregate offering price of more than $50 million.

         The indebtedness evidenced by the Exchangeable Notes is subordinated in right of payment to the prior payment in full, in cash, of all Senior Debt (as defined in the Exchangeable Notes). If a default, monetary or otherwise, occurs with respect to the Senior Debt, no payments or distributions shall be made to Thayer-BLUM Funding with respect to obligations under the Exchangeable Notes. If an event of default occurs with respect to the Exchangeable Notes, the Company must pay interest on all unpaid amounts under the Exchangeable Notes (including interest) at a rate of interest equal to the then current rate of interest plus 2%.

         So long as the Exchangeable Notes are outstanding, the Company shall not, and shall not permit any subsidiary or Affiliate to, directly or indirectly, declare or pay any dividend on any shares of its capital stock or purchase, redeem or otherwise acquire or retire for value any equity interest of the Company, or any subsidiary or other affiliate of the Company. Additionally, so long as the Exchangeable Notes are outstanding, neither the Company nor its subsidiaries may incur, issue, assume, guarantee or otherwise become liable with respect to any indebtedness other than the indebtedness represented by the Exchangeable Notes, the Senior Debt and other indebtedness in an aggregate principal amount not exceeding $5 million.

         As long as the Exchangeable Notes are outstanding, the Company may not engage in any "Significant Transaction" without the prior written approval of the holders of a majority in principal amount of the Exchangeable Notes. A Significant Transaction means (i) one or a series of related transactions in which the Company obtains debt financing in an aggregate amount in excess of $1 million, (ii) any material acquisition or material disposition, or (iii) any adoption of, or amendment to, any incentive compensation plan.

         The Company has agreed to provide all holders of the Exchangeable Notes any annual reports and any information, documents or other reports that it is required to file with the SEC. The Company will also provide holders, on a quarterly basis, with a certificate of an officer of the Company stating that the Company is in compliance with its obligations under the Exchangeable Notes. In addition, the Company must furnish all holders with an officer's certificate within 90 days after the end of the Company's fiscal year ending in 2002 setting forth the Company's consolidated net income, plus interest, taxes, losses (or minus gains) on the sale or disposition of assets outside the ordinary course of business, depreciation, amortization or other non-cash charges and certain management fees, or EBITDA, for 2002. As discussed below, it is an event of default if the Company's EBITDA for 2002 is less than $25 million.

         The Company and its subsidiaries may not engage in transactions with an affiliate of the Company, except on terms that are no less favorable to the Company or the relevant subsidiary than those that could have been obtained in a transaction with an unrelated person, other than transactions between the Company and its wholly owned subsidiaries.

The holders of at least a majority in principal amount of the Exchangeable Notes have the right to approve any transaction between the Company or its subsidiaries and an affiliate of the Company having a potential value of more than $1 million, other than transactions between the Company and its wholly owned subsidiaries.

         The Company will not, and will not permit any subsidiary, to create any lien upon the Company's assets or any subsidiary or any shares of capital stock of any subsidiary. Without the consent of the holders of at least a majority in principal amount of the Exchangeable Notes, (i) the Company may not dispose of assets (i) for aggregate net proceeds in any fiscal year exceeding $2 million, other than sales of inventory in the ordinary course of business, or (ii) for less than fair market value, unless such fair market value is less than $2 million and the consideration received is promptly applied to the purchase of comparable assets. At least 90% of the consideration received by the Company for any sale of assets must be in the form of cash.

         The Company's board of directors must at all times be composed of no more than 12 directors unless approved by holders of a majority in principal amount of the Exchangeable Notes. At all times during the term of the Exchangeable Notes, holders of a majority in principal amount of the Exchangeable Notes will have the right to designate an aggregate of two persons for election as members of the Company's board of directors (or up to four upon occurrence of an event of default).

         An event of default under the Exchangeable Notes will occur if:

        o the Company defaults in its payment obligations under the Exchangeable Notes;

        o the Company fails to comply in any material respect with its agreements under the Exchangeable Notes;

        o the Company fails to comply in any material respect with its agreements under the Warrants;

         o any of the representations and warranties of the Company made in connection with the Exchangeable Notes or the Securities Purchase Agreement were untrue when made in any respect materially adverse to the Company and its subsidiaries taken as a whole;

        o an event of default occurs under any agreement of the Company or any subsidiary accelerating the payment of indebtedness of $500,000 or more in the aggregate;

         o final judgments for the payment of money in excess of $1 million are entered against the Company or any of its subsidiaries and such judgments remain undischarged for a period of 30 days;

         o the Company or any subsidiary commences a voluntary bankruptcy, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a bankruptcy custodian for the Company or for all or substantially all of its property, makes a general assignment for the benefit of its creditors or generally is unable to pay its debts as they become due;

         o a court enters an order under any bankruptcy law that (i) is for relief against the Company or any of its subsidiaries in an involuntary case, (ii) appoints a custodian of the Company or any of its subsidiaries or for all or substantially all of the Company's properties or (iii) orders the liquidation of the Company or any of its subsidiaries, and the order or decree remains unstayed and in effect for 60 days, or

         o the Company does not deliver the officer's certificate setting forth the Company's EBITDA for 2002 within 90 days of the end of the Company's fiscal year 2002 or such 2002 EBITDA is less than $25 million.

         If an event of default (other than an event of default than involving bankruptcy matters or the Company's 2002 EBITDA and the related officer's certificate) occurs and is continuing, the holders of 20% in principal amount of the

Exchangeable Notes, by notice to the Company, may declare the unpaid principal of and any accrued interest on the Exchangeable Notes to be immediately due and payable. If the event of default involves a bankruptcy matter as discussed above, all such amounts are immediately due and payable without any declaration or other act on the part of any holder.

         If the event of default involves 2002 EBITDA or the delivery of the related officer's certificate as discussed above, the Company must pay in full the principal of and accrued interest on the Exchangeable Notes to the holders by no later than September 30, 2003. If the Company does not make such payment, the Exchangeable Notes will thereafter be due and payable and in continuing default, and from and after September 30, 2003 interest will accrue and be payable at 25% per annum, compounded quarterly.

         In addition, if an event of default occurs and is continuing, the Company will, at the request of the holder of a majority in principal amount of the Exchangeable Notes, create two vacancies on the Company's board of directors, fill such vacancies with designees named by the holders, and take such actions as are necessary to have such newly appointed directors elected to the board of directors by the Company's shareholders.

         Convertible Notes. Under the Senior Subordinated Convertible Notes due June 30, 2006 (the "Convertible Notes"), the Company promises to pay to Thayer-BLUM Funding, on June 30, 2006, the principal amount of $54,000,000, plus interest on the unpaid principal balance at the rate of 8.875% per annum, compounded quarterly. The Convertible Notes are being issued in exchange for the Exchangeable Notes. Interest on the Convertible Notes will accrue and be added to the principal amount of the Convertible Notes on the date so due, or, at the Company's option, it may issue an accrual note for the amount of unpaid accrued interest.

         The holders of the Convertible Notes may convert such notes into common stock at any time with the number of shares issuable upon conversion being determined by dividing the principal amount to be converted by the conversion price in effect on the conversion date. Subject to certain adjustments, the initial conversion price shall be $2.58 per share. The Convertible Notes are to be automatically converted into shares of common stock if:

        o the Company has maintained and at the time is maintaining the listing of its common stock on the Nasdaq Stock Market;

        o the Company is in full compliance with all covenants under its senior debt; and

         o the average of the high and low sales prices is above $7.50 per share for 45 consecutive trading days or, after March 30, 2000, such average is above $4.25 for 45 consecutive trading days.

         Upon a Change of Control, the Company will be obligated to redeem the Convertible Notes, at the option of the holder of the Convertible Notes, in whole or in part, at a redemption price equal to 100% of the principal amount redeemed, plus accrued and unpaid interest to the redemption date and an amount equal to the interest, if any, which would accrue on the Convertible Notes from the date of redemption to the occurrence of a Change of Control up to and including March 30, 2003. A "Change of Control" under the Convertible Notes will occur when (i) any person becomes a beneficial owner of 33% or more of the outstanding shares of the Company's common stock or has the ability to cause 25% or more of the Company's board of directors to be composed of its nominees, (ii) the directors elected or appointed to the Company's board of directors by the holder of the Convertible Notes cease for any reason to constitute at least a majority of the board of directors and the holders of the Convertible Notes do not have the ability to designate their replacements or (iii) the Company's shareholders approve, or there is consummated without shareholder approval, (A) a merger or consolidation of the Company in which the shareholders of the Company prior to such transaction hold voting securities of the surviving entity representing 50% or less of the total votes outstanding, (B) a plan of complete liquidation of the Company or (C) an agreement for the sale of disposition of all or any substantial portion of the Company's assets or a major division or subsidiary of the Company.

         The indebtedness evidenced by the Convertible Notes shall be subordinated in right of payment to the prior payment in full, in cash, of all Senior Debt. If a default, monetary or otherwise, occurs with respect to the Senior Debt, no payments or distributions shall be made to the holder with respect to obligations under the Convertible Notes. If an event of default occurs with respect to the Convertible Notes, the Company shall pay interest on all unpaid amounts under the Convertible Notes (including interest) at the default rate of 10.875%.

         So long as the Convertible Notes are outstanding, the Company shall not, and shall not permit any subsidiary or affiliate to, directly or indirectly, declare or pay any dividend on any shares of its capital stock or purchase, redeem or otherwise acquire or retire for value any equity interest of the Company, or any subsidiary or other affiliate of the Company. Additionally, so long as the Convertible Notes are outstanding, neither the Company nor its subsidiaries may incur, issue, assume, guarantee or otherwise become liable with respect to any indebtedness other than the indebtedness represented by the Convertible Notes, the Senior Debt and other indebtedness in an aggregate principal amount not exceeding $5,000,000.

         As long as the Convertible Notes are outstanding, the Company may not engage in any Significant Transaction without the prior written approval of the Holders of a majority in principal amount of the Notes.

         The Company has agreed to provide all holders of the Convertible Notes with any annual reports and any information, documents or other reports that it is required to file with the SEC. The Company will also provide holders, on a quarterly basis, with a certificate of an officer of the Company stating that the Company is in compliance with its obligations under the Convertible Notes.

         The Company and its subsidiaries may not engage in transactions with an affiliate of the Company, except on terms that are no less favorable to the Company or the relevant subsidiary than those that could have been obtained in a transaction with an unrelated person, other than transactions between the Company and its wholly owned subsidiaries. The holders of at least a majority in principal amount of the Convertible Notes have the right to approve any transaction between the Company or its subsidiaries and an affiliate of the Company having a potential value of more than $1 million, other than transactions between the Company and its wholly owned subsidiaries.

         The Company will not, and will not permit any subsidiary, to create any lien upon the Company's assets or any subsidiary or any shares of capital stock of any subsidiary. Without the consent of the holders of at least a majority in principal amount of the Convertible Notes, the Company may not dispose of assets
(i) for aggregate net proceeds in any fiscal year exceeding $2 million, other than sales of inventory in the ordinary course of business, or (ii) for less than fair market value, unless such fair market value is less than $2 million and the consideration received is promptly applied to the purchase of comparable assets. At least 90% of the consideration received by the Company for any sale of assets must be in the form of cash.

         The Company's board of directors must at all times be composed of no more than 12 directors unless approved by holders of a majority in principal amount of the Convertible Notes. The holder of the Convertible Notes will have the right to nominate a number of persons for election as members of the board of directors of the Company such that the number nominated by the holder will compose a majority of the total number of directors.

         An event of default under the Convertible Notes will occur if:

        o the Company defaults in its payment obligations under the Convertible Notes;

        o the Company fails to comply in any material respect with its agreements under the Convertible Notes;

        o the Company fails to comply in any material respect with its agreements under the Warrants;

         o any of the representations and warranties of the Company made in connection with the Convertible Notes or the Securities Purchase Agreement were untrue when made in any respect materially adverse to the Company and its subsidiaries taken as a whole;

        o an event of default occurs under any agreement of the Company or any subsidiary accelerating the payment of indebtedness of $500,000 or more;

         o final judgments for the payment of money in excess of $1 million are entered against the Company or any of its subsidiaries and such judgments remain undischarged for a period of 30 days;

         o the Company or any subsidiary commences a voluntary bankruptcy, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a bankruptcy custodian for the Company or for all or substantially all of its property, makes a general assignment for the benefit of its creditors or generally is unable to pay its debts as they become due; or

         o a court enters an order under any bankruptcy law that (i) is for relief against the Company or any of its subsidiaries in an involuntary case, (ii) appoints a custodian of the Company or any of its subsidiaries or for all or substantially all of the Company's properties or (iii) orders the liquidation of the Company or any of its subsidiaries, and the order or decree remains unstayed and in effect for 60 days.

         If an event of default (other than involving bankruptcy matters) occurs and is continuing, the holders of at least a majority in principal amount of the Convertible Notes, by notice to the Company, may declare the unpaid principal of and any accrued interest on the Convertible Notes to be immediately due and payable. If the event of default involves a bankruptcy matter as discussed above, all such amounts are immediately due and payable without any declaration or other act on the part of any holder.

         Warrant. The Warrant to Purchase Shares of common stock, par value $.01 per share, entered into on March 30, 2000, between Thayer-BLUM Funding and the Company, sets forth the terms and conditions under which the holder is entitled to purchase 3,093,154 shares of common stock (the "Warrant"). The Warrant provides that the holder is entitled to purchase up to 3,093,154 shares of common stock at any time during the exercise period, at an exercise price of $.01 per share, subject to adjustment.

         To exercise the Warrant, in whole or in part, the holder must deliver to the Company (i) a notice of exercise specifying the number of shares to be purchased and stating the method by which the holder will pay the exercise price, and (ii) the Warrant. The exercise period shall extend from (a) the earlier of (i) September 1, 2000 and (ii) the date on which a "Failure to Approve the Transactions" shall occur, until (b) the earlier of (i) the date on which a Successful Tender Offer is consummated, or (ii) the close of business on June 30, 2010. A Failure to Approve the Transactions shall mean that the holders of the Company's common stock do not vote to approve Proposal 1 at the Special Meeting. The exercise price is $.01 per share subject to adjustment for certain events including:

        o the Company's payment of dividends or distributions in shares of common stock, convertible securities or stock purchase rights;

        o the Company's subdivision of the outstanding shares of common stock into a larger number of shares of common stock;

        o the Company's combination of its outstanding shares of common stock into a smaller number of shares of common stock;

        o the Company's reorganization, reclassification or recapitalization of its capital stock;

        o the Company's consolidation or merger with or into another person; or

        o the Company's effecting certain dilutive issuances of common stock.

         During the period beginning on March 30, 2000 and ending at 5:00 p.m. New York City time on June 24, 2000 (the "Redemption Exercise Period"), the Company may, at its option, redeem not less than all of the Warrants for an amount equal to the "Optional Redemption Price." The Optional Redemption Price means an amount equal to $5 million during the first 30 days of the Redemption Exercise Period, plus $250,000 on April 30, 2000, plus, for each successive seven day period beyond such date, an additional $250,000 accruing on the first day of such seven day period.

Other Material Agreements

         Voting Agreement. Pursuant to a voting agreement (the "Voting Agreement") between Thayer-BLUM Funding and certain shareholders of the Company beneficially owning in the aggregate approximately 26.5 % of the outstanding common stock, such shareholders have agreed to vote their shares of common stock in favor of the issuance of the Convertible Notes in the event of a Successful Tender Offer at the Special Meeting. The Voting Agreement will terminate upon the earliest to occur of:

        o receipt of shareholder approval for the issuance of the Convertible Notes;

        o the date on which the Company's shareholders shall vote on and fail to approve such issuance; or

        o         December 31, 2000.

         Registration Rights Agreement. The Company and Thayer-BLUM Funding have entered into a registration rights agreement, dated as of March 30, 2000 (the "Registration Rights Agreement"). Pursuant to the Registration Rights Agreement, Thayer-BLUM Funding will have the right to require the Company to register the shares of common stock held by Thayer-BLUM Funding (whether acquired through the exercise of the Warrant, conversion of the Convertible Notes, or purchase in the Tender Offer or otherwise (the "Registrable Securities")) under the Securities Act of 1933, as amended (the "Securities Act"). Thayer-BLUM Funding, or a permitted transferee of Registrable Securities, must request that the registration include at least 1,500,000 shares of common stock. If the Company proposes to register its securities under the Securities Act, either for its own account or the account of others, Thayer-BLUM Funding will be entitled to notice of such registration and to include its shares in such registration; no minimum amount must be included in such cases. The underwriters for any such registration will have the right to limit the number of such shares included in such registration, subject to certain conditions.

         The Company may, for any reason, withdraw or delay such registration prior to effectiveness of the related registration statement. Thayer-BLUM Funding may transfer its rights under the Registration Rights Agreement to its members. Thayer-BLUM Funding may also transfer Registrable Securities, and the related rights under the Registration Rights Agreement, to any person in a transaction exempt from the registration requirement of the Securities Act. Generally, the Company is required to pay all costs and expenses in connection with its obligations under the Registration Rights Agreement. The Registration Rights Agreement will terminate on the earlier of (i) March 30, 2010 or (ii) such time as all Registrable Securities have been sold pursuant to an effective registration statement under the Securities Act.

Regulatory Approvals

         The issuance of the Convertible Notes and the consummation of the tender offer is subject to the notification and waiting periods of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The parties have filed the required notifications.

         The Company is not aware of any other federal or state approvals or filings that must be made in order to issue the Convertible Notes and consummate the tender offer.

Vote Required and Board Recommendation.

         Approval of Proposal 1 requires the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy.

         As noted under "Background of the Recapitalization Transaction," a special committee of the board of directors, based in part on an opinion of Needham & Company, Inc. and the board of directors, also based in part on such opinion, concluded that the Recapitalization Transaction as a whole was fair to and in the interests of the Company and its shareholders and recommend that the Company's shareholders approve the proposal.

         Management and the Board of Directors recommends a vote FOR this Proposal to approve the issuance of Convertible Notes.

                                  PROPOSAL 2 -

                   INCREASE IN THE NUMBER OF AUTHORIZED SHARES

Background

         The Company's board of directors has determined that amending the Company's Amended and Restated Articles of Incorporation in the manner described below is advisable and is in the best interest of shareholders and recommends that the Company's shareholders approve and adopt the proposed amendment. The proposed amendment would increase the number of authorized shares of the common stock from 45.0 million shares to 75.0 million shares.

         Assuming the Exchangeable Notes are exchanged for the Convertible Notes on June 30, 2000, a total of 21.7 million shares would be issuable upon conversion of the Convertible Notes on that date. Taking into account the number of shares of the Company's common stock that are currently outstanding or otherwise reserved for issuance, the number of shares to be issued by the Company as part of the settlement of two class action lawsuits, and the number of shares that would be reserved for issuance under the 2000 Equity Stock Option Plan, the Company would not have sufficient shares available for issuance upon conversion of the Convertible Notes. The proposed amendment would permit additional shares of common stock to be reserved for issuance upon conversion of the Convertible Notes as additional interest accrues on the Convertible Notes and for the issuance of additional shares for acquisitions or to give the Company greater flexibility in pursuing funding to meet its capital needs in the future.

Description of the Proposal

         The proposed amendment to the Amended and Restated Articles of Incorporation will increase the number of authorized shares of common stock from
45.0 million shares to 75.0 million. As of March 31, 2000, approximately 15.5 million shares of the Company's common stock were outstanding, and approximately
10.2 million shares of common stock were reserved for issuance pursuant to the Company's existing stock option plans, the exercise of outstanding options and warrants, including the Warrant, and upon settlement of two class action lawsuits to which the Company was party.

         If Proposal 2 is approved, the newly authorized shares of common stock would have all of the rights and privileges as the shares of common stock now authorized. The common stock has no preemptive rights. Once shares of common stock are authorized, the Board of Directors can issue shares of common stock without shareholder approval, except as may be required by law or regulations or by the rules of the Nasdaq Stock Market or any stock exchange on which the Company's securities may then be listed.

         Although the board of directors would issue additional shares based on its judgment as to the best interests of the Company and its shareholders, the issuance of additional shares would have the effect of diluting the relative voting power per share. It also could have the effect of diluting a shareholder's interest in the Company on an economic basis to the extent shares are issued at a price less than their fair value.

         If Proposal 2 is approved, subparagraph (a) of Article Two of the Amended and Restated Articles of Incorporation will be amended in its entirety to read as follows:

                  (a) Total Capital. The total number of shares of capital stock that the Corporation shall have the authority to issue is 80,000,000, of which 75,000,000 shares shall be common stock with a par value of $0.01 per share ("Common Stock") and 5,000,000 shares shall be preferred stock with a par value of $0.01 per share ("Preferred Stock").

Vote Required and Board Recommendation

         The affirmative vote of holders of a majority of the shares of common stock outstanding as of the record date is required to approve the proposed amendment to the Company's Amended and Restated Articles of Incorporation.

If the amendment is not approved by the shareholders, the Company's Amended and Restated Articles of Incorporation, which authorizes the issuance of 45.0 million shares of common stock, will remain unchanged.

         Management and the Board of Directors recommend a vote FOR this Proposal to approve an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock.

                                  PROPOSAL 3 -

                  ADOPTION OF THE 2000 EQUITY STOCK OPTION PLAN

Background

         The Company currently has two stock option plans which have been adopted by the Company's board of directors and approved by its shareholders:

        o EFTC Corporation Equity Incentive Plan which provides for the issuance of up to 4,495,000 shares of common stock

         o EFTC Corporation Stock Option Plan for Non-Employee Directors which provides for the issuance of up to 300,000 shares of common stock

         The board of directors of the Company has adopted the 2000 Equity Stock Option Plan which provides for the issuance of up to 3.4 million shares of common stock. Adoption of this plan also requires the approval of the Company's shareholders.

New Plan Benefits

         Thayer-BLUM Funding has discussed with certain of the Company's management the granting of a substantial number of additional stock options under the plan. The persons to whom such grants are to be made and the amount of such grants has not been finalized.

Description of 2000 Equity Stock Option Plan

         On May __, 2000, the Board adopted the 2000 Equity Stock Option Plan of EFTC Corporation (the "Stock Option Plan") for the benefit of the Company's eligible employees, consultants and directors. The Stock Option Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and options that are not incentive stock options ("non-qualified options").

         The following summary of the Stock Option Plan is qualified by reference to the complete text of the Stock Option Plan, which is incorporated by reference and attached as Appendix VII.

         Administration. The general administration of the Stock Option Plan is the responsibility of the Compensation Committee of the Board or another committee or subcommittee of the Board appointed under the terms of the Stock Option Plan (the "Committee"). The Committee must be structured so that it satisfies the "non-employee" director requirement of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the "outside director" requirement of Code section 162(m). The Committee has the discretion to select the employees and consultants to whom options are granted under the Stock Option Plan and to determine the terms and conditions of each grant, which need not be the same for each grantee. The full Board administers the Stock Option Plan with respect to directors who are not also employees of the Company ("Independent Directors"), selects the Independent Directors to whom options are granted, and determines the terms and conditions of each grant, which need not be the same for each grantee. The full Board may exercise the rights and duties of the Committee in the administration of the Plan, except with respect to matters that must be determined by the Committee under Rule 16b-3 or Code section 162(m). The term "Administrator" refers to both the Committee and the Board with reference to their responsibilities to administer the Stock Option Plan with respect to employees and consultants and Independent Directors, respectively.

         Shares Subject to the Stock Option Plan. There are 3.4 million shares reserved for the grant of options under the Stock Option Plan. If an option expires or is canceled without having been fully exercised or is exercised for cash in whole or in part, the number of shares subject to the option but as to which the option was not exercised prior to its expiration, cancellation, or exercise are available for grant under the Stock Option Plan. Shares of common stock that are delivered by the option holder or withheld by the Company in payment of the exercise price or tax withholding are available for grant under the Plan. On May _, 2000, the last sale price of the common stock on the Nasdaq National Market was $__ per share.

         Adjustments to the Shares Subject to the Stock Option Plan Upon Changes in Capital Structure or Reorganization, Change in Control or Liquidation. If the Administrator, in its sole discretion, determines that any dividend or other distribution (whether in the form of cash, common stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange, or other disposition of all or substantially all of the assets of the Company, or exchange of common stock or other securities of the Company, or other similar corporate transaction or event, affects the common stock such that an adjustment is determined by the Administrator to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available with respect to an option, the Administrator will, in any manner it deems equitable, adjust any or all of (1) the number and kind of shares of common stock (or other securities or property) with respect to which options may be granted, including the maximum number of shares that may be granted to an individual in a calendar year, (2) the number and kind of shares subject to outstanding options, and (3) the exercise price with respect to any option.

         In the event of a transaction described in the preceding paragraph, or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, the financial statements of the Company or any affiliate, or any changes in the laws, regulations, or accounting principles, the Administrator, in its sole discretion, and on such terms as it deems appropriate, may take any one or more of the following actions: (1) to provide for the purchase of any option for an amount of cash equal to the amount that the option holder could have received upon exercise of the option if the option were fully vested or to provide for the replacement of the option with other rights or property selected by the Administrator in its sole discretion, (2) to provide that the option cannot vest or be exercised after the transaction or event, (3) to provide that any option shall be fully vested, (4) to provide for the assumption of the option by the successor or surviving corporation or the substitution of a new option on terms comparable to the outstanding option, and
(5) to make adjustments in the number and type of shares of common stock (or other property and securities) subject to outstanding options and/or in the terms and conditions applicable to options granted in the future.

         Participation. The Stock Option Plan provides that options may be granted to those employees, consultants, and directors who are selected by the Committee in its sole discretion. The Company currently considers all of its employees and consultants and all of its Independent Directors to be eligible for the grant of options under the Stock Option Plan. As of May _, 2000, there were approximately ___ eligible individuals. The Stock Option Plan is a discretionary plan and, accordingly, it is not possible at present to determine the number of shares that may be subject to options granted to any individual during the term of the Stock Option Plan.

         Grant of Options. Options are granted to employees and consultants in such numbers, at such times, and in such numbers as the Committee determines, except that (1) the maximum number of shares that can be subject to options granted to one individual during a calendar year is [__________] shares and (2) incentive stock options may be granted only to employees. The full Board determines the time of grant and the terms and conditions of options granted to Independent Directors, subject to the same exceptions described in the preceding sentence.

         Option Term. The Committee determines the term of an option granted to an employee or consultant, provided however, in the case of an incentive stock option, the term shall be no longer than 10 years (five years in the case of an incentive stock option granted to an employee who owns common stock having more than 10% of the voting power). The Committee may extend the term of an outstanding option in connection with an employee's or consultant's termination of employment or consultancy, except as limited by the requirements applicable to incentive stock options.

         Vesting of Options. The Committee determines the vesting schedule for each option; however, unless the Committee provides otherwise, an option granted to an option holder who is subject to Section 16(b) of the Exchange Act ("Section 16(b)") may not be exercised during the period ending six months and one day after the option is granted. The Committee may, in its sole discretion and subject to the terms and conditions that it determines, accelerate the vesting schedule for any outstanding option granted to an employee or consultant. An option granted to an employee or consultant shall not continue to vest after termination of employment or consultancy unless the Committee provides otherwise either at the time the option is granted or after the option is granted. To the extent that the aggregate fair market value (determined at the time the option is granted) of common stock subject to an incentive stock option becomes exercisable for the first time during a calendar year exceeds $100,000, the option shall be treated as a non-qualified option.

         Option Price. The Committee determines the exercise price for each option granted to an employee or consultant; however, incentive stock options must have an exercise price that is at least equal to the fair market value of the common stock on the date the incentive stock option is granted (at least 110% of the fair market value in the case of an incentive stock option granted to an employee who owns common stock having more than 10% of the voting power).

         Independent Directors. The terms and conditions of each option granted to an Independent Director are determined by the Board, consistent with the terms of the Stock Option Plan.

         Exercise of Options. An option holder may exercise an option by giving written notice and paying the exercise price in cash. The Administrator may, in its discretion, (1) allow a delay in payment up to thirty days from the date the notice of exercise is given, (2) allow payment, in whole or in part, through the delivery of shares of common stock that have been owned by the option holder for at least six months, (3) allow payment, in whole or in part, through the surrender of common stock issuable upon exercise of the option having a fair market value on the date the option is exercised equal to the aggregate exercise price of the option or the portion of the option being exercised, (4) allow payment, in whole or in part, through the delivery of property of any kind that constitutes good and valuable consideration, (5) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest at a rate no less than the rate necessary to prevent imputation of interest under the Code and with such security as the Administrator shall prescribe, unless the payment by delivery of a promissory note is prohibited by law, (6) allow payment, in whole or in part, through a broker's transaction by directing a broker to sell all or a portion of the common stock to pay the exercise price, or (7) allow payment through any combination of the methods in the foregoing (2) through (6). Option holders who are subject to the withholding of tax may be provided with an election to satisfy the minimum required withholding tax obligation through the withholding of a portion of the common stock to be received upon exercise of the option.

         Nontransferability of Options. Except as may be permitted by the Administrator, options are not transferable other than by will, the laws of descent or distribution or pursuant to a domestic relations order entered in connection with a divorce proceeding. The Committee may, in its sole discretion, permit an option holder to transfer a non-qualified option to certain members of the option holder's family, trusts for their benefit, foundations in which the option holder or certain members of the option holder's family control the management, or other entities in which the option holder or certain family members own more than 50% of the voting interests or any other transferee approved by the Administrator.

         Amendment and Termination. The Board or the Committee may amend, suspend or terminate the Stock Option Plan at any time in any respect, provided that shareholder approval is obtained when it is necessary or desirable. No amendment, suspension or termination of the Stock Option Plan may alter or impair any rights or obligations under any outstanding option unless the terms of the option expressly permit such alteration. No incentive stock option may be granted under the Stock Option Plan more than ten years after the date the Stock Option Plan was approved by the Board.

         Federal Income Tax Consequences of Issuance and Exercise of Options. When a non-qualified option is granted, there are no federal income tax consequences for the option holder and the Company. When a non-qualified option is exercised, in general, the option holder recognizes compensation equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price. If, however, the sale of the common stock at a profit would subject the option holder to liability under Section 16(b), the option holder will recognize compensation income equal to the excess of (1) the fair market value of the common stock on the date that is six months after the date of exercise or the date the option holder can sell the common stock without Section 16(b) liability over (2) the exercise price. The option holder can make an election under Code section 83 to measure the compensation as of the date the non-qualified option is exercised. The compensation recognized by an employee is subject to income tax withholding. The Company is entitled to a deduction equal to the compensation recognized by the option holder for the Company's taxable year that ends with or within the option holder's taxable year in which the option holder recognized the compensation, assuming that the amount of compensation satisfies the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Code section 162(m).

         When an incentive stock option is granted, there are no income tax consequences for the option holder or the Company. When an incentive stock option is exercised, the option holder does not recognize income and the Company does not receive a deduction. The option holder, however, must treat the excess of the fair market value of the common stock on the date of exercise over the exercise price as an item of adjustment for purposes of the alternative minimum tax. If the option holder makes a "disqualifying disposition" of the common stock (described below) in the same taxable year the incentive stock option was exercised, there are no alternative minimum tax consequences.

         If the option holder disposes of the common stock after the option holder has held the common stock for at least two years after the incentive stock option was granted and one year after the incentive stock option was exercised (the "Incentive Stock Option Holding Period"), the amount the option holder receives upon the disposition over the exercise price is treated as capital gain for the option holder and the Company is not entitled to a deduction. If the option holder makes a "disqualifying disposition" of the common stock by disposing of the common stock before the end of the Incentive Stock Option Holding Period, the option holder recognizes compensation income equal to the excess of (1) the fair market value of the common stock on the date the incentive stock option was exercised or, if less, the amount received on the disposition over (2) the exercise price. At present, the Company is not required to withhold federal income tax. The Company is entitled to a deduction equal to the compensation recognized by the option holder for the Company's taxable year that ends with or within the option holder's taxable year in which the option holder recognized the compensation, assuming that the compensation amounts satisfy the ordinary and necessary and reasonable compensation requirements for deductibility and that the deduction is not limited by Code section 162(m).

         Under Code section 162(m), the Company may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $ 1 million is paid to the Company's Chief Executive Officer or any one of the four other highest paid executive officers who were employed by the Company on the last day of the taxable year. However, certain "performance based compensation," the material terms of which are disclosed to and approved by the Company's shareholders, is not subject to the limitation on deductibility. The Company has structured the Stock Option Plan with the intention that compensation resulting from options under the Stock Option Plan would be deductible without regard to the limitations otherwise imposed by Code section 162(m).

         The foregoing is only a summary of the federal income taxation of participants and the Company with respect to options granted under the Stock Option Plan. It does not purport to be complete and does not address the tax consequences arising in the context of a participant's death or the income tax laws of any municipality, state or foreign country in which the participant's income or gain may be taxable.

Reasons for Adoption of 2000 Equity Stock Option Plan

         The purposes of the 2000 Equity Stock Option Plan are:

         o to provide additional incentive for directors, employees, and consultants to the Company to further the growth, development and financial success of the Company by personally benefitting through the ownership of common stock and/or rights; and

         o to enable the Company to obtain and retain the services of directors, employees and consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights that will reflect the growth, development and financial success of the Company.

         Under the terms of the Securities Purchase Agreement, the board of directors agreed to approve the adoption of the 2000 Equity Stock Option Plan and to seek and recommend shareholder approval therefor at the Special Meeting.

Certain Executive Compensation Information

         Summary Compensation Table. The following table sets forth certain information regarding the compensation paid in the last three fiscal years to the most highly compensated executive officers of the Company.

                           Summary Compensation Table


                                                                               Long-Term
Name and                                          Annual Compensation         Compensation
                                                  -------------------            Awards              All Other
Principal Position                   Year         Salary($)      Bonus($)      Options(#)         Compensation($)
------------------                   ----         ---------      --------      ----------         ---------------
Jack Calderon                       1999 (1)         $287,894          --              --               $2,241(2)
   President and Chief              1998 *           $240,885     $82,500         175,000(3)            $2,218(2)
   Executive Officer                1997             $200,000     $40,000         200,000              $10,147(2)
Stuart W. Fuhlendorf                1999 (4)       $180,019(5)         --         200,000(6)                --
   Vice President and Chief         1998 *           $178,385     $28,050          24,615(7)                --
   Financial Officer                1997              $85,000     $33,500         110,000                   --
August P. Bruehlman                 1999 (8)         $123,317          --              --                   --
   Chief Administrative             1998 *           $120,692     $21,840          14,769(9)                --
   Officer and Secretary            1997              $77,086      $7,800          75,000                   --
Allen S. Braswell, Jr.              1999          $122,740(10)         --              --                   --
   Senior Vice President and        1998 *           $168,756     $14,438          60,818(11)           16,849 (12)
   President of EFTC Services       1997 (13)         $47,115           -         110,000                   --
Chuck Tillett                       1999 (14)        $214,077          --              --                   --
   Chief Operations Officer         1998 (15)         $83,970          --         150,000                   --
                                    1997                   --          --              --                   --
Val Avery                           1999             $130,000          --           5,000                   --
   Chief Information Officer        1998 (16)         $73,018          --          85,000                   --
                                    1997                               --              --                   --

--------------------
* These officers named in this table voluntarily forfeited their salaries for one pay period in 1998 to assist the Company's short-term liquidity position. If they had collected their salaries for that pay period, Mr. Calderon's salary for 1998 would have been $250,000; Mr. Fuhlendorf's salary for 1998 would have been $185,000; Mr. Bruehlman's salary for 1998 would have been $125,000; and Mr. Braswell's salary for 1998 would have been $175,000.

(1) Mr. Calderon voluntarily took a 15% reduction in salary during the period beginning July 4, 1999 through October 10, 1999 to assist the Company's short-term liquidity position. If Mr. Calderon had collected his full salary for that period, his salary for 1999 would have been $300,000.

(2) Represents allocation of income associated with personal use of an automobile provided by the Company.

(3) Mr. Calderon was granted 350,000 options in June 1998. These options were canceled and Mr. Calderon was granted 175,000 new options in connection with a repricing of options by the Company in December 1998.

(4) Mr. Fuhlendorf voluntarily took a 10% reduction in salary during the period beginning July 4, 1999 through October 10, 1999 to assist the Company's short-term liquidity position. If Mr. Fuhlendorf had collected his full salary for that period, his salary for 1999 would have been $185,000.

(5)      Mr. Fuhlendorf resigned from the Company effective March 27, 2000.

(6) Due to Mr. Fuhlendorf's resignation effective March 27, 2000, 165,000 options expired on March 27, 2000 and 35,000 will expire on June 27, 2000.

(7) 50,000 options granted to Mr. Fuhlendorf in 1997 were canceled and 24,615 new options were granted to Mr. Fuhlendorf in connection with a repricing of options by the Company in December 1998.

(8) Mr. Bruehlman voluntarily took a 5% reduction in salary during the period beginning July 4, 1999 through October 10, 1999 to assist the Company's short-term liquidity position. If Mr. Bruehlman had collected his full salary for that period, his salary for 1999 would have been $125,000.

(9) 30,000 options granted to Mr. Bruehlman in 1997 were canceled and 14,769 new options were granted to Mr. Bruehlman in connection with a repricing of options by the Company in December 1998.

(10) Mr. Braswell's employment agreement with the Company was terminated on August 31, 1999.

(11) 110,000 options granted to Mr. Braswell in 1997 were canceled and 60,818 new options were granted to Mr. Braswell in connection with a repricing of options by the Company in December 1998.

(12) Represents payment to defray moving expenses related to Mr. Braswell's relocation to Denver, Colorado in connection with his employment with the Company

(13) Mr. Braswell has been employed by the Company or a subsidiary of the Company since September 1997.

(14 Mr. Tillett voluntarily took a 10% reduction in salary during the period beginning July 4, 1999 through October 10, 1999 to assist the Company's short-term liquidity position. If Mr. Tillett had collected his full salary for that period, his salary for 1999 would have been $220,000.

(15) Mr. Tillett has been the Company's Chief Operations Officer since October 1998.

(16)      Mr. Avery has been the Company's Chief Information Officer since June
          1998.

         Options Granted. The following table sets forth information concerning options granted in 1999 to the Company's executive officers named in the Summary Compensation Table.

                      Option Grants in the Last Fiscal Year


                                         Percent (%)
                                           of Total                                         Potential Realizable Value at
                            Number         Options                                          Assumed Annual Rate of Stock
                              of          Granted to      Exercise                          Price Appreciation for Option
                            Options       Employees       Price per      Expiration         -----------------------------
Name                        Granted      During 1999        Share           Date                       5%             10%
----                        -------      -----------        -----           ----                       ---            ---
Jack Calderon                       0         --           --              --                           --             --
Stuart W. Fuhlendorf          200,000         16.4         $5.00      5/17/09 (1)                 $110,057       $278,905
August P. Bruehlman                 0         --           --              --                           --             --
Allen S. Braswell, Jr.              0         --           --              --                           --             --
Chuck Tillett                       0         --           --              --                           --             --
Val Avery                       5,000          0.4         $4.00      1/25/09                      $12,578        $31,875

---------------
* Less than 0.1%.

(1) Due to Mr. Fuhlendorf's resignation effective March 27, 2000, 165,000 options expired on March 27, 2000 and 35,000 will expire on June 27, 2000.

         Option Exercises and Year End Option Values. The following table sets forth information concerning options exercised in 1999 and outstanding options held by the Company's executive officers named in the Summary Compensation Table as of December 31, 1999, the end of the Company's last fiscal year.


                    Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

                                                                 Number of Unexercised      Value of Unexercised

                          Shares                                      Options at            In-the-Money Options at
                          Acquired on      Value                 December 31, 1999(#)       December 31, 1999($)
Name                      Exercise(#)      Realized($)         Exercisable/Unexercisable    Exercisable/Unexercisable
----                      -----------      -----------         -------------------------    -------------------------
Jack Calderon                  --            --                    230,248/211,924                      --  /  --
Stuart W. Fuhlendorf           --            --                    124,781/  --                         --  /  --
August P. Bruehlman            --            --                     71,633/ 11,077                      --  /  --
Allen S. Braswell, Jr.         --            --                        -- /  --                         --  /  --
Chuck Tillett                  --            --                     30,000/120,000                      --  /  --
Val Avery                      --            --                     14,000/ 76,000                      --  /  --

         Employment Agreements. The Company has entered into employment agreements with certain of its current employees and former employees, including Messrs. Braswell, Calderon, Fuhlendorf and Monaco.


         Braswell Employment Agreement. Mr. Braswell's agreement provided for him to be employed for a term of three years, expiring on September 30, 2000, at a base salary of $175,000. Mr. Braswell's employment agreement with the Company terminated on August 31, 1999 in connection with his accepting employment with Jabil Global Services, a subsidiary of Jabil Circuit, Inc., after the sale of the Company's EFTC Services Group to Jabil. Mr. Braswell served as President of EFTC Services Group prior to its acquisition by Jabil.

         Calderon Employment Agreement. Mr. Calderon's agreement provides for him to be employed in his current position for a term of approximately three and one-half years ending December 31, 2001 which then automatically extends for 90-day periods until terminated. Mr. Calderon's agreement provides for a base salary of $300,000 for the year ended December 31, 1999 and a base salary of $350,000 for the remaining term of the employment agreement. The Company may terminate such employment agreement with or without cause. In case of a termination without cause, however, the Company must continue the terminated employee's salary and benefits for a severance period of one year. Mr. Calderon's agreement also provides for his salary and benefits to continue for twelve months after termination of employment if the employment agreement expires, and Mr. Calderon does not remain an employee of the Company. Mr. Calderon's agreement also provided for the Company to grant to Mr. Calderon non-qualified stock options to purchase 350,000 shares of common stock at an exercise price of $16.00. Mr. Calderon elected to reprice such options in December 1998. Such options vest in 10% increments upon the common stock of the Company achieving certain trading levels above the exercise price.

         Fuhlendorf Employment Agreement. Mr. Fuhlendorf's employment agreement had provided for him to be employed in his current capacity, for an initial term of three years, which ended in March 1997, automatically extended for 90-day periods until terminated. Mr. Fuhlendorf resigned from his position with the Company, effective March 27, 2000.

         Monaco Employment Agreement. The Company had an employment agreement with Mr. Monaco which provided for him to be employed in his current capacity as General Manager of Personal Electronics at a base salary of $125,000 for an initial term of two years. This contract expired on March 31, 2000 and the parties are currently in the process of negotiating a new employment agreement.

Compensation of Directors

                  Directors who are not also employees of the Company receive $1,000 for each quarter in which the director attended a meeting in person and $250 per additional Board or committee meeting attended in person, unless such committee meeting is held in conjunction with a meeting of the full Board of Directors. Directors who are also employees of the Company receive no additional compensation for serving as directors. The Company reimburses all of its directors for reasonable travel and out-of-pocket expenses in connection with their attendance at meetings of the Board of Directors or committees of the Board of Directors. The Company has established a Stock Option Plan for Non-Employee Directors (the "Director Plan"). Under the Director Plan, the Company makes grants of stock options to purchase shares of common stock to new directors. Options granted under the Director Plan have an exercise price equal to the fair market value of the common stock on the date of grant, are subject to certain vesting periods and expire 10 years following the date of grant.

         Compensation Committee Interlocks and Insider Participation. Currently, the Compensation Committee consists of Robert K. McNamara, Richard L. Monfort, Masoud S. Shirazi, Gerald J. Reid, Charles E. Hewitson, Jeffrey Goettman and John Walker. Several members of the Compensation Committee have engaged in transactions with the Company.

         Director Representation of Personal Electronics. Robert K. McNamara, the Chairman of the Compensation Committee, is a Managing Director of Broadview International LLC ("Broadview"), an investment banking firm, and in such capacity represented Personal Electronics in connection with its acquisition by the Company. Broadview is an investment bank that has represented numerous companies in connection with mergers and acquisitions in the technology sector. Broadview received a fee of $642,500 in connection with the consummation of the acquisition of Personal Electronics. Broadview earned a fee of $500,000 in connection with the sale of EFTC's Services Division in September 1999. As of April 20, 2000, $300,000 has been paid and the Company expects to pay the remaining $200,000 by the end of May.

         Sale/Leaseback Transaction. Richard L. Monfort, a member of the Compensation Committee, entered into a sale/leaseback transaction with the Company. The Company sold two manufacturing facilities located in Newburg, Oregon and Tucson, Arizona to Mr. Monfort for $10.5 million. Mr. Monfort leased these manufacturing facilities back to the Company for a term of five years with monthly payments of $90,000. At the end of the lease term, the Company had the option to repurchase the facilities for approximately $9.4 million. In May 1999, the lease was amended to eliminate the purchase option, which resulted in the recharacterization of the lease from a capital lease to an operating lease. As such, the buildings and the related debt have been removed from the Company's balance sheet.

         Issuance of Subordinated Notes and Warrants. Mr. Richard L. Monfort, a member of the Compensation Committee, purchased $15 million in aggregate principal amount of subordinated notes issued by the Company on September 9, 1997. The subordinated notes had a maturity date of December 31, 2002 and provided for interest at a variable rate (adjusted monthly) equal to 2.00% over the applicable LIBOR rate. The proceeds of these notes were used to acquire certain assets from Honeywell (formerly AlliedSignal, Inc.). In connection with the issuance of these subordinated notes, the Company issued warrants to purchase 500,000 shares of the Company's common stock at an exercise price of $8.00 per share to Mr. Monfort. The warrants were exercised on October 9, 1997 resulting in net proceeds to the Company of $4.0 million. The Company prepaid $10.0 million of the outstanding principal amount of these notes early in December 1997 from the proceeds of a loan from the Company's senior lender. In connection with such prepayment, the Company agreed to pay a fee of approximately $325,000 to be paid in equal monthly increments until the maturity of the notes.

         In November 1999, Mr. Monfort purchased $5 million in aggregate principal amount of subordinated notes issued by the Company. These notes had a maturity date of March 30, 2000 and provided for interest at a rate of 10%. The proceeds of these notes were used for general operating purposes. In connection with the Recapitalization Transaction, the Company repaid the $10.0 million in principal amount outstanding under both subordinated notes. In addition, the Company paid the remaining outstanding prepayment fee of approximately $150,000 due in connection with the prepayment of the September 1997 notes and a fee of $100,000 due upon maturity of the November 1999 note. In addition, the November note agreement was amended to provide for issuance of $3.0 million in aggregate principal amount of subordinated notes, with a maturity date of March 30, 2004 and bearing interest at 10%.

         Transactions with Shirazi & Associates, P.C. During 1999, third parties doing business with the Company paid Shirazi & Associates, P.C., an employee benefit and consulting firm owned by Masoud Shirazi, one of the Company's directors, approximately $230,000 in commissions.

         Recapitalization Transaction. Mr. Goettman and Mr. Walker, each of whom are members of the Compensation Committee, are partners in Thayer Capital Partners and BLUM Capital Partners, respectively. Thayer-BLUM Funding, L.L.C., an affiliate of both Thayer Capital Partners and BLUM Capital Partners has entered into a Securities Purchase Agreement with the Company which provides for a recapitalization of the Company.

         Hewitson Consulting Agreements. On February 24, 1997, the Company entered into five-year consulting agreements with Messrs. Charles E. Hewitson, Matthew J. Hewitson and Gregory C. Hewitson. Each of these consultants is being paid approximately $160,000 per year and reimbursed his out-of-pocket expenses associated with the performance of his duties. Each has agreed to devote sufficient working time, attention and energies to the business of the Company, but not in excess of 80% of the equivalent of being engaged on a full-time basis. The Consulting Agreements prohibit the consultant from providing services to, or owning 5% or more of the outstanding stock of, a competitor of the Company during the term of his engagement and for two years after the termination of his engagement.

Vote Required and Board Recommendation

         Approval of Proposal 3 requires the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy.

         The Board believes Proposal 3 is in the best interests of the Company and its shareholders and is important in order to help assure the ability of the Company to continue to recruit and retain highly qualified employees, consultants, and directors.

         Management and the Board of Directors recommends a vote FOR this Proposal to approve the adoption of the Company's 2000 Equity Stock Option Plan.

                       WHERE YOU CAN FIND MORE INFORMATION

         The Company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that we file with the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-8330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov.

         The SEC allows the Company to incorporate by reference information into this document which means that the Company can disclose important information to you by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for information superceded by information in this document. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed with the Securities and Exchange Commission on April 14, 2000 and attached hereto as Appendix VIII, is incorporated by reference in its entirety into this proxy statement.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         A representative of KPMG LLP, the Company's independent public accountants, is expected to be present at the Special Meeting and is expected to be available to respond to appropriate questions.

                              SHAREHOLDER PROPOSALS

         The Company's 2000 annual meeting of shareholders will be held on _________, 2000. Any proposal by a shareholder intended to be presented at the 2001 annual meeting of shareholders must be received by the Company on or before December 22, 2000.

                                  OTHER MATTERS

         The Company does not anticipate that any other matters will be brought before the Special Meeting. However, if any additional matters shall properly come before the Special Meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

         The board of directors encourages you to have your shares voted by signing and returning the enclosed proxy. The fact that you will have returned your proxy in advance will not affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy, you have assured your representation at the Special Meeting. Thank you for your cooperation.

                                           BY ORDER OF THE BOARD OF DIRECTORS,

                                           August P. Bruehlman
                                           Secretary

Denver, Colorado
May __, 2000

                                 [FORM OF PROXY]

                                EFTC CORPORATION

                          9351 Grant Street, Suite 600

                                Denver, CO 80229

      PROXY FOR SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE___, 2000

                           This Proxy is solicited on Behalf of the Board of
Directors.

         The undersigned hereby appoints Jack Calderon or August P. Bruehlman, or either of them, with full power of substitution, as a proxy or proxies to represent the undersigned at the Special Meeting (the "Special Meeting") of Shareholders of EFTC CORPORATION (the "Company") to be held on June __, 2000, at 10:00 a.m. at 9351 Grant Street, Sixth Floor, Denver, Colorado 80229, and at any adjournments or postponements thereof, and to vote thereat all the shares of common stock, $.01 par value per share, held of record by the undersigned at the close of business on May 10, 2000, with all the power that the undersigned would possess if personally present, as designated on the reverse side.

         Shares will be voted as specified. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR AND APPROVAL OF EACH OF THE PROPOSALS. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS IN ACCORDANCE WITH THE BOARD OF DIRECTORS RECOMMENDATIONS.

         1. Issuance of the Convertible Notes Proposal. Approval of issuance of the Company's 8.875% Senior Subordinated Convertible Notes due June 30, 2006 to Thayer-BLUM Funding LLC.

                  FOR      o        AGAINST          o        ABSTAIN          o

         2. Increase in the Number of Authorized Shares Proposal. Approval of an amendment to the Company's Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock from 45 million shares to 75 million shares.

                  FOR      o        AGAINST          o        ABSTAIN          o

         3. Adoption of the 2000 Equity Stock Option Plan Proposal. Approval of adoption of the Company's 2000 Equity Stock Option Plan that provides for the issuance of up to 3.4 million shares of common stock.

                  FOR      o        AGAINST          o        ABSTAIN          o


PLEASE DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

Signature(s):                                           Date:             , 2000
                  --------------------------------      -------------




Title:

NOTE: Please sign this proxy as your name appears hereon, including the title "Executor," "Trustee," etc. if such is indicated. If joint account, each joint owner should each sign. If stock is held by a corporation, this proxy should be executed by a proper officer thereof.

                                   Appendix I

                       Opinion of Needham & Company, Inc.

                                                                  March 29, 2000


Special Committee of the Board of Directors
EFTC Corporation
9351 Grant Street

Denver, CO 80229

Members of the Special Committee:

         We understand that EFTC Corporation (the "Company") and Thayer-BLUM Funding, L.L.C. (the "Investor") propose to enter into a Securities Purchase Agreement (the "Purchase Agreement") pursuant to which, among other things, (i) the Investor will purchase $54,000,000 in aggregate principal amount of the Company's 15% Senior Subordinated Exchangeable Notes due June 2006 (the "Exchangeable Notes") and warrants to purchase shares of the Company's common stock, par value $.01 per share (the "Common Stock"), with an exercise price of $.01 per share (the "Warrants") representing approximately 19.9% of the outstanding Common Stock at the time of the issuance of the Warrants (such purchase, the "Initial Investment") and (ii) following consummation of the Initial Investment, the Investor will commence a tender offer (the "Offer") to purchase up to 8,250,000 shares of Common Stock at a price of $4.00 per share net to the seller in cash. The Initial Investment and the Offer are collectively referred to herein as the "Transactions." Upon stockholder approval of the Transactions and consummation of the Offer that results in the acquisition of at least 500,000 shares of Common Stock, (i) the Exchangeable Notes would automatically be exchanged for the Company's 8.875% Senior Subordinated Convertible Notes due June 2006 (the "Convertible Notes") with an aggregate principal amount of $54,000,000 plus any accrued but unpaid interest on the Exchangeable Notes, which Convertible Notes could be converted into shares of Common Stock at an initial conversion price of $2.60 per share, subject to adjustment as provided therein, and (ii) the Warrants would be cancelled. The terms and conditions of the Transactions will be set forth more fully in the Purchase Agreement. The Exchangeable Notes, the Convertible Notes and the Warrants are sometimes collectively referred to herein as the "Securities."

         You have asked us to advise you as to the fairness, from a financial point of view, to the Company and the holders of the Common Stock (other than the Investor and its affiliates) of the

Initial Investment and the Transactions, when taken together. Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have been engaged by the Company as financial advisor to render this opinion in connection with the Transactions and will receive a fee for our services, none of which is contingent on the consummation of the Transactions. In addition, the Company has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion.

         For purposes of this opinion we have, among other things: (i) reviewed a draft of the Purchase Agreement and the related drafts of the Securities, furnished to us on March 28, 2000; (ii) reviewed certain publicly available information concerning the Company and certain other information concerning the Company furnished to us by the Company; (iii) reviewed the historical stock prices and trading volumes of the Common Stock; (iv) held discussions with members of the management of the Company concerning the current and future business prospects of the Company; (v) reviewed and discussed with members of the management of the Company certain financial forecasts and projections prepared by such management that assume the Transactions (other than the Initial Investment) do not occur and, in the alternative, that assume the occurrence of the Transactions, the exchange of the Exchangeable Notes and cancellation of the Warrants; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for the Company; (vii) reviewed the financial terms of certain other transactions that we deemed relevant; (viii) discussed with members of the management of the Company the strategic rationale and certain other benefits to the Company resulting from an association with the Investor; and (ix) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

         In connection with our review and in arriving at our opinion, we have assumed and relied on (a) the accuracy and completeness of all of the financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us for purposes of rendering this opinion and (b) the assessment by the Company's management of the strategic and other benefits expected to be derived from the Transactions, and have neither attempted to verify independently nor assumed responsibility to verify any of such information or assessment. In addition, we have assumed, with your consent, (i) that the terms set forth in the executed Purchase Agreement and related Securities will not differ materially from the proposed terms provided to us in the draft Purchase Agreement and related Securities furnished to us on March 28, 2000, and (ii) that the Purchase Agreement and Securities are enforceable in accordance with their terms and that the parties to the Transactions and the Securities will carry out their obligations as set forth therein. With respect to the Company's financial forecasts provided to us by its management, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management, at the time of preparation, of the future operating and financial performance of the Company. We express no opinion with respect to such forecasts or the assumptions on which they were based. We have not assumed any responsibility for or made or obtained any independent evaluation, appraisal or physical inspection of the assets or liabilities of the Company. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the Company and the holders of Common Stock (other than the Investor and its affiliates) of the Initial Investment and the Transactions, when taken together, and does not address the Company's underlying business decision to engage in the Transactions. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote on the proposed Transactions or as to whether such shareholder should tender shares of Common Stock pursuant to the Offer. We are not expressing any opinion as to the prices at which the Common Stock will actually trade at any time.

         In the ordinary course of our business, we may actively trade the equity securities of the Company for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

         This letter and the opinion expressed herein are provided at the request and for the information of the Special Committee and the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any proxy statement or solicitation/recommendation statement on Schedule 14D-9 used in connection with the Transactions so long as this letter is quoted in full in such proxy statement or solicitation/recommendation statement.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Initial Investment and the Transactions, when taken together, are fair to the Company and the holders of Common Stock (other than the Investor and its affiliates) from a financial point of view.

                                                      Very truly yours,

                                                      /s/NEEDHAM & COMPANY, INC.

                                   Appendix II

                 Supplemental Letter of Needham & Company, Inc.

                                                                  April 27, 2000


Special Committee of the Board of Directors
EFTC Corporation
9351 Grant Street
Denver, CO 80229

Members of the Special Committee:

Reference is hereby made to our letter to you dated March 29, 2000 (the "Opinion"), regarding certain transactions between EFTC Corporation and Thayer-BLUM Funding, L.L.C. Capitalized terms used herein that are defined in the Opinion have the same meanings for purposes of this letter.

We have been advised that the Investors have requested, pursuant to an agreement reached with the Company immediately prior to closing of the Initial Investment, that the initial conversion price of the Convertible Notes be reduced from $2.60 to $2.58, subject to approval of the Board of Directors and the Special Committee.

We have not been requested to render, and are not hereby rendering, an opinion as of the date hereof as to the fairness, from a financial point of view, to the Company and the holders of the Common Stock (other than the Investor and its affiliates) of the Initial Investment and the Transactions. With your consent, we assume no responsibility to update the investigations made, procedures followed or matters considered, or independently verify any information relied upon, with respect to the Opinion. Accordingly, we have not engaged in further analysis with respect to the reduced conversion price and our statements in this letter should not be considered to be an opinion for any purpose. Subject to the foregoing, we advise you that we do not believe that the establishment of the conversion price at $2.58, had it been considered as part of our analyses in connection with the Opinion, would have altered our conclusion set forth in the Opinion as of the date of our Opinion.

This letter and the advice expressed herein are provided at the request and for the information of the Special Committee and the Board of Directors of the Company and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any proxy statement or solicitation/recommendation statement on Schedule 14D-9 used in connection with the Transactions so long as this letter, together with the Opinion, is quoted in full in such proxy statement or solicitation/recommendation statement.


                                                      Very truly yours,

                                                     /s/ Needham & Company, Inc.

                                  Appendix III

                          Securities Purchase Agreement

                          SECURITIES PURCHASE AGREEMENT

                                       by

                                       and

                                     between

                           Thayer-Blum Funding, L.L.C.

                                       and

                                EFTC CORPORATION

                               -------------------


                           Dated as of March 30, 2000

                               -------------------









================================================================================



                                TABLE OF CONTENTS

                                                                                                                      Page

ARTICLE 1. DEFINITIONS....................................................................................................2

       1.1.  Definitions..................................................................................................2
       1.2.  Accounting Terms; Financial Statements.......................................................................7
       1.3.  Knowledge Standard...........................................................................................7

ARTICLE 2. PURCHASE AND SALE OF THE SECURITIES............................................................................8

       2.1.       Purchase and Sale of the Securities.....................................................................8
       2.2.  Closing......................................................................................................8

ARTICLE 3. CONDITIONS TO THE OBLIGATION OF THE PURCHASER TO PURCHASE THE SECURITIES.......................................8

       3.1.       Representations and Warranties..........................................................................8
       3.2.  Compliance with Terms and Conditions of this Agreement.......................................................8
       3.3.  Delivery of the Exchangeable Notes and Certificates Evidencing the Warrants..................................8
       3.4.  Closing Certificates.........................................................................................9
       3.5.  Secretary's Certificates.....................................................................................9
       3.6.  Documents....................................................................................................9
       3.7.  Purchase Permitted by Applicable Laws........................................................................9
       3.8.  Opinion of Counsel...........................................................................................9
       3.9.  Consents and Approvals.......................................................................................9
       3.10. No Material Adverse Effect..................................................................................10
       3.11. No Material Judgment or Order...............................................................................10
       3.12. Financial Statements........................................................................................10
       3.13. Bank Financing..............................................................................................10
       3.14. Insurance Coverage..........................................................................................10
       3.15. Board of Directors..........................................................................................10

ARTICLE 4. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY TO CLOSE.........................................................10

       4.1.       Representations and Warranties.........................................................................11
       4.2.  Compliance with Terms and Conditions of this Agreement......................................................11
       4.3.  Payment of Purchase Price...................................................................................11
       4.4.  Closing Certificates........................................................................................11
       4.5.  Issuance Permitted by Applicable Laws.......................................................................11
       4.6.  Manager's Certificate.......................................................................................11
       4.7.  Documents...................................................................................................11
       4.8.  Opinion of Counsel..........................................................................................11
       4.9.  Consents and Approvals......................................................................................11
       4.10. No Material Judgment or Order...............................................................................12

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................................................................12

       5.1.       Corporate Existence and Authority......................................................................12
       5.2.  Corporate Authorization; No Contravention...................................................................12
       5.3.  Governmental Authorization; Third Party Consents............................................................12
       5.4.  Binding Effect..............................................................................................13


                                      III-i

       5.5.  Other Agreements............................................................................................13
       5.6.  Capitalization..............................................................................................13
       5.7.  Subsidiaries................................................................................................14
       5.8.  Litigation..................................................................................................14
       5.9.  Financial Statements........................................................................................14
       5.10. Title and Condition of Assets...............................................................................14
       5.11. Contractual Obligations.....................................................................................15
       5.12. No Material Adverse Effect..................................................................................15
       5.13. Investment Company/Government Regulations...................................................................15
       5.14. Broker's, Finder's or Similar Fees..........................................................................16
       5.15. Labor Relations and Employee Matters........................................................................16
       5.16. Employee Benefit Plans......................................................................................16
       5.17. Outstanding Borrowings......................................................................................16
       5.18. Undisclosed Liabilities.....................................................................................17
       5.19. Solvency....................................................................................................17
       5.20. Compliance with Law.........................................................................................17
       5.21. No Other Agreements to Sell the Assets or Capital Stock of the Company......................................17
       5.22. Changes.....................................................................................................17
       5.23. Certain Payments............................................................................................19
       5.24. Environmental Matters.......................................................................................19
       5.25. SEC Reports.................................................................................................20
       5.26. Fairness Opinion............................................................................................21
       5.27. Disclosure..................................................................................................21

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...............................................................21

       6.1.       Existence and Authority................................................................................21
       6.2.  Authorization; No Contravention.............................................................................21
       6.3.  Binding Effect..............................................................................................22
       6.4.  Purchasers Expertise........................................................................................22
       6.5.  Investment Intent...........................................................................................22
       6.6.  Broker's, Finder's or Similar Fees..........................................................................22

ARTICLE 7. ADDITIONAL AGREEMENTS.........................................................................................22

       7.1.       Proxy Statement........................................................................................22
       7.2.  Tender Offer................................................................................................23
       7.3.  Proxy Statement; Offer Documents............................................................................26
       7.4.  Acquisition Proposals.......................................................................................26
       7.5.  Interim Operations..........................................................................................27
       7.6.  Access to Information; Confidentiality......................................................................29
       7.7.  Preferred Stock Purchase Rights.............................................................................30
       7.8.  Continued Listing...........................................................................................31
       7.9.  Consultants and Advisors....................................................................................31
       7.10. Operational Review Meetings.................................................................................31
       7.11. Approval of Financings......................................................................................31
       7.12. Stock Incentive Plan........................................................................................31


                                     III-ii

ARTICLE 8. TERMINATION...................................................................................................31

       8.1.       Termination Rights.....................................................................................31
       8.2.  Effect of Termination.......................................................................................32

ARTICLE 9. MISCELLANEOUS.................................................................................................33

       9.1.       Notices................................................................................................33
       9.2.  Successors and Assigns......................................................................................34
       9.3.  Amendment and Waiver........................................................................................34
       9.4.  Counterparts................................................................................................34
       9.5.  Headings....................................................................................................34
       9.6.  Governing Law...............................................................................................35
       9.7.  Jurisdiction................................................................................................35
       9.8.  Severability................................................................................................35
       9.9.  Rules of Construction.......................................................................................35
       9.10. Entire Agreement............................................................................................35
       9.11. Transaction Expenses........................................................................................35
       9.12. Publicity...................................................................................................35
       9.13. Further Assurances..........................................................................................35


Exhibit A     -   Form of Exchangeable Note
Exhibit B     -   Form of Warrant
Exhibit C     -   Form of Convertible Note

Exhibit D     -   Form of Legal Opinion of Company's Counsel
Exhibit E     -   Form of Indemnification Agreement
Exhibit F     -   Form of Legal Opinion of Purchaser's Counsel


                                     III-iii

                          SECURITIES PURCHASE AGREEMENT

                  THIS SECURITIES PURCHASE AGREEMENT (the "Agreement") is entered into as of the 30th day of March, 2000 by and between Thayer-BLUM Funding, L.L.C., a Delaware limited liability company (the "Purchaser"), and EFTC Corporation, a Colorado corporation (the "Company").

                                    RECITALS:

A. WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Company wishes to issue and sell, and the Purchaser wishes to acquire, $54,000,000 in aggregate principal amount of the Company's 15% Senior Subordinated Exchangeable Notes due June 2006, substantially in the form attached as Exhibit A hereto (the "Exchangeable Notes"), and warrants to purchase shares of the Company's common stock, par value $.01 per share, with an exercise price of $.01 per share, substantially in the form attached as Exhibit B hereto (the "Warrants", and together with the Exchangeable Notes, the "Securities"), representing approximately 19.9% of the Company's outstanding Common Stock (such acquisition, the "Initial Investment").

B. WHEREAS, following the consummation of the Initial Investment, the Purchaser intends to engage in a tender offer for up to 8,250,000 shares of the Company's common stock (the "Tender Offer", and together with the Initial Investment, the "Transactions").

C. WHEREAS, the parties intend that prior to completion of the Tender Offer, the Company's shareholders approve of the Transactions, and the Company has agreed to call a meeting of its shareholders (the "Shareholders Meeting") and to recommend that the shareholders vote for a proposal to approve the transactions as contemplated by this Agreement ("Shareholder Approval").

D. WHEREAS, the parties intend that upon gaining Shareholder Approval and the completion of a Successful Tender Offer (as defined in Section 7.2(a)), the Exchangeable Notes would automatically be exchanged for the Company's 8.875% Senior Subordinated Convertible Notes due June 2006, substantially in the form attached as Exhibit C hereto (the "Convertible Notes"), with an aggregate principal amount of $54,000,000 plus any accrued but unpaid interest on the Exchangeable Notes, which could be converted into shares of the Company's common stock at an exercise price of $2.60 per share, and any and all unexercised Warrants would be cancelled.

                                    AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:


                                      III-1

                                   ARTICLE 1.

                                   DEFINITIONS

1.1. Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

                  "Acquisition Proposal" has the meaning set forth in Section
7.4.

                  "Action" or "Actions" has the meaning set forth in Section
5.8.

                  "Affiliate" means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether by contract, through one or more intermediaries, or otherwise.

                  "Approval Date" has the meaning set forth in Section 7.2(a).

                  "Audited Financial Statements" has the meaning set forth in
Section 5.9.

                  "Balance Sheet Date" means December 31, 1999.

                  "Board of Directors" means the board of directors of the Company, including, as appropriate, the Special Committee formed to consider the Transactions.

                  "Capital Lease" means any lease of any property which would in accordance with GAAP be required to be classified and accounted for on the balance sheet of the lessee as a capital lease.

                  "Closing" has the meaning set forth in Section 2.2.

                  "Closing Date" has the meaning set forth in Section 2.2.

                  "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute thereto.

                  "Commission" or "SEC" means the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

                  "Common Stock" means the common stock, par value $.01 per share, of the Company, or any other capital stock of the Company into which such stock is reclassified or reconstituted.

                  "Company" has the meaning set forth in the preamble hereto.

                  "Condition of the Company" means the assets, business, properties, operations, financial condition or prospects of the Company and its Subsidiaries taken as a whole.


                                     III-2

                  "Confidentiality Agreement" has the meaning set forth in
Section 7.6(a).

                  "Contractual Obligation" means as to any Person, any provision of any security issued by such Person or any provision of any agreement, lease of real or personal property, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its property is bound.

                  "Convertible Notes" has the meaning set forth in Paragraph D of the Recitals.

                  "Credit Agreement" means the Loan and Security Agreement dated as of March 30, 2000 among the Financial Institutions named therein, Bank of America, N.A. as Agent and the Company.

                  "DOJ" means the United States Department of Justice.

                  "Environmental Laws" means, collectively, all applicable foreign, U.S. Federal, state or local laws, statutes, ordinances, rules, regulations, codes or common law relating to health, safety, pollution or protection of the environment (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Resource Conservation and Recovery Act, as amended, the Clean Air Act, as amended, and the California Hazardous Waste Control Act, as amended).

                  "Equipment" means all of the tangible personal property owned or leased by the Company or any of its Affiliates and used in or held for use in the operations of the business of the Company or any of its Affiliates.

                  "ERISA" has the meaning set forth in Section 5.16.

                  "Exchangeable Notes" has the meaning set forth in Paragraph A of the Recitals.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

                  "Facilities" means the buildings, plants, offices and all other improvements on any real property (including fixtures affixed thereto) which are owned or leased by the Company or any of its Subsidiaries and used or held for use in the operation of the business of the Company or any of its Subsidiaries.

                  "Financial Statements" has the meaning set forth in Section
5.9.

                  "FTC" means the United States Federal Trade Commission.

                  "GAAP" means United States generally accepted accounting principles, in effect from time to time, consistently applied.

                  "Governmental Authority" means the government of any nation, state, city, locality or other political subdivision of any thereof, any entity


                                      III-3
exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity exercising public functions owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  "Hazardous Materials" shall include hazardous substances, hazardous waste or hazardous materials, or pollutants or contaminants, as such terms are defined in any Environmental Law.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

                  "Indebtedness" means, as to any Person: (a) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person representing the balance of deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations of such Person under operating leases in excess of $15,000,000 (h) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clauses (f) and (g)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (i) all Indebtedness of any other Person referred to in clauses (a) through (g) above, guaranteed, directly or indirectly, by that Person.

                  "Initial Investment" has the meaning set forth in Paragraph A of the Recitals.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest of any kind or nature whatsoever (excluding preferred stock or equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

                  "Material Adverse Effect" means any material adverse change in the Condition of the Company.

                  "Minimum Condition" has the meaning set forth in Section
7.2(a).


                                      III-4

                  "Notes" means the Exchangeable Notes and the Convertible
Notes.

                  "Offer Documents" has the meaning set forth in Section 7.2(b).

                  "Outstanding Borrowings" means all Indebtedness of the Company and/or its Subsidiaries for borrowed money (including without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), excluding obligations with respect to trade payables incurred in the ordinary course of business.

                  "Pension Plan" has the meaning set forth in Section 5.16.

                  "Permitted Liens" means (i) Liens for taxes, governmental charges or levies which (a) are not yet due and payable, or (b) are being diligently contested in good faith by appropriate proceedings; provided, that for any such taxes being diligently contested in good faith, the Company has set aside adequate reserves, (ii) Liens imposed by law, such as mechanic's, materialman's, landlord's, warehouseman's and carrier's liens, securing obligations incurred in the ordinary course of business which are not yet overdue or which are being diligently contested in good faith by appropriate proceeding and, with respect to such obligations which are being contested, for which the Company has set aside adequate reserves, (iii) Liens securing Senior Debt, (iv) Liens which (x) secure obligations of less than $15,000,000 in the aggregate, and (y) do not, individually or in the aggregate, interfere with the use and enjoyment of the property subject thereto and (v) Liens created in favor of General Electric Capital Corporation pursuant to the Accounts Receivables Purchase Agreement between General Electric Capital Corporation and EFTC Corporation, dated December 5, 1997.

                  "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

                  "Projected Budget" has the meaning set forth in Section 3.12.

                  "Proxy Statement" has the meaning set forth in Section
5.26(b).

                  "Purchase Price" has the meaning set forth in Section 2.1.

                  "Purchaser" has the meaning set forth in the preamble hereto.

                  "RCBA" means RCBA Strategic Partners, L.P.

                  "Requirements of Law" means, as to any Person, the provisions of the Certificate of Incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, regulation, right, privilege, qualification, license or franchise, order, judgment, or


                                      III-5
determination, in each case, of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property (or to which such Person or any of its property is subject) or applicable to any or all of the transactions contemplated by or referred to in the Transaction Documents.

                  "Rights" has the meaning set forth in Section 7.2(a).

                  "Rights Agreement" has the meaning set forth in Section
7.2(a).

                  "Schedule 14D-9" has the meaning set forth in Section 7.2(d).

                  "SEC Reports" has the meaning set forth in Section 5.25(a).

                  "Securities" has the meaning set forth in Paragraph A of the Recitals.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

                  "Senior Debt" means (i) all indebtedness outstanding at any time under the Credit Agreement, and all hedging obligations and bank products with respect thereto, (ii) any replacement or refinancing of the Credit Agreement which provides for borrowings by the Company up to $55,000,000 in aggregate principal amount and (iii) all obligations with respect to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (x) any Indebtedness of the Company to any of its Subsidiaries or other affiliates, or (y) any Indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby).

                  "Shareholder Approval" has the meaning set forth in Paragraph C of the Recitals.

                  "Shareholders Meeting" has the meaning set forth in Paragraph C of the Recitals.

                  "Stock Incentive Plan" means a stock incentive plan for the Company's employees adopted by the Board of Directors with terms satisfactory to the Purchaser.

                  "Subsidiary" or "Subsidiaries" means, with respect to any Person (the "parent"), any corporation, association or other business entity of which securities or other ownership interests representing more than 50% of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

                  "Successful Tender Offer" has the meaning set forth in Section 7.2(a).

                  "Superior Proposal" means an Acquisition Proposal for which the Company's Board of Directors has determined in its good faith judgment that its fiduciary duties require it to consider and pursue but only after (i) consultation with outside counsel and such other advisors as it may deem appropriate, (ii) receiving the written opinion of its financial advisor and


                                      III-6
such other information as it determines necessary, that such Acquisition Proposal is financially superior to the Transactions and (iii) concluding based on the advice of its financial advisor that the Person who has made the Acquisition Proposal (x) has in place sufficient financing to be able to successfully complete the transaction set forth in the Acquisition Proposal and
(y) would be capable of closing such transaction within a period ending on the later of (i) June 30, 2000 and (ii) 60 days following the termination of this Agreement pursuant to Section 8.1(g).

                  "Tax" or "Taxes" shall mean all federal, state, local foreign and other taxes, assessments or other government charges, including, without limitation, income, estimated income, business, occupation, franchise, property sales, transfer, use, employment, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith for which the Company may be liable.

                  "Tender Offer" has the meaning set forth in paragraph B of the Recitals.

                  "Thayer" means, collectively, Thayer Equity Investors IV, L.P. and TC Manufacturing Holdings, L.L.C.

                  "Tender Shares" has the meaning set forth in Section 7.2(a).

                  "Transactions" has the meaning set forth in paragraph B of the Recitals.

                  "Transaction Documents" means collectively, this Agreement, the Exchangeable Notes, the Convertible Notes and the Warrants.

                  "Transaction Expenses" means out-of-pocket expenses incurred by the Purchaser (including for purposes of this definition, by its members including, without limitation, Thayer and RCBA), in connection with the legal and financial due diligence review of the Condition of the Company conducted by the Purchaser, the negotiation and preparation of the Transaction Documents, the consummation of the transactions contemplated thereby and preparation for any of the foregoing, including, without limitation, travel expenses, fees, charges and disbursements of the Purchaser's legal counsel, accountants, consultants, other advisors and any similar or related costs and expenses.

                  "Warrants" has the meaning set forth in Paragraph A of the Recitals.

1.2. Accounting Terms; Financial Statements. All accounting terms used herein not expressly defined in this Agreement shall have the respective meanings given to them in accordance with GAAP.

1.3. Knowledge Standard. When used herein, the phrase "to the knowledge of" any Person, "to the best knowledge of" any Person or any similar phrase shall mean,
(i) with respect to any individual, the actual knowledge of such Person after reasonable inquiry, and (ii) with respect to any other Person, the actual knowledge of officers and directors, or Persons acting in similar capacities, of


                                      III-7
such Person and the knowledge of such facts that such persons should have in the exercise of their duties after reasonable inquiry. When used herein, the phrase "to the knowledge of the Company," "to the best knowledge of the Company" or any similar phrase shall mean "to the best knowledge of the Company and each Affiliate" using the standards set forth in the previous sentence.

                                   ARTICLE 2.

                       PURCHASE AND SALE OF THE SECURITIES

2.1. Purchase and Sale of the Securities. Upon the terms and subject to the conditions herein contained, at the Closing (as defined herein) on the Closing Date (as defined herein), the Company agrees that it will issue and sell to the Purchaser, and the Purchaser agrees that it will acquire and purchase from the Company, the Securities. The purchase price of the Securities shall be $54,000,000 (the "Purchase Price").

2.2. Closing. The closing of the sale to and purchase by the Purchaser of the Securities referred to in Section 2.1 hereof (the "Closing") shall occur at the offices of Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, CA 90071-2007 at 10:00 a.m. Los Angeles time on March 30, 2000 or at such other date, place or time of day as the Purchaser and the Company shall agree to in writing (the "Closing Date"). At the Closing, (i) the Company shall deliver to the Purchaser the Exchangeable Notes and certificates evidencing the Warrants being purchased by the Purchaser, registered in such Purchaser's name, free and clear of any Liens of any nature whatsoever, and (ii) the Purchaser shall deliver to the Company the Purchase Price by wire transfer of immediately available funds.

                                   ARTICLE 3.

                       CONDITIONS TO THE OBLIGATION OF THE

                      PURCHASER TO PURCHASE THE SECURITIES

                  The obligation of the Purchaser to purchase the Securities, to pay the Purchase Price therefor and to perform any obligations hereunder on the Closing Date (unless otherwise specified) shall be subject to the satisfaction as determined by, or waiver by, the Purchaser of the following conditions on or before the Closing Date:

3.1. Representations and Warranties. The representations and warranties of the Company contained in Article 5 hereof shall be true and correct in all material respects at and as of the Closing Date except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date as if made at and as of such date.

3.2. Compliance with Terms and Conditions of this Agreement. The Company shall have duly and properly performed and complied with all of the agreements, covenants, obligations and conditions set forth herein that are required to be performed or complied with by the Company on or before the Closing Date.


                                      III-8

3.3. Delivery of the Exchangeable Notes and Certificates Evidencing the Warrants. The Company shall have delivered to the Purchaser the Exchangeable
Notes and the  certificates  evidencing the Warrants as set forth in Section
2.2.

3.4. Closing Certificates. The Company shall have delivered to the Purchaser a certificate executed by an authorized officer of the Company certifying to such matters as the Purchaser may reasonably request, including that the representations and warranties of the Company contained in the Agreement are true and correct in all material respects on and as of the Closing Date except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date, and that the conditions set forth in this Article 3 to be satisfied by the Company have been satisfied on and as of the Closing Date.

3.5. Secretary's Certificates. The Purchaser shall have received a certificate from the Company, dated as of the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, certifying that the attached copies of the Articles of Incorporation, bylaws of the Company, and resolutions of the Board of Directors of the Company approving the Transaction Documents and the transactions contemplated thereby, are all true, complete and correct and remain unamended and in full force and effect.

3.6. Documents. The Purchaser shall have received true, complete and correct copies of such documents and such other information as it may have reasonably requested in connection with or relating to the sale of the Securities and the transactions contemplated by the Transaction Documents, all in form and substance reasonably satisfactory to the Purchaser prior to the Closing.

3.7. Purchase Permitted by Applicable Laws. The acquisition of and payment for the Securities to be acquired by the Purchaser hereunder and the consummation of the transactions contemplated by the Transaction Documents shall not (a) violate any Requirements of Law, (b) result in a breach or default (i) under any of the Contractual Obligations of the Company or (ii) under any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator, or commission, board, bureau, agency or other governmental instrumentality, or (c) result in, or require, the creation or imposition of any Lien, or the obligation to make any payment with respect to any Lien, upon or with respect to any of the property of the Company.

3.8. Opinion of Counsel. The Purchaser shall have received an opinion of counsel to the Company, dated as of the Closing Date substantially in the form of Exhibit D hereto.

3.9. Consents and Approvals. Except as set forth on Schedule 3.9, all agreements, approvals, consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those material Contractual Obligations of the Company, necessary or required in connection with the execution, delivery or performance of the Transaction Documents (including,


                                      III-9
without limitation, the issuance of the Securities, and issuance of the Common Stock upon conversion of the Convertible Notes or the exercise of the Warrants) by the Company, shall have been obtained and be in full force and effect, and the Purchaser shall have been furnished with appropriate evidence thereof, and all waiting periods shall have lapsed without extension or the imposition of any conditions or restrictions.

3.10. No Material Adverse Effect. Since the Balance Sheet Date, ther shall have been no Material Adverse Effect.

3.11. No Material Judgment or Order. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirement of Law which, in the reasonable judgment of the Purchaser, would (i) prohibit the purchase of the Securities or the consummation of the other transactions contemplated hereunder, (ii) subject the Purchaser to any penalty if the Securities were to be purchased hereunder, (iii) question the validity or legality of the transactions contemplated hereby, or (iv) be reasonably expected to materially and adversely affect the value of the capital stock of the Company, the Securities or the Condition of the Company.

3.12. Financial Statements. The Company shall have delivered to the Purchaser a copy of the FinancialStatements and a projected budget for fiscal year 2000 (the "Projected Budget").

3.13. Bank Financing. The Company shall have entered into the Credit Agreement upon terms which shall have been approved by the Purchaser and all other Indebtedness which would rank senior in preference to the Notes shall have been paid in full and any security interests related thereto shall have been terminated.

3.14. Insurance Coverage. The Company shall provide liability insurance for its directors and officers and shall cause such insurance to remain in full force and effect on the Closing Date.

3.15. Board of Directors. As of the Closing Date, the Company's Board of Directors shall have been increased by two and two persons designated by the Purchaser shall have been appointed as directors and such persons shall have also been appointed to each committee of the Board of Directors; provided, that both such persons need not be appointed to the audit committee if such appointments would cause a breach of the continued listing requirements for the Common Stock on the Nasdaq Stock Market. In addition, the Board of Directors shall also have granted the right to two additional persons designated by the Purchaser to attend and observe at meetings of the Board of Directors of the Company.

3.16. Indemnification Agreement. The Company shall have executed and delivered to the Purchaser an indemnification agreement, dated as of the Closing Date, substantially in the form of Exhibit E hereto.


                                      III-10

                                   ARTICLE 4.

                                CONDITIONS TO THE

                       OBLIGATIONS OF THE COMPANY TO CLOSE

                  The obligation of the Company to issue and sell the Securities and the other obligations of the Company hereunder, shall be subject to the satisfaction as determined by, or waiver by, the Company of the following conditions on or before the Closing Date:

4.1. Representations and Warranties. The representations and warranties of the Purchaser contained in Section 6 hereof shall be true and correct in all material respects at and as of the Closing Date except to the extent that such representations and warranties relate solely to an earlier date, in which case such representation and warranties shall have been true and correct in all material respects as of such earlier date as if made at and as of such date.

4.2. Compliance with Terms and Conditions of this Agreement. The Purchaser shall have performed and complied with all of the agreements, covenants, obligations and conditions set forth herein that are required to be performed or complied with by the Purchaser on or before the Closing Date.

4.3. Payment of Purchase Price. The Purchaser shall tender to the Company the Purchase Price.

4.4. Closing Certificates. The Purchaser shall have delivered to the Company a certificate executed by an authorized Person for the Purchaser certifying as to such matters as the Company may reasonably request, including that the representations and warranties of the Purchaser contained in this Agreement are true and correct as of the Closing Date, and that the conditions set forth in this Article 4 to be satisfied by the Purchaser have been satisfied on and as of the Closing Date.

4.5. Issuance Permitted by Applicable Laws. The issuance of the Securities by the Company hereunder and the consummation of the transactions contemplated by the Transaction Documents shall not (a) violate any Requirements of Law, or (b) result in a breach or default (i) under any of the Contractual Obligations of the Purchaser, or (ii) under any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator, or commission, board, bureau, agency or other governmental instrumentality.

4.6. Manager's Certificate. The Company shall have received a certificate from the Purchaser, dated as of the Closing Date, and signed by an authorized Person for the Purchaser, certifying that the attached copies of the Certificate of Limited Liability Company, and any resolutions or similar documents for the Purchaser approving the Transaction Documents and the transactions contemplated thereby, are all true, complete and correct and remain unamended and in full force and effect.

4.7. Documents. The Company shall have received true, complete and correct copies of such documents and such other information as it may have reasonably


                                      III-11
requested in connection with or relating to the sale of the Securities and the transactions contemplated by the Transaction Documents, all in form and substance reasonably satisfactory to the Company prior to the Closing.

4.8. Opinion of Counsel. The Company shall have received an opinion of counsel to the Purchaser, dated as of the Closing Date substantially in the form of Exhibit F hereto.

4.9. Consents and Approvals. Except as set forth on Schedule 4.9, all agreements, approvals consents, exemptions, authorizations, or other actions by, or notices to, or filings with, Governmental Authorities and other Persons in respect of all Requirements of Law and with respect to those material Contractual Obligations of the Purchaser, necessary or required in connection with the execution, delivery or performance of the Transaction Documents by the Purchaser, shall have been obtained and be in full force and effect, and the Company shall have been furnished with appropriate evidence thereof as requested by the Company and all waiting periods shall have lapsed without extension or imposition of any conditions or restrictions.

4.10. No Material Judgment or Order. There shall not be on the Closing Date any judgment or order of a court of competent jurisdiction or any ruling of any Governmental Authority or any condition imposed under any Requirements of Law which, in the reasonable judgment of the Company would (i) prohibit the sale of the Securities or the consummation of the other transactions contemplated hereunder, (ii) subject the Company to any penalty if the Securities were to be sold hereunder, or (iii) question the validity or legality of the transactions contemplated hereby.

                                   ARTICLE 5.

                               REPRESENTATIONS AND

                            WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to the Purchaser as follows:

5.1. Corporate Existence and Authority. The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado; (b) has all requisite corporate power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently, or is currently proposed, to be engaged; (c) is duly qualified as a foreign corporation, licensed and in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties; and (d) has the corporate power and authority to execute, deliver and perform its obligations under each Transaction Document to which it is or will be a party.

5.2. Corporate Authorization; No Contravention. Except as set forth in Schedule 5.2, the execution, delivery and performance by the Company of each of the Transaction Documents and the consummation of the transactions contemplated thereby, including without limitation, the issuance of the Securities (a) has


                                      III-12
been duly authorized by all necessary corporate action, including, if required, shareholder action, (b) does not and will not conflict with or contravene the terms of the Articles of Incorporation or the bylaws of the Company, or any amendment thereof; and (c) does not and will not violate, conflict with or result in any material breach or contravention of (i) any Contractual Obligation of the Company or any of its Subsidiaries, or (ii) any Requirements of Law applicable to the Company or any of its Subsidiaries.

5.3. Governmental Authorization; Third Party Consents. Except as set forth on
Schedule 5.3, no approval, consent, compliance, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person in respect of any applicable Requirements of Law, and no lapse of a waiting period under any applicable Requirements of Law, is necessary or required to be obtained or made by the Company in connection with the execution, delivery or performance (including, without limitation, the issuance of the Securities, the issuance of the Common Stock upon the conversion of the Convertible Notes or the exercise of the Warrants) by the Company or the enforcement against the Company of the Transaction Documents, or the transactions contemplated thereby.

5.4. Binding Effect. The Transaction Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability.

5.5. Other Agreements. Except as set forth on Schedule 5.5, neither the Company nor any Subsidiary has previously entered into any agreement which is currently in effect or to which the Company or any Subsidiary is currently bound, granting any registration or other material rights to any Person, the provision or performance of which would render the provision or performance (including, without limitation, the issuance of the Securities and the issuance of the Common Stock upon the conversion of the Convertible Notes or the exercise of the Warrants) of the material rights to be granted to the Purchaser by the Company in the Transaction Documents impracticable.

5.6. Capitalization. As of the date hereof, the capital stock of the Company consists solely of (i) 45,000,000 authorized shares of Common Stock (of which 15,543,489 are issued and outstanding); (ii) 45,000 authorized shares of Series A Junior Participating Preferred Stock (of which none are issued and outstanding); and (iii) 4,955,000 authorized shares of preferred stock (of which none are issued and outstanding). Immediately following the Closing, the capital stock of the Company will consist solely of (i) 45,000,000 authorized shares of Common Stock (of which 15,543,489 will be issued and outstanding); (ii) 45,000 authorized shares of Series A Junior Participating Preferred Stock (of which none will be issued and outstanding); and (iii) 4,955,000 authorized shares of preferred stock (of which none will be issued and outstanding). Except for issuances permitted under Section 7.5(e) and for the changes in authorized capital contemplated by 7.5(b), immediately following the Closing and the consummation of the Tender Offer, the capital stock of the Company will remain unchanged. As of the date hereof, the Company has reserved (i) 4,495,000 shares of Common Stock for issuance pursuant to the Company's Equity Incentive Plan,
(ii) 300,000 shares of Common Stock for issuance pursuant to the Company's Non-Employee Director Plan and (iii) 402,388 shares of Common Stock for issuance pursuant to non-qualified options issued by the Company. Immediately following


                                      III-13
the Closing, the Company will have reserved (i) 4,495,000 shares of Common Stock for issuance pursuant to the Company's Equity Incentive Plan, (ii) 300,000 shares of Common Stock for issuance pursuant to the Company's Non-Employee Director Plan, (iii) 3,093,154 shares for issuance upon the exercise of the Warrant and (iv) 402,388 shares of Common Stock for issuance pursuant to non-qualified options issued by the Company. Immediately following the closing of the Tender Offer, the Company expects to have reserved (i) 4,495,000 shares of Common Stock for issuance pursuant to the Company's Equity Incentive Plan,
(ii) 300,000 shares of Common Stock for issuance pursuant to the Company's Non-Employee Director Plan, (iii) such shares of Common Stock as are issuable pursuant to the Company's Stock Incentive Plan, (iv) such shares of Common Stock as are issuable upon the exercise of the Convertible Note and (v) 402,388 shares of Common Stock for issuance pursuant to non-qualified options issued by the Company. All outstanding shares of capital stock of the Company are duly authorized and validly issued, fully paid, nonassessable and free and clear of any Liens, preferential rights, priorities, claims, options, charges or other encumbrances or restrictions, except as set forth herein.

5.7. Subsidiaries. Each Subsidiary of the Company that is a corporation or a limited liability company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, with the corporate or requisite power and authority to own its properties and conduct its business. Each Subsidiary is qualified and licensed to transact business in each jurisdiction where such qualification is necessary under applicable law as a result of the conduct of its business and ownership of its properties, except insofar as the failure to be so qualified would not have a Material Adverse Effect.

5.8. Litigation. Except as disclosed in the Company's SEC Reports, there is no complaint, action, order, writ, injunction, judgment or decree outstanding, or claim, suit, litigation, proceeding, labor dispute, arbitral action or investigation (each an "Action" and collectively, "Actions") pending or, to the knowledge of the Company, threatened against, relating to or affecting (i) the assets of the Company or the Subsidiaries, or (ii) the transactions required to be performed under this Agreement or by the Transaction Documents which could have a Material Adverse Effect. Neither the Company nor the Subsidiaries are in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Company or any Subsidiary which default could result in a Material Adverse Effect. Except as set forth in the SEC Reports, there is not a reasonable likelihood of an adverse determination of any pending Action that would, individually or in the aggregate, have a Material Adverse Effect.

5.9. Financial Statements. The Company has furnished the Purchaser with a draft of the audited balance sheet of the Company as of December 31, 1999 and the related consolidated statements of operations and cash flows for the fiscal year then ended, accompanied by the report of an independent auditor (collectively, the "Audited Financial Statements"), together with a copy of the unaudited balance sheets of the Company as of January 31, 2000 and February 29, 2000 and the related consolidated statements of operations and cash flows for the periods then ended ("Unaudited Financial Statements", collectively, together with the Audited Financial Statements, the "Financial Statements"). The Financial


                                      III-14

Statements fairly present the financial condition and results of operations in accordance with GAAP as of the dates and for the periods set forth in the balance sheet included therein and the results of operations of the Company for the periods covered, except that the Unaudited Financial Statements (i) do not have all the footnotes required by generally accepted accounting principles and
(ii) are subject to normal, year-end adjustments. The Projected Budget represents the best good faith financial estimates of the management of the Company for such fiscal year.

5.10.    Title and Condition of Assets.

(a) Except as set forth on Schedule 5.10(a), the Company has good, and with respect to real property, marketable, title to all of the real and personal property reflected on the balance sheets included in the Financial Statements or acquired by the Company and its Subsidiaries since the Balance Sheet Date, free and clear of any Liens or defects of title, other than Permitted Liens. The Company has a valid and enforceable leasehold interest in all real property leased by it pursuant to the terms of the respective lease agreements. The Company is in compliance in all material respects with the terms of all such leases and, except as described on Schedule 5.10(a), such leases are sufficient for the conduct of the Company's business as now being and presently planned to be conducted.

(b) Except as set forth on Schedule 5.10(b), the Facilities and Equipment are in good operating condition and repair (except for ordinary wear and tear and any defect the cost of repairing which would not be material), are sufficient for the operation of the Company's business and are in conformity in all material respects with applicable laws, ordinances, orders, regulations and other requirements (including applicable zoning, environmental, motor vehicle safety standards, occupational safety and health laws and regulations) relating thereto, except where such failure to conform would not have a Material Adverse Effect. The Company enjoys peaceful and undisturbed possession of all Facilities owned or leased by the Company, and, to the best knowledge of the Company, such Facilities are not subject to any encroachments, building or use restrictions, exceptions, reservations or limitations which in any material respect interfere with or impair the present and continued use thereof in the usual and normal conduct of the business of the Company. There are no pending or, to the best knowledge of the Company, threatened, condemnation proceedings relating to any of the Facilities. The Facilities and the Equipment are insured and are, to the best of the Company's knowledge, structurally sound with no material defects.

(c) Assets are valued on the books of the Company at or below actual cost less adequate and proper depreciation charges. All of the assets of the Company, in the aggregate, have a value at least equal to the value thereof as reflected in the balance sheet included in the Financial Statements. Except as set forth on
Schedule 5.10(c), the Company has not depreciated any of its assets for tax purposes on an accelerated basis or in any manner inconsistent with the Code or the rules, regulations, or guidelines of the Internal Revenue Service.


                                      III-15

5.11. Contractual Obligations. Except as set forth on Schedule 5.11, the Company is not in default or breach under or with respect to any Contractual Obligation to which it is a party (and to the best knowledge of the Company, no other party to any such Contractual Obligation is in default or breach thereunder), except any such default which, individually or together with all such defaults, would not have a Material Adverse Effect or impair the ability of the Company to perform its obligations under the Transaction Documents. Neither the Company nor any of its Subsidiaries has received notice that any party to any such Contractual Obligation intends to cancel, amend or terminate any such agreement.

5.12. No Material Adverse Effect. Since the Balance Sheet Date, there has not been any Material Adverse Effect, nor to the best knowledge of the Company is any such change threatened.

5.13. Investment Company/Government Regulations. Immediately following the Closing, after giving effect to the transactions contemplated by the Transaction Documents, neither the Company nor any Person controlling, controlled by or under common control with the Company will be an "investment company" within the meaning of the Investment Company Act of 1940, as amended. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, as amended, the Federal Power Act, or any Federal or state statute or regulation limiting its ability to incur Indebtedness.

5.14. Broker's, Finder's or Similar Fees. Other than as set forth on Schedule 5.14, there are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company or any Subsidiary of the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any officer, director, shareholder, or Subsidiary of the Company, or any action taken by any such person.

5.15. Labor Relations and Employee Matters. The Company is not engaged in any unfair labor practice. There is (i) no unfair labor practice complaint pending or, to the best knowledge of the Company, threatened against the Company before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending or, to the best knowledge of the Company, threatened against the Company, (ii) no strike, labor dispute, slowdown or stoppage pending or, to the best knowledge of the Company, threatened against the Company, and (iii) no union representation question existing with respect to the employees of the Company and, to the knowledge of the Company, no union organizing activities are taking place.

5.16. Employee Benefit Plans. Each employee pension benefit plan, as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), of the Company or any subsidiary of the Company (a "Pension Plan") and each other employee benefit plan within the meaning of ERISA (collectively with the Pension Plans, the "Plans") complies in all material respects with all applicable requirements of ERISA and the Code, and other applicable laws. None of the Plans is a multi-employer plan, as such term is defined in Section 3(37) of ERISA. Each Pension Plan which is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and, to the Company's knowledge, nothing has


                                      III-16
occurred since the date of any such determination or application which would adversely affect such qualification. Neither the Company nor any Subsidiary of the Company, nor any Plan nor any of their respective directors, officers, employees or agents has, with respect to any Plan, engaged in any "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could result in any taxes or penalties or other liabilities under Section 4975 of the Code or under Section 502(i) of ERISA, except taxes, penalties or liabilities which in the aggregate would not have a Material Adverse Effect. No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Pension Plan that has not been satisfied in full. No Pension Plan has incurred an "accumulated funding deficiency" within the meaning of the Code. There has been no "reportable event" within the meaning of Section 4043 of ERISA with respect to any Pension Plan. All amounts required by the provisions of any Pension Plan to be contributed have been so contributed.

5.17. Outstanding Borrowings. Schedule 5.17 lists the amount of all Outstanding Borrowings as of the date set forth in such schedule and the name of each lender thereof.

5.18. Undisclosed Liabilities. The Company has no liabilities or obligations (absolute, accrued, contingent or otherwise) except (i) liabilities that are reflected and reserved against on the balance sheets included in the Financial Statements (including the notes thereto), (ii) liabilities incurred in the ordinary course of business and consistent with the past practice of the Company since the Balance Sheet Date, and which are reflected and reserved for in the balance sheets included in the Financial Statements, (iii) liabilities arising under Contractual Obligations described on Schedule 5.18 and (iv) liabilities incurred in connection with the transactions contemplated by the Transaction Documents.

5.19. Solvency. Neither the Company nor any Subsidiary has (i) made a general assignment for the benefit of its creditors, (ii) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition in bankruptcy by its creditors, (iii) suffered the appointment of a receiver to take possession of all or substantially all of its assets or properties, (iv) suffered the attachment or other judicial seizure of all or substantially all of its assets or (v) admitted in writing its inability to pay its debts as they come due. After giving effect to the transactions contemplated by the Transaction Documents, the Company will not (i) have liabilities which exceed the stated value of its assets, or (ii) be left with unreasonably small capital with which to engage in its respective business for the foreseeable future, or
(iii) have incurred debts beyond its ability to pay such debts as they mature.

5.20. Compliance with Law. The Company and the conduct of its business is in compliance with all applicable laws, statutes, ordinances and regulations, whether federal, state, local or foreign, except where the failure to comply would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice to the effect that it is not in compliance with any of such statutes, regulations, orders, ordinances or other laws where the failure to comply would have a Material Adverse Effect. The Company, to the best


                                      III-17
of its knowledge, has no reason to anticipate that any presently existing circumstances are likely to result in any such violations which would, in any one case or in the aggregate, have a Material Adverse Effect.

5.21. No Other Agreements to Sell the Assets or Capital Stock of the Company. Except as set forth on Schedule 5.21 hereto, neither the Company nor any Subsidiary has any legal obligation, absolute or contingent, other than the obligations under the Transaction Documents, to any person or firm to (i) sell assets of the Company to any Person or firm in an aggregate amount of up to $100,000 and/or other than in the ordinary course of business, (ii) sell any capital stock of the Company (other than as reflected in Section 5.6) or effect any merger, consolidation or other reorganization of the Company or (iii) enter into any agreement with respect to any of the foregoing.

5.22. Changes. Except as set forth on Schedule 5.22, since December 31, 1999, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business, that have not caused, in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the assets, properties, financial condition, operating results, prospects or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

(c) any waiver by the Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted);

(e) any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee;

(g) any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets;

(h) any resignation or termination of employment of any key officer of the Company; and to the knowledge of the Company, there is no impending resignation or termination of employment of any such officer;


                                      III-18

(i) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of the Company;

(j) receipt of notice that any supplier or third-party outsourcing provider will no longer supply products or services to the Company;

(k) any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(l) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(m) any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any of such stock by the Company;

(n) to the Company's knowledge, any other event or condition of any character that would reasonably be expected to materially and adversely affect the assets, properties, financial condition, operating results or business of the Company (as such business is presently conducted and as it is proposed to be conducted); or

(o) any agreement or commitment by the Company to do any of the things described in this Section 5.22.

5.23. Certain Payments. The Company has complied with the requirements of the Foreign Corrupt Practices Act and neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any government official, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured or, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary of the Company, (b) made any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services in violation of any law, or (c) established or maintained any fund or asset for use, directly or indirectly, with any of the foregoing activities that has not been recorded in the books and records of the Company.

5.24. Environmental Matters. The Company and its Subsidiaries are and at all times have been in compliance with all Environmental Laws, except where such instances of noncompliance would not be expected by the Company to have a Material Adverse Effect on the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, and (ii) neither the Company nor any of its Subsidiaries has any material liability under any Environmental Law. All real property previously leased by the Company or any of its Subsidiaries was, at all times during which such premises were occupied by the Company or any of its Subsidiaries, free from contamination from Hazardous Materials regulated by Environmental Laws as a result of the conduct of the


                                      III-19

Company or any of its Subsidiaries or, to the best of the Company's knowledge, any other party. Except as set forth on Schedule 5.24, (i) no notices of any violation or alleged violation of, or any liability under, any Environmental Law relating to the operations or properties of the Company or any of its Subsidiaries have been received by the Company or any of its Subsidiaries and
(ii) there are no writs, injunctions, decrees, orders or judgments outstanding, or any actions, suits, claims, proceedings, administrative actions or investigations pending or, to the knowledge of the Company, threatened, alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, or that the Company or any of its Subsidiaries is a party responsible for remedial action pursuant to any Environmental Law. Except as set forth on
Schedule 5.24, the Company and each of its Subsidiaries has all permits, licenses and authorizations required under the Environmental Laws for the operation of their business as it is currently operated and, to the Company's knowledge, based on the manner in which the business of the Company and its Subsidiaries is currently conducted, no modification or change to the operations of such business will be required upon renewal of any such permits, licenses and authorizations.

5.25.    SEC Reports.

(a) The Company has filed all required forms, reports and documents with the SEC since December 31, 1995 (collectively, the "SEC Reports"), except that the Company will file a Notification of Late Filing on Form 126-25 notifying the SEC that its Form 10-K for its 1999 fiscal year could not be filed within the prescribed time period. Each of the SEC Reports has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, each as in effect on the dates so filed. None of such forms, reports or documents, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has heretofore made available or promptly will make available to the Purchaser, a complete and correct copy of any amendment to the SEC Reports. None of the Subsidiaries of the Company is required to file any reports, statements, forms or other documents with the SEC.

(b) The SEC Reports contain audited consolidated balance sheets of the Company and its Subsidiaries as of December 31 in each of the years 1995 through 1998, and the related audited consolidated statements of income, statements of cash flow and changes in Shareholders' equity of the Company and its Subsidiaries for the fiscal years then ended, together with the respective reports thereon of KPMG LLP. These audited financial statements of the Company were included or incorporated by reference in the SEC Reports (collectively, including the footnotes thereto, the "SEC Financial Statements"), were prepared in accordance with GAAP (except as otherwise stated in the SEC Financial Statements or in the related reports of the Company's independent accountants) and present fairly the consolidated financial position of the Company and its subsidiaries as at the dates thereof, and the results of operations, changes in financial position and


                                      III-20
statements of Shareholders' equity of the Company and its Subsidiaries for the periods indicated. No event has occurred since the Balance Sheet Date that would require a restatement of the SEC Financial Statements under GAAP other than by reason of a change in GAAP. The SEC Financial Statements reflect, and on the Closing Date will reflect, the interest of the Company in the assets, liabilities and operations of all Subsidiaries of the Company.

(c) Neither the Company nor any of its Subsidiaries has any material liability, obligation or commitment of any nature whatsoever (whether known or unknown due or to become due, accrued, fixed, contingent, liquidated, unliquidated or otherwise) other than liabilities, obligations or commitments (i) which are accrued or reserved against in the consolidated balance sheet of the Company and its consolidated subsidiaries as of December 31, 1999 included in the Audited Financial Statements or reflected in the notes thereto, (ii)(x) which arose in the ordinary course of business since such date and (y) which do not or would not individually or in the aggregate have a Material Adverse Effect, or (iii) which are of the type that would not be required to be reflected on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto if such balance sheet were prepared in accordance with GAAP as of the date thereof or as of the Closing Date, as the case may be.

(d) Except as set forth on Schedule 5.25(d), since the date of the Company's 1999 Proxy Statement to the date hereof, the Company has not entered into or otherwise become obligated with respect to any transactions which would require disclosure pursuant to Item 404 of Regulation S-K in accordance with Items 7(b) or (c) of Schedule 14A under the Exchange Act were a Company proxy statement to be distributed as of the date hereof.

5.26. Fairness Opinion. The Company has received an opinion of Needham & Company, Inc., a copy of which was furnished to the Purchaser, that the terms of the Transactions, including the proposed consideration to be received by the Company's shareholders in the Tender Offer, is fair to such shareholders from a financial point of view.

5.27.    Disclosure.

(a) This Agreement does not, and the documents and certificates executed by the Company or otherwise furnished by the Company to the Purchaser at the Closing will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

(b) There is no fact known to the Company, which the Company has not disclosed to the Purchaser in writing, which has a Material Adverse Effect, or insofar as the Company can reasonably foresee, will have a Material Adverse Effect on the Condition of the Company, or the ability of the Company to perform its obligations under the Transaction Documents, or any document contemplated thereby.


                                      III-21

                                   ARTICLE 6.

                               REPRESENTATIONS AND

                           WARRANTIES OF THE PURCHASER

                  The Purchaser hereby represents and warrants to the Company as follows:

6.1. Existence and Authority. The Purchaser (a) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite power and authority to own its assets and operate its business, and (c) has all requisite power and authority to execute, deliver and perform its obligations under each of the Transaction Documents to which it is or will be a party.

6.2. Authorization; No Contravention. The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby, including, without limitation, the acquisition of the Securities: (a) is within the Purchaser's power and authority and has been duly authorized by all necessary action on the part of such Purchaser; (b) does not conflict with or contravene the terms of the Purchaser's certificate of formation and agreement of limited liability company or any amendments thereof; and (c) will not violate, conflict with or result in any material breach or contravention of (i) any Contractual Obligation of the Purchaser, or (ii) any Requirements of Law or any order or decree applicable to the Purchaser.

6.3. Binding Effect. This Agreement has been duly executed and delivered by the Purchaser, and this Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

6.4. Purchasers Expertise. Without limiting the right of the Purchaser to rely on the representations and warranties of the Company contained herein, the Purchaser is an informed and sophisticated purchaser, possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment under this Agreement and has engaged expert legal, financial, tax, business and other advisors, experienced in the evaluation and purchase of companies such as the Company.

6.5. Investment Intent. The Purchaser is engaging in the Transactions solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

6.6. Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by the Company in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding entered into by the Purchaser.


                                      III-22

                                   ARTICLE 7.

                              ADDITIONAL AGREEMENTS

7.1.     Proxy Statement.

(a) As promptly as practicable after the date hereof, the Company shall prepare and file the Proxy Statement in preliminary form with the SEC under the Exchange Act, and shall use all reasonable efforts to have it cleared with the SEC, and promptly thereafter shall mail it in definitive form to its shareholders. The Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement. Each of the Purchaser and the Company agrees promptly to correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be mailed to the shareholders of the Company, in each case as and to the extent required by law. The Proxy Statement shall contain the recommendation of the Board of Directors of the Company described in Section 7.1(b). The Purchaser, and its counsel, shall be given an opportunity to review and comment on the Proxy Statement prior to it being filed with the SEC.

(b) The Company shall, in accordance with the Colorado Business Corporation Act and its Amended and Restated Articles of Incorporation and bylaws of the Company, duly call, give notice of, convene and hold the Shareholders Meeting as soon as practicable after the date hereof for the purpose of considering and taking action upon the approval of the Transactions to the extent required by law or the requirements of the Nasdaq Stock Market. Subject to the exercise of the fiduciary duty of the Board of Directors of the Company after consultation with outside legal counsel, the Company will include in the Proxy Statement the recommendation of the Board of Directors that shareholders of the Company vote in favor of the approval of the Transactions at the Shareholders Meeting and shall use its best efforts to solicit from shareholders of the Company proxies in favor of such approval and adoption and will take all other actions necessary, or in the reasonable judgment of the Purchaser and the Company advisable, to secure the approval of the Transactions by the Company's shareholders.

7.2.     Tender Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article 8, then, not later than the first business day after execution of this Agreement, the Company shall issue a public announcement of the execution of this Agreement. At the time of and following such public announcement, both parties shall fully cooperate with each other as necessary to allow the Purchaser to file such communications with the Commission under cover of Schedule TO as are required to be filed pursuant to Rule 14d-2(b) under the Exchange Act. Not later than the twentieth business day prior to the Shareholders Meeting, the Purchaser shall, subject to the provisions of this Agreement, commence the Tender Offer for up to 8,250,000 shares together with the associated rights ("Rights") issued pursuant to the Rights Agreement dated


                                      III-23
as of February 25, 1999 (the "Rights Agreement"), between the Company and American Securities Transfer & Trust, Inc., as Rights Agent (collectively, the "Tender Shares") at a price of $4.00 per Tender Share, net to the seller in cash. The Purchaser shall keep the Tender Offer open until the earlier of the date on which the Company Shareholders' Meeting is held and September 1, 2000 (the "Approval Date"). The Purchaser shall accept for payment and pay for all Tender Shares that have been validly tendered and not withdrawn pursuant to the Tender Offer promptly following the Shareholder Approval, subject to satisfaction, or waiver by the Purchaser, of the conditions set forth in this Agreement and in Annex I to this Agreement. The obligation of the Purchaser to accept for payment, purchase and pay for Tender Shares tendered pursuant to the offer shall be subject to the conditions set forth herein and in the Offer Documents, including the condition that a minimum of 500,000 Tender Shares shall have been validly tendered and not withdrawn prior to the expiration date of the Tender Offer (the "Minimum Condition"). Solely for purposes of determining whether the Minimum Condition has been satisfied, any shares owned by the Purchaser shall be deemed to have been validly tendered and not withdrawn pursuant to the Tender Offer. The Purchaser expressly reserves the right to increase the price per share payable in the Tender Offer or to make any other changes in the terms and conditions of the Tender Offer; provided, however, that, unless previously approved by the Company in writing, no change may be made which decreases the price per share payable in the Offer, which changes the form of consideration to be paid in the Tender Offer, which imposes conditions to the Tender Offer in addition to those set forth herein, which broadens the scope of such conditions, which increases the minimum number of Tender Shares which must be tendered as a condition to the acceptance for payment and payment for Tender Shares in the Tender Offer, or which otherwise amends the terms of the Tender Offer in a manner that is materially adverse to holders of shares. Notwithstanding the foregoing, the Purchaser may, without the consent of the Company, extend the Tender Offer if, by the Approval Date, any of the conditions to the Purchaser's obligation to purchase Tender Shares shall not be satisfied until such time as such conditions are satisfied. However, if the Company shall have held the Shareholders Meeting (with a quorum duly present) and a majority of the shareholders present and voting did not vote to approve the Transactions by the Approval Date, the Purchaser shall not extend the Tender Offer. It is agreed that the conditions to the Tender Offer set forth herein and in the Annex I to this Agreement are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by the Purchaser, unless any such action or inaction by the Purchaser would constitute a breach by the Purchaser of any of its covenants or agreements under this Agreement) or may be waived by the Purchaser, in whole or in part at any time and from time to time, in its sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser with respect to any of the foregoing conditions (including, without limitation, the satisfaction of such conditions) shall be made in good faith and shall be final and binding on the parties. The Purchaser may, but is not obligated to, purchase Tender Shares in the Tender Offer if the Minimum Condition is not satisfied. However, only consummation of the Tender Offer for a number of Tender Shares which satisfies the Minimum Condition (a "Successful Tender Offer") shall result in the exchange of Exchangeable Notes for Convertible Notes and the cancellation of any outstanding Warrants.


                                      III-24

(b) The Purchaser shall file with the SEC a Tender Offer Statement on Schedule TO with respect to the offer at such time as will permit the Tender Offer to be commenced as contemplated by Section 7.2(a). The Tender Offer Statement shall contain an offer to purchase and related letter of transmittal and summary advertisement (such Schedule TO and the documents therein pursuant to which the offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the holders of shares of Common Stock, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. Each of the Purchaser and the Company agrees promptly to correct any information supplied by it specifically for inclusion in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of the Purchaser and the Company further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to shareholders of the Company, in each case as and to the extent required by applicable Federal securities laws. The Purchaser agrees to provide the Company and its counsel in writing with any comments the Purchaser or its counsel may receive from the SEC or its Staff with respect to the Offer Documents promptly after the receipt of such comments. The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to the shareholders of the Company.

(c) The Company hereby approves of and consents to the Tender Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has unanimously adopted resolutions (i) determining that this Agreement and the Transactions, are fair to, and in the best interests of, the shareholders of the Company, (ii) approving and adopting this Agreement and the Transactions, in all respects and that such approval constitutes approval of the Initial Investment, the Tender Offer, this Agreement, and the terms of the Exchangeable Notes, Warrants and Convertible Notes and (iii) recommending that the shareholders of the Company accept the Tender Offer, tender their shares of Common Stock thereunder to the Purchaser and approve the Transactions at the Shareholders Meeting; provided, however, that such recommendation may be withdrawn, modified or amended to the extent that the Board of Directors, by a majority vote, determines in its good faith judgment, based as to legal matters on the advice of legal counsel, that the Board has received a Superior Proposal and is required to withdraw, modify or amend its recommendation to properly discharge its fiduciary duties.

(d) The Company shall use its best efforts to file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Tender Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") on the date the Offer Documents are filed with the SEC, and in any event shall file with the SEC the Schedule 14D-9 not later than the date required pursuant to the Exchange Act and the applicable rules and regulations


                                      III-25
promulgated thereunder, containing the recommendation described in Section 7.2(c) and shall mail the Schedule 14D-9 to the shareholders of the Company. The
Schedule 14D-9 shall comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, and shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by the Purchaser specifically for inclusion or incorporation by reference in the
Schedule 14D-9. Each of the Company and the Purchaser agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's Shareholders, in each case as and to the extent required by applicable Federal securities laws. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to shareholders of the Company.

(e) In connection with the Tender Offer, the Company will, and will cause its transfer agent to, furnish promptly to the Purchaser mailing labels containing the names and addresses of all record holders of shares of Common Stock as of a recent date and of those persons becoming record holders after such date, together with copies of all lists of shareholders and security position listing and computer files and all other information in the Company's possession and control regarding the beneficial ownership of its shares of Common Stock. The Company shall promptly furnish the Purchaser with such additional information (including, but not limited to, updated lists of shareholders and their addresses, mailing labels and security position listings and computer files) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Tender Offer to the record and beneficial holders of shares. Subject to the requirements of law, and except for such steps as are necessary or advisable to disseminate the Tender Offer and any other documents necessary to consummate the Transactions and to solicit tenders of shares and the approval of the Transaction, the Purchaser and each of its Affiliates shall hold in confidence the information contained in any of such labels, lists and additional information, shall use such information only in connection with the Tender, and, if this Agreement shall be terminated, shall deliver to the Company all copies of such information then in their possession or under their control.

7.3.     Proxy Statement; Offer Documents.

(a) The Proxy Statement will comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder, and will not, at the time of the first mailing and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any


                                      III-26
material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The letter to shareholders, notice of meeting, proxy statement and form of proxy that may be distributed by the Company to Shareholders in connection with the Transactions (including any supplements), and any schedules required to be filed with the SEC in connection therewith, are collectively referred to as the "Proxy Statement".

(c) None of the information supplied by the Company in writing for inclusion in the Offer Documents (as defined in Section 7.2(b)) or provided by the Company in the Schedule 14D-9 will, at the respective times that the Offer Documents and the Schedule 14D-9 or any amendments or supplements thereto are filed with the SEC and are first published or sent or given to shareholders, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

7.4. Acquisition Proposals. The Company may, directly or indirectly, furnish information and access, in each case in response to unsolicited requests therefor received after the date of this Agreement, with appropriate assurances of confidentiality, to any corporation, partnership, person or other entity or group, and, in response to unsolicited requests, may participate in discussions and negotiate with any corporation, partnership, person or other entity or group concerning a proposal for any merger, sale of any material assets of the Company, sale of shares of voting capital stock of the Company having over 15 percent of the aggregate voting power of all the Company's capital stock or other transaction involving the transfer of effective control of the Company or any division thereof ("Acquisition Proposal"), if the Company's Board of Directors, after consultation with its outside counsel and its financial advisor, and such other advisors as it deems appropriate, determines in its good faith judgment that its fiduciary duties require such action. In addition, in the event of such determination by the Company's Board of Directors, the Company may direct its officers and other appropriate personnel to cooperate with and be reasonably available to consult with any such corporation, partnership, person or other entity or group. Except as set forth above, neither the Company, or any of its Subsidiaries, nor any of its or their respective officers, directors, employees, representatives or agents, shall, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than the Purchaser, any affiliate or associate of the Purchaser or any designees of the Purchaser) concerning any Acquisition Proposal, or take any other action to facilitate the making of a proposal that constitutes or could


                                      III-27
reasonably be expected to lead to an Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 7.4 by the Company. The Company shall use its best efforts to ensure that the officers, directors and employees of the Company and its Subsidiaries and any investment banker or other advisor or representatives retained by the Company are aware of the restrictions set forth in the preceding sentences, and the Company hereby represents that the Board has adopted resolutions directing the officers, directors and employees of the Company and its subsidiaries to comply with such restrictions. The Company promptly shall advise the Purchaser orally, and in a written notice, of any Acquisition Proposal and any inquiries or developments with respect thereto, and shall, in such notice, provide a detailed description of such Acquisition Proposal, indicating the identity of the offeror and the material terms and conditions of any such Acquisition Proposal, including, without limitation, price. The Company shall not enter into any agreement pursuant to which the Company is to provide information to any person, entity or group in connection with a proposed or possible Acquisition Proposal in which agreement such person, entity or group is permitted to buy shares of the Common Stock of the Company, or make any amendment, waiver, or release with respect thereto, unless, at or prior to entering into such agreement or making such amendment, waiver, or release with respect thereto, unless, at or prior to entering into such agreement or making such amendment, waiver, or release, the Company agrees to permit the Purchaser to buy shares of Common Stock to the same extent and on substantially comparable terms as such person, entity or group. Neither the Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Purchaser the approval or recommendation by the Board of the Tender Offer, or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; provided, that nothing in this Section 7.4 shall prevent the Board of Directors from considering an Acquisition Proposal in anticipation of terminating this Agreement pursuant to Section 8.1(g).

7.5. Interim Operations. During the period from the date of this Agreement to the Approval Date, except (i) as contemplated by this Agreement, (ii) as disclosed to the Purchaser in writing or in the SEC Reports or (iii) as otherwise approved in writing by the Purchaser:

(a) Conduct of Business. The Company shall use its reasonable efforts to preserve intact in all material respects its business organization, to preserve its present relationships with its customers, prospective customers, suppliers, consultants, employees and any other persons having business relations with it, to maintain all of its properties in customary repair and condition, to maintain insurance policies in respect of its business and properties, and to promote and market its services consistent with past practice.

(b) Certificate and Bylaws. Except for increasing its authorized shares of Common Stock up to a maximum of 75,000,000, the Company shall not, and shall not permit any of its subsidiaries to, make or propose any change or amendment in their respective Articles of Incorporation or Bylaws.

(c) Capital Stock. Except as permitted in Sections 7.5(e) and 7.5(g), the Company shall not, and shall not permit any of its Subsidiaries to, issue, pledge or sell any shares of capital stock or any other securities of any of them or issue any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract with respect to the issuance of, any shares of capital stock or any other securities of any of them (other than pursuant to this Agreement, the Rights Agreement or the exercise of options or vesting of employee stock awards outstanding on the date hereof), or enter into any contract with respect to the purchase or voting of shares of their capital stock, or adjust, split, combine or reclassify any of their


                                      III-28
securities, or make any other material changes in their capital structures; provided, however, that nothing in this Section 7.5(c) shall limit or restrict the Company's rights under Section 7.4 to furnish information and access in response to unsolicited requests (and to enter into confidentiality agreements in connection with any prospective Acquisition Proposal or "standstill" agreements relating to the conditions under which a third party shall be permitted to acquire shares (or the extent to which, or the manner in which, such third party may acquire shares)), and to participate in discussions, to negotiate and to consult with respect to any prospective Acquisition Proposal.

(d) Dividends. The Company shall not, and shall not permit any of its Subsidiaries to, declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of the capital stock of any of them and other than dividends, distributions and payments made solely to the Company or a Subsidiary of the Company which Subsidiary is retained by the Company through the Approval Date.

(e) Employee Plans; Compensation, Etc. Except as permitted in Section 7.12, the Company shall not, and shall not permit any of its Subsidiaries to (except (i) for increases and cash bonuses in lieu of grants of stock options and restricted stock awards in the ordinary course of business that are consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense of the Company relative to the level in effect prior to such amendment, (ii) as required by law, (iii) as required to maintain the qualified status of any employee plan that is intended to constitute a qualified plan under the provisions of Section 401 of the Code or the tax exempt status under Section 501 of the Code of a trust related to such a plan in the manner which is the least expensive alternative to the Company and its subsidiaries, if there are alternative means of maintaining such qualified or tax exempt status, or (iv) pursuant to the terms of an existing contract disclosed in the SEC Reports to which the Company is a party or by which it is bound or any amendment thereto that does not materially increase the benefits provided thereunder) adopt, enter into or amend any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee, or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(f) Debt and Capital Appropriations. Except in the ordinary course of its business, the Company shall not, and shall not permit any of its Subsidiaries to, incur or assume any indebtedness (other than borrowings in the ordinary course of business under its currently existing bank credit line or any renewal thereof); make any loans, advances or capital contributions to, or investments in, any other person (other than a wholly-owned Subsidiary of the Company); issue or sell any debt securities or guarantee any indebtedness; or enter into any contract, agreement, commitment or arrangement to do any of the foregoing. The Company shall not, and shall not permit any of its Subsidiaries to, enter


                                      III-29
into any contract or agreement which involves payments by the Company or any of its subsidiaries of more than $100,000 and which extends beyond or will affect the business of the Company for a term of four months or more beyond the date of this Agreement. The Company shall not, and shall not permit any of its subsidiaries to, approve or make appropriations for capital expenditures in excess of $200,000 in the aggregate over those provided for in the operating and capital plans of the Company in effect on the date of this Agreement.

(g) Assets; Mergers; Etc. Except as required under the Credit Agreement, the Company shall not, and shall not permit any of its subsidiaries to, encumber, sell, lease or otherwise dispose of or acquire any material assets, or encumber, sell, lease or otherwise dispose of assets having a value in excess of $100,000 in the aggregate, or enter into any merger or other agreement providing for the acquisition of any material assets of the Company or any of its subsidiaries by any third party or acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or enter into any contract, agreement, commitment or arrangements to do any of the foregoing.

(h) Labor Relations. The Company shall consult with the Purchaser concerning any significant relations or employment issues which may arise except to the extent prohibited by applicable law and regulation in the reasonable judgment of the Company on advice of counsel.

7.6.     Access to Information; Confidentiality.

(a) From the date hereof until the consummation of the Tender Offer, the Company shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford to the Purchaser and to the officers, employees and agents of the Purchaser access at all reasonable times to their officers, employees, agents, properties, books, records and contracts, and shall furnish the Purchaser all financial, operating and other data and information as the Purchaser may request as necessary to consummate the transactions contemplated hereby including, without limitation, as necessary for consultants and advisors hired by the Company at the request of the Purchaser; provided, however, that the Company shall not be required to disclose or permit access to certain information regarding the Company's business which the Company reasonably determines after consultation with counsel would be inappropriate to disclose or to permit access to the Purchaser due to competitive or regulatory considerations. The Company shall, and shall cause it subsidiaries, officers, directors, employees and agents to, afford the outside counsel of the Purchaser with such information concerning the Company as may be necessary to file any notification report filed under the HSR Act (and any additional information or documentary material supplied in response to any request pursuant to the HSR Act or any other filing), or to respond to any investigation by the DOJ, the FTC or state attorneys general. Subject to the requirements of law or judicial process, the Purchaser shall hold in confidence all such information, on the terms and subject to the conditions contained in the letter agreement dated [November] __, 1999 (the "Confidentiality Agreement") the provisions of which shall survive the termination of this Agreement, the Purchaser shall deliver to the Company all documents, work papers and other material (including copies) obtained by the


                                      III-30

Purchaser or on its behalf from the Company, as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and shall destroy all documents, work papers and other materials (including copies) containing all such information; provided, however, that in the event that any litigation or investigation has been instituted or threatened, the Company shall be entitled to retain all documents, work papers and other materials (including copies) otherwise subject to destruction under this Section for the pendency of such litigation or investigation.

(b) The Purchaser shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of the Company with such information concerning the Purchaser as may be necessary for the Company to ascertain the accuracy and completeness of the information supplied by the Purchaser for inclusion in the Proxy Statement. The Purchaser shall, and shall cause its subsidiaries, officers, directors, employees and agents to, afford the outside counsel of the Company with such information concerning Parent and the Purchaser as may be necessary to file any notification report filed under the HSR Act (and any additional information or documentary material supplied in response to any request pursuant to the HSR Act or any other filing), or to respond to any investigation by the DOJ, the FTC or state attorneys general. Subject to the requirements of law or judicial process, the Company shall hold in confidence all such information, and, upon the consummation of the Tender Offer or termination of this Agreement, the Company shall deliver to the Purchaser all documents, work papers and other material (including copies) obtained by the Company or on its behalf from the Purchaser, as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof, and shall destroy all documents, work papers and other materials (including copies) containing all such information; provided, however, that, in the event that any litigation or investigation has been instituted or threatened, the Purchaser shall be entitled to retain all documents, work papers and other materials (including copies) otherwise subject to destruction under this Section for the pendency of such litigation or investigation.

7.7. Preferred Stock Purchase Rights. The Rights Agreement has been amended to provide that the execution and delivery of this Agreement and the consummation of the Tender Offer contemplated hereby will not cause (a) the Purchaser to become an "Acquiring Person" (as such term is defined in the Rights Agreement),
(b) the "Distribution Date" (as such term is defined in the Rights Agreement) to occur, or (c) any adjustment under the provisions of Section 11 of the Rights Agreement.

7.8. Continued Listing. The Purchaser agrees that it does not intend for the Tender Offer, or any other transactions contemplated herein, to result in the Common Stock being delisted from the Nasdaq Stock Market. The Purchaser agrees that it will take no affirmative action to delist the Common Stock from the Nasdaq Stock Market.

7.9. Consultants and Advisors. The Company shall enter into agreements with Synergetics as soon as possible following the Closing Date, as well as such other consultants and advisors as are approved by the Purchaser (including for purposes of this Section 7.9 approvals by its members, including, without limitation Thayer and RCBA) pursuant to which the Company shall have spent or be committed to spend at least $1.5 million. Additionally the Company shall reserve


                                      III-31
at least $1.8 million to be used for hiring consultants and advisors, approved by the Purchaser, following the closing of the Tender Offer, to facilitate and accelerate the Company's business plans with regard to its manufacturing, hiring and purchasing initiatives.

7.10. Operational Review Meetings. During the period from the date of this Agreement to the Approval Date, on the first Monday in each month, or at such other time as the parties may agree, the Company shall make available officers of the Company, including, but not limited to, the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, for meetings with representatives of the Purchaser to provide an operational review of the Company.

7.11. Approval of Financings. During the period from the date of this Agreement to the earlier of the Approval Date or the completion of the Tender Offer, the Company shall not, without the prior written consent of the Purchaser, engage in, one or series of related transactions, in which the Company obtains equity financing in an aggregate amount in excess of $1,000,000.

7.12. Stock Incentive Plan. The Board of Directors shall approve the adoption of the Stock Incentive Plan and shall have agreed to seek and recommend shareholder approval therefor at the Shareholders Meeting.

ARTICLE 8.

                                   TERMINATION

8.1. Termination Rights. This Agreement shall terminate upon the consummation of a Successful Tender Offer unless earlier terminated pursuant to this Section 8.1. This Agreement may be terminated and the Tender Offer contemplated herein may be abandoned at any time prior to a Successful Tender Offer:

(a)      by the mutual written consent of the Purchaser and the Company;

(b) by either the Purchaser or the Company if either (or any permitted assignee) is prohibited by an order or injunction (other than an order or injunction on a temporary or preliminary basis) of a court of competent jurisdiction from consummating the Transactions and all means of appeal and all appeals from such order or injunction have been finally exhausted;

(c) by either the Purchaser or the Company if the Tender Offer shall not have been consummated within 6 months after the date of this Agreement; provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Transactions to have been consummated within such period;

(d) by the Purchaser if the Board of Directors of the Company shall have withdrawn or modified, or resolved to withdraw or modify, in any manner which is adverse to the Purchaser, its recommendation or approval of the Transactions, provided, however, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if as a result of the Company's receipt of an Acquisition Proposal from a third party the Company withdraws, modifies, or amends its approval or recommendation of the transactions


                                      III-32
contemplated hereby and if within three business days of taking and disclosing to its shareholders the aforementioned position, the Company publicly reconfirms its recommendations of the transactions contemplated hereby as set forth in Sections 7.1(b) and 7.2(c) hereof;

(e) by the Purchaser if the shareholders of the Company fail to approve the Transactions at the Shareholders Meeting referred to in Section 7.1(b);

(f) by the Purchaser if any third party shall have acquired beneficial ownership of 30% or more of the outstanding shares of Common Stock;

(g) by the Company, if the Company receives an Acquisition Proposal which the Company's Board of Directors determines is a Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this
Section 8.1(g) earlier than three business days after furnishing notice to Purchaser of such Acquisition Proposal in accordance with Section 7.4; or

(h) by either the Purchaser or the Company, if the FTC or the Antitrust Division of DOJ shall have commenced or officially recommended commencement of an action (judicial or administrative) for a preliminary or permanent injunction or other order prohibiting consummation of the Tender Offer, provided, however, that the terminating party has previously complied with Section 7.6.

8.2. Effect of Termination. In the event of a termination, other than a termination pursuant to Section 8.1(d) or Section 8.1(g), no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party hereto or its shareholders or directors or officers in respect thereof, other than as provided in Section 9.11 of this Agreement, or under the Confidentiality Agreement, except that nothing herein will relieve any party from liability for any breach of this Agreement. In the event the Purchaser terminates this Agreement pursuant to Section 8.1(d) or the Company terminates this Agreement pursuant to Section 8.1(g), the Company shall (i) immediately pay a fee of $1.5 million to the Purchaser and (ii) reimburse all of the Purchaser's (including its members, including, without limitation, Thayer and RCBA) out-of-pocket costs and expenses relating to this Agreement and the transactions contemplated hereby, up to an additional $1.5 million net of any amounts previously paid pursuant to section 9.11.

ARTICLE 9.

                                  MISCELLANEOUS

9.1. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing to the following addresses
(or such other addresses as shall be designated by a party in writing) and shall be by courier service or personal delivery:


                                      III-33

                  (a)       if to Purchaser:

                            Thayer-BLUM Funding, L.L.C.
                            c/o Thayer Equity Investors IV, L.P.
                            1455 Pennsylvania Avenue, N.W., Suite 350
                            Washington, DC  20004
                            Attention:  Jeffrey W. Goettman
                            Facsimile (not to be deemed notice):  (202) 371-0391

                            and:

                            Thayer-BLUM Funding, L.L.C.
                            c/o RCBA Strategic Partners, L.P.
                            909 Montgomery Street, Suite 400
                            San Francisco, CA  94133
                            Attention:  Murray A. Indick
                            Facsimile (not to be deemed notice):  (415) 434-3130

                            with a second copy to:

                            Latham & Watkins

                            1001 Pennsylvania Avenue, N.W., Suite 1300
                            Washington, DC  20004-2505
                            Attention:  Eric A. Stern, Esq.
                            Facsimile (not to be deemed notice):  202-637-2201

                  (b)      if to the Company:

                           EFTC Corporation
                           9351 Grant Street
                           Sixth Floor
                           Denver, CO  80229
                           Attention:  President

                           Facsimile (not to be deemed notice):  (303) 280-8358

                           with a copy to:

                           Holme, Roberts & Owen, LLP
                           1700 Lincoln, Suite 4100
                           Denver, CO  80203
                           Attention:  Francis R. Wheeler
                           Facsimile (not to be deemed notice):  (303) 866-0200


                                      III-34

                  All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial overnight courier service.

9.2. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. This Agreement may be assigned by the Purchaser, subject to applicable securities laws, to Affiliates of either Thayer or RCBA. The Company may not assign any of its rights under this Agreement without the written consent of the Purchaser. Except as provided in Article 9, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of any of the Transaction Documents.

9.3.     Amendment and Waiver.

(a) No failure or delay on the part of the Company, or the Purchasers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the Company or the Purchaser at law, in equity or otherwise.

(b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by the Company and the Purchaser or by the party or parties to be bound hereby, and
(ii) only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on any party in any case shall entitle any party hereto to any other or further notice or demand in similar or other circumstances.

9.4. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

9.5. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the principles of conflicts of law of such state.

9.7. Jurisdiction. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly


                                      III-35
waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Section 9.1, such service to become effective 10 days after such mailing.

9.8. Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provision or provisions held invalid, illegal or unenforceable shall substantially impair the remaining provisions hereof.

9.9.     Rules  of  Construction.   Unless  the  context  otherwise  requires,
"or" is not exclusive, and references to sections or subsections refer to sections or subsections of this Agreement.

9.10. Entire Agreement. This Agreement, together with the exhibits and schedules hereto and the other Transaction Documents is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth herein or therein. This Agreement, together with the exhibits and schedules hereto, the other Transaction Documents, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

9.11. Transaction Expenses. The Company will pay all Transaction Expenses of the Purchaser.

9.12. Publicity. Except as may be required by applicable law or the rules of the Nasdaq Stock Market, none of the parties hereto shall issue a publicity release or announcement or otherwise make any public disclosure concerning this Agreement or the transactions contemplated hereby, without prior approval by the other parties hereto. If any announcement is required by law or the rules of the Nasdaq Stock Market to be made by any party hereto, prior to making such announcement such party will deliver a draft of such announcement to the other parties and shall give the other parties an opportunity to comment thereon.

9.13. Further Assurances. Upon the terms and subject to the conditions contained herein, each of the parties hereto agrees, both before and after the Closing,
(i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement,
(ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (iii) to cooperate with each other in connection


                                      III-36
with the foregoing, including using their respective commercially reasonable efforts (A) to obtain all necessary waivers, consents and approvals from other parties that may be required; (B) to obtain all necessary permits as are required to be obtained under any federal, state, local or foreign law or regulations, and (C) to fulfill all conditions to this Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement or caused this Agreement to be executed and delivered by their authorized representatives as of the date first above written.

                         THAYER-BLUM FUNDING, L.L.C.



                         By:   /s/Jeffrey Goettman
                         Name: Jeffrey Goettman
                         Title: Manager

                         EFTC CORPORATION

                         By:      /s/Jack Calderon
                         Name:    Jack Calderon
                         Title:   President and Chief Executive Officer

                                   Appendix IV

                                Exchangeable Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. IT MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT AND SUCH LAWS OR UNLESS SUCH TRANSFER IS MADE PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

                                                  EFTC CORPORATION

                                                                  March 30, 2000

                      SENIOR SUBORDINATED EXCHANGEABLE NOTE

                                DUE JUNE 30, 2006

No:  0001                                                       U.S. $54,000,000

                  EFTC CORPORATION, a Colorado corporation (the "Company"), for value received, promises to pay to the order of THAYER-BLUM FUNDING, L.L.C., a Delaware limited liability company ("Holder"), or its registered successors or assigns, on June 30, 2006 (or such earlier date as this Note shall become payable), the principal amount of $54,000,000 (or such lesser or greater principal amount as is then unpaid) and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount hereof (and on the principal balance of any PIK Note (as defined in Section 10)) at the rate of 15.00% per annum, compounded quarterly, commencing on the date hereof for this Note (and on the date of issuance for any PIK Note).

1.       Payment of Principal and Interest.

                  The principal of, together with all accrued and unpaid interest on, this Note shall be due and payable on June 30, 2006. Interest accruing from the date of issuance through June 30, 2000, shall be added to the principal amount of this Note on June 30, 2000 or, at the option of the Company, shall be paid by the issuance of a PIK Note. Thereafter, interest hereon (and on any PIK Note) shall accrue in arrears on September 30, December 31, March 31 and June 30 of each year, commencing June 30, 2000, and be added to the principal amount of this Note or, at the option of the Company, shall be paid by issuance of a PIK Note, until the principal amount hereof (and the principal amount of any PIK Note) shall have been paid in full. Notwithstanding the foregoing, if the Shareholder Approval (as defined in that certain Securities Purchase Agreement, dated as of March 30, 2000, by and between the Company and Holder (the "Purchase Agreement")) is not obtained by September 1, 2000 (the "Approval Date"), then interest on all unpaid amounts outstanding hereunder from and after such date (or under any PIK Note) (including overdue installments of principal or interest) shall be payable at the rate of 20.00% per annum, compounded quarterly (to the extent permitted by applicable law). The Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes. The principal and interest on this Note (and on any PIK Note) is payable when due in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts by federal funds bank wire transfer. Certain capitalized terms shall have the meanings specified in Section 10 hereof. This
Note is issued under and pursuant to, and subject to the terms and conditions of, the Purchase Agreement.

2.       Exchange.

                  Upon the consummation of a Successful Tender Offer (as defined in the Purchase Agreement), the Notes shall automatically be exchanged for and replaced by 8.875% Senior Subordinated Convertible Notes due June 30, 2006 ("Convertible Notes") substantially in the form attached as Exhibit C to the Purchase Agreement, in an aggregate principal amount equal to the aggregate principal amount of Notes then outstanding, plus accrued interest.

3.       Optional Redemption.

                  If the Shareholder Approval is not obtained on or prior to the Approval Date, the Company may redeem the Notes, in whole or in part, by paying a redemption price equal to 108% of the principal amount of the Notes so being redeemed, plus accrued and unpaid interest to the redemption date. If the Company elects to repurchase the Warrants issued by the Company on March 30, 2000 pursuant to the Purchase Agreement as provided for in Section 5 of the Warrants, the Company may redeem this Note, in whole, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date.

4.       Mandatory Redemption.

                  The Company will be obligated to redeem the Notes, at the option of the Holders of a majority in principal amount of the Notes of the Holders, in whole or in part, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the redemption date upon a Change of Control or a Financing Redemption Event (each a "Mandatory Redemption Event").

5.       Redemption Procedures.

(a) If fewer than all of the principal of and accrued interest on the Notes are to be redeemed, the Company shall redeem a pro rata portion of each Note then outstanding.

(b) At least 30 days but not more than 60 days before a redemption pursuant to
Section 3, the Company shall mail a notice of redemption to each Holder whose Notes are to be redeemed. The notice shall: (i) identify the Notes to be redeemed and shall state the redemption date; (ii) state the redemption price;
(iii) indicate, if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued; (iv) state that Notes called for redemption must be surrendered to the Company to collect the redemption price; and (v) state that interest on the Notes called for redemption ceases to accrue on and after the redemption date, unless the Company has defaulted on the payment of the redemption price.

(c) In the event a Mandatory Redemption Event shall occur, at the sole option of the Holders of a majority in principal amount of the Notes, Holders may elect to have the Company mandatorily redeem Notes pursuant to Section 4 by mailing a notice of such election to the Company within 60 days of the occurrence of such Mandatory Redemption Event. The notice shall: (i) identify the Notes to be redeemed and shall state the date upon which the Mandatory Redemption Event occurred; (ii) state the redemption date (as set forth in subsection (d)); and
(iii) indicate, if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued.

(d) The redemption date with respect to any redemption effected in the case of a Mandatory Redemption Event shall be a date not earlier than the fifth day nor later than the 30th day following the receipt by the Company of the notice thereof pursuant to Section 5(c).

(e) Once notice of redemption is given, Notes called for redemption become due and payable on the redemption date at the redemption price.

(f) Upon surrender of a Note that is redeemed in part, the Company shall issue a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

6.       Subordination.

(a)      Agreement to Subordinate.

                  The Company and Holders agree that the indebtedness evidenced by this Note is subordinated in right of payment, to the extent and in the manner provided in this Section 6, to the prior payment in full, in cash, of all Senior Debt (as defined below), (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.

                  A distribution may consist of cash, securities or other property, by set-off or otherwise.

(b)      Liquidation; Dissolution; Bankruptcy.

                  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities:

(i) holders of Senior Debt shall be entitled to receive payment in full, in cash, of all obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before any Holder shall be entitled to receive any payment with respect to its Note (except that Holders may receive Permitted Junior Securities); and

(ii) until all obligations with respect to Senior Debt (as provided in subsection (i) above) are paid in full, in cash, any distribution to which Holders would be entitled but for this Section 6 shall be made to holders of Senior Debt (except that Holders may receive Permitted Junior Securities), as their interests may appear.

(c)      Default on Senior Debt.

(i) The Company may not make any payment or distribution to any Holder in respect of obligations with respect to the Note and may not acquire from any

Holder any loans for cash or property (other than Permitted Junior Securities) and no Holder may accept or retain any such payments until all principal and other obligations with respect to the Senior Debt have been paid in full, in cash, if:

(A) a default in the payment of any principal or other obligations with respect to Senior Debt occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Senior Debt; or

(B) a default, other than a payment default, on Senior Debt occurs and is continuing that permits holders of the Senior Debt to accelerate its maturity and the Company receives a notice of the default (a "Payment Blockage Notice"). If the Company and the Holder Representative receive from the Agent under the Credit Agreement any such Payment Blockage Notice, no subsequent Payment Blockage Notice shall be effective for purposes of this Section 6(c) unless and until at least 360 days shall have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Company shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such nonpayment default shall have been waived for a period of not less than 180 days or unless the holder of the Senior Debt was not aware of such default.

                  The Company may and shall resume payments on and distributions in respect of the Notes and the Holder may receive and retain the same upon the earlier of:

                  (1) the date upon which the default is cured or waived, or

                  (2) in the case of a default referred to in Section 6(c)(ii) hereof, 179 days pass after notice is received if the maturity of such Senior Debt has not been accelerated,

if this Section 6 otherwise permits the payment or distribution at the time of such payment or distribution.

                  (ii) No Holder may take any actions to enforce any of its available remedies upon the occurrence of a Default or an Event of Default, for a period of 90 days following the receipt by the Company and the Holder Representative of a notice from the Agent under the Credit Agreement of any default with respect to the Senior Debt; provided, that such 90 day period shall immediately end in the event (x) of a Default under Section 8(a)(i)(G) or (H),
(y) the Senior Debt is accelerated in accordance with its terms, or (z) the holders of the Senior Debt act to enforce their available remedies upon the occurrence of a default on the Senior Debt.

(d)      Acceleration of Securities.

                  If the Note is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Debt of the acceleration.

(e)      When Distribution Must Be Paid Over.

                  In the event that Holder receives any payment of any obligations with respect to the Note at a time when such payment is prohibited by Section 6(c) hereof, such payment shall be held by the Holder in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt under the Senior Debt Documents pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such obligations in full, in cash, in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

(f)      Notice by Company.

                  The Company shall promptly notify the Holders of any facts known to the Company that would cause a payment of any obligations with respect to the Note to violate this Section 6, but failure to give such notice shall not affect the subordination of the Note to the Senior Debt as provided in this
Section 6.

(g)      Subrogation.

                  After all Senior Debt is paid in full, in cash, and until the
Note is paid in full, the Holders shall be subrogated (equally and ratably with all other indebtedness pari passu with the Note) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt and all other rights, claims and collateral security of the holders of Senior Debt to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Debt. A distribution made under this Section 6 to holders of Senior Debt that otherwise would have been made to the Holders is not, as between the Company, on one hand, and the Holder, on the other hand, a payment by the Company on Senior Debt.

(h)      Relative Rights.

                  This Section 6 defines the relative rights of the Holders and holders of Senior Debt. Nothing in this Note shall:

                  (a) impair, as between the Company, on one hand, and the Holders, on the other hand, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Note in accordance with its terms;

                  (b) affect the relative rights of the Holders and creditors of the Company other than their rights in relation to holders of Senior Debt; or

                  (c) prevent any lender from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Debt to receive distributions and payments otherwise payable to the lenders, and except as set forth in Section 6(c)(ii) above.

                  If the Company fails because of this Section 6 to pay principal of or interest on the Note on the Payment Date, the failure is still a Default or Event of Default.

(i)      Subordination May Not Be Impaired by the Company.

                  No right of any holder of Senior Debt to enforce the subordination of the indebtedness evidenced by any loans shall be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or Holders to comply with the terms of this Note.

(j)      Distribution or Notice to Representative.

                  Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their representative.

                  Upon any payment or distribution of assets of the Company referred to in this Section 6 the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such representative or of the liquidating trustee or agent or other Person making any distribution to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 6.

(k)      Authorization to Effect Subordination.

                  The Holders authorize and direct the Company to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Section 6.

(l)      Amendments.

                  The provisions of this Section 6 shall not be amended or modified without the written consent of the holders of all Senior Debt.

7.       Covenants.

                  The Company covenants and agrees that so long as this Note shall be outstanding:

(a)      Payment of Notes; Satisfaction of Obligations.

(i) The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes.

(ii) If there has occurred and is continuing any Event of Default, defined below, under Sections 8(a)(i)(A) or 8(a)(i)(B) hereof, then to the extent lawful, the Company shall pay interest (including interest accruing after the commencement of any proceeding under any Bankruptcy Law) on all unpaid amounts outstanding under the Notes (including overdue installments of principal or interest) at a rate of interest equal to the then current rate of interest plus 2%, compounded quarterly.

(iii) Subject to performance by all other parties thereto of their respective obligations thereunder, the Company shall satisfy in all material respects all of its obligations under the Transaction Documents.

(b) Commission Reports, Financial Reports. The Company shall deliver to the Holders within 15 days after it files them with the Commission copies of any annual reports and any information, documents and other reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

(c) Compliance Certificate. The Company shall deliver to the Holders, within 45 days after the end of each fiscal quarter and within 90 days after the end of each fiscal year of the Company an Officers' Certificate stating that a review of the activities of the Company and its subsidiaries during the preceding fiscal quarter or fiscal year has been made with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to each such officer signing such certificate, that to his knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he may have knowledge) and that to his knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes in accordance with their terms are prohibited or if such event has occurred, a description of the event. So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the Officers' Certificate accompanying the fiscal year end financial statements delivered pursuant to this
Section 7 shall be accompanied by a written statement of independent public accountants (which shall be one of the "Big Five" accounting firms) that in making the examination necessary for certification of such financial statements nothing has come to their attention which would lead them to believe that the Company has violated any provisions of this Note or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation. The Company will deliver to the Holders, forthwith upon becoming aware of (i) any Default or Event of Default or (ii) any event of default under any other loan agreement, mortgage, indenture or instrument referred to in Section 6, an Officers' Certificate specifying in reasonable detail such Default, Event of Default or default and the nature of any remedial or corrective action the Company proposes to take with respect thereto.

(d) Stay, Extension and Usury Laws. The Company covenants and agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter enforced, that may affect the covenants or the performance of its obligations under this Note; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law has been enacted.

(e) Limitation on Restricted Payments. The Company shall not, directly or indirectly:

(i) declare or pay any dividend on, or make any distribution to the holders (as such) in respect of, any shares of its capital stock.

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Company or any subsidiary of the Company (other than any such Equity Interest of a directly or indirectly wholly-owned subsidiary of the Company) or other Affiliate of the Company;

(iii) permit any subsidiary of the Company to declare or pay any dividend on, or make any distribution to the holders (as such) in respect of, any shares of its capital stock except to the Company or another directly or indirectly wholly-owned subsidiary of the Company; or

(iv) permit any subsidiary of the Company to purchase, redeem or otherwise retire for value any Equity Interests of it, the Company or any Affiliate the

Company (other than any such Equity Interests owned by the Company or any other directly or indirectly wholly owned subsidiary of the Company).

(f) Corporate Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each of its subsidiaries in accordance with the respective organizational documents of each of them and the corporate rights (charter and statutory), licenses and franchises of the Company and its subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or corporate existence, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its subsidiaries taken as a whole and that the loss thereof will not cause a Material Adverse Effect.

(g) Taxes. The Company shall, and shall cause its subsidiaries to, pay prior to delinquency all material taxes, assessments and governmental levies except as contested in good faith and by appropriate proceedings.

(h) Investment Company Act; United States Real Property Holding Corporation. Neither the Company nor any of its subsidiaries shall become an investment company subject to registration under the Investment Company Act of 1940, as amended. Neither the Company nor any of its subsidiaries shall become a United States real property holding corporation as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended.

(i) Limitation on Additional Indebtedness. The Company will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than (A) the Indebtedness represented by the Notes, (B) Senior Debt and (C) other Indebtedness in aggregate principal amount of no greater than $5,000,000.

(j)      Limitation on Transactions With Affiliates.

(i) Neither the Company nor any of its subsidiaries shall sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of the Company (but specifically excluding for these purposes Holders and their respective Affiliates) (an "Affiliate Transaction"), except on terms that are no less favorable to the Company or the relevant subsidiary than those that could have been obtained in a comparable transaction by the Company or such subsidiary from an unrelated person; provided, however, that the Company and its wholly-owned subsidiaries may engage in any sale, lease, transfer, or other disposition of property among themselves and may enter into any contract, agreement, understanding, loan, advance or guarantee among themselves.

(ii) In addition, neither the Company nor any subsidiary may enter into an Affiliate Transaction or series of related Affiliate Transactions involving or having a potential value of more than $1,000,000 unless such transaction has been approved by the holders of at least a majority in principal amount of the Notes such approval not to be unreasonably withheld; provided, however, that the Company and its wholly-owned subsidiaries may engage in any sale, lease, transfer, or other disposition of property among themselves and may enter into any contract, agreement, understanding, loan, advance or guarantee among themselves.

(k) Restrictions on Liens. The Company will not itself, and will not permit any subsidiary, to create or suffer to exist any Liens upon any assets of the Company or any subsidiary or any shares of capital stock of any subsidiary, in either case now owned or hereafter acquired; provided, however, that this
Section 7(k) shall not prohibit the creation or continuing existence of any Permitted Liens.

(l)      Sale of Assets.

(i) Neither the Company nor any of its subsidiaries shall, without the consent of the holders of at least a majority in principal amount of the Notes, sell, lease, convey or otherwise dispose (whether in one transaction or a series of transactions) of any assets (including capital stock of any subsidiaries), other than sales of inventory in the ordinary course of business (an "Asset Sale"), if the aggregate net proceeds of all Asset Sales during any fiscal year exceed $2,000,000; excluding payments under the GECC Payment Agreement.

(ii) Neither the Company nor any of its subsidiaries shall, without the consent of the holders of at least a majority in principal amount of the Notes, enter into any Asset Sale if the consideration paid is less than the fair market value of such asset; provided, however, that assets with a fair market value of not greater than $2,000,000 in the aggregate may be sold during any fiscal year without regard to the foregoing requirement if the amount of consideration received for such assets is promptly applied to the purchase of comparable assets.

(iii) At least 90% of the consideration for each Asset Sale received by the Company or such subsidiary shall be in the form of cash; provided, however, that the amount of (A) any liabilities (as shown on the Company's or such subsidiary's most recent balance sheet or in the notes thereto) of the Company or any subsidiary that are assumed by the transferee of any such assets or stock sold, leased, conveyed or disposed of and (B) any notes or other obligations received by the Company or any subsidiary from such transferee that are immediately converted by the Company or such subsidiary into cash, shall be deemed to be cash for purposes of this Section 7(l)(iii).

(m) Ownership of Subsidiaries. Except as permitted by Section 7(l) above, the Company shall maintain (along with one or more subsidiaries in the case of an indirect subsidiary) good and valid title to those Equity Interests of each of its subsidiaries owned by it, free and clear of any Lien other than Permitted Liens. Notwithstanding the provisions of Section 7(l) above, neither the Company nor any subsidiary shall dispose of the capital stock of any subsidiary, if, after giving effect to such disposition, the Company would own less than a majority of the outstanding economic and voting interests in such subsidiary or former subsidiary.

(n) Minimum Performance Target. The Company shall furnish to the Holders an Officers' Certificate within 90 days after the end of the Company's fiscal year ending in 2002 (the "2002 EBITDA Notice"), setting forth the Company's EBITDA for its previous fiscal year. The 2002 EBITDA Notice shall be audited in accordance with GAAP and the terms of this Note by the Company's independent auditors which shall be a "Big Five" accounting firm and shall contain a written statement that, in making the examination necessary for certification of the 2002 EBITDA Notice, nothing has come to their attention which would lead them to believe that the Company's EBITDA for the fiscal year ending in 2002 is not correctly stated in the 2002 EBITDA Notice, or, if the EBITDA is incorrectly stated, the basis of their belief regarding such incorrect statement.

(o) Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. Except as otherwise provided herein or in the Senior Debt Documents, the Company will not, and will not permit any subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any subsidiary of the Company to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in, or measured by, its profits owned by, or pay any Indebtedness owed to, the Company or a subsidiary of the Company, (b) make loans or advances to the Company or a subsidiary of the Company or (c) transfer any of its properties or assets to the Company or to any subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions, with respect to a subsidiary of the Company that is not a subsidiary of the Company on the date hereof, in existence at the time such Person becomes a subsidiary of the Company; or (ii) any restrictions existing under any agreement that refinances or replaces the agreements containing the restrictions in clause (i); provided that the terms and conditions of any such restrictions are no less favorable to the Holders than those under or pursuant to the agreement evidencing the Indebtedness refinanced. Nothing contained in this Section 7(p) shall prevent the Company or any of its subsidiaries from entering into any agreement permitting or providing for the incurrence of Liens otherwise permitted by Section 7(k).

(p) Compliance with Laws. The Company will, and will cause its subsidiaries to, comply with all federal, state, local or foreign statutes, ordinances, governmental rules and regulations, judgments, orders and decrees to which any of them is subject, and obtain and keep in effect all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of their respective properties or the conduct of their respective businesses, except to the extent that the failure to so comply or obtain and keep in effect would not have a Material Adverse Effect.

(q)      When Company May Merge, Etc.

(i) The Company will not merge with or into, or sell, convey, or transfer, or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into the Company, unless:

                           (A) either the Company shall be the continuing Person
                  or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired such property and assets of the Company shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by amendments to this Note, executed and delivered to Holder, all of the obligations of the Company, on this Note;

                           (B) immediately after giving effect, on a pro forma
                  basis, to such transaction, no Default or Event of Default shall have occurred and be continuing; and

                           (C) the Company will have delivered to the Holders of
                  a majority in principal amount of the Notes an Officers' Certificate and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

(ii) Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company, in accordance with Section 7(q)(i), the successor Person formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, be substituted for, and may exercise every right and power of the Company under this Note with the same effect as if such successor Person had been named therein as the Company and the Company shall be released from the obligations under this Note.

(r) Office or Agency. The Company will maintain an office or agency in metropolitan Denver, Colorado (or in any future principal place of business of the Company with respect to which the Holder has been notified pursuant to
Section 9.1 of the Purchase Agreement) where notices, presentations and demands to or upon the Company in respect of this Note may be given or made.

(s) Directors. The Company's Board of Directors shall at all times be composed of no more than 12 directors unless approved by Holders of a majority in principal amount of the Notes. At all times during the term of this Note, Holders of a majority in principal amount of the Notes shall have the right to designate an aggregate of two persons for election as members of the Board of Directors of the Company (or up to an aggregate of four persons pursuant to Section 8(c)(iii) upon the occurrence of an Event of Default). Holder hereby acknowledges that its two designees have been appointed to the Company's Board of Directors as of the date of the issuance of this Note. The Company agrees to put such appointees up for election at the next meeting of shareholders called for the election of directors, all in accordance with the Company's Bylaws. The Company hereby further agrees to call annual shareholders' meetings for the election of directors and to recommend that the Company's shareholders votes in favor of director-nominees of the Holders, if any, at any such meeting called for election of directors; provided, that the Board of Directors of the Company shall not be required to recommend for shareholder vote any person whom the Board of Directors has reasonably concluded after further due inquiry lacks the requisite moral fitness to sit on the Board of Directors. The Company agrees that the members of the Board of Directors nominated by the Holders shall be appointed to each committee of the Board of Directors, including, but not limited to, the compensation committee; provided, that both such persons need not be appointed to the audit committee if such appointments would cause a breach of the continued listing requirements for the Common Stock on the Nasdaq Stock Market.

(t) Approval of Significant Transactions. The Company shall not engage in any Significant Transaction, without the prior written approval of the Holders of a majority in principal amount of the Notes. For purposes of this Section 7(t), a "Significant Transaction" means (i) one or a series of related transactions, in which the Company obtains debt financing (excluding the Senior Debt) in an aggregate amount in excess of $1,000,000, (ii) any Material Acquisition or Material Disposition, or (iii) any adoption of, or amendment to, any Incentive Compensation Plan. A "Material Acquisition" means any acquisition (directly or indirectly) (whether by merger, purchase of securities, purchase of assets or otherwise) by the Company or any subsidiary of the Company, involving aggregate consideration with a value of $2,000,000 or more; provided, that a Material Acquisition shall not include capital expenditures made in the ordinary course of business. A "Material Disposition" means any sale, transfer or other disposition of assets of the Company (whether by merger, sale of stock, sale of assets or otherwise) or its subsidiaries which assets either (A) have a fair market value of $2,000,000 or more, or (B) represent more than 5% of the lesser of net book value or fair market value of the tangible assets of the Company on a consolidated basis. An "Incentive Compensation Plan" means any arrangement, policy or plan of the Company providing for deferred compensation, profit-sharing bonuses, stock appreciation rights, stock purchases or other forms of incentive compensation to any director, employee, former employee, consultant, advisor or agent of the Company which by its terms results, or but for deferral would result, in cash payments by the Company to such person.

(u) Certain Payments. The Company shall comply with the requirements of the Foreign Corrupt Practices Act and neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company shall directly or indirectly (i) make any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any governmental official, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary of the Company, (ii) make any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services, in violation of any law, or (iii) establish or maintain any fund or asset that is not recorded in the books and records of the Company.

8.       Defaults and Remedies.

(a)      Events of Default.

(i)      An "Event of Default" occurs if:

(A) the Company defaults in the payment of the principal of or accrued interest on any Note when the same becomes due and payable at maturity, upon redemption or otherwise;

(B) the Company fails to comply in any material respect with any of the agreements, covenants, or provisions of the Notes and the Default continues for the period and after the notice specified below;

(C) the Company fails to comply in any material respect with any of the agreements, covenants, or provisions of the Warrants and the Default continues for the period and after the notice specified below;

(D) if any of the representations or warranties of the Company made in or in connection with this Note or the Purchase Agreement were untrue when made in any respect materially adverse to the Company and its subsidiaries taken as a whole;

(E) an event of default occurs under any loan agreement, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any subsidiary for borrowed money (or the payment of which is guaranteed by the Company or a subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, which default results in the acceleration of such Indebtedness prior to its expressed maturity and the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which is so accelerated and has not been paid, aggregates $500,000 or more;

(F) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any subsidiary of the Company and such remains undischarged for a period (during which execution shall not be effectively stayed) of 30 days, provided that the aggregate of all such judgments exceeds $1,000,000;

(G) The Company or any subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1)      commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(4)      makes a general assignment for the benefit of its creditors, or

(5)      generally is unable to pay its debts as the same become due;

(H) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company or any of its subsidiaries in an involuntary case,

(2) appoints a Custodian of the Company or any of its subsidiaries or for all or substantially all of its property, or

(3) orders the liquidation of the Company or any of its subsidiaries, and the order or decree remains unstayed and in effect for 60 days; or

(I) the 2002 EBITDA Notice is not delivered to Holder within 90 days of the end of the Company's fiscal year that ends in 2002; or

(J) the 2002 EBITDA Notice indicates that the Company failed to meet the Minimum Performance Target.

(ii) The term "Bankruptcy Law" means title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(iii) A Default under clause (B) or (C) (other than a Default under Section 7(e), (i), (l), (m), or (q), which Default shall be an Event of Default without the notice or passage of time specified in this paragraph), (E) (other than a Default resulting from the acceleration of any indebtedness described therein, which Default shall be an Event of Default without the notice or passage of time specified in this paragraph) or (F) is not an Event of Default until the Holders of at least 20% in principal amount of the Notes notify the Company of the Default and the Company does not cure the Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default".

(b)      Acceleration of Notes.

(i) If an Event of Default (other than an Event of Default specified in clauses
(G), (H), (I) and (J) of Section 8(a)(i)) occurs and is continuing, the Holders of 20% in principal amount of the Notes, by notice to the Company, may declare the unpaid principal of and any accrued interest on all the Notes to be due and payable. Immediately upon such declaration, the principal and interest shall be due and payable. If an Event of Default specified in clause (G) or (H) of
Section 8(a)(i) occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any holder. The Holders of at least a majority in principal amount of the then outstanding Notes by notice to the Company may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

(ii) If an Event of Default specified in clauses (I) or (J) of Section 8(a)(i) occurs the Company shall pay in full the principal of and accrued interest on the Notes to the Holders thereof by no later than September 30, 2003. If the Company has not paid in full all principal of and accrued interest on the Notes by September 30, 2003 the Notes shall thereafter be due and payable and in continuing Default and from and after such date interest on the Notes shall accrue and be payable at the Default Rate.

(c)      Other Remedies.

(i) If an Event of Default occurs and is continuing, holders of the Notes may pursue any available remedy to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes.

(ii) A delay or omission by any holder of any Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

(iii) If an Event of Default occurs and is continuing, the Company agrees, at the request of the holders of a majority in principal amount of the Notes, to have two vacancies made on the Board of Directors, to fill such two vacancies with designees named by such Holders and to take such actions as are necessary to have such newly appointed directors elected to the Board of Directors by the shareholders of the Company, including, if necessary, to call a special meeting of shareholders and to recommend the election of such directors by the shareholders.

(d)      Waiver of Past Defaults.

                  The holders of at least a majority in principal amount of the then outstanding Notes by notice to the Company may waive an existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of or interest on any Notes.

(e)      Rights of Holder to Receive Payment.

                  Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of principal and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the Holder.

(f)      Undertaking for Costs.

                  In any suit for the enforcement of any right or remedy under this Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

9.       Modification of Notes.

                  The Notes may be modified without prior notice to any Holder but with the written consent of the Company and the Holders of a majority in principal amount of the Notes then outstanding. The Holders of a majority in principal amount of the Notes then outstanding may waive compliance by the Company with any provision of the Notes, or give any consent or approval required or provided for under the terms of the Notes, without prior notice to any Holder. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (a) alter the amount of Notes whose Holders must consent to an amendment, supplement or waiver, (b) alter the rate or the time for payment of interest on any Note, (c) alter the principal or the maturity of any Note or alter the redemption or prepayment provisions with respect thereto or (d) make any Note payable in money or property other than as stated in the Notes.

10.      Definitions.

                  The terms defined in this Section 10 shall, for all purposes of this Note, have the meanings herein specified, unless the context otherwise requires.

                  "Affiliate" means with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Without limiting the foregoing, all directors and executive officers of a Person that is a corporation, all managing members of a Person that is a limited liability company, and all general partners of a partnership, shall be deemed Affiliates of such Person for all purposes hereunder.

                  "Change of Control" shall be deemed to have occurred if, at any time, (i) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than the Holders and each of their respective Affiliates, in the aggregate, becomes the "beneficial owners" (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of 33% or more of the outstanding shares of Common Stock of the Company or has the ability to cause 25% or more of the Board of Directors to be composed of its nominees, (ii) Jeffrey Goettman, John Walker and any other directors elected or appointed to the Company's Board of Directors pursuant to Section 7(s) cease for any reason to be members of Board of Directors and the Holders do not have the ability to designate their replacements or (iii) the shareholders of the Company approve, or there is consummated without stockholder approval, a merger or consolidation of the Company with any other entity in which the shareholders of the Company prior to such transaction hold voting securities of the surviving entity representing 50% or less of the total votes outstanding, a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or any substantial portion of the Company's assets or a major division or subsidiary of the Company.

                  "Commission" means the Securities and Exchange Commission.

                  "Company" means EFTC Corporation, a Colorado corporation.

                  "Consolidated Interest Expense" means, for any period, all cash interest expense of the Borrower and its Subsidiaries (including, without limitation, the interest component under Capital Leases and the interest component of deferred compensation under the Retention Bonus Plan), as determined in accordance with GAAP.

                  "Consolidated Net Income" means, for any period, the aggregate of the Net Income of the Company and its consolidated subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided that (i) the Net Income of any Person which is not a Subsidiary of the Company or is accounted for by the Company by the equity method of accounting shall be included in Consolidated Net Income only to the extent of the amount of dividends or distributions actually paid by such Person to the Company or a Subsidiary of the Company, (ii) the Net Income of any Person acquired by the Company in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded from Consolidated Net Income and (iii) the Net Income of any Subsidiary of the Company that is subject to restrictions, direct or indirect, on the payment of dividends or the making of distributions to the Company shall be excluded from Consolidated Net Income to the extent of such restrictions. "Net Income" of any Person shall mean the net income (loss) of such Person, determined in accordance with GAAP, excluding, however, any gain (but not loss) realized upon the sale or other disposition (including, without limitation, dispositions pursuant to sale and leaseback transactions) of any real property or equipment of such Person which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition of any capital stock of such Person or a subsidiary of such Person.

                  "Credit Agreement" means the Loan and Security Agreement, dated as of March 30, 2000, by and among the Financial Institutions named therein, Bank of America, N.A., as Agent, and the Company together with any amendment, modification or replacement thereof.

                  "Default" means any event which is, or after notice or passage of time would be, an Event of Default.

                  "Default Rate" is 25% per annum compounded quarterly.

                  "EBITDA" means, for any period, the sum of the Company's (i) Consolidated Net Income for such period, plus (ii) an amount which, in the determination of Consolidated Net Income for such period, has been deducted for
(A) Consolidated Interest Expense, (B) total federal, state, local and foreign income, value added and similar taxes. (C) losses (or minus gains) on the sale or disposition of assets outside the ordinary course of business, (D) depreciation, amortization expense and other non-cash charges, all as determined in accordance with GAAP and (E) amounts paid in respect of management fee to the extent permitted hereunder.

                  "Equity Interest" means any capital stock or warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible into, or exchangeable for, capital stock).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Event of Default" shall have the meaning provided in Section
6.

                  "Failure to Approve the Transactions" shall mean that the holders of the Common Stock of the Company do not vote to approve the Transactions at the Shareholders Meeting (as such term is defined in the Purchase Agreement).

                  "Financing Redemption Event" means any sale or sales of equity securities by the Company made in one or a series of related transactions, which taken together, result in a total, aggregate offering price of more than $50,000,000.

                  "GAAP" means United States generally accepted accounting principles, in effect from time to time, consistently applied.

                  "GECC Payment Agreement" means that certain Agreement, dated December 5, 1997, between General Electric Capital Corporation and the Company, regarding the GE Capital Accelerated Payment Program.

                  "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Company's books and any permitted transferee thereof.

                  "Holder Representative" means the person designated as such by the Holders of a majority in aggregate principal amount of the Notes, with notice thereof provided in writing to the Agent under the Credit Agreement.

                  "Indebtedness" means, as to any Person: (a) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person representing the balance of deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations of such Person under operating leases in excess of $15,000,000, (h) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clauses (f) and (g)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (i) all Indebtedness of any other Person referred to in clauses (a) through (g) above, guaranteed, directly or indirectly, by that Person.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest of any kind or nature whatsoever (excluding preferred stock or equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

                  "Material Adverse Effect" means any material adverse change in the assets, business or financial condition of the Company.

                  "Minimum Performance Target" means, for fiscal year 2002, an EBITDA of $25,000,000.

                  "Note" shall mean this Note as defined in Section 1 together with all PIK Notes issued in connection thereto.

                  "Officers' Certificate" means a certificate signed by any two officers of the Company, one of whom must be the chief executive officer, the chief financial officer or chief accounting officer of the Company.

                  "Permitted Junior Securities" means equity interests in the Company.

                  "Permitted Liens" means (i) Liens for taxes, governmental charges or levies which (a) are not yet due and payable, or (b) are being diligently contested in good faith by appropriate proceedings; provided, that for any such taxes being diligently contested in good faith, the Company has set aside adequate reserves, (ii) Liens imposed by law, such as mechanic's, materialman's, landlord's, warehouseman's and carrier's liens, securing obligations incurred in the ordinary course of business which are not yet overdue or which are being diligently contested in good faith by appropriate proceeding and, with respect to such obligations which are being contested, for which the Company has set aside adequate reserves, (iii) Liens securing Senior Debt, (iv) Liens which (x) secure obligations of less than $15,000,000 in the aggregate and (y) do not, individually or in the aggregate, interfere with the use and enjoyment of the property subject thereto and (z) Liens created in favor of General Electric Capital Corporation pursuant to the GECC Payment Agreement.

                  "Person" means any individual, partnership, corporation, trust, unincorporated organization or government or agency or political subdivision thereof.

                  "PIK Notes" means the PIK Notes issued in respect of the Notes in lieu of cash interest, each such note requiring the accrual of interest in accordance with the terms of this Note (including the issuance of additional PIK Notes in respect of such interest), commencing from the date of issuance of such note or from the date such note was deemed to have been issued, at the rate of 15.00% per annum or 20.00% per annum, as appropriate, computed on the basis of a 360-day year of twelve 30-day months, for the actual number of days elapsed and containing terms substantially identical to this Note.

                  "Purchase Agreement" shall have the meaning provided in
Section 1 hereto.

                  The "principal" of a debt security means the principal of the security plus, when appropriate, the premium (if any) payable on the security.

                  "Senior Debt" means (i) all indebtedness outstanding at any time under the Credit Agreement, and all hedging obligations and bank products with respect thereto, (ii) any replacement or refinancing of the Credit Agreement which provides for borrowings by the Company up to $55,000,000 in aggregate principal amount, and (iii) all obligations with respect to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (x) any indebtedness of the Company to any of its subsidiaries or other affiliates, or (y) any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby).

                  "Senior Debt Documents" means the Credit Agreement and any comparable documents governing other senior debt, if any.

                  "Transaction Documents" means collectively, the Purchase Agreement, the Notes, the Convertible Notes, and the Warrants.

11.      Non-Waiver.

                  No course of dealing between the Company and the Holder of this Note or any delay or failure on the part of the Holder hereof in exercising any rights hereunder shall operate as a waiver of any rights of any Holder hereof, except to the extent expressly waived in writing by the Holder hereof.

12.      Governing Law.

                  This Note shall be construed in accordance with and governed by the internal laws of the State of New York.

13.      Successors and Assigns.

                  All of the covenants, promises and agreements in this Note shall bind the Company's successors and assigns, whether so expressed or not.

14.      Assignment.

                  Prior to the earlier of September 1, 2000 and the Failure to Approve the Transactions (as defined in the Purchase Agreement), Holder shall not sell, assign or otherwise transfer this Note, except to an Affiliate of either of Thayer Equity Investors IV, L.P., TC Manufacturing Holdings, L.L.C. or RCBA Strategic Partners, L.P. Prior to the earlier to occur of (i) the consummation of a Successful Tender Offer (as defined in the Purchase Agreement) and (ii) the termination of the Purchase Agreement, Holder shall not sell, assign or otherwise transfer this Note, except to a Person who has become a successor obligor under the Purchase Agreement to all of the obligations of the original Holder of this Note thereunder.

15.      Severability.

                  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provision or provisions held invalid, illegal or unenforceable shall substantially impair the remaining provisions hereof.

16.      Headings.

                  The headings of the sections and paragraphs of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

                  IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by a duly authorized officer and to be dated as of the day and year first above written.

                             EFTC CORPORATION

                             By:     /s/ Jack Calderon
                             Name:   Jack Calderon
                             Title:  President and Chief Executive Officer

                                 ASSIGNMENT FORM

                  To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to

                    (Insert assignee's social security or tax
                             identification number)





              (Print or type assignee's name, address and zip code)

and irrevocably appoint


agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:  _____________       Your Signature:

                   (Sign exactly as your name appears on the front of this Note)


Signature Guarantee:

                                   Appendix V

                            Form of Convertible Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. IT MAY NOT BE SOLD OR OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THAT ACT AND SUCH LAWS OR UNLESS SUCH TRANSFER IS MADE PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

                                EFTC CORPORATION

                                                                  March 30, 2000

                      SENIOR SUBORDINATED CONVERTIBLE NOTE

                                                 DUE JUNE 30, 2006

No:  0001                                                       U.S. $54,000,000

                  EFTC CORPORATION, a Colorado corporation (the "Company"), for value received, promises to pay to the order of THAYER-BLUM FUNDING, L.L.C., a Delaware limited liability company ("Holder"), or its registered successors or assigns, on June 30, 2006 (or such earlier date as this Note shall become due and payable), the principal amount of $54,000,000 (or such lesser or greater principal amount as is then unpaid) and to accrue interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid principal amount hereof (and on the principal balance of any Accrual Note (as defined in Section
9) issued pursuant to Section 1(b) below) at the rate of 8.875% per annum, compounded quarterly, commencing on the date hereof for this Note (and on the date of issuance for any Accrual Note). The principal and interest on this Note (and on any Accrual Note) is payable when due in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts by federal funds bank wire transfer. Certain capitalized terms shall have the meanings specified in Section 10 hereof. This
Note is issued in exchange for the Company's Senior Subordinated Exchangeable Note due June 30, 2006 (pursuant to Section 2) which was issued pursuant to that certain Securities Purchase Agreement, dated as of March 30, 2000, by and between the Company and Holder (the "Purchase Agreement").

1.       The Note.

         Interest accruing from the date of issuance through _______ __, 2000, shall be added to the principal amount of this Note on _______ __, 2000, or, at the Company's option, shall be paid by the issuance of an Accrual Note. Thereafter, interest hereon (and on any Accrual Note) shall accrue in arrears on _________ __, _______ __, ______ __ and _______ __ of each year, commencing on
_______ __, 2000 (each a "Payment Date"). All interest which has accrued as of any Payment Date shall be added to the principal amount of this Note unless the Company elects to issue an Accrual Note therefor. In the event that an Accrual
Note is not actually issued and delivered for any accrued and unpaid interest on any Payment Date, an Accrual Note in the aggregate principal amount of such accrued and unpaid interest shall be deemed to have been issued to the Holder on such Payment Date, and the amount of such accrued and unpaid interest shall be added to the principal amount of this Note. Interest shall accrue on the unpaid principal balance of Notes until the principal amount of the Notes shall have been paid in full. The Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes.

2.       Mandatory Redemption.

(a) The Company will be obligated to redeem the Notes, at the option of Holder, in whole or in part, upon the occurrence of a Change of Control at the redemption price as set forth in this Section 2 (the "Redemption Price").

(b) The Redemption Price shall be an amount equal to the sum of (i) 100% of the principal amount of the Notes, (ii) the accrued and unpaid interest to the Mandatory Redemption Date and (iii) an amount equal to the interest, if any, which would accrue on this Note from the Mandatory Redemption Date up to and including March 30, 2003.

3.       Redemption Procedures.

(a) Upon the occurrence of a Change of Control, the Company shall mail a notice of redemption to the Holders advising Holders of the occurrence of a Change of Control. Within 60 days of receipt of such notice from the Company, Holders, at their sole option, may elect to have the Company mandatorily redeem the Notes, in whole or in part, by a mailing a notice to the Company of such election. The notice shall: (i) identify the Notes to be redeemed; (ii) state the applicable Redemption Price; and (iii) state the Mandatory Redemption Date.

(b) The redemption date shall be the date set forth as such in the relevant notice from Holders pursuant to Section 3(a) which shall be a date not earlier than the 5th day nor later than the 30th day following the mailing of such notice (the "Mandatory Redemption Date").

(c) Once notice of redemption is given, Notes called for redemption become due and payable on the Mandatory Redemption Date at the Redemption Price. Interest on the Notes called for redemption shall cease to accrue on and after the Mandatory Redemption Date.

4.       Subordination.

(a)      Agreement to Subordinate.

                  The Company and Holders agree that the indebtedness evidenced by this Note is subordinated in right of payment, to the extent and in the manner provided in this Section 4, to the prior payment in full, in cash, of all Senior Debt (as defined below), (whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed), and that the subordination is for the benefit of the holders of Senior Debt.

                  A distribution may consist of cash, securities or other property, by set-off or otherwise.

(b)      Liquidation; Dissolution; Bankruptcy.

                  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities:

                            (1) holders of Senior Debt shall be entitled to receive payment in full, in cash, of all obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before any Holder shall be entitled to receive any payment with respect to its Note (except that Holders may receive Permitted Junior Securities); and

                            (2) until all obligations with respect to Senior Debt (as provided in subsection (1) above) are paid in full, in cash, any distribution to which Holders would be entitled but for this
         Section 4 shall be made to holders of Senior Debt (except that Holders may receive Permitted Junior Securities), as their interests may appear.

(c)      Default on Senior Debt.

                  (i) The Company may not make any payment or distribution to any Holder in respect of obligations with respect to the Note and may not acquire from any Holder any loans for cash or property (other than Permitted Junior Securities) and no Holder may accept or retain any such payments until all principal and other obligations with respect to the Senior Debt have been paid in full, in cash, if:

                            (A) a default in the payment of any principal or other obligations with respect to Senior Debt occurs and is continuing beyond any applicable grace period in the agreement, indenture or other document governing such Senior Debt; or

                            (B) a default, other than a payment default, on Senior Debt occurs and is continuing that permits holders of the Senior Debt to accelerate its maturity and the Company and the Holder Representative receives a notice of the default (a "Payment Blockage Notice"). If the Company and the Holder Representative receive from the Agent under the Credit Agreement any such Payment Blockage Notice, no subsequent Payment Blockage Notice shall be effective for purposes of this Section 4(c) unless and until at least 360 days shall have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Company shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such nonpayment default shall have been waived for a period of not less than 180 days or unless the holder of the Senior Debt was not aware of such default.

                  The Company may and shall resume payments on and distributions in respect of the Notes and the Holder may receive and retain the same upon the earlier of:

                  (1) the date upon which the default is cured or waived, or

                  (2) in the case of a default referred to in Section 4(c)(ii) hereof, 179 days pass after notice is received if the maturity of such Senior Debt has not been accelerated,

if this Section 4 otherwise permits the payment or distribution at the time of such payment or distribution.

                  (ii) No Holder may take any actions to enforce any of its available remedies upon the occurrence of a Default or an Event of Default, for a period of 90 days following the receipt by the Company and the Holder Representative of a notice from the Agent under the Credit Agreement any default with respect to the Senior Debt; provided, that such 90 day period shall immediately end in the event (x) of a Default under Section 6(a)(i)(G) or (H),
(y) the Senior Debt is accelerated in accordance with its terms, or (z) the holders of the Senior Debt act to enforce their available remedies upon the occurrence of a default on the Senior Debt.

(d)      Acceleration of Securities.

                  If the Note is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Debt of the acceleration.

(e)      When Distribution Must Be Paid Over.

                  In the event that Holder receives any payment of any obligations with respect to the Note at a time when such payment is prohibited by Section 4(c) hereof, such payment shall be held by the Holder in trust for the benefit of, and shall be paid forthwith over and delivered, upon written request, to, the holders of Senior Debt under the Senior Debt Documents pursuant to which Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all obligations with respect to Senior Debt remaining unpaid to the extent necessary to pay such obligations in full, in cash, in accordance with their terms, after giving effect to any concurrent payment or distribution to or for the holders of Senior Debt.

(f)      Notice by Company.

                  The Company shall promptly notify the Holders of any facts known to the Company that would cause a payment of any obligations with respect to the Note to violate this Section 4, but failure to give such notice shall not affect the subordination of the Note to the Senior Debt as provided in this
Section 4.

(g)      Subrogation.

                  After all Senior Debt is paid in full, in cash, and until the
Note is paid in full, the Holders shall be subrogated (equally and ratably with all other indebtedness pari passu with the Note) to the rights of holders of Senior Debt to receive distributions applicable to Senior Debt and all other rights, claims and collateral security of the holders of Senior Debt to the extent that distributions otherwise payable to the Holders have been applied to the payment of Senior Debt. A distribution made under this Section 4 to holders of Senior Debt that otherwise would have been made to the Holders is not, as between the Company, on one hand, and the Holder, on the other hand, a payment by the Company on Senior Debt.

(h)      Relative Rights.

                  This Section 4 defines the relative rights of the Holders and holders of Senior Debt. Nothing in this Note shall:

                  (a) impair, as between the Company, on one hand, and the Holders, on the other hand, the obligation of the Company, which is absolute and unconditional, to pay principal of and interest on the Note in accordance with its terms;

                  (b) affect the relative rights of the Holders and creditors of the Company other than their rights in relation to holders of Senior Debt; or

                  (c) prevent any lender from exercising its available remedies upon a Default or Event of Default, subject to the rights of holders of Senior Debt to receive distributions and payments otherwise payable to the lenders, and except as set forth in Section 4(c)(ii) above.

                  If the Company fails because of this Section 4 to pay principal of or interest on the Note on the Payment Date, the failure is still a Default or Event of Default.

(i)      Subordination May Not Be Impaired by the Company.

                  No right of any holder of Senior Debt to enforce the subordination of the indebtedness evidenced by any loans shall be impaired by any act or failure to act by the Company or any Holder or by the failure of the Company or Holders to comply with the terms of this Note.

(j)      Distribution or Notice to Representative.

                  Whenever a distribution is to be made or a notice given to holders of Senior Debt, the distribution may be made and the notice given to their representative.

                  Upon any payment or distribution of assets of the Company referred to in this Section 4 the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of such representative or of the liquidating trustee or agent or other Person making any distribution to the Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 4.

(k)      Authorization to Effect Subordination.

                  The Holders authorize and direct the Company to take such action as may be necessary or appropriate to effectuate the subordination as provided in this Section 4.

(l)      Amendments.

                  The provisions of this Section 4 shall not be amended or modified without the written consent of the holders of all Senior Debt.

5.       Covenants.

                  The Company covenants and agrees that so long as this Note shall be outstanding:

(a)      Payment of Notes; Satisfaction of Obligations.

(i) The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes.

(ii) If there has occurred and is continuing any Event of Default, defined below, under Sections 6(a)(i)(A) or 6(a)(i)(B) hereof, then to the extent lawful, the Company shall pay interest (including interest accruing after the commencement of any proceeding under any Bankruptcy Law) on all unpaid amounts outstanding under the Notes (including overdue installments of principal or interest) at the Default Rate, compounded quarterly.

(iii) Subject to performance by all other parties thereto of their respective obligations thereunder, the Company shall satisfy in all material respects all of its obligations under the Transaction Documents.

(b) Commission Reports, Financial Reports. The Company shall deliver to the holders within 15 days after it files them with the Commission copies of any annual reports and any information, documents and other reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act.

(c) Compliance Certificate. The Company shall deliver to the Holders, within 45 days after the end of each fiscal quarter and within 90 days after the end of each fiscal year of the Company an Officers' Certificate stating that a review of the activities of the Company and its subsidiaries during the preceding fiscal quarter or fiscal year has been made with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Agreement, and further stating, as to each such officer signing such certificate, that to his knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Agreement (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he may have knowledge) and that to his knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes in accordance with their terms are prohibited or if such event has occurred, a description of the event. So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the Officers' Certificate accompanying the fiscal year end financial statements delivered pursuant to this
Section 5 shall be accompanied by a written statement of independent public accountants (which shall be one of the "Big Five" accounting firms) that in making the examination necessary for certification of such financial statements nothing has come to their attention which would lead them to believe that the Company has violated any provisions of this Note or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation. The Company will deliver to the Holders, forthwith upon becoming aware of (i) any Default or Event of Default or (ii) any event of default under any other loan agreement, mortgage, indenture or instrument referred to in Section 4, an Officers' Certificate specifying in reasonable detail such Default, Event of Default or default and the nature of any remedial or corrective action the Company proposes to take with respect thereto.

(d) Stay, Extension and Usury Laws. The Company covenants and agrees (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter enforced, that may affect the covenants or the performance of its obligations under this Note; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holders, but will suffer and permit the execution of every such power as though no such law has been enacted.

(e) Limitation on Restricted Payments. The Company shall not, directly or indirectly:

(i) declare or pay any dividend on, or make any distribution to the holders (as such) in respect of, any shares of its capital stock.

(ii) purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Company or any subsidiary of the Company (other than any such Equity Interest of a directly or indirectly wholly-owned subsidiary of the Company) or other Affiliate of the Company;

(iii) permit any subsidiary of the Company to declare or pay any dividend on, or make any distribution to the holders (as such) in respect of, any shares of its capital stock except to the Company or another directly or indirectly wholly-owned subsidiary of the Company; or

(iv) permit any subsidiary of the Company to purchase, redeem or otherwise retire for value any Equity Interests of it, the Company or any Affiliate of the Company (other than any such Equity Interests owned by the Company or any other directly or indirectly wholly owned subsidiary of the Company).

(f) Corporate Existence. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate existence of each of its subsidiaries in accordance with the respective organizational documents of each of them and the corporate rights (charter and statutory), licenses and franchises of the Company and its subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or corporate existence, if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its subsidiaries taken as a whole and that the loss thereof will not cause a Material Adverse Effect.

(g) Taxes. The Company shall, and shall cause its subsidiaries to, pay prior to delinquency all material taxes, assessments and governmental levies except as contested in good faith and by appropriate proceedings.

(h) Investment Company Act; United States Real Property Holding Corporation. Neither the Company nor any of its subsidiaries shall become an investment company subject to registration under the Investment Company Act of 1940, as amended. Neither the Company nor any of its subsidiaries shall become a United States real property holding corporation as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended.

(i) Limitation on Additional Indebtedness. The Company will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to any Indebtedness other than (A) the Indebtedness represented by the Notes, (B) Senior Debt and (C) other Indebtedness in aggregate principal amount of no greater than $5,000,000.

(j)      Limitation on Transactions With Affiliates.

(i) Neither the Company nor any of its subsidiaries shall sell, lease, transfer or otherwise dispose of any of its properties or assets to or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, an Affiliate of the Company (but specifically excluding for these purposes Holders and their respective Affiliates) (an "Affiliate Transaction"), except on terms that are no less favorable to the Company or the relevant subsidiary than those that could have been obtained in a comparable transaction by the Company or such subsidiary from an unrelated person; provided, however, that the Company and its wholly-owned subsidiaries may engage in any sale, lease, transfer, or other disposition of property among themselves and may enter into any contract, agreement, understanding, loan, advance or guarantee among themselves.

(ii) In addition, neither the Company nor any subsidiary may enter into an Affiliate Transaction or series of related Affiliate Transactions involving or having a potential value of more than $1,000,000 unless such transaction has been approved by the holders of at least a majority in principal amount of the Notes, such approval not to be unreasonably withheld; provided, however, that the Company and its wholly-owned subsidiaries may engage in any sale, lease, transfer, or other disposition of property among themselves and may enter into any contract, agreement, understanding, loan, advance or guarantee among themselves.

(k) Restrictions on Liens. The Company will not itself, and will not permit any subsidiary, to create or suffer to exist any Liens upon any assets of the Company or any subsidiary or any shares of capital stock of any subsidiary, in either case now owned or hereafter acquired; provided, however, that this
Section 5(k) shall not prohibit the creation or continuing existence of any Permitted Liens.

(l)      Sale of Assets.

(i) Neither the Company nor any of its subsidiaries shall, without the consent of the holders of at least a majority in principal amount of the Notes, sell, lease, convey or otherwise dispose (whether in one transaction or a series of transactions) of any assets (including capital stock of any subsidiaries), other than sales of inventory in the ordinary course of business (an "Asset Sale"), if the aggregate net proceeds of all Asset Sales during any fiscal year exceed $2,000,000; excluding payments under the GECC Payment Agreement.

(ii) Neither the Company nor any of its subsidiaries shall, without the consent of the holders of at least a majority in principal amount of the Notes, enter into any Asset Sale if the consideration paid is less than an amount equal to the fair market value of such asset; provided, however, that assets with a fair market value of not greater than $2,000,000 in the aggregate may be sold during any fiscal year without regard to the foregoing requirement if the amount of consideration received for such assets is promptly applied to the purchase of comparable assets.

(iii) At least 90% of the consideration for each Asset Sale received by the Company or such subsidiary shall be in the form of cash; provided, however, that the amount of (A) any liabilities (as shown on the Company's or such subsidiary's most recent balance sheet or in the notes thereto) of the Company or any subsidiary that are assumed by the transferee of any such assets or stock sold, leased, conveyed or disposed of and (B) any notes or other obligations received by the Company or any subsidiary from such transferee that are immediately converted by the Company or such subsidiary into cash, shall be deemed to be cash for purposes of this Section 5(l)(iii).

(m) Ownership of Subsidiaries. Except as permitted by Section 5(l) above, the Company shall maintain (along with one or more subsidiaries in the case of an indirect subsidiary) good and valid title to those Equity Interests of each of its subsidiaries owned by it, free and clear of any Lien other than Permitted Liens. Notwithstanding the provisions of Section 5(l) above, neither the Company nor any subsidiary shall dispose of the capital stock of any subsidiary, if, after giving effect to such disposition, the Company would own less than a majority of the outstanding economic and voting interests in such subsidiary or former subsidiary.

(n) Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. Except as otherwise provided for herein or in the Senior Debt Documents, the Company will not, and will not permit any subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any subsidiary of the Company to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in, or measured by, its profits owned by, or pay any Indebtedness owed to, the Company or a subsidiary of the Company, (b) make loans or advances to the Company or a subsidiary of the Company or (c) transfer any of its properties or assets to the Company or to any subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions, with respect to a subsidiary of the Company that is not a subsidiary of the Company on the date hereof, in existence at the time such Person becomes a subsidiary of the Company; or (ii) any restrictions existing under any agreement that refinances or replaces the agreements containing the restrictions in clause (i); provided that the terms and conditions of any such restrictions are no less favorable to the Holders than those under or pursuant to the agreement evidencing the Indebtedness refinanced. Nothing contained in this Section 5(n) shall prevent the Company or any of its subsidiaries from entering into any agreement permitting or providing for the incurrence of Liens otherwise permitted by Section 5(k).

(o) Compliance with Laws. The Company will, and will cause its subsidiaries to, comply with all Federal, state, local or foreign statutes, ordinances, governmental rules and regulations, judgments, orders and decrees to which any of them is subject, and obtain and keep in effect all licenses, permits, franchises and other governmental authorizations necessary to the ownership or operation of their respective properties or the conduct of their respective businesses, except to the extent that the failure to so comply or obtain and keep in effect would not have a Material Adverse Effect.

(p)      When Company May Merge, Etc.

(i) The Company will not merge with or into, or sell, convey, or transfer, or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions) to any Person or permit any Person to merge with or into the Company, unless:

                           (A) either the Company shall be the continuing Person
                  or the Person (if other than the Company) formed by such consolidation or into which the Company is merged or that acquired such property and assets of the Company shall be an entity organized and validly existing under the laws of the United States of America or any state or jurisdiction thereof and shall expressly assume, by amendments to this Note, executed and delivered to Holder, all of the obligations of the Company, on this Note;

                           (B) immediately after giving effect, on a pro forma
                  basis, to such transaction, no Default or Event of Default shall have occurred and be continuing; and

                           (C) the Company will have delivered to the Holders of
                  a majority in principal amount of the Notes an Officers' Certificate and an opinion of counsel, in each case stating that such consolidation, merger or transfer and such supplemental indenture complies with this provision and that all conditions precedent provided for herein relating to such transaction have been complied with.

(ii) Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company, in accordance with Section 5(p)(i), the successor Person formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, be substituted for, and may exercise every right and power of the Company under this Note with the same effect as if such successor Person had been named therein as the Company and the Company shall be released from the obligations under this Note.

(q) Office or Agency. The Company will maintain an office or agency in metropolitan Denver, Colorado (or in any future principal place of business of the Company with respect to which the Holders have been notified pursuant to
Section 9.1 of the Purchase Agreement) where notices, presentations and demands to or upon the Company in respect of this Note may be given or made.

(r) Directors. The Company's Board of Directors shall at all times be composed of no more than 12 directors unless approved by Holders of a majority in principal amount of the Notes. The Holder shall have the right to nominate a number of persons for election as members of the Board of Directors of the Company such that the number nominated by Holder shall compose a majority of the total number of directors on the Board of Directors. The Company hereby agrees to call annual shareholders' meetings for the election of directors and to recommend that the Company's shareholders votes in favor of such director-nominees of the Holders at any such meeting called for election of directors; provided, that the Board of Directors of the Company shall not be required to recommend for shareholder vote any person whom the Board of Directors has reasonably concluded after due inquiry lacks the requisite moral fitness to sit on the Board of Directors. The Company agrees that the members of the Board of Directors nominated by the Holders shall be appointed to each committee of the Board of Directors, including, but not limited to, the compensation committee; provided, that both such persons need not be appointed to the audit committee if such appointments would cause a breach of the continued listing requirements for the Common Stock on the Nasdaq Stock Market.

(s) Approval of Significant Transactions. The Company shall not engage in any Significant Transaction, without the prior written approval of the Holders of a majority in principal amount of the Notes. For purposes of this Section 7(s), a "Significant Transaction" means (i) one or a series of related transactions, in which the Company obtains debt financing (excluding the Senior Debt) in an aggregate amount in excess of $1,000,000, (ii) any Material Acquisition or Material Disposition, or (iii) any adoption of, or amendment to, any Incentive Compensation Plan. A "Material Acquisition" means any acquisition (directly or indirectly) (whether by merger, purchase of securities, purchase of assets or otherwise) by the Company or any subsidiary of the Company, involving aggregate consideration with a value of $2,000,000 or more; provided, that a Material

Acquisition shall not include capital expenditures made in the ordinary course of business. A "Material Disposition" means any sale, transfer or other disposition of assets of the Company (whether by merger, sale of stock, sale of assets or otherwise) or its subsidiaries which assets either (A) have a fair market value of $2,000,000 or more, or (B) represent more than 5% of the lesser of net book value or fair market value of the tangible assets of the Company on a consolidated basis. An "Incentive Compensation Plan" means any arrangement, policy or plan of the Company providing for deferred compensation, profit-sharing bonuses, stock appreciation rights, stock purchases or other forms of incentive compensation to any director, employee, former employee, consultant, advisor or agent of the Company which by its terms results, or but for deferral would result, in cash payments by the Company to such person.

(t) Certain Payments. The Company shall comply with the requirements of the Foreign Corrupt Practices Act and neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company shall directly or indirectly (i) make any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any governmental official, regardless of form, whether in money, property, or services (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or any Subsidiary of the Company, (ii) make any contribution, gift, bribe, payoff, influence payment, kickback, or other payment to any person, private or public, regardless of form, whether in money, property, or services, in violation of any law, or (iii) establish or maintain any fund or asset that is not recorded in the books and records of the Company.

6.       Defaults and Remedies.

(a)      Events of Default.

(i)      An "Event of Default" occurs if:

(A) the Company defaults in the payment of the principal of or accrued interest on any Note when the same becomes due and payable at maturity, upon redemption or otherwise;

(B) the Company fails to comply in any material respect with any of the agreements, covenants, or provisions of the Notes and the Default continues for the period and after the notice specified below;

(C) the Company fails to comply in any material respect with any of the agreements, covenants, or provisions of the Warrants and the Default continues for the period and after the notice specified below;

(D) if any of the representations or warranties of the Company made in or in connection with this Note or the Purchase Agreement were untrue when made in any respect materially adverse to the Company and its subsidiaries taken as a whole;

(E) an event of default occurs under any loan agreement, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any subsidiary for borrowed money (or the payment of which is guaranteed by the Company or a subsidiary), whether such Indebtedness or guarantee now exists or shall be created hereafter, which default results in the acceleration of such Indebtedness prior to its expressed maturity and the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which is so accelerated and has not been paid, aggregates $500,000 or more;

(F) a final judgment or final judgments for the payment of money are entered by a court or courts of competent jurisdiction against the Company or any subsidiary of the Company and such remains undischarged for a period (during which execution shall not be effectively stayed) of 30 days, provided that the aggregate of all such judgments exceeds $1,000,000;

(G) The Company or any subsidiary pursuant to or within the meaning of any Bankruptcy Law:

(1)      commences a voluntary case,

(2) consents to the entry of an order for relief against it in an involuntary case,

(3) consents to the appointment of a Custodian of it or for all or substantially all of its property,

(4)      makes a general assignment for the benefit of its creditors, or

(5)      generally is unable to pay its debts as the same become due; or

(H) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company or any of its subsidiaries in an involuntary case,

(2) appoints a Custodian of the Company or any of its subsidiaries or for all or substantially all of its property, or

(3) orders the liquidation of the Company or any of its subsidiaries, and the order or decree remains unstayed and in effect for 60 days.

(ii) The term "Bankruptcy Law" means title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

(iii) A Default under clause (B) or (C) (other than a Default under Section 5(e), (i), (l), (m), or (n), which Default shall be an Event of Default without the notice or passage of time specified in this paragraph), (E) (other than a Default resulting from the acceleration of any indebtedness described therein, which Default shall be an Event of Default without the notice or passage of time specified in this paragraph) or (F) is not an Event of Default until the holders of at least a majority in aggregate principal amount of the then outstanding Notes notify the Company of the Default and the Company does not cure the

Default within 30 days after receipt of the notice. The notice must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

(b)      Acceleration of Notes.

                  If an Event of Default (other than an Event of Default specified in clauses (G) and (H) of Section 6(a)(i)) occurs and is continuing, the holders of at least a majority in aggregate principal amount of the then outstanding Notes, by notice to the Company, may declare the unpaid principal of and any accrued interest on all the Notes to be due and payable. Immediately upon such declaration, the principal and interest shall be due and payable. If an Event of Default specified in clause (G) or (H) of Section 6(a)(i) occurs, such an amount shall ipso facto become and be immediately due and payable without any declaration or other act on the part of any holder. The holders of at least a majority in principal amount of the then outstanding Notes by notice to the Company may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration.

(c)      Other Remedies.

(i) If an Event of Default occurs and is continuing, holders of the Notes may pursue any available remedy to collect the payment of principal or interest on the Notes or to enforce the performance of any provision of the Notes.

(ii) A delay or omission by any holder of any Notes in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

(d)      Waiver of Past Defaults.

                  The holders of at least a majority in principal amount of the then outstanding Notes by notice to the Company may waive an existing Default or Event of Default and its consequences except a continuing Default or Event of Default in the payment of the principal of or interest on any Notes.

(e)      Rights of Holder to Receive Payment.

                  Notwithstanding any other provision of this Agreement, the right of any Holder of a Note to receive payment of principal and interest on the Note, on or after the respective due dates expressed in the Note, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of the holder.

(f)      Undertaking for Costs.

                  In any suit for the enforcement of any right or remedy under this Agreement, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.

7.       Modification of Notes.

                  The Notes may be modified, and any of the terms thereof waived, or any consent or approval required thereunder given, without prior notice to any Holder but with the written consent of the Holder of a majority in principal amount of the Notes then outstanding. Subject to the provisions of the Purchase Agreement, the Holders of a majority in principal amount of the Notes then outstanding may waive compliance by the Company with any provision of the Notes without prior notice to any Holder. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (a) alter the amount of Notes whose Holders must consent to an amendment, supplement or waiver, (b) alter the rate or the time for payment of interest on any Note, (c) alter the principal or the maturity of any Note or alter the redemption or prepayment provisions with respect thereto or (d) make any Note payable in money or property other than as stated in the Notes.

8.       Conversion.

(a) Conversion Privilege. The Holder of this Note may convert it into Common Stock at any time. The number of shares issuable upon conversion of a Note is determined as follows: Divide the principal amount to be converted by the conversion price in effect on the conversion date. Round the result upwards to the nearest 1/100th of a share. The initial conversion price, as of the Original Issue Date, is $2.58 per share. The conversion price is subject to adjustment as set forth herein. The Holder may convert all or any portion of this Note at any time or from time to time. Provisions of this Note that apply to conversion of all of the Note also apply to conversion of a portion of it.

(b) Automatic Conversion. The Notes shall automatically be converted into shares of Common Stock upon a Trading Price Conversion Event in an amount equal to the principal amount of the Notes, plus the accrued and unpaid interest to the Conversion Date divided by the then current conversion price.

(c) Conversion Procedure. To convert this Note the Holder must give notice to the Company setting forth the amount of this Note which Holder is converting. The date on which the Holder gives such notice is the effective date of the conversion (the "Conversion Date"). As soon as practical, the Company shall deliver to Holder a certificate for the number of full shares of Common Stock issuable upon the conversion with any fractional share being rounded up to a full share. The person in whose name the certificate is registered shall be treated as a shareholder of record on and after the conversion date. No payment or adjustment will be made for accrued interest on a converted Note or portion thereof or dividends on any Common Stock issued. Upon a surrender of this Note if it is converted in part, the Company shall issue to the Holder a new Note equal in principal amount to the unconverted portion of the Note surrendered.

(d) Fractional Shares. The Company will not issue a fractional share of Common Stock upon conversion of a Note. Instead each fractional share will be rounded up to a full share.

(e) Taxes on Conversion. If a Holder of a Note converts it, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the Holder shall pay any such tax which is due because the shares are issued in a name other than the Holder's name.

(f) Company to Provide Stock. The Company has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Notes in full. All shares of Common Stock which may be issued upon conversion of the Notes shall be fully paid and non-assessable.

                  The Company will endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Notes and will endeavor to list such shares on each national securities exchange or inter-dealer securities quotation system on which the Common Stock is listed or quoted.

(g) Adjustment for Change in Capital Stock. If, on or after the Original Issue Date, the Company:

(i) pays a dividend or makes a distribution on its Common Stock in shares of its Common Stock;

(ii) subdivides its outstanding shares of Common Stock into a greater number of shares;

(iii) combines its outstanding shares of Common Stock into a smaller number of shares;

(iv) makes a distribution on its Common Stock in shares of its capital stock other than Common Stock; or

(v) issues by reclassification of its Common Stock any shares of its capital stock;

then the conversion privilege and the conversion price in effect immediately prior to such action shall be adjusted so that the Holder of a Note thereafter converted may receive the number of shares of capital stock of the Company which he would have owned immediately following such action if he had converted the
Note immediately prior to such action.

                  The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

                  If after an adjustment a Holder of a Note upon conversion of it may receive shares of two or more classes of capital stock of the Company, the Company shall determine the allocation of the adjusted conversion price between the classes of capital stock. After such allocation, the conversion privilege and the conversion price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section.

(h) When Adjustment May Be Deferred. No adjustment in the conversion price need be made unless the adjustment would require an increase or decrease of at least 1% in the conversion price. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment.

                  All calculations under this Article shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

(i) When No Adjustment Required. No adjustment need be made for a transaction referred to in Sections 8(g) if all Noteholders are entitled to participate in the transaction on a basis and with notice that the Board of Directors determines to be fair and appropriate in light of the basis and notice on which holders of Common Stock participate in the transaction. No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest. No adjustment need be made for a change in the par value or no par value of the Common Stock. To the extent the Notes become convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

(j) Notice of Adjustment. Whenever the conversion price is adjusted, the Company shall promptly mail to Noteholders a notice of the adjustment. Such notice shall be accompanied by a certificate from the Company's independent public accountants briefly stating the facts requiring the adjustment and the manner of computing it.

(k) Voluntary Reduction. The Company from time to time may reduce the conversion price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period, provided, that in no event may the conversion price be less than the par value of a share of Common Stock.

                  Whenever the conversion price is reduced, the Company shall mail to Noteholders a notice of the reduction. The Company shall mail the notice at least 15 days before the date the reduced conversion price takes effect. The notice shall state the reduced conversion price and the period it will be in effect.

                  A reduction of the conversion price does not change or adjust the conversion price otherwise in effect for purposes of Sections 8(g).

(l)      Notice of Certain Transactions.  If:

(i) the Company takes any action that would require an adjustment in the conversion price pursuant to Sections 8(f) and if the Company does not let Noteholders participate pursuant to Section 8(i);

(ii)     there is a liquidation or dissolution of the Company,

the Company shall mail to Noteholders a notice stating the proposed record date for a dividend or distribution or the proposed effective date of a subdivision, combination, reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. The Company shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

(m) Reorganization of Company. If the Company is a party to a Change of Control, or a merger which reclassifies or changes its outstanding Common Stock, upon consummation of such transaction the Notes shall automatically become convertible into the kind and amount of securities, cash or other assets which the Holder of a Note would have owned immediately after the consolidation, merger, transfer or lease if the Holder had converted the Note immediately before the effective date of the transaction. Concurrently with the consummation of such transaction, the person obligated to issue securities or deliver cash or other assets upon conversion of the Notes shall executed an amended Note so providing and further providing for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this Section 8.

                  If securities deliverable upon conversion of Notes, as provided above, are themselves convertible into the securities of an affiliate of the formed, surviving, transferee or lessee corporation, that issuer shall join in the amended Note which shall so provide.

                  If this Section applies, Section 8(g) does not apply.

9.       Modification of Notes.

                  The Notes may be modified without prior notice to any Holder but with the written consent of the Company and the Holders of a majority in principal amount of the Notes then outstanding. The Holders of a majority in principal amount of the Notes then outstanding may waive compliance by the Company with any provision of the Notes, or give any consent or approval required or provided for under the terms of the Notes, without prior notice to any Holder. However, without the consent of each Holder affected, an amendment, supplement or waiver may not (a) alter the amount of Notes whose Holders must consent to an amendment, supplement or waiver, (b) alter the rate or the time for payment of interest on any Note, (c) alter the principal or the maturity of any Note or alter the redemption or prepayment provisions with respect thereto or (d) make any Note payable in money or property other than as stated in the Notes.

10.      Definitions.

                  The terms defined in this Section 10 shall, for all purposes of this Note, have the meanings herein specified, unless the context otherwise requires.

                  "Accrual Notes" means the Accrual Notes issued in respect of the Notes in lieu of cash interest, each such note requiring the accrual of interest in accordance with the terms of this Note (including the issuance of additional Accrual Notes in respect of such interest), commencing from the date of issuance of such note or from the date such note was deemed to have been issued, at the rate of 8.875% per annum, computed on the basis of a 360-day year of twelve 30-day months, for the actual number of days elapsed and containing terms substantially identical to this Note.

                  "Affiliate" means with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. Without limiting the foregoing, all directors and executive officers of a Person that is a corporation, all managing members of a Person that is a limited liability company, and all general partners of a partnership, shall be deemed Affiliates of such Person for all purposes hereunder.

                  "Change of Control" shall be deemed to have occurred if, at any time, (i) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable) other than the Holders and each of their respective Affiliates, in the aggregate, becomes the "beneficial owners" (as defined in Rule 13d-3 under the Exchange

Act), directly or indirectly, of 33% or more of the outstanding shares of Common Stock of the Company or has the ability to cause 25% or more of the Board of Directors to be composed of its nominees, (ii) the directors elected or appointed to the Company's Board of Directors who were designees of the Holders cease for any reason to constitute at least a majority of the Company's Board of Directors and the Holders do not have the ability to designate their replacements or (iii) the shareholders of the Company approve, or there is consummated without stockholder approval, a merger or consolidation of the Company with any other entity in which the shareholders of the Company prior to such transaction hold voting securities of the surviving entity representing 50% or less of the total votes outstanding, a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or any substantial portion of the Company's assets or a major division or subsidiary of the Company.

                  "Commission" means the Securities and Exchange Commission.

                  "Common Stock" means the common stock, par value $.01 per share, of the Company.

                  "Company" means EFTC Corporation, a Colorado corporation.

                  "Conversion Date" has the meaning set forth in Section 8(c).

                  "Credit Agreement" means the Loan and Security Agreement, dated as of March 30, 2000, by and among the Financial Institutions named therein, Bank of America, N.A., as Agent, and the Company together with any amendment, modification or replacement thereof.

                  "Default" means any event which is, or after notice or passage of time would be, an Event of Default.

                  "Default Rate" is 10.875% per annum.

                  "Equity Interest" means any capital stock or warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible into, or exchangeable for, capital stock).

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Event of Default" shall have the meaning provided in Section
6.

                  "GAAP" means United States generally accepted accounting principles, in effect from time to time, consistently applied.

                  "GECC Payment Agreement" means that certain Agreement dated December 5, 1997, between General Electric Capital Corporation and the Company, regarding the GE Capital Accelerated Payment Program.

                  "High Trading Price Conversion Event" shall be deemed to occur if (a) the Company has maintained and at the time is maintaining the listing of its Common Stock on the Nasdaq Stock Market, (b) the Company is in full compliance with all covenants under the Senior Debt, and (c) the Common Stock has a Trading Price at or above $7.50 per share for 45 consecutive trading days.

                  "Holder" or "Noteholder" means the Person in whose name a Note is registered on the Company's books, and any permitted transferee thereof.

                  "Holder Representative" means the person designated as such by the Holders of a majority in principal amount of the Notes, with notice thereof provided in writing to the Agent under the Credit Agreement.

                  "Indebtedness" means, as to any Person: (a) all obligations, whether or not contingent, of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person representing the balance of deferred purchase price of property or services, except trade accounts payable and accrued commercial or trade liabilities arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all obligations of such Persons under operating leases in excess of $15,000,000, (h) all indebtedness secured by any Lien (other than Liens in favor of lessors under leases other than leases included in clauses (f) and (g)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, and (i) all Indebtedness of any other Person referred to in clauses (a) through (g) above, guaranteed, directly or indirectly, by that Person.

                  "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security interest of any kind or nature whatsoever (excluding preferred stock or equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

                  "Low Trading Price Conversion Event" shall be deemed to occur if, on or after the third anniversary of the Original Issue Date, (a) the Company has maintained and at the time is maintaining the listing of its Common Stock on the Nasdaq Stock Market, (b) the Company is in full compliance with all covenants under the Senior Debt, and (c) the Common Stock has a Trading Price at or above $4.25 per share for 45 consecutive trading days.

                  "Mandatory Redemption Date" has the meaning set forth in
Section 3(b).

                  "Material Adverse Effect" means any material adverse change in the assets, business or financial condition of the Company.

                  "Notes" shall mean this Note as defined in Section 1 together with all Accrual Notes issued in connection thereto.

                  "Officers' Certificate" means a certificate signed by any two officers of the Company, one of whom must be the chief executive officer, the chief financial officer or chief accounting officer of the Company.

                  "Original Issue Date" means March 30, 2000.

                  "Permitted Junior Securities" means equity interests in the Company.

                  "Permitted Liens" means (i) Liens for taxes, governmental charges or levies which (a) are not yet due and payable, or (b) are being diligently contested in good faith by appropriate proceedings; provided, that for any such taxes being diligently contested in good faith, the Company has set aside adequate reserves, (ii) Liens imposed by law, such as mechanic's, materialman's, landlord's, warehouseman's and carrier's liens, securing obligations incurred in the ordinary course of business which are not yet overdue or which are being diligently contested in good faith by appropriate proceeding and, with respect to such obligations which are being contested, for which the Company has set aside adequate reserves, (iii) Liens securing Senior Debt (iv) Liens which (x) secure obligations of less than $15,000,000 in the aggregate and (y) do not, individually or in the aggregate, interfere with the use and enjoyment of the property subject thereto and (v) Liens created in favor of General Electric Capital Corporation pursuant to the GECC Payment Agreement.

                  "Person" means any individual, partnership, corporation, trust, unincorporated organization or government or agency or political subdivision thereof.

                  "Purchase Agreement" shall have the meaning provided in the preamble hereto.

                  The "principal" of a debt security means the principal of the security plus, when appropriate, the premium (if any) payable on the security.

                  "Redemption Price" has the meaning set forth in Section 2(a).

                  "Senior Debt" means (i) all indebtedness outstanding at any time under the Credit Agreement, and all hedging obligations and bank products with respect thereto, (ii) any replacement or refinancing of the Credit Agreement which provides for borrowings by the Company up to $55,000,000 in aggregate principal amount and (iii) all obligations with respect to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (x) any indebtedness of the Company to any of its subsidiaries or other affiliates, or (y) any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby).

                  "Senior Debt Documents" means the Credit Agreement and any comparable documents governing other senior debt, if any.

                  "Transaction Documents" means collectively, the Purchase Agreement, the Exchangeable Notes, the Convertible Notes and the Warrants.

                  "Trading Price" means, on any day, the average of the high and low reported sales prices regular way of a share of Common Stock on such day (if such day is a trading day, and if such day is not a trading day, on the trading day immediately preceding such trading day) on the Nasdaq Stock Market.

                  "Trading Price Conversion Event" means a High Trading Price Conversion Event or a Low Trading Price Conversion Event.

11.      Non-Waiver.

                  No course of dealing between the Company and the Holder of this Note or any delay or failure on the part of the Holder hereof in exercising any rights hereunder shall operate as a waiver of any rights of any Holder hereof, except to the extent expressly waived in writing by the Holder hereof.

12.      Governing Law.

                  This Note shall be construed in accordance with and governed by the internal laws of the State of New York.

13.      Successors and Assigns.

                  All of the covenants, promises and agreements in this Note shall bind the Company's successors and assigns, whether so expressed or not.

14.      Severability.

                  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provision or provisions held invalid, illegal or unenforceable shall substantially impair the remaining provisions hereof.

15.      Headings.

                  The headings of the sections and paragraphs of this Note are inserted for convenience only and shall not be deemed to constitute a part hereof.

                  IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by a duly authorized officer and to be dated as of the day and year first above written.

                                                     EFTC CORPORATION



                                                     By:
                                                     Name:
                                                     itle:

                                 ASSIGNMENT FORM

                  To assign this Note, fill in the form below:
(I) or (we) assign and transfer this Note to

        (Insert assignee's social security or tax identification number)





              (Print or type assignee's name, address and zip code)

and irrevocably appoint


agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:  _____________   Your Signature:
                 (Sign exactly as your name appears on the front of this Note)


Signature Guarantee:

                                   Appendix VI

                                     Warrant

                                    WARRANT

                       To Purchase Shares of Common Stock,

                          par value $.01 per share, of

                                EFTC Corporation

                                 March 30, 2000

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE. THEY MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF SAID ACT AND WITH SUCH LAWS OR PURSUANT TO AN EXEMPTION THEREFROM.

                                     WARRANT

        To Purchase Shares of Common Stock, par value $.01 per share, of

                                EFTC Corporation

                                                                  March 30, 2000

                  THIS IS TO CERTIFY that, for value received, THAYER-BLUM FUNDING, L.L.C., or registered assigns ("Holder"), is entitled upon the due exercise hereof at any time during the Exercise Period (defined below) to purchase 3,093,154 shares of Common Stock, par value $.01 per share, of EFTC Corporation, a Colorado corporation (the "Company"), at an Exercise Price (defined below) of $.01 per share (such Exercise Price and the number of shares of Common Stock purchasable hereunder being subject to adjustment as provided herein), and to exercise the other rights, powers and privileges hereinafter provided, all on the terms and subject to the conditions hereinafter set forth (the "Warrant"). This Warrant is being issued in connection with a Securities Purchase Agreement, dated the date hereof, by and between the Company and Thayer-BLUM Funding, L.L.C. (the "Securities Purchase Agreement").

1.       Definitions.

1.1 Definitions of Certain Terms. The following terms, whenever used an capitalized in this Warrant, shall, unless the context otherwise requires, have the following meanings:

                  "Assignment" shall mean the form of Assignment appearing at the end of this Warrant.

                  "Business Day" means any day other than a Saturday or Sunday or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed.

                  "Common Stock" shall mean the Common Stock, par value $.01 per share, of the Company as constituted on the date hereof and any stock into which such Common Stock shall have been changed or any stock resulting from any reclassification of such Common Stock.

                  "Convertible Securities" shall mean evidences of indebtedness, shares (including, without limitation, preferred shares) of stock or other securities which are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

                  "Exchangeable Note" shall mean the Company's 15% Senior Subordinated Exchangeable Notes due June 2006.

                  "Exercise Period" shall mean the period (i) commencing on the earlier of (A) September 1, 2000 and (B) the date on which a Failure to Approve the Transactions shall occur and (ii) ending on the earlier of (A) the date on which a Successful Tender Offer (as such term is defined in the Securities Purchase Agreement) is consummated, or (B) the close of business on June 30, 2010.

                  "Exercise Price" shall mean the price per share of Common Stock set forth in the preamble to this Warrant, as such price may be adjusted pursuant to Section 4.

                  "Failure to Approve the Transactions" shall mean that the holders of the Common Stock of the Company do not vote to approve the Transactions at the Shareholders Meeting (as such term is defined in the Purchase Agreement).

                  "Notice of Exercise" shall mean the form of Notice of Exercise appearing at the end of this Warrant.

                  "Original Issue Date" shall mean March 30, 2000.

                  "Other Securities" shall mean with reference to the exercise privilege of the holders of the Warrants, any shares (other than Common Stock) and any other securities (including, without limitation, preferred shares) of the Company or of any other Person which the holders of this Warrant at any time shall be entitled to receive, or shall have received, upon the exercise or partial exercise of the Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock (or Other Securities) pursuant to the terms of the Warrant or otherwise.

                  "Person" shall mean any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

                  "Securities Purchase Agreement" shall have the meaning ascribed thereto in the preamble hereto, as amended from time to time.

                  "Senior Debt" means (i) all indebtedness outstanding at any time under the Credit Agreement, and all hedging obligations and bank products with respect thereto, (ii) any replacement or refinancing of the Credit Agreement which provides for borrowings by the Company up to $55,000,000 in aggregate principal amount, and (iii) all obligations with respect to any of the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior

Debt shall not include (x) any indebtedness of the Company to any of its subsidiaries or other affiliates, or (y) any indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted hereby).

                  "Shares" of any Person shall include any and all shares of capital stock of such Person of any class or other shares, interests, participations or other equivalents (however designated) in the capital of such Person.

                  "Stock Purchase Rights" shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible Securities.

                  "This Warrant" shall mean, and the words "herein", "hereof", "hereunder" and words of similar import shall refer to, this instrument as it may from time to time be amended of supplemented.

                  "Transactions" shall have the meaning ascribed thereto in the Securities Purchase Agreement.

                  "Warrant Register" shall have the meaning specified in Section 3.1.

                  "Warrant Shares" shall mean the shares of Common Stock (and/or Other Securities) issued or issuable, as the case may be, from time to time upon exercise of the Warrant, including, without limitation, any shares of Common Stock (and/or Other Securities) issuable with respect thereto by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, other reorganization or otherwise.

2.       Exercise of Warrant.

2.1 Right to Exercise; Notice. On the terms and subject to the conditions of this Section 2, the holder hereof shall have the right, at its option, to exercise this Warrant in whole or in part at any time or from time to time during the Exercise Period, all as more fully specified below; provided that a partial exercise of this Warrant for less than the entire remaining amount of Warrant Shares issuable under this Warrant shall be made only for a whole number of shares.

2.2 Manner of Exercise; Issuance of Common Stock. To exercise this Warrant, the holder hereof shall deliver to the Company (a) a Notice of Exercise duly executed by the holder hereof specifying (i) the number of Warrant Shares to be purchased (and the date of exercise (the "Exercise Date") which shall be no more than 30 Business Days and no less than 25 Business Days following the date of receipt by the Company of the Notice of Exercise), and (ii) the method by which the holder shall pay the amount equal to the aggregate Exercise Price for all Warrant Shares as to which this Warrant is then being exercised, and (b) this Warrant. For the exercise of this Warrant to be effective, on the Exercise Date, payment of the Exercise Price shall be made, at the option of the holder hereof,

(w) by wire transfer of funds to an account in a bank located in the United States designated by the Company for such purpose, (x) by certified or official bank check payable to the order of the Company or (y) by any combination of such methods. Any exercise may be rescinded by notice to the Company no later than two (2) Business Days prior to the Exercise Date.

                  Upon receipt of the items referred to in this Section 2.2, including receipt of the aggregate Exercise Price for all Warrant Shares as to which this Warrant is then being exercised, the Company shall, on the Exercise Date, cause to be issued and delivered to the holder hereof (or its nominee) or the transferee designated in the Notice of Exercise, a certificate or certificates representing the Warrant Shares equal in the aggregate to the number of Warrant Shares specified in the Notice of Exercise (but not exceeding the maximum number of shares issuable upon exercise of this Warrant). Such certificates shall be registered in the name of the holder hereof (or its nominee) or in the name of such transferee, as the case may be.

                  If this Warrant is exercised in part, the Company shall, at the time of delivery of such certificate or certificates, unless the Exercise Period expired prior to such exercise, issue and deliver to the holder hereof or the transferee so designated in the Notice of Exercise, a new Warrant evidencing the right of the holder hereof or such transferee to purchase at the Exercise Price then in effect the aggregate number of Warrant Shares for which this Warrant shall not have been exercised, and this Warrant shall be canceled.

2.3 Net Issue Exercise. Notwithstanding any provisions herein to the contrary, if the fair market value of one share of Common Stock is greater than the Exercise Price for one share of Common Stock (at the date of calculation, as set forth below), in lieu of exercising this Warrant for cash, the holder may elect to receive shares of Common Stock equal to the value (as determined below) of this Warrant (or the portion thereof being canceled), computed using the following formula:

                                WS = WCS (FMV-EP)

                                       FMV

WHERE:

                  WS equals the number of Warrant Shares to be issued to the Holder;

                  WCS equals the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being canceled (at the date of such calculation);

                  FMV equals the Fair Market Value (as defined below) of one share of Common Stock (at the date of such calculation); and

                  EP equals the per share Exercise Price (as adjusted to the date of such calculation) of the Warrant.

                  As used in this Section, the term "Fair Market Value" of each Warrant Share as of any date shall be the highest bid price posted in respect of the Common Stock in the Nasdaq Stock Market's automated dealer quotation system at the close of trading on the Business Day prior to such exercise, or, if the Common Stock shall not then be so quoted, Fair Market Value shall be determined as follows: (A) if the parties hereto can agree on the Fair Market Value, such agreed upon value shall constitute the Fair Market Value; (B) if the parties cannot reach an agreement as to the Fair Market Value within five (5) Business Days from the onset of negotiations, then such parties shall jointly appoint an appraiser to determine the Fair Market Value; (C) if the parties cannot agree upon the selection of an appraiser within five (5) Business Days after such five
(5) day period, then each party shall deliver to the other a list of three (3) appraisers on or before the third (3rd) Business Day immediately following the expiration of said five (5) day period, each party shall select one appraiser from the other party's list and notify such other party of its selection on or before the fifth (5th) Business Day immediately following the expiration of the three (3) day period; (D) if either party does not deliver to the other party a list of appraisers within the three (3) day period of deliver its selection of the appraiser from the other party's list within the five (5) day period, then the first appraiser listed on the other party's list shall be deemed to have been jointly selected to determine the Fair Market Value; (E) if both parties timely select an appraiser from the other party's list, then the two (2) appraisers so selected shall jointly select a third (3rd) appraiser, which third
(3rd) appraiser shall independently calculate the Fair Market Value made in accordance with the terms hereinabove set forth shall be final and binding on the parties hereto.

                  Such conversion shall be effective as of the date of the Company's receipt of the applicable Exercise Notice, and, upon such conversion, the holder hereof shall surrender to the Company this Warrant in exchange for certification evidencing the Warrant Shares issuable upon such conversion and, in the case of a conversion of this Warrant in part, a new Warrant certificate evidencing the portion of this Warrant not so converted.

2.4 Fractional Shares. The Company shall not issue fractional Warrant Shares or scrip representing fractional Warrant Shares upon any exercise of this Warrant. As to any fractional Warrant Shares which the holder hereof would otherwise be entitled to purchase from the Company upon such exercise, the Company shall issue one share which the holder hereof shall be entitled to purchase from the Company at a price equal to the Exercise Price calculated as of the date of the Notice of Exercise. Payment of such amount shall be made in any manner permitted under Section 2.2 at the time of delivery of any certificate or certificates deliverable upon such exercise.

2.5 Continued Validity. A holder of Warrant Shares issued upon the exercise of this Warrant, in whole or in part, shall continue to be entitled to all rights to which the holder of this Warrant is entitled pursuant to the provisions of this Warrant, except such rights as by their terms apply solely to the holder of a Warrant.

2.6 Cancellation. This Warrant shall be deemed cancelled immediately upon the consummation of a Successful Tender Offer without any action taken by the Company with respect thereto.

2.7 Cash Payment. Upon any exercise of this Warrant which would result in an issuance of a number of shares which, without shareholder approval, would result in the Common Stock being delisted under the requirements of the Nasdaq Stock Market, the Company shall, in lieu of issuing such shares above the amount not requiring shareholder approval (the "Excess Share Number"), pay to Holder an amount equal to (x) the Trading Price of Common Stock times the Excess Share Number minus (y) the Exercise Price times the Excess Share Number (the "Excess Amount"); provided, however, that if any such payment shall at the time of exercise be prohibited under the terms of the Senior Debt, the Company shall issue a note substantially in the form of the Exchangeable Notes with a principal amount equal to the Excess Amount and a term ending June 30, 2006.

3.       Registration, Transfer and Exchange; Legends.

3.1 Maintenance of Registration Books. The Company shall keep at its principal executive office or such other address (including that of the Company's transfer agent) as the Company shall notify the holder hereof in writing, a register (the "Warrant Register") in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration, transfer and exchange of the Warrants. The Company shall not at any time close the Warrant Register so as to result in preventing or delaying the exercise or transfer of this Warrant.

3.2 Transfer and Exchange. Upon surrender for registration of transfer of this Warrant at such office, the Company shall execute and deliver in the name of the designated transferee or transferees one or more new Warrants representing the right to purchase at the Exercise Price then in effect a like aggregate number of Warrant Shares. At the option of the holder hereof, this Warrant may be exchanged for other Warrants representing the right to purchase a like aggregate number of Warrant Shares upon surrender of this Warrant at such office. Whenever this Warrant is so surrendered for exchange, the Company shall execute and deliver the Warrants which the holder making the exchange is entitled to receive. Every Warrant presented or surrendered for registration of transfer or exchange shall be accompanied by an Assignment duly executed by the holder thereof or its attorney duly authorized in writing. All Warrants issued upon any registration of transfer or exchange of other Warrants shall be the valid obligations of the Company, evidencing the same rights, and entitled to the same benefits, as the Warrants surrendered upon such registration of transfer or exchange.

3.3 Replacement. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (a) in the case of any such loss, theft or destruction, upon delivery of indemnity reasonably satisfactory to the Company in form and amount or (b) in the case of any such mutilation, upon surrender of this Warrant for cancellation at the office of the Company at which the Warrant Register is kept, the Company, at its expense, will execute and deliver, in lieu thereof, a new Warrant representing the right to purchase at the Exercise Price then in effect a like aggregate number of Warrant Shares. The affidavit of any institutional holder of this Warrant certifying as to the occurrence of any loss, theft, destruction or mutilation of this Warrant shall constitute evidence satisfactory to the Company for the purpose of this Section 3.3.

3.4 Ownership. The Company and any agent of the Company may treat the Person in whose name this Warrant is registered on the Warrant Register as the owner and holder hereof for all purposes, notwithstanding any notice to the contrary, except that, if and when this Warrant is properly assigned in blank, the Company may (but shall not be obligated to) treat the bearer hereof as the owner of this Warrant for all purposes, notwithstanding any notice to the contrary. This Warrant, if properly assigned, may be exercised by a new holder without first having a new Warrant issued.

4.       Anti-Dilution Provisions.

4.1 Adjustment of Number of Shares Purchasable. Upon any adjustment of the Exercise Price as provided in Section 4.2, the holder hereof shall thereafter be entitled to purchase, at the Exercise Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest 1/100th of a share) obtained by multiplying the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock purchasable hereunder immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

4.2 Adjustment of Exercise Price. The Exercise Price shall be subject to adjustment from time to time as set forth in this Section 4.2.

(a) Stock Dividends, Subdivisions and Combinations. If the Company at any time or from time to time subsequent to the date hereof:

(i) pays a dividend upon, or makes any distribution in respect of, any of its Common Stock, payable in shares of Common Stock, Convertible Securities or Stock Purchase Rights, or

(ii) subdivides its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

(iii) combines its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then the Exercise Price in effect immediately prior to such action shall be proportionately adjusted so that the holder of this Warrant shall, upon subsequent exercise of this Warrant, receive the aggregate number and kind of shares of capital stock and/or other securities of the Company which such holder would have owned immediately following such action if such Warrant had been exercised immediately prior to such action. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification.

                  If after an adjustment a holder of this Warrant upon exercise of it may receive shares of two or more classes of capital stock or other securities of the Company, the Company shall determine the allocation of the adjusted Exercise Price between the classes of capital stock. After such allocation, the exercise privilege and the Exercise Price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this Section.

(b) Reorganization, Reclassification or Recapitalization of the Company. If the Company at any time or from time to time subsequent to the date hereof shall effect (i) any reorganization or reclassification or recapitalization of the capital stock of the Company, (ii) any consolidation or merger of the Company with or into another Person, or (iii) any other transaction (or any other event shall occur) as a result of which holders of Common Stock become entitled to receive any shares of stock or other securities and/or property (including, without limitation, cash, but excluding any cash dividend that is paid out of the earnings or surplus of the Company legally available therefor) in a distribution with respect to or in exchange for the Common Stock of the Company, there shall thereafter be deliverable upon the exercise of this Warrant or any portion thereof (in lieu of or in addition to the Warrant Shares theretofore deliverable, as appropriate) the number of shares of stock or other securities and/or the amount of property (including, without limitation, cash) to which the holder of the number of Warrant Shares which would otherwise have been deliverable upon the exercise of this Warrant or any portion thereof at the time would have been entitled upon such reorganization or reclassification or recapitalization of capital stock, consolidation, merger, sale, transfer, disposition or other transaction or upon the occurrence of such other event, and at the same aggregate Exercise Price.

                  Prior to the consummation of any transaction or event described in the preceding sentence, the Company shall make equitable, written adjustments in the application of the provisions herein set forth satisfactory to the holder or holders of Warrants at the time outstanding so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares of stock or other securities or other property thereafter deliverable upon exercise of the Warrants. Any such adjustment shall be made by and set forth in a supplemental agreement of the Company and/or the successor entity, as applicable, for the benefit of the holder or holders of the Warrants at the time outstanding, which agreement shall bind each such entity.

(c) Exercise Price Adjustments for Certain Dilutive Issuances. The Exercise Price shall be subject to adjustment from time to time as follows:

(i)        (A) If the Company shall issue, after the date upon which the
               Warrants were first issued (the "Warrant Issue Date"), any Additional Stock (as defined below) without consideration or for consideration per share less than $5.00, subject to adjustment under Section 4.2(a), the Exercise Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Exercise Price by a fraction, the numerator of which shall be the amount of consideration per share for such Additional Stock; and the denominator of which shall be $5.00, subject to adjustment under Section 4.2(a).

(B) No adjustment of the Exercise Price shall be made in an amount less than one cent per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Exercise Price pursuant to this subsection 4.2(c)(i)) shall have the effect of increasing the Exercise Price above the Exercise Price in effect immediately prior to such adjustment.

(C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(D) In the case of the issuance of the Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E) In the case of the issuance of options to purchase or other rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for all purposes of this subsection 4.2(c)(i) and subsection 4.2(c)(ii):

(1) The aggregate maximum number of shares of Common Stock deliverable upon exercise (to the extent then exercisable) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4.2(c)(i)(C) and (c)(i)(D)), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the Common Stock covered thereby.

(2) The aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange (to the extent then convertible or exchangeable) for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4.2(c)(i)(C) and (c)(i)(D)).

(3) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Exercise Price, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4) Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Exercise Price, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5) The number of shares of Common Stock deemed issued and the consideration deemed paid thereof pursuant to subsections

                    4.2(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4.2(c)(i)(E)(3) or (4).

(ii) "Additional Stock" shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4.2(c)(i)(E)), by the Company after the Warrant Issue Date.

(d) Adjustment Under Other Circumstances. In the event that the Board of Directors of the Company determines in its sole discretion that one or more events or circumstances have occurred which requires an equitable adjustment to the Exercise Price, the Board of Directors of the Company may (but shall not be required to) appropriately adjust the Exercise Price; provided, however, that the Board of Directors of the Company may not increase the Exercise Price pursuant to this Section 4.2(d).

4.3 Notice of Adjustments. In each case of an adjustment to the Exercise Price pursuant to Section 4.2, the Company, at its expense, shall promptly compute such adjustment and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Company shall promptly mail a copy of each such certificate to Holder pursuant to
Section 7.3 hereof.

5.       Optional Redemption.

5.1 Optional Redemption at the Company's Option. During the period beginning on the Original Issue Date and ending at 5:00 p.m. New York City time on the date which is 86 days following the Original Issue Date (the "Redemption Exercise Period"), the Company may, at its option, redeem not less than all of the Warrants for an amount equal to the Optional Redemption Price.

5.2 Optional Redemption Price. The "Optional Redemption Price" means an amount equal to $5 million during the first 30 days of the Redemption Exercise Period, plus $250,000 on the 31st day after announcement, plus, for each successive seven day period beyond such date, an additional $250,000 accruing on the first day of such seven day period.

5.3      Redemption Procedures.

(a) To exercise its right to redeem the Warrants, the Company shall give a notice of redemption to Holder. The notice shall: (i) state the applicable Optional Redemption Price; and (ii) state that Warrants called for redemption must be surrendered to the Company to collect the Optional Redemption Price.

(b) Once notice of redemption is given, Warrants called for redemption shall be deemed to have been cancelled and shall no longer be exercisable. The Company shall pay Holder the Optional Redemption Price immediately upon receipt of this Warrant Certificate.

6.       Various Covenants of the Company.

6.1 No Impairment or Amendment. Except as contemplated by the Securities Purchase Agreement, the Company shall not by any action, including, without limitation, amending its charter, any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate to protect the rights of the holder hereof against impairment. Without limiting the generality of the foregoing, the Company (a) will not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise, (b) will take all such corporate action as may be necessary or appropriate in order that the Company may validly issue fully paid and nonassessable Warrant Shares, (c) will obtain and maintain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction as may be necessary to enable the Company to perform its obligations under this Warrant and (d) will not issue any capital stock or enter into any agreement, the terms of which would have the effect, directly or indirectly, of preventing the Company from honoring its obligations hereunder.

                  So long as any Warrants are outstanding, the Company will acknowledge in writing, in form satisfactory to any holder of any such security, the continued validity of the Company's obligations hereunder.

6.2 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance, sale and delivery upon the exercise of this Warrant, such number of shares of Common Stock equal to the number of shares of Common Stock (and/or Other Securities) issuable upon the exercise of this Warrant. All such shares of Common Stock (and/or Other Securities) shall be duly authorized and, when issued upon exercise of this Warrant, will be validly issued and fully paid and nonassessable with no liability on the part of the holders thereof.

6.3 Changes to Par Value. In the event any adjustment to the Exercise Price made pursuant to Section 4.2 hereof results in the Exercise Price per share being less than the par value per share of the Warrant Shares to be issued upon exercise of the Warrant, the Company agrees that it will take all actions (including, if necessary, the calling of a special meeting of shareholders and the recommendation of approval of such change to the shareholders) to have the Company's Articles of Incorporation amended to lower the par value of the Warrant Shares such that the Exercise Price per share will be no less the new par value per share.

6.4 Indemnification. The Company shall indemnify, save and hold harmless the holder of this Warrant and the holder of any Warrant Shares from and against any and all liability, loss, cost, damage, reasonable attorneys' and accountants' fees and expenses, court costs and all other out-of-pocket expenses incurred by such holder in connection with enforcing any of the terms hereof.

6.5 Certain Expenses. The Company shall pay all expenses in connection with, and all taxes (other than stock transfer taxes) and other governmental charges that may be imposed in respect of the exercise of this Warrant and the issuance and delivery of any Warrant Shares pursuant thereto.

7.       Miscellaneous.

7.1 Nonwaiver. No course of dealing or any delay or failure to exercise any right, power or remedy hereunder on the part of the holder of this Warrant or of any Warrant Shares shall operate as a waiver of or otherwise prejudice such holder's rights, powers or remedies.

7.2 Amendment. Any term, covenant, agreement or condition of the Warrants may, be amended only by a written agreement signed by the Company and the holder hereof.

7.3 Communications. All communications provided for herein shall be delivered, or sent by recognized overnight delivery service, addressed as follows:

(a)      If to the Company, at:

                                    EFTC Corporation
                                    9351 Grant Street, Sixth Floor
                                    Denver, CO  80229
                                    Attention:  Chief Financial Officer
                                    Telecopy No. (303) 280-8358

                           with a copy (which shall not constitute notice) to:

                                    Holme Roberts & Owen, LLP
                                    1700 Lincoln, Suite 4100
                                    Denver, CO  80203
                                    Attention:  Francis R. Wheeler, Esq.
                                    Telecopy No.:  (303) 866-0200

(b) If to the holder of any Warrant or of any Warrant Shares, to such holder at its address appearing on the Warrant Register.

                  The address of the Company may be changed at any time and from time to time and shall be the most recent such address furnished in writing by the Company to the holder or holders of the Warrants and Warrant Shares. The address of any such holder for any purpose hereof may be changed at any time and from time to time and shall be the most recent such address furnished in writing by such holder to the Company.

                  Any communication provided for herein shall become effective only upon and at the time of receipt by the Person to whom it is given, unless such communication is sent by reputable overnight courier, in which case it shall be deemed to have been received on the day of its receipt, if a Business Day, or the next succeeding Business Day.

                  Any communication provided for herein given by facsimile transmission shall become effective at the time of transmission to the Person to whom it is given, provided that the original of such communication is sent on the day of such facsimile transmission to such Person by a courier guaranteeing overnight delivery.

7.4 Remedies. The Company stipulates that the remedies at law of the holder or holders of the Warrants and of Warrant Shares in the event of any default by the Company in the performance of or compliance with any of the terms of the Warrants are not and will not be adequate and that, to the fullest extent permitted by law, such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or therein or by an injunction against a violation of any of the terms hereof or thereof, or otherwise.

7.5 Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the successors and assigns of the Company, the holder or holders of this Warrant and of the Warrant Shares, to the extent provided herein, and shall be enforceable by such holder or holders. This Warrant shall not be sold, assigned or otherwise transferred, directly or indirectly, except to persons controlled by Thayer Equity Investors IV, L.P., TC Manufacturing Holdings, L.L.C. or RCBA Strategic Partners, L.P., prior to the earlier to occur of September 1, 2000 and the Failure to Approve the Transactions.

7.6 Modification and Severability. If, in any action before any court or agency legally empowered to enforce any provision contained herein, any provision hereof is found to be unenforceable, then such provision shall be deemed modified to the extent necessary to make it enforceable by such court or agency. If any such provision is unenforceable as set forth in the preceding sentence, the unenforceability of such provision shall not affect the other provisions of this Warrant, but this Warrant shall be construed as if such unenforceable provision had never been contained herein.

7.7 Headings. The headings of the Sections of this Warrant are for convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

7.8 Governing Law. This Warrant, including the validity hereof and the rights and obligations of the parties hereto and all amendments and supplements hereof and all waivers and consents hereunder, shall be construed in accordance with and governed by the domestic substantive laws of the Governing Jurisdiction without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. The "Governing Jurisdiction" shall mean the State of New York.

                      [THIS SPACE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the Company has caused this Warrant to be executed as an instrument under seal and to be attested by its duly authorized officers as of the date first above written.

                              EFTC CORPORATION



                              By:    /s/ Jack Calderon
                              Name:  Jack Calderon
                              Title: President and Chief Executive Officer

                              THAYER-BLUM FUNDING, L.L.C.


                              By:    /s/Jeffrey Goettman
                              Name:  Jeffrey Goettman
                              Title: Manager

                           FORM OF NOTICE OF EXERCISE

               (To be executed only upon partial or full exercise
                             of the within Warrant)


                  The undersigned registered holder of the within Warrant hereby irrevocably elects to exercise on [specify Exercise Date] the within Warrant for and purchases __________ shares of Common Stock (or Other Securities) [Specify] of EFTC CORPORATION and [herewith makes payment therefor in the amount of $_____________] [or] [has elected to use the net issue exercise option as set forth in Section 2.3 of the Warrant], all at the price and on the terms and conditions specified in the within Warrant, and requests that a certificate (or certificates in denominations of __________ shares) for such shares hereby purchased be issued in the name of and delivered to: (choose one)

(a)      the undersigned or

(b)      ________________, whose address is ____________________________

and, if such shares shall not include all the Warrant Shares issuable as provided in the within Warrant, that a new Warrant of like tenor for the number of Warrant Shares not being purchased hereunder be issued in the name of and delivered to (choose one)

(c)      the undersigned or

(d)      ______________, whose address is ______________________________.

Dated: _____________ ___, ________
                                                [                    ]
                                                By:
                                                (Signature of Registered Holder)


NOTICE: The signature on this Notice of Exercise must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever.

                               FORM OF ASSIGNMENT

                    (To be executed only upon the assignment
                             of the within Warrant)


                  FOR VALUE RECEIVED, the undersigned registered holder of the within Warrant hereby sells, assigns and transfers unto ________________, whose address is _________________, all of the rights of the undersigned under the within Warrant, with respect to ________ shares of Common Stock (or Other Securities) [Specify] of EFTC CORPORATION and, if such shares shall not include all the Warrant Shares issuable as provided in the within Warrant, that a new Warrant of like tenor for the number of Warrant Shares not being transferred hereunder be issued in the name of and delivered to the undersigned, and does hereby irrevocably constitute and appoint ____________________ Attorney to register such transfer on the books of EFTC CORPORATION maintained for the purpose, with full power of substitution in the premises.

Dated: ______________ ____, _______.
                                                [                              ]

                                                By:
                                                (Signature of Registered Holder)



NOTICE: The signature on this Assignment must correspond with the name as written upon the face of the within Warrant in every particular, without alteration or enlargement or any change whatever.

                                  Appendix VII

                          2000 Equity Stock Option Plan

                             2000 STOCK OPTION PLAN

                                       OF

                                EFTC CORPORATION

                  EFTC Corporation, a Colorado corporation, has adopted 2000 Equity Stock Option of EFTC Corporation (the "Plan"), effective ___________ ___, 2000, for the benefit of its eligible employees, consultants and directors.

                  The purposes of the Plan are as follows:

                  (1) To provide an additional incentive for directors, key Employees and Consultants (as each such term is defined below) to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock and/or rights which recognize such growth, development and financial success.

                  (2) To enable the Company to obtain and retain the services of directors, key Employees and Consultants considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.

                                   ARTICLE I.

                                   DEFINITIONS

1.1 General. Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise.

                  Administrator. "Administrator" shall mean the entity that conducts the general administration of the Plan as provided in Article VII. With reference to the administration of the Plan with respect to Options granted to Independent Directors, the term "Administrator" shall refer to the Board. With reference to the administration of the Plan with respect to any other Option, the term "Administrator" shall refer to the Committee unless the Board has assumed the authority for administration of the Plan generally as provided in
Section 7.2.

1.2 Award Limit. "Award Limit" shall mean [__________] shares of Common Stock, as adjusted pursuant to Section 8.3 of the Plan.

1.3      Board.  "Board" shall mean the Board of Directors of the Company.

1.4      Code.  "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.5 Committee. "Committee" shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 8.1.


                                     VII-1

1.6 Common Stock. "Common Stock" shall mean the common stock of the Company, par value $.01 per share, and any equity security of the Company issued or authorized to be issued in the future, but excluding any preferred stock and any warrants, options or other rights to purchase Common Stock. Debt securities of the Company convertible into Common Stock shall be deemed equity securities of the Company.

1.7 Company. "Company" shall mean EFTC Corporation, a Colorado corporation.

1.8      Consultant.  "Consultant" shall mean any consultant or adviser if:

(a)      The consultant or adviser renders bona fide services to the Company;

(b) The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities; and

(c) The consultant or adviser is a natural person who has contracted directly with the Company to render such services.

1.9      Director.  "Director" shall mean a member of the Board.

1.10 Employee. "Employee" shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

1.11 Exchange Act. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

1.12 Fair Market Value. "Fair Market Value" of a share of Common Stock as of a given date shall be (a) the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange), on the trading day previous to such date, or if shares were not traded on the trading day previous to such date, then on the next preceding date on which a trade occurred, or (b) if Common Stock is not traded on an exchange but is quoted on Nasdaq or a successor quotation system, the mean between the closing representative bid and asked prices for the Common Stock on the trading day previous to such date as reported by Nasdaq or such successor quotation system; or (c) if Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a share of Common Stock as established by the Administrator acting in good faith.

1.13 Incentive Stock Option. "Incentive Stock Option" shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Committee.


                                     VII-2

1.14 Independent Director. "Independent Director" shall mean a member of the Board who is not an Employee of the Company.

1.15 Non-Qualified Stock Option. "Non-Qualified Stock Option" shall mean an Option which is not an Incentive Stock Option.

1.16 Option. 1.17 "Option" shall mean a stock option granted under Article IV of the Plan. An Option granted under the Plan shall, as determined by the Committee, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Independent Directors and Consultants shall be Non-Qualified Stock Options.

1.18 Option Agreement. "Option Agreement" shall mean a written agreement executed by an authorized officer of the Company and the Optionee which shall contain such terms and conditions with respect to an Option as the Administrator shall determine, consistent with the Plan.

1.19 Optionee. "Optionee" shall mean an Employee, Consultant or Independent Director granted an Option under the Plan.

1.20     Plan.  "Plan" shall mean The 2000 Stock Option Plan of EFTC
Corporation.

1.21 QDRO. "QDRO" shall mean a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

1.22 Rule 16b-3. "Rule 16b-3" shall mean that certain Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

1.23 Section 162(m) Participant. "Section 162(m) Participant" shall mean any Employee designated by the Committee as a Employee whose compensation for the fiscal year in which the Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

1.24 Securities Act. "Securities Act" shall mean the Securities Act of 1933, as amended.

1.25 Subsidiary. "Subsidiary" shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.26 Termination of Consultancy. "Termination of Consultancy" shall mean the time when the engagement of an Optionee as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement; but


                                     VII-3
excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Terminations of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant's service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

1.27 Termination of Directorship. "Termination of Directorship" shall mean the time when an Optionee who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

1.28 Termination of Employment. "Termination of Employment" shall mean the time when the employee-employer relationship between an Optionee and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding (a) terminations where there is a simultaneous reemployment or continuing employment of an Optionee by the Company or any Subsidiary, (b) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Committee, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary with the former employee. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that, with respect to Incentive Stock Options, unless otherwise determined by the Committee in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate an Employee's employment at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.


                                     VII-4

                                  ARTICLE II.

                             SHARES SUBJECT TO PLAN

2.1      Shares Subject to Plan.

(a) The shares of stock subject to Options shall be Common Stock, initially shares of the Company's Common Stock, par value $.01 per share. The aggregate number of such shares which may be issued upon exercise of such Options under the Plan shall not exceed three million four hundred thousand (3,400,000). The shares of Common Stock issuable upon exercise of such Options may be either previously authorized but unissued shares or treasury shares.

(b) The maximum number of shares which may be subject to Options, granted under the Plan to any individual in any [calendar year] shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Options which are canceled continue to be counted against the Award Limit and if, after grant of an Option, the price of shares subject to such Option is reduced, the transaction is treated as a cancellation of the Option and a grant of a new Option and both the Option deemed to be canceled and the Option deemed to be granted are counted against the Award Limit.

2.2 Add-back of Options. If any Option, expires or is canceled without having been fully exercised, or is exercised in whole or in part for cash as permitted by the Plan, the number of shares subject to such Option but as to which such Option was not exercised prior to its expiration, cancellation or exercise may again be awarded hereunder, subject to the limitations of Section 2.1. Furthermore, any shares subject to Options which are adjusted pursuant to
Section 8.3 and become exercisable with respect to shares of stock of another corporation shall be considered cancelled and may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Shares of Common Stock which are delivered by the Optionee or withheld by the Company upon the exercise of any Option under the Plan, in payment of the exercise price thereof or tax withholding thereon, may again be optioned, granted or awarded hereunder, subject to the limitations of Section 2.1. Notwithstanding the provisions of this Section 2.2, no shares of Common Stock may again be awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.

                                  ARTICLE III.

                               GRANTING OF OPTIONS

3.1 Option Agreement. Each Option shall be evidenced by an Option Agreement. Option Agreements evidencing Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of
Section 162(m) of the Code. Option Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.


                                     VII-5

3.2 Provisions Applicable to Section 162(m) Participants. The Committee, in its discretion, may determine whether an Option is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code.

3.3 Consideration. In consideration of the granting of an Option under the Plan, the Optionee shall agree, in the Option Agreement, to remain in the employ of (or to consult for or to serve as an Independent Director of, as applicable) the Company or any Subsidiary for a period of at least one year (or such shorter period as may be fixed in the Option Agreement or by action of the Administrator following grant of the Option) after the Option is granted (or, in the case of an Independent Director, until the next annual meeting of stockholders of the Company).

3.4 At-Will Employment. Nothing in the Plan or in any Option Agreement hereunder shall confer upon any Optionee any right to continue in the employ of, or as a Consultant for, the Company or any Subsidiary, or as a director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Optionee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written employment agreement between the Optionee and the Company and any Subsidiary.

                                  ARTICLE IV.

                               GRANTING OF OPTIONS

4.1 Eligibility. Any Employee or Consultant selected by the Committee pursuant to Section 4.4(a)(i) shall be eligible to be granted an Option. Each Independent Director of the Company shall be eligible to be granted Options at the times and in the manner set forth in Section 4.5.

4.2 Disqualification for Stock Ownership. No person may be granted an Incentive Stock Option under the Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary or parent corporation (within the meaning of Section 422 of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

4.3 Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee.

4.4      Granting of Options to Employees and Consultants.

(a) The Committee shall from time to time, in its absolute discretion, and subject to applicable limitations of the Plan:

(i) Determine which Employees are key Employees and select from among the key Employees or Consultants (including Employees or Consultants who have previously


                                     VII-6
received Options under the Plan) such of them as in its opinion should be granted Options;

(ii) Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected key Employees or Consultants;

(iii) Subject to Section 4.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options and whether such Options are to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code; and

(iv) Determine the terms and conditions of such Options, consistent with the Plan; provided, however, that the terms and conditions of Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

(b) Upon the selection of a key Employee or Consultant to be granted an Option, the Committee shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate. Without limiting the generality of the preceding sentence, the Committee may, in its discretion and on such terms as it deems appropriate, require as a condition on the grant of an Option to an Employee or Consultant that the Employee or Consultant surrender for cancellation some or all of the unexercised Options which have been previously granted to him under the Plan or otherwise. An Option, the grant of which is conditioned upon such surrender, may have an Option price lower (or higher) than the exercise price of such surrendered Option or other award, may cover the same (or a lesser or greater) number of shares as such surrendered Option or other award, may contain such other terms as the Committee deems appropriate, and shall be exercisable in accordance with its terms, without regard to the number of shares, price, exercise period or any other term or condition of such surrendered Option or other award.

(c) Any Incentive Stock Option granted under the Plan may be modified by the Committee, with the consent of the Optionee, to disqualify such Option from treatment as an "incentive stock option" under Section 422 of the Code.

4.5 Granting of Options to Independent Directors. The Board shall from time to time, in its discretion, and subject to applicable limitations of the Plan select from among the Independent Directors (including Independent Directors who have previously received Options under the Plan) such of them as in its opinion should be granted Non-Qualified Stock Options, determine the number of shares to be subject to such Non-Qualified Stock Options granted to the selected Independent Directors and determine the terms and conditions of such Non-Qualified Stock Options, consistent with the terms of the Plan.

4.6 Options in Lieu of Cash Compensation. Options may be granted under the Plan to Employees and Consultants in lieu of cash bonuses which would otherwise be payable to such Employees and Consultants and to Independent Directors in lieu


                                     VII-7
of directors' fees which would otherwise be payable to such Independent Directors, pursuant to such policies which may be adopted by the Administrator from time to time.

                                   ARTICLE V.

                                TERMS OF OPTIONS

5.1 Option Price. The price per share of the shares subject to each Option granted to Employees and Consultants shall be set by the Committee; provided, however, that such price shall be no less than the par value of a share of Common Stock, unless otherwise permitted by applicable state law, and (a) in the case of Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted; (b) in the case of Incentive Stock Options such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code); (iii) in the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code), such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code).

5.2 Option Term. The term of an Option granted to an Employee or Consultant shall be set by the Committee in its discretion; provided, however, that, in the case of Incentive Stock Options, the term shall not be more than ten (10) years from the date the Incentive Stock Option is granted, or five (5) years from such date if the Incentive Stock Option is granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code). Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, the Committee may extend the term of any outstanding Option in connection with any Termination of Employment or Termination of Consultancy of the Optionee, or amend any other term or condition of such Option relating to such a termination.

5.3      Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option granted to an Employee or a Consultant vests in the Optionee shall be set by the Committee and the Committee may determine that an Option may not be exercised in whole or in part for a specified period after it is granted; provided, however, that, unless the Committee otherwise provides in the terms of the Option Agreement or otherwise, no Option shall be exercisable by any Optionee who is then subject to Section 16 of the Exchange Act within the period ending six months and one day after the date the Option is granted. At any time after grant of an Option, the Committee may, in its sole and absolute discretion


                                     VII-8
and subject to whatever terms and conditions it selects, accelerate the period during which an Option granted to an Employee or Consultant vests.

(b) No portion of an Option granted to an Employee or Consultant which is unexercisable at Termination of Employment or Termination of Consultancy, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Committee either in the Option Agreement or by action of the Committee following the grant of the Option.

(c) To the extent that the aggregate Fair Market Value of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an Optionee during any calendar year (under the Plan and all other incentive stock option plans of the Company and any parent or subsidiary corporation (within the meaning of Section 422 of the Code) of the Company) exceeds $100,000, such Options shall be treated as Non-Qualified Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted. For purposes of this Section 5.3(c), the Fair Market Value of stock shall be determined as of the time the Option with respect to such stock is granted.

5.4 Terms of Options Granted to Independent Directors. The Board shall determine the terms and conditions of each Non-Qualified Stock Option granted to an Independent Director, consistent with the terms of the Plan.

                                  ARTICLE VI.

                               EXERCISE OF OPTIONS

6.1 Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise be with respect to a minimum number of shares.

6.2 Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company or his office:

(a) A written notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Optionee or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations. The Administrator may, in its absolute


                                     VII-9
discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 8.1 by any person or persons other than the Optionee, appropriate proof of the right of such person or persons to exercise the Option; and

(d) Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Administrator, may in its discretion (i) allow a delay in payment up to thirty
(30) days from the date the Option, or portion thereof, is exercised; (ii) allow payment, in whole or in part, through the delivery of shares of Common Stock which have been owned by the Optionee for at least six months, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof;
(iii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iv) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (v) allow payment, in whole or in part, through the delivery of a full recourse promissory note bearing interest (at no less than such rate as shall then preclude the imputation of interest under the Code) and payable upon such terms as may be prescribed by the Committee or the Board; (vi) allow payment, in whole or in part, through the delivery of a notice that the Optionee has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; or (vii) allow payment through any combination of the consideration provided in the foregoing subparagraphs (ii), (iii), (iv), (v) and (vi). In the case of a promissory note, the Administrator may also prescribe the form of such note and the security to be given for such note. The Option may not be exercised, however, by delivery of a promissory note or by a loan from the Company when or where such loan or other extension of credit is prohibited by law.

6.3 Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;


                                     VII-10

(d) The lapse of such reasonable period of time following the exercise of the Option as the Committee (or Board, in the case of Options granted to Independent Directors) may establish from time to time for reasons of administrative convenience; and

(e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which in the discretion of the Committee or the Board may be in the form of consideration used by the Optionee to pay for such shares under Section 6.2(d).

6.4 Rights as Stockholders. Optionees shall not be, nor have any of the rights or privileges of, stockholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such Optionees.

6.5 Ownership and Transfer Restrictions. The Administrator, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Option Agreement and may be referred to on the certificates evidencing such shares. The Committee may require the Employee to give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within
(i) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Employee or (ii) one year after the transfer of such shares to such Employee. The Committee may direct that the certificates evidencing shares acquired by exercise of any such Option refer to such requirement to give prompt notice of disposition.

6.6 Additional Limitations on Exercise of Options. Optionees may be required to comply with any timing or other restrictions with respect to the settlement or exercise of an Option, including a window-period limitation, as may be imposed in the discretion of the Administrator.

                                  ARTICLE VII.

                                 ADMINISTRATION

7.1 Compensation Committee. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the
Plan) shall consist solely of two or more Independent Directors appointed by and holding office at the pleasure of the Board, each of whom is both a "non-employee director" as defined by Rule 16b-3 and an "outside director" for purposes of Section 162(m) of the Code. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

7.2 Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the


                                     VII-11
agreements pursuant to which Options are granted or awarded, and to adopt such rules for the administration, interpretation, and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Options granted to Independent Directors. The terms of Options need not be the same with respect to each Optionee. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

7.3 Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

7.4 Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation ,if any, for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers, or other persons. The Committee, the Company and the Company's officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Optionees, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Options, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

                                 ARTICLE VIII.

                            MISCELLANEOUS PROVISIONS

8.1      Transferability of Options.

(a)      Except as otherwise provided in Section 8.1(b):

(i) No Option under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Committee, pursuant to a DRO, unless and until such Option has been exercised, or the shares underlying such Option have been issued, and all restrictions applicable to such shares have lapsed;

(ii) No Option or interest or right therein shall be liable for the debts, contracts or engagements of the Optionee or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary


                                     VII-12
or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Optionee, only he may exercise an Option (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Optionee, any exercisable portion of an Option may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Option Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Optionee's will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 8.1(a), the Committee, in its sole discretion, may determine to permit an Optionee to transfer a Non-Qualified Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) a Non-Qualified Stock Option transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) any Non-Qualified Stock Option which is transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Non-Qualified Stock Option as applicable to the original Optionee (other than the ability to further transfer the Non-Qualified Stock Option); and (iii) the Optionee and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws and (C) evidence the transfer. For purposes of this Section 8.1(b), "Permitted Transferee" shall mean, with respect to an Optionee, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Optionee's household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Optionee) control the management of assets, and any other entity in which these persons (or the Optionee) own more than fifty percent of the voting interests, or any other transferee specifically approved by the Administrator after taking into account any state or federal tax or securities laws applicable to transferable Non-Qualified Stock Options.

8.2 Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 8.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Committee. However, without approval of the Company's stockholders given within twelve months before or after the action by the Board or the Committee, no action of the Board or the Committee may, except as provided in Section 8.3, increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan. No amendment, suspension or termination of the Plan shall, without the consent of the Optionee


                                     VII-13
alter or impair any rights or obligations under any Option theretofore granted or awarded, unless the Option itself otherwise expressly so provides. No Options may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Incentive Stock Option be granted under the Plan after the first to occur of the following events:

(a) The expiration of ten years from the date the Plan is adopted by the Board; or

(b) The expiration of ten years from the date the Plan is approved by the Company's stockholders under Section 8.4.

8.3 Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company, Change in Control and Other Corporate Events.

(a) Subject to Section 8.3(d), in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company (including, but not limited to, a Corporate Transaction), or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, in the Administrator's, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Option, then the Administrator shall, in such manner as it may deem equitable, adjust any or all of:

(i) The number and kind of shares of Common Stock (or other securities or property) with respect to which Options may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued and adjustments of the Award Limit);

(ii) The number and kind of shares of Common Stock (or other securities or property) subject to outstanding Options; and

(iii)    The grant or exercise price with respect to any Option.

(b) Subject to Sections 8.3(b)(vii) and 8.3(d), in the event of any Corporate Transaction or other transaction or event described in Section 8.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations, or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Option or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Optionee's request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or


                                     VII-14
enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Option, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either the purchase of any such Option for an amount of cash equal to the amount that could have been attained upon the exercise of such Option or realization of the Optionee's rights had such Option been currently exercisable or payable or fully vested or the replacement of such Option with other rights or property selected by the Administrator in its sole discretion;

(ii) To provide that the Option cannot vest, be exercised or become payable after such event;

(iii) To provide that such Option shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in (i) Section 5.3 or 5.4 or
(ii) the provisions of the applicable Option Agreement;

(iv) To provide that such Option be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

(v) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Options and/or in the terms and conditions of (including the exercise price), and the criteria included in, outstanding Options or Options which may be granted in the future.

(c) Subject to Section 8.3(d) and 8.8, the Administrator may, in its discretion, include such further provisions and limitations in any Option, agreement or certificate, as it may deem equitable and in the best interests of the Company.

(d) With respect to Options which are granted to [Section 162(m) Participants] and are intended to qualify as performance-based compensation under Section 162(m)(4)(C), no adjustment or action described in this Section 8.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Option to fail to so qualify under Section 162(m)(4)(C), or any successor provisions thereto. No adjustment or action described in this Section 8.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Option is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any Option shall always be rounded to the next whole number.


                                     VII-15

(e) Notwithstanding the foregoing, in the event that the Company becomes a party to a transaction that is intended to qualify for "pooling of interest" accounting treatment and, but for one or more of the provisions of this Plan or any Option Agreement would so qualify, then this Plan and any Option Agreement shall be interpreted so as to preserve such accounting treatment, and to the extent that any provision of the Plan or any Option Agreement would disqualify the transaction from pooling of interests accounting treatment (including, if applicable, an entire Option Agreement), then such provision shall be null and void. All determinations to be made in connection with the preceding sentence shall be made by the independent accounting firm whose opinion with respect to "pooling of interests" treatment is required as a condition to the Company's consummation of such transaction.

8.4 Approval of Plan by Stockholders. The Plan will be submitted for the approval of the Company's stockholders within twelve months after the date of the Board's initial adoption of the Plan. Options may be granted or awarded prior to such stockholder approval, provided that such Options shall not be exercisable nor shall such Options vest prior to the time when the Plan is approved by the stockholders, and provided further that if such approval has not been obtained at the end of said twelve-month period, all Options previously granted or awarded under the Plan shall thereupon be canceled and become null and void.

8.5 Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Optionee of any sums required by federal, state or local tax law to be withheld with respect to the issuance, vesting, exercise or payment of any Option. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow such Optionee to elect to have the Company withhold shares of Common Stock otherwise issuable under such Option (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Option in order to satisfy the Optionee's federal and state income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Option shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income.

8.6 Loans. The Committee may, in its discretion, extend one or more loans to key Employees in connection with the exercise or receipt of an Option. The terms and conditions of any such loan shall be set by the Committee.

8.7 Forfeiture Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Options, the Administrator shall have the right (to the extent consistent with the applicable exemptive conditions of Rule 16b-3) to provide, in the terms of an Option Agreement, or to require an Optionee to agree by separate written instrument, that (i) any proceeds, gains or other economic benefit actually or constructively received by the Optionee upon any receipt or exercise of the Option, or upon the receipt or resale of any Common Stock underlying the Option, must be paid to the Company, and (ii) the


                                     VII-16

Option shall terminate and any unexercised portion of the Option (whether or not vested) shall be forfeited, if (a) a Termination of Employment, Termination of Consultancy or Termination of Directorship occurs prior to a specified date, or within a specified time period following receipt or exercise of the Option, or
(b) the Optionee at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Committee (or the Board, as applicable) or the Optionee incurs a Termination of Employment, Termination of Consultancy or Termination of Directorship for cause.

8.8 Limitations Applicable to Section 16 Persons and Performance-Based Compensation. Notwithstanding any other provision of the Plan, the Plan, and any Option granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Options granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule. Furthermore, notwithstanding any other provision of the Plan or any Option which is granted to a Section 162(m) Participant and is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

8.9 Effect of Plan Upon Options and Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company (i) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary or (ii) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

8.10 Compliance with Laws. The Plan, the granting and vesting of Options under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Options granted or awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to


                                     VII-17
assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Options granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

8.11 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

8.12 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of [Colorado] without regard to conflicts of laws thereof.

                                                     * * * * *
                  I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of EFTC Corporation on ____________, 2000.

                  I hereby certify that the foregoing Plan was duly approved by the stockholders of the EFTC Corporation on __________ ___, 2000.

                  Executed on this ____ day of _______________, 2000.


                                        ------------------
                                                Secretary



                                     VII-18

                                  Appendix VIII

                   EFTC Corporation Annual Report on Form 10-K

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 10-K

(Mark One)

[ X ] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

                   For the fiscal year ended December 31, 1999

[   ]    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
         EXCHANGE ACT OF 1934
         For the transition period from _________to__________

                         Commission File Number 0-23332

                                EFTC CORPORATION
             (Exact name of registrant as specified in its charter)

                                    COLORADO
         (State or other jurisdiction of incorporation of organization)

                                   84-0854616
                      (I.R.S. Employer Identification No.)

                                9351 Grant Street

                                Denver, Colorado
                    (Address of principal executive offices)

                                      80229
                                   (Zip code)

                              Registrant's telephone number, including area
                               code: 303-451-8200

        Securities registered pursuant to Section 12(b) of the Act: None
                                                                    ----
                 Securities registered pursuant to Section 12(g)
                                  of the Act:

                                  Common Stock
                                  ------------
                                (Title of Class)

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No

         Indicate by check mark if disclosure of delinquent filers pursuant to item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [__]

         As of March 30, 2000, the number of outstanding shares of common stock was 15,543,489. As of such date, the aggregate market value of the shares of common stock held by non-affiliates, based on the closing price of the Common Stock on the Nasdaq National Market, was approximately $21,156,806.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Company's Proxy Statement for its 2000 Annual Meeting of Shareholders is incorporated by reference in Part III of this Form 10-K.


                                     VIII-1

PART I.

Item 1.  Business

General

         EFTC Corporation (the "Company") is an independent provider of high mix electronic manufacturing services to original equipment manufacturers in the computer peripherals, medical equipment, industrial controls, telecommunications equipment and electronic instrumentation industries. The Company's manufacturing services consist of assembling complex printed circuit boards (using both surface mount and pin-through-hole technologies), cables, electro-mechanical devices and finished products. High mix manufacturing involves processing small-lots of complex printed circuit boards at high production speeds.

Recapitalization

         On March 30, 2000, the Company entered into an agreement with Thayer-Blum Funding, LLC (the "Purchaser") for a recapitalization of the Company. The agreement provides for the purchase of a total of $54 million in Senior Subordinated Exchangeable Notes ("Exchangeable Notes") and a subsequent tender offer for up to 8,250,000 shares of the Company's currently outstanding common stock at a price of $4.00 per share. The Exchangeable Notes initially provide for a maturity date of June 30, 2006 and a paid-in-kind interest rate of 15%, and are accompanied by warrants (the "Warrants") to purchase 3,093,154 shares of the Company's common stock at an exercise price of $.01 per share. The Purchaser has designated two persons who have been appointed to the Company's board of directors.


         Upon shareholder approval of this transaction and assuming that at least 500,000 shares are tendered in the tender offer, the Warrants will never become exercisable and will be cancelled. Additionally, the Exchangeable Notes will automatically be replaced with Senior Subordinated Convertible Notes ("Convertible Notes") that provide for interest at 8.875%, payable in additional Convertible Notes and a maturity date of June 30, 2006. At the election of the holder, the Convertible Notes may be converted, at any time, into the Company's common stock at $2.60 per share, subject to adjustment. Conversion of the notes will occur automatically (i) if the Company's common stock trades above $7.50 per share for 45 consecutive trading days, or (ii) commencing on March 30, 2003, if the Company's common stock trades above $4.25 for 45 consecutive trading days. Finally, at the closing of the tender offer, the Purchaser will have the right to designate a majority of the members of the Company's board of directors and will have the right to approve any significant financings, acquisitions and dispositions. The Purchaser has requested that the conversion price of the Convertible Notes be reduced to $2.58 to reflect the change in the Company's financial condition as a result of certain excess costs that were incurred by the Company in connection with the transaction.


         If shareholders do not approve the transaction by September 1, 2000 or if less than 500,000 shares are tendered, the Warrants and Exchangeable Notes will remain in place and the interest rate on the Exchangeable Notes will increase to 20%. Interest would be compounded quarterly and payable in additional Exchangeable Notes or cash, at the option of the holders.

         On March 30, 2000, the Company entered into a new credit agreement with Bank of America, N.A. to replace the Company's existing revolving line of credit with BankOne Colorado, N.A. The new credit facility provides for a $45 million revolving line of credit with a maturity date of March 30, 2003. Initially, the interest rate will be the prime rate plus .5%. Total borrowings are subject to limitation based on a percentage of eligible accounts receivable and eligible inventory. Substantially all of the Company's


                                       VIII-2
assets are pledged as collateral for outstanding borrowings, and the credit agreement requires compliance with certain financial and non-financial covenants.

                                       VIII-3

Acquisitions and Dispositions

         Acquisitions


         Northwest Operations Division. On February 24, 1997, the Company acquired two affiliated entities, Current Electronics, Inc., an Oregon corporation, and Current Electronics (Washington), Inc., a Washington corporation, for total consideration of approximately $10.9 million, consisting of 1,980,000 shares of Company common stock and approximately $5.5 million in cash, including approximately $600,000 of transaction costs. During 1998, the Company completed construction of a new manufacturing facility in Newberg, Oregon at a total cost of approximately $7.0 million. The Newberg facility along with one in Moses Lake, Washington comprises the Company's Northwest Operations Division.


         AlliedSignal Asset Purchase. During the period from August 1997 through February 1998, the Company completed two transactions with AlliedSignal, Inc. now Honeywell International Inc. ("Honeywell") pursuant to which the Company acquired inventories and equipment located in Fort Lauderdale, Florida and Tucson, Arizona for an aggregate purchase price of approximately $19.0 million. In connection with these activities, the parties entered into a long-term supply agreement for the production of circuit card assemblies. Both these facilities were closed in 2000.


         EFTC Services Division. The Company acquired the Services Division in September 1997 for approximately $35.7 million, consisting of 1,858,975 shares of the Company's common stock and approximately $26.5 million in cash. The Services Division had facilities in Memphis, Tennessee, Louisville, Kentucky and Tampa, Florida and specialized in transportation hub-based warranty and repair services for companies engaged in the computer and communications industries. This division was sold in September 1999.


         EFTC Express Division. In March 1998, the Company acquired RM Electronics, Inc., doing business as Personal Electronics ("Personal"), in a business combination accounted for as a pooling of interests. The Company issued 1,800,000 shares of common stock in exchange for all of the outstanding common stock of Personal. Personal is based in Manchester, New Hampshire and specializes in the quick turn, front-end prototype development, low volume, and end-of-life high mix assembly services. Personal comprises the Company's EFTC Express Division.

         Northeast Operations Division. In September 1998, the Company acquired the circuit card assembly operations of the Agfa Division of Bayer Corporation. The Company purchased inventory and equipment for approximately $6.0 million and the parties entered into a long-term supply agreement for the manufacture of circuit card assemblies. This business is conducted in the Company's leased facility in Wilmington, Massachusetts that comprises the Northeast Operations Division.

         Midwest Operations Division. In September 1998, the Company purchased manufacturing equipment for approximately $1.5 million from AlliedSignal. In connection with this transaction, AlliedSignal agreed to amend the existing long-term supply agreement it has with the Company to include the production of circuit card assemblies at the Company's new facility in Ottawa, Kansas. The Kansas facility comprises the Company's Midwest Operations Division.

         Southeast Commercial Operations Division. In March 1999, the Company entered into a ten year supply agreement with Honeywell that included the acquisition of certain assets and inventory used in circuit card assembly manufacturing. For the year ended December 31, 1999, sales under this agreement amounted to approximately $28 million and the Company expects sales for 2000 to be in excess of $100 million. The manufacturing activities under this agreement are conducted in a newly leased facility near


                                       VIII-4

Phoenix, Arizona and a smaller facility in Tijuana, Mexico. These facilities comprise the Company's Southwest Commercial Operations Division.

         Closure of Certain Facilities

         Greeley, Colorado. In December 1998, the Company announced a plan to close the Rocky Mountain Division located in Greeley, Colorado and to consolidate the remaining business into other facilities, in an effort to improve capacity utilization and profitability. In October 1999, the Company completed the sale of the building in Greeley for net proceeds of approximately $3.8 million.

         Sale of Services Division. On September 1, 1999, the Company sold its Services Division for approximately $28.1 million. In connection with this sale, the purchaser and the Company agreed to an Earn-out Contingency (the "EC"). Under the EC, if earnings for the year ending August 31, 2000 related to the division sold are in excess of $4,455,000 ("Target Earnings"), the Company will be entitled to an additional payment equal to three times the difference between the actual earnings and Target Earnings. If actual earnings are less than Target Earnings, the Company will be required to refund an amount equal to three times the difference. The maximum amount that either party would be required to pay under the EC is $2.5 million.

         Fort Lauderdale, Florida. In an effort to improve capacity utilization at other facilities, in September 1999 the Company initiated a plan to close its facility in Fort Lauderdale and consolidate the business from that plant into three other EFTC facilities. Ft. Lauderdale was selected due to its higher cost structure and in consideration of the added benefits of transferring this business to facilities that are in closer proximity to the affected customers. The Ft. Lauderdale restructuring activities are expected to be substantially complete by the end of April 2000.

         Tucson, Arizona. In December 1999, the Company commenced negotiations with Honeywell International, Inc. for the sale of inventory and equipment at the Company's facility in Tucson and the sublease of the facility to Honeywell. This sale closed in February 2000 and provided net proceeds to the Company of $12.7 million.

Manufacturing Services

         The Company completes the assembly of its customers' products at the Company's facilities by integrating printed circuit boards and electro-mechanical devices into other components of the customer's products. The Company's facilities have obtained, or are in the process of obtaining, ISO 9002 certification from the International Organization of Standards.

         The Company's manufacturing methodology, known as Asynchronous Process Manufacturing ("APM") improves throughput of certain assembly processes over traditional continuous (synchronous) flow processing ("CFM"), which is the predominant method used in high-volume manufacturing. With APM, the Company is able to process products rapidly using a combination of new discontinuous flow methods for differing product quantities, fast surface mount assembly systems, test equipment and high-volume, high-speed production lines. In the APM model, materials are moved through the production queue at high-speed and not in a continuous or linear order as under CFM. Instead, materials are moved through the assembly procedure in the most efficient manner, using a computer algorithm developed for the Company's operations, with all sequences controlled by a computerized information system.

         High mix manufacturing involves a discontinuous series of products fed through assembly in a start-stop manner, heretofore incompatible with high-speed techniques. APM is an alternative to both CFM and batch processing often used in smaller scale manufacturing. The combination of small lots,


                                       VIII-5
with numerous differences in configuration from each lot to the next, and high-speed manufacturing has been viewed as difficult, if not impossible, by many high mix manufacturers. The Company believes that CFM techniques used by high-volume, high-speed Electronics Manufacturing Services ("EMS") providers cannot accommodate high mix product assembly without sacrificing speed, while smaller EMS providers, capable of producing a wide variety of products, often find it difficult to afford high-quality, high-speed manufacturing assets or to keep up with OEMs' growing product demand. Under CFM, all assembly occurs on the same line, thereby slowing down the process with non-value-added operations and, more importantly, significantly reducing flexibility. Under APM, all non-value-added operations are performed in the most efficient manner, off-line, thereby keeping the assembly process moving. A hybrid of CFM and batch production techniques, APM sets optimal process parameters and maximizes velocity in producing smaller lot quantities.

         Prototype Manufacturing Services. Personal Electronics is an EFTC Express location, specializing in quick-turn manufacturing and prototype services with a high degree of personalized customer service. As customer orders grow, EFTC Express is intended to provide customers with an easy transition to the Company's larger regional manufacturing facilities.

         Design and Testing Services. The Company also assists in customers' product design by providing "concurrent engineering" or "design for manufacturability" services. The Company's applications engineering group interacts with the customer's engineers early in the design process to reduce variation and complexity in new designs and to increase the Company's ability to use automated production technologies. Application engineers are also responsible for assuring that a new design can be properly tested at a reasonable cost. Engineering input in component selection is also essential to assure that a minimum number of components are used, that components can be used in automated assembly and that components are readily available and cost efficient. The Company is seeking to add full product design services to its existing capabilities.

         The Company has the capability to perform in-circuit and functional testing, as well as environmental stress screening. In-circuit tests verify that components have been properly inserted and that the electrical circuits are complete. Functional tests determine if a board or system assembly is performing to customer specifications. Environmental tests determine how a component will respond to varying environmental factors such as different temperatures and power variations. These tests are usually conducted on a sample of finished components although some customers may require testing of all products to be purchased by that customer. Usually, the Company designs or procures test fixtures and then develops its own test software. The change from pin-through-hole technology to surface mount technology is leading to further changes in test technology. The Company seeks to provide customers with highly sophisticated testing services that are at the forefront of current test technology.

Customers and Sales

         The Company seeks to serve traditional high mix OEMs and OEMs that produce high-volume products. The Company's sales force is located regionally, and the Company's sales approach is designed to align the Company's sales efforts in close proximity to its customers and the Company's regional manufacturing facilities. The Company continues to focus on the following markets: (1) avionics; (2) industrial controls and instrumentation; (3) computer-related products; (4) communications; and (5) medical devices.

                                       VIII-6

The following table represents the Company's net sales for manufacturing services by industry segment for the years ended December 31, 1999, 1998 and 1997:

                                                        1999            1998           1997
                                                        ----            ----           ----

Avionics                                                 68%            46%            27%
Industrial controls and instrumentation                  18%            18%            22%
Computer-related                                         8%             28%            29%
Communications                                           5%              5%             8%
Medical devices                                          1%              3%            13%
Other                                                    --              --             1%
                                                     ============    ===========    ===========

          Total                                         100%            100%           100%
                                                     ============    ===========    ===========

         Sales to significant customers as a percentage of total net sales for the years ended December 31, 1999, 1998 and 1997, were as follows:

                              1999           1998            1997
                              ----           ----            ----

AlliedSignal, Inc.            46%             42%            25%

Honeywell, Inc.               10%             3%             --
------------------------   ===========    ============    ===========
    Pro Forma Combined        56%             45%            25%
------------------------   ===========    ============    ===========
Exabyte                       --              4%             12%
                           ===========    ============    ===========

         In December 1999, AlliedSignal and Honeywell completed their merger and the combined company was named Honeywell International, Inc. The pro forma disclosure above presents the customer concentration as if the merger had occurred on January 1, 1997. The Company historically has relied on a small number of customers to generate a significant percentage of its revenue. During 1999, the Company's ten largest customers accounted for 88% of the Company's net revenue. The loss of Honeywell as a customer would, and the loss of any significant customer could, have a material adverse effect on the Company's financial condition and results of operations.

         In addition, the Company holds significant accounts receivable from sales to certain customers. At December 31, 1999, approximately 57% of the Company's net trade receivables were due from Honeywell and 12% of net trade receivables were due from Bayer Corporation. The insolvency or other inability of a significant customer to pay outstanding receivables could have a material adverse effect on the Company's results of operations and financial condition.

         If the Company's efforts to expand its customer base are not successful, the Company will continue to depend upon a relatively small number of customers for a significant percentage of its net sales. Despite existing contractual arrangements, there can be no assurance that current customers, including Honeywell, or future customers of the Company, will not terminate their manufacturing arrangements with the Company or significantly change, reduce or delay the amount of manufacturing services ordered from the Company.

         As is typical in the electronic manufacturing services industry, the Company frequently does not obtain long-term purchase orders or commitments from its customers, but instead works with them to develop nonbinding forecasts of the future volume of orders. Based on such nonbinding forecasts, the Company makes commitments regarding the level of business that it will seek and accept, the timing of production schedules and the levels and utilization of personnel and other resources. A variety of conditions, both specific to each individual customer and generally affecting each customer's industry,


                                      VIII-7
may cause customers to cancel, reduce or delay orders that were either previously made or anticipated. Generally, customers may cancel, reduce or delay purchase orders and commitments without penalty, except, in some cases, for payment for services rendered, materials purchased and, in limited circumstances, charges associated with such cancellation, reduction or delay. Significant or numerous cancellations, reductions or delays in orders by customers would have a material adverse effect on the Company's business, financial condition and results of operations.

Backlog


         The Company's backlog was approximately $219 million at December 31, 1999, compared to approximately $108 million at December 31, 1998. Backlog generally consists of purchase orders believed to be firm that are expected to be filled within the next six months and are based on forecasts given to the Company by its customers. Since forecasts are frequently revised, orders and commitments may be rescheduled or canceled and customers' desired lead times might vary, backlog does not necessarily reflect the timing or amount of future sales. The Company generally seeks to deliver its products within four to eight weeks of obtaining purchase orders, which tends to minimize backlog.


Competition

         Competition in the electronic manufacturing services industry is intense. The contract manufacturing services provided by the Company are available from many independent sources. The Company also competes with in-house manufacturing operations of current and potential customers. The Company competes with numerous domestic and foreign EMS firms, including SCI Systems, Inc., Solectron Corporation, Benchmark Electronics, Inc., The DII Group, Inc., Plexus Corp., Reptron Electronics, Inc., Group Technologies Corporation, and others. The Company also faces competition from its current and potential customers, who are continually evaluating the relative merits of internal manufacturing versus contract manufacturing for various products. Certain of the Company's competitors have broader geographic presence than the Company, including manufacturing facilities in foreign countries. Many of such competitors are more established in the industry and have substantially greater financial, manufacturing or marketing resources than the Company. The Company believes that the principal competitive factors in its targeted market are quality, reliability, ability to meet delivery schedules, technological sophistication, geographic location and price.

Suppliers

         The Company uses numerous suppliers of electronic components and other materials for its operations. The Company works with customers and suppliers to minimize the effect of any component shortages. Some components used by the Company have been subject to industry-wide shortages, and suppliers have been forced to allocate available quantities among their customers. The Company's inability to obtain any needed components during periods of allocations could cause delays in shipments to the Company's customers and could adversely affect results of operations. At times, the Company's cash flow problems have resulted in late payments to its suppliers which, in turn, has caused such suppliers to delay or stop shipments of inventory. This has disrupted the Company's operations, which has resulted in incomplete or late shipments of products to the Company's customers. The Company attempts to mitigate the risks of component shortages by working with customers to delay delivery schedules or by working with suppliers to provide the needed components using just-in-time inventory programs.

                                       VIII-8

Patents and Trademarks

         The Company currently has two registered trademarks, which consist of "EFTC" and "APM" (including the related design) and two unregistered trademarks which consist of "APM" and "Asynchronous Process Manufacturing." The Company's management does not believe that patent or trademark protection is material to the Company's business.

Governmental Regulation

         The Company's operations are subject to certain federal, state and local regulatory requirements relating to environmental, waste management, health and safety matters, and there can be no assurance that material costs and liabilities will not be incurred in complying with those regulations or that past or future operations will not result in exposure to injury or claims of injury by employees or the public. To meet various legal requirements, the Company has modified its circuit board cleaning processes to utilize only aqueous (water-based) methods in its cleaning processes.

         Some risk of costs and liabilities related to these matters is inherent in the Company's business, as with many similar businesses. Management believes that the Company's business is operated in substantial compliance with applicable environmental, waste management, health and safety regulations, the violation of which could have a material adverse effect on the Company. In the event of violation, these regulations provide for civil and criminal fines, injunctions and other sanctions and, in certain instances, allow third parties to sue to enforce compliance. In addition, new, modified or more stringent requirements or enforcement policies could be adopted that may adversely affect the Company.

         The Company periodically generates and temporarily handles limited amounts of materials that are considered hazardous waste under applicable law. The Company contracts for the off-site disposal of these materials.

Employees

         As of December 31, 1999, the Company had 1,591 full-time equivalent employees, of whom 1,186 were engaged in manufacturing operations services, 286 in material handling and procurement, 6 in marketing and sales and 113 in finance and administration. The Company also engaged the full-time services of 481 temporary laborers through employment agencies in manufacturing and operations. None of the Company's employees is subject to a collective bargaining agreement. Management believes that the Company's relationship with its employees is good.

Special Considerations

         Dependence on Honeywell. During 1999, Honeywell accounted for more than 56% of the Company's net revenues and at December 31, 1999, approximately 57% of the Company's net trade receivables were due from Honeywell. For the year ending December 31, 2000, pursuant to a long-term agreement with Honeywell, the Company expects that Honeywell will account for an increased percentage of the Company's business. The loss of Honeywell as a customer, a decline in the volume of business with Honeywell, or Honeywell's insolvency or inability or unwillingness to pay outstanding receivables in a timely manner, would have a material adverse effect on the Company's results of operations and financial condition.

         Integration of Systems; Management of New Facilities. The Company acquired or opened ten new facilities during 1997 and 1998 and two in 1999. During 1999 the Company sold or closed four facilities and two more facilities are expected to be closed by the end of the second quarter of 2000. The



                                       VIII-9

Company's expansion into new facilities across the country placed a significant strain on the Company's management information, operating and financial systems, as well as the Company's management resources. In order to maintain and improve results of operations, the Company's management will be required to integrate the new facilities into the Company's existing systems and management structure. The Company needs to continue to implement and improve its management information, operating and financial systems and internal controls, to attract and retain qualified management personnel, to develop the management skills of its managers and supervisors and to train, motivate and manage its employees. The Company's failure to effectively integrate and manage its new facilities could adversely affect the Company's results of operations.

         Implementation of New Information System. The Company has implemented a new management information system (the "MIS System") in all facilities except EFTCExpress, based on commercially available Oracle software products, that is designed to track and control all aspects of its manufacturing services, as well as the Company's financial accounting applications. There can be no assurance that the MIS System will continue to operate as designed or provide the Company's operations any additional efficiency. If the MIS System fails to operate as designed or the Company's business processes are not properly integrated with the MIS System, the Company's operations could be disrupted in a variety of ways including lost orders, orders that can not be filled in a timely manner, inventory shortfalls and excess inventories, any or all of which could result in lost customers and revenues. In addition, the Company could be required to write-off costs associated with the MIS System if the system acquisition and implementation costs are considered to be impaired. Such disruptions or events could adversely affect results of operations and the implementation of the Company's high mix manufacturing strategy.

         Acquisition Strategy. The Company has actively pursued in the past, and expects to actively pursue in the future, acquisitions in furtherance of its strategy of expanding its operations, geographic markets, service offerings, customer base and revenue base. Acquisitions involve numerous risks, including difficulties in the integration of the operations, technologies, products and services of the acquired companies and assets, the diversion of management's attention and the Company's financial resources from other business activities, the potential to enter markets in which the Company has no or limited prior experience and where competitors in such markets have stronger market positions and the potential loss of key employees and customers of the acquired companies. In addition, during the integration of an acquired company, the financial performance of the Company will be subject to the risks commonly associated with an acquisition, including the financial impact of expenses necessary to realize benefits from the acquisition and the potential for disruption of operations. The Company may incur significant amounts of indebtedness in connection with future acquisitions. Future acquisitions may also involve potentially dilutive issuances of equity securities. There can be no assurance that the Company will be able to identify suitable acquisition opportunities, to price such acquisition opportunities properly, to consummate acquisitions successfully or integrate acquired personnel and operations into the Company successfully.

Item 2.  Description of Property

         The following table describes the Company's material properties during 1999.

                                         Year               Approximate
            Location                Acquired/Opened             Size          Owned/leased(1)     Services
--------------------------------------------------------------------------------------------------------------------
Denver, Colorado                         1997            18,000 square feet   Leased              Executive Offices
Newberg, Oregon                          1998            65,000 square feet   Leased (2)          Manufacturing
Moses Lake, Washington                   1997            20,000 square feet   Leased (3)          Manufacturing
Ft. Lauderdale, Florida*                 1997            97,000 square feet   Subleased (4)       Manufacturing
Tucson, Arizona*                         1998            65,000 square feet   Leased (5)          Manufacturing
Phoenix, Arizona                         1999           145,000 square feet   Leased (6)          Manufacturing
Tijuana, Mexico                          1999            30,000 square feet   Leased (7)          Manufacturing
Manchester, New Hampshire                1998            19,000 square feet   Leased (8)          Manufacturing
Wilmington, Massachusetts                1998            54,000 square feet   Subleased (9)       Manufacturing
Ottawa, Kansas                           1998            40,000 square feet   Owned (10)          Manufacturing

                                       VIII-10

         The Company believes its facilities are in good condition.
---------------
*      This facility was closed by the Company in 2000.
(1) Pursuant to the terms of the Bank of America, N.A. Loan (as defined below), substantially all of the Company's owned and leased property is subject to liens and other security interests in favor of Bank of America ("Bank of America"), and any other lenders from time to time under the Bank of America Loan.

(2) The Company purchased approximately 12 acres of land from an unaffiliated third party and built a 65,000 square foot facility in Newberg, Oregon. This facility was sold to a related party in December 1998 and was leased back by the Company. The lease term is for 5 years.

(3) This facility is leased from an unaffiliated third party on a year-to year basis.

(4) The Company subleased a 97,000 square foot portion of a building from Honeywell. In September 1999 the Company initiated a plan to consolidate and close its operations in Fort Lauderdale, Florida. This sublease agreement was terminated in April 2000.

(5) The Company purchased approximately 20 acres of land and a 65,000 square foot building in Tucson, Arizona, for $1.8 million. The Company remodeled and moved into the facility in February 1998. This facility was sold to a related party in December 1998 and was leased back by the Company. The lease term is for 5 years. The Company sold the assets and inventory located at this facility to Honeywell in February 2000. Honeywell has agreed to sublease the facility from the Company for 18 months at the same cost as the Company pays to the landlord, with an option to extend the term until December 2003 when the Company's primary lease term expires.

(6) The Company leases two facilities that comprise 145,000 square feet from an unrelated third party. The lease expires in July 2007 with two additional option terms of 5 years each.

(7) The Company utilizes this facility through a contractual arrangement with an unrelated third party. This arrangement continues through July 2000, and may be extended at the Company's option for subsequent one-year periods.

(8) The Company leases a 19,000 square foot facility from an unrelated third party. The lease expires in August 2001.

(9) The Company subleases a 54,000 square foot facility from Bayer-Agfa on a year-to-year basis until March 31, 2003. The Company has provided notice to its landlord that it will vacate this facility in September 2000. The Company is in the process of locating a new facility in Massachusetts.

(10) The Company purchased a 40,000 square foot facility from Honeywell, remodeled this facility and commenced manufacturing operations in the facility in December 1998.

Item 3.  Legal Proceedings

         Two legal proceedings, one in Colorado State court, the other in U.S. District Court, were filed against the Company and certain of its officers, directors and shareholders during September and October 1998. The proceedings arise in connection with the decrease in the trading price of the Company's common stock that occurred in August 1998 and make substantially the same allegations. While both proceedings are in the pre-trial stage and the Company therefore cannot make any assessment of their ultimate impact, the Company believes the allegations made in the proceedings to be totally without merit.

         Joshua Grayck, Philip and Angelique Signorelli, William McBride, Mark Norris, Michael Keister, and Aiming Kiao v. EFTC Corporation, Jack Calderon, Gerald J. Reid, Stuart W. Fuhlendorf, Brent L. Hofmeister, August P. Bruehlman,
L. Reid, and Lloyd McConnell (United States District Court for the District of Colorado, Case No. 98-S-2178). Plaintiffs are shareholders of EFTC who originally



                                       VIII-11
filed this lawsuit on October 8, 1998. Plaintiffs filed an amended complaint on January 22, 1999. Plaintiffs allege that during the class period April 6, 1998 to August 20, 1998, defendants made false and misleading statements regarding EFTC's business performance, implementation of a new computer system, manufacturing quality systems, operating margins, relationships with its largest customers, and future prospects for earnings growth. Plaintiffs allege that defendants disseminated or approved a prospectus in connection with the Company's June 1998 secondary offering, as well as certain other press releases and financial reports which contained misrepresentations and material omissions and also concealed materially adverse financial information. The amended complaint alleges violations of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder, as well as Section 11 of the Securities Act of 1933. In addition, plaintiffs allege that by reason of their positions as officers and/or directors of EFTC, Messrs. Calderon, Reid, Fuhlendorf and Hofmeister had the power and authority to cause EFTC to engage in the wrongful conduct alleged in the complaint. Plaintiffs allege, therefore, that EFTC and these individual defendants violated Section 20(a) of the Securities and Exchange Act of 1934 and Section 15 of the Securities Act of 1933. Plaintiffs seek the following relief: (a) certification of the complaint as a class action on behalf of all persons who purchased or otherwise acquired the common stock of EFTC between April 6, 1998 and August 20, 1998; (b) an award of compensatory and/or rescisionary damages, interest, costs and attorneys' fees to all members of the class; and (c) equitable relief available under federal and state law.

         Defendants deny the allegations of the amended complaint. Defendants filed a motion to dismiss the case on March 8, 1999. That motion is pending.

         Craig Anderson, Todd Sichelstiel, Phillip and Angelique Signorrelli, Christy J. Baldwin and Patricia Conlon v. EFTC Corporation, Jack Calderon, Gerald J. Reid, Stuart W. Fuhlendorf, Brent L. Hofmeister, August P. Bruehlman, Lucille A. Reid, Lloyd A. McConnell and Salomon Smith Barney ( District Court for the County of Weld, Colorado, Case No. 99-CV-962). Plaintiffs are shareholders of EFTC who filed this lawsuit originally in the District Court for the County of Weld, Colorado. Plaintiffs allege that during the class period April 6, 1998 to August 20, 1998, defendants made false and misleading statements regarding EFTC's business performance, implementation of a new computer system, manufacturing quality systems, operating margins, relationships with its largest customers, and future prospects for earnings growth. Plaintiffs allege that defendants disseminated or approved a prospectus in connection with the Company's June 1998 secondary offering, as well as certain other press releases and financial reports which contained misrepresentations and material omissions and also concealed materially adverse financial information. The complaint alleges violations of Sections 11-51-501(1)(a, b, and c) and 11-51-604(3) of the Colorado Securities Act. In addition, plaintiff alleges that by reason of their positions as officers and/or directors of EFTC, Messrs. Calderon, Reid, Fuhlendorf, Hofmeister, Bruehlman, McConnell, and Ms. Reid are controlling persons of EFTC and, therefore, that these defendants violated
Section 11-51-604(5) of the Colorado Securities Act. Plaintiffs also allege that defendants conduct occurred in connection with the offer, sale or purchase of EFTC securities in the secondary offering in violation of Section 11-51-604(4) of the Colorado Securities Act. Plaintiff seeks the following relief: (a) certification of the complaint as a class action on behalf of all persons who purchased or otherwise acquired the common stock of EFTC between April 6, 1998 and August 20, 1998; (b) an award of compensatory and/or punitive damages, interest, costs and attorneys' fees to all members of the class; and (c) equitable relief available under state law.

         Defendants removed the case to federal court on January 11, 1999. The federal court remanded the case to state court on February 14, 2000. Defendants deny the allegations of the complaint.

         The parties to these legal proceedings have reached an agreement to settle both legal proceedings. The settlement is subject to court approval. The proposed settlement provides for the Company to contribute $3.1 million in cash and 1.3 million shares of the Company's common stock and its insurer to


                                       VIII-12
contribute $2.9 million into a class settlement fund. Notice of the settlement has been filed in both state and federal court requesting a stay of all proceedings pending the submission of settlement documents to the courts.

Item 4.  Submission of Matters to a Vote of Security Holders

         No matters were submitted to a vote of security holders during the fourth quarter of 1999.

                                       VIII-13

                                    PART II

Item 5.  Market for Common Equity and Related Stockholder Matters.

         The Company's common stock is quoted on the Nasdaq National Market under the symbol "EFTC". On April 10, 2000, there were approximately 267 shareholders of record of the Company's Common Stock.

         The following table sets forth the high and low sale prices for the Company's common stock, as reported on the Nasdaq National Market, for the quarters presented.

                        1999 Sales Prices                1998 Sale Prices
                   -----------------------            --------------------
                    High              Low             High             Low
                    ----              ---             ----             ---

First Quarter      $ 5.750           $3.375         $17.000         $12.813

Second Quarter       6.750            4.000          18.313          11.500

Third Quarter        5.188            2.625          13.750           2.844

Fourth Quarter       3.594            1.500           5.063           2.625

Dividends

         The Company has never paid dividends on its common stock and does not anticipate that it will do so in the foreseeable future. The future payments of dividends, if any, on common stock is within the discretion of the Board of Directors and will depend on the Company's earnings, capital requirements, financial condition and other relevant factors. However, the Company's loan agreement with Bank of America as well as terms of the Exchangeable Note and the Convertible Note prohibit payment of dividends without the lender's consent.

Recent Sales of Unregistered Securities.

         On February 24, 1997, the Company acquired its Northwest Operations Division, which operated two manufacturing facilities in Newberg, Oregon and Moses Lake, Washington, for total consideration of approximately $10.9 million, consisting of 1,980,000 shares of Company common stock and approximately $5.5 million in cash, which included approximately $600,000 of transaction costs. The Company determined that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), as a transaction by the issuer not involving a public offering because the transaction involved the acquisition of a business from the owners thereof based on private negotiations.

         During September 1997, the Company issued to Richard L. Monfort, a director of the Company, $15 million in aggregate principal amount of subordinated notes (the "Subordinated Notes"), with a maturity date of December 31, 2002 and bearing interest at LIBOR plus 2.0%, in order to fund the acquisition of certain assets from AlliedSignal. During October 1997, the Company issued a warrant (the "Warrant") to purchase 500,000 shares of common stock at a price of $8.00 per share as additional consideration for the loan represented by the Subordinated Notes. The Warrant was exercised on October 9, 1997, resulting in net proceeds to the Company of $4 million. The Company determined that the issuances of the Subordinated Notes, the Warrant and the common stock issued upon exercise of the Warrants were exempt from registration under Section 4(2) of the Securities Act because it involved a director of the Company.


                                       VIII-14

         On September 30, 1997, the Company acquired the Services Group for approximately $29.7 million consisting of 1,858,975 shares of the Company's common stock and approximately $20.5 million in cash, which includes approximately $1 million of transaction costs. In addition, the Company made a $6 million contingent payment that became payable upon closing of the Company's public offering of common stock in November, 1997. The Company determined that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act as a transaction by the issuer not involving a public offering because the transaction involved the acquisition of a business from the owners thereof based on private negotiations.

         On March 31, 1998, the Company acquired Personal Electronics which provided quick-turn, small scale, high mix electronic manufacturing services to OEMs in the greater Boston area and New Hampshire for total consideration of 1,800,000 shares of the Company's common stock. The Company determined that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act, as a transaction by the issuer not involving a public offering because the transaction involved the acquisition of a business from the owners thereof based on private negotiations.

         In November 1999, the Company issued to Richard L. Monfort, a director of the Company, $5 million in subordinated notes. These notes bore interest at 10% and matured on March 30, 2000. The proceeds of these subordinated notes were used for general operating purposes. On March 30, 2000, the Company repaid $2 million (plus accrued interest on the full $5 million) of the outstanding $5 million. The note agreement was amended to provide for issuance of $3 million in aggregate principal amount of subordinated notes, with a maturity date of March 30, 2004 and bearing interest at 10%. The Company determined that the issuance of the subordinated notes was exempt from registration under Section 4(2) of the Securities Act because it involved a director of the Company.

         On March 30, 2000, in connection with the recapitalization described above, the Company issued $54 million of subordinated exchangeable notes due on June 30, 2006, with paid in kind interest at 15%. These notes are accompanied by warrants to purchase 3,093,154 shares of the Company's common stock at an exercise price of $0.01 per share. The Company determined that the issuance of the subordinated notes and warrants was exempt from registration under Section 4(2) because the transaction involved a negotiated purchase of securities by an accredited investor.

         In April 2000, the Company issued warrants to purchase an aggregate of 525,000 shares of the Company's common stock at a price of $3.00 per share to two investment banks as additional consideration for services rendered to the Company. The Company determined that the issuances of such warrants were exempt from registration under Section 4(2) of the Securities Act.

Volatility

         The Company's common stock has experienced significant price volatility historically, and such volatility may continue to occur in the future. Factors such as announcements of large customer orders, order cancellations, new product introductions by the Company, events affecting the Company's competitors and changes in general conditions in the electronics industry, as well as variations in the Company's actual or anticipated results of operations, may cause the market price of the Company's common stock to fluctuate significantly. Furthermore, the stock market has experienced extreme price and volume fluctuations in recent years, often for reasons unrelated to the operating performance of the specific companies. These broad market fluctuations may materially adversely affect the price of the Company's common stock. There can be no assurance that the market price of the Company's common stock will not experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's performance.

                                       VIII-15

Item 6.  Selected Financial Data.


         The following selected financial data as of December 31, 1999 and 1998, and for each of the years in the three-year period ended December 31, 1999, are derived from the audited financial statements of the Company included in Item 8 and should be read in conjunction with such financial statements and the notes thereto. The data presented below as of December 31, 1997, 1996 and 1995, and for the years ended December 31, 1996 and 1995, are derived from financial statements of the Company that are not included in this report.


                                                                   Year Ended December 31,
                                              ------------------------------------------------------------------
Statement of Operations Data:                 1999            1998           1997           1996            1995
                                              ----            ----           ----           ----            ----
                                                            (In thousands, except per share data)

Net sales                                     $221,864      $ 226,780        $122,079       $ 60,910         $51,580
Cost of goods sold                             229,892        200,581         102,166         56,277          46,437
                                              --------      ---------        --------       --------         -------
      Gross profit (loss)                       (8,028)         26,199          19,913          4,633           5,143

Selling, general and administrative             32,089         23,038          12,711          5,916           4,324
Impairment of long-lived assets                  2,822          3,342              --            726              --
Merger costs                                        --          1,048              --             --              --
Goodwill amortization                            1,133          1,564             547             --              --
                                              --------      ---------        --------       --------         -------
      Operating income (loss)                  (44,072)        (2,793)           6,655        (2,009)             819
Interest expense                                (6,516)        (4,312)         (2,411)          (576)           (432)
Gain (loss) on sale of assets                  (20,880)            400           1,156             50              --
Other, net                                         (55)          (104)             139             50              92
                                              --------      ---------        --------       --------         -------
      Income (loss) before income taxes       (71,523)        (6,809)           5,539        (2,485)             479

Income tax benefit (expense)                   (2,180)          2,631         (2,118)            867           (130)
                                              --------      ---------        --------       --------         -------
         Net income (loss)                   $(73,703)      $ (4,178)        $  3,421      $ (1,618)          $  349
                                              ========      =========        ========       ========         =======
Pro Forma Information:

      Historical net income (loss)           $(73,703)      $ (4,178)        $  3,421      $ (1,618)          $  349
      Pro forma tax adjustment                      --          (317)            (41)             10               2
                                              --------      ---------        --------       --------         -------
         Pro forma net income (loss)         $(73,703)      $ (4,495)        $  3,380      $ (1,608)          $  351
                                              ========      =========        ========       ========         =======
Pro Forma Earnings Per Share:
      Basic                                   $ (4.74)       $  (.31)          $  .40       $  (.28)          $  .06
                                              ========      =========        ========       ========         =======
      Diluted                                 $ (4.74)       $  (.31)          $  .38       $  (.28)          $  .06
                                              ========      =========        ========       ========         =======
Weighted Average Shares:
      Basic                                     15,543         14,730           8,502          5,742           5,762
                                              ========      =========        ========       ========         =======
      Diluted                                   15,543         14,730           8,955          5,742           5,762
                                              ========      =========        ========       ========         =======

Cash Flow Data:

      Cash provided (used) by:
         Operating activities                $ (9,873)      $(18,181)       $(29,414)       $  (508)         $ (999)
         Investing activities                   17,752       (21,924)        (42,074)        (1,837)           1,247
         Financing activities                  (7,786)         38,851          72,958          2,049             208

                                                                          December 31,
                                           --------------------------------------------------------------------------
Balance Sheet Data:                           1999            1998           1997           1996            1995
                                              ----            ----           ----           ----            ----

      Working capital                         $ 26.232       $ 59,037        $ 43,634       $  9,284         $ 9,878
      Total assets                             131.129        190,666         148,825         24,037          25,724
      Total debt                                42,994         54,983          44,959          5,917           3,277
      Stockholders' equity                      21,278         94,979          75,221         13,850          15,462


                                       VIII-16

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations.

         The information set forth below contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the statements. See "--Special Note Regarding Forward-Looking Statements."

General

         The Company is a leading independent provider of high mix electronic manufacturing services to original equipment manufacturers (OEMs) in the avionics, medical, communications, industrial instruments and controls, and computer-related products industries. The Company's manufacturing services consist of assembling complex printed circuit boards, cables, electro-mechanical devices, and finished products.

         During 1997 and 1998, the Company made several acquisitions of businesses and assets in connection with an aggressive growth strategy. Between the fourth quarter of 1998 and the fourth quarter of 1999, the Company began taking a series of actions to improve liquidity and operating results. These actions included the disposal or closure of several of the Company's business units. In order to understand the Company's financial condition and results of operations over the past three years, it is important to understand the acquisitions, dispositions and closures that were occurring during this period. Accordingly, a summary of these activities is presented below.


         Northwest Operations Division. On February 24, 1997, the Company acquired two affiliated entities, Current Electronics, Inc., an Oregon corporation, and Current Electronics (Washington), Inc., a Washington corporation, for total consideration of approximately $10.9 million, consisting of 1,980,000 shares of Company common stock and approximately $5.5 million in cash, including approximately $600,000 of transaction costs. During 1998, the Company completed construction of a new manufacturing facility in Newberg, Oregon at a total cost of approximately $7.0 million. The Newberg facility along with one in Moses Lake, Washington comprises the Company's Northwest Operations Division.


         AlliedSignal Asset Purchase. During the period from August 1997 through February 1998, the Company completed two transactions with AlliedSignal, Inc. now Honeywell International Inc. ("Honeywell") pursuant to which the Company acquired inventories and equipment located in Fort Lauderdale, Florida and Tucson, Arizona for an aggregate purchase price of approximately $19.0 million. In connection with these activities, the parties entered into a long-term supply agreement for the production of circuit card assemblies.

         In an effort to improve capacity utilization at other facilities, in September 1999 the Company initiated a plan to close its facility in Fort Lauderdale and consolidate the business from that plant into three other EFTC facilities. Ft. Lauderdale was selected due to its higher cost structure and in consideration of the added benefits of transferring this business to facilities that are in closer proximity to the affected customers. The Ft. Lauderdale restructuring activities are expected to be substantially complete by the end of April 2000.

         In December 1999, the Company commenced negotiations with Honeywell International, Inc. for the sale of inventory and equipment at the Company's facility in Tucson and the sublease of the facility to Honeywell. This sale closed in February 2000 and provided net proceeds to the Company of $12.7 million.


                                       VIII-17

         EFTC Services Division. The Company acquired the Services Division in September 1997 for approximately $35.7 million, consisting of 1,858,975 shares of the Company's common stock and approximately $26.5 million in cash. The Services Division had facilities in Memphis, Tennessee, Louisville, Kentucky and Tampa, Florida and specialized in transportation hub-based warranty and repair services for companies engaged in the computer and communications industries.


         On September 1, 1999, the Company sold the Services Division for approximately $28.1 million. In connection with this sale, the purchaser and the Company agreed to an Earn-out Contingency (the "EC"). Under the EC, if earnings for the year ending August 31, 2000 related to the division sold are in excess of $4,455,000 ("Target Earnings"), the Company will be entitled to an additional payment equal to three times the difference between the actual earnings and Target Earnings. If actual earnings are less than Target Earnings, the Company will be required to refund an amount equal to three times the difference. The maximum amount that either party would be required to pay under the EC is $2.5 million.

         EFTC Express Division. In March 1998, the Company acquired RM Electronics, Inc., doing business as Personal Electronics ("Personal"), in a business combination accounted for as a pooling of interests. The Company issued 1,800,000 shares of common stock in exchange for all of the outstanding common stock of Personal. Personal is based in Manchester, New Hampshire and specializes in the quick turn, front-end prototype development, low volume, and end-of-life high mix assembly services. Personal comprises the Company's EFTC Express Division.

         Northeast Operations Division. In September 1998, the Company acquired the circuit card assembly operations of the Agfa Division of Bayer Corporation. The Company purchased inventory and equipment for approximately $6.0 million and the parties entered into a long-term supply agreement for the manufacture of circuit card assemblies. This business is conducted in the Company's leased facility in Wilmington, Massachusetts that comprises the Northeast Operations Division.

         Midwest Operations Division. In September 1998, the Company purchased manufacturing equipment for approximately $1.5 million from AlliedSignal. In connection with this transaction, AlliedSignal agreed to amend the existing long-term supply agreement it has with the Company to include the production of circuit card assemblies at the Company's new facility in Ottawa, Kansas. The Kansas facility comprises the Company's Midwest Operations Division.

         Rocky Mountain Division. In December 1998, the Company announced a plan to close the Rocky Mountain Division located in Greeley, Colorado and to consolidate the remaining business into other facilities, in an effort to improve capacity utilization and profitability. In October 1999, the Company completed the sale of the building in Greeley for net proceeds of approximately $3.8 million.

         Southeast Commercial Operations Division. In March 1999, the Company entered into an agreement with Honeywell to acquire certain assets and inventory used in circuit card assembly. The Company and Honeywell have entered into a ten-year supply agreement. For the year ended December 31, 1999, sales under this agreement amounted to approximately $28 million. The manufacturing activities under this agreement are conducted in a newly leased facility near Phoenix, Arizona and a smaller facility in Tijuana, Mexico. These facilities comprise the Company's Southwest Commercial Operations Division.

                                      VIII-18

Results of Operations


         The Company's quarterly results of operations are affected by several factors, primarily the level and timing of customer orders and the mix of turnkey and consignment orders. The level and timing of orders placed by a customer vary due to the customer's attempts to balance its inventory, changes in the customer's manufacturing strategy, and variation in demand for its products due to, among other things, product life cycles, competitive conditions and general economic conditions. In the past, changes in orders from customers have had a significant effect on the Company's quarterly results of operations. Other factors affecting the Company's quarterly results of operations may include, among other things, the Company's performance under the long-term supply agreement with Honeywell, price competition, disposition of divisions and closure of operating units, the ability to obtain inventory from its suppliers on a timely basis, the Company's level of experience in manufacturing a particular product, the degree of automation used in the assembly process, the efficiencies achieved by the Company through managing inventories and other assets, the timing of expenditures in anticipation of increased sales, and fluctuations in the cost of components or labor.


The following table sets forth certain operating data as a percentage of net sales:

                                             Year Ended December 31,
                                        --------------------------------
                                        1999          1998          1997
                                        ----          ----          ----

Net sales                               100%          100%          100%
Cost of goods sold                      104%           88%           84%
                                        ---           ----          ----
       Gross profit (loss)              (4%)           12%           16%

Selling, general and administrative      14%           10%           10%
Impairment of long-lived assets          1%            1%            --
Merger costs                             --            1%            --
Goodwill amortization                    1%            1%            1%
                                        ---           ----          ----

       Operating income (loss)          (20%)         (1%)           5%
                                        ====          ====          ====

1999 Compared to 1998


         Net Sales. Net sales for 1999 were $222 million compared to $227 million in 1998, which is a decrease of 2.0%. Despite the minor decrease in revenue, the Company experienced major changes in its customers and facilities during 1999. At the start of 1999, the Company had eleven facilities. Six of these facilities have been sold or will be closed by April 2000. However, the Company also added facilities in Phoenix and Mexico during 1999 to support the new business with Honeywell in connection with the long-term supply agreement entered into with Honeywell in March 1999 which offset the loss of revenue from other divisions. The Company's sales for 1999 include approximately $28 million of revenue under this agreement. The Northeast Operations Division (acquired September 1, 1998) and the Midwest Operations Division (acquired September 30,
1998) accounted for $11 million of revenue in 1998 compared to $36 million in 1999. However, this increase was offset by the loss of revenue from the Services Group that was sold on September 1, 1999. The Services Group accounted for $41 million of revenue in 1998 compared to only $22 million in 1999. The closure of the Greeley, Colorado facility in 1999 also contributed to lower revenue, despite the transfer of part of this business to other facilities.

         Gross Profit (Loss). The Company had gross profit of 12% in 1998 and a loss of 4% in 1999. During 1998, the Company increased its workforce, and invested substantial amounts in new facilities,


                                       VIII-19
equipment and information systems to prepare for expected increases in sales in 1999. This higher cost structure combined with a decrease in sales was the primary contributor to the significant decrease in 1999 gross profit. The Company incurred restructuring charges for the Greeley facility in the fourth quarter of 1998, including a $5.7 million charge to cost of goods sold, primarily for a provision for inventory allowances. During 1999, product pricing at the Tucson facility resulted in negative margins of $3.5 million. Additionally, in 1999 the Company incurred (i) charges included in cost of goods sold for $1.5 million due to inventory allowances and operating charges related to the closure of the Greeley facility, (ii) charges for excess and obsolete inventories and other charges to cost of goods sold totaling $7.1 million related to the closure of the Fort Lauderdale facility and (iii) approximately $0.9 million in charges related to excess and obsolete inventories in connection with the Services Group. Additional charges of $1.0 million are expected in the first two quarters of 2000 in connection with the closure of the Fort Lauderdale facility as retention bonuses are paid and other closure activities are completed.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses ("SG&A") increased 39% to $32.1 million in 1999 compared to $23.0 million in 1998. SG&A expenses were up significantly in 1999, primarily due to a $6.4 million provision for the estimated settlement of shareholder lawsuits. During 1999, the Company also recognized charges of $5.1 million for uncollectable receivables compared to 1998 when the Company recognized bad debt expense of $0.6 million. The 1999 charges included (i) settlements reached with Honeywell related to pricing issues with respect to business conducted at the Ft. Lauderdale and Tucson facilities, (ii) charges for uncollectable receivables related to the Services Group, (iii) approximately $0.7 million for severance costs related to the Ft. Lauderdale closure and (iv) $0.4 million for start-up costs at the Phoenix facility. During 1998, SG&A includes approximately $0.2 million for severance and salaries of employees performing exit activities in connection with the Greeley closure.

         Impairment of Property, Plant and Equipment. During 1999, the Company recognized impairment expense of $2.8 million compared to $3.3 million in 1998 which is a decrease of 15.6%. The impairment in 1998 related solely to land, building and equipment at the Greeley facility. For 1999, the Company recognized $1.0 million of impairment related to equipment at the Ft. Lauderdale facility, $1.2 million for the Tucson assets that were held for sale at year-end, $0.4 million for Services Group assets that were sold in September 1999, and $0.2 million for impaired assets at other locations.

         Goodwill Amortization. Goodwill amortization for 1999 amounted to $1.1 million compared to $1.6 million in 1998. The decrease in 1999 was attributable to the sale of the Services Group on September 1, 1999, and the corresponding write-off of $36.5 million of goodwill that was included in the calculation of the loss on sale of the Services Group.

         Interest Expense. Interest expense increased 51.1% to $6.5 million in 1999 compared to $4.3 million in 1998. The increase in 1999 was partially attributable to an increase in amortization of debt issuance costs of $.9 million in 1999. The increase in amortization in 1999 was attributable to accelerated amortization of debt issuance costs and additional costs incurred in connection with amendments to the credit agreement. Interest expense was also higher in 1999 due to increases in the prime rate, as well as increases in the rate charged by the Company's lenders due to increased credit risk.

         Loss on Sale of Division. The Company recognized a loss of $20.6 million in connection with the sale of the Services Group due to the write-off of $36.5 million of goodwill from the 1997 acquisition of the Services Group. Additionally, the loss gives effect to the deferral of $2.5 million of the proceeds for a post closing earn-out contingency.

         Income Tax Benefit (Expense). Due to significant net losses in 1999, the Company recorded a valuation allowance for all of its net deferred tax assets. As a result, the Company recorded deferred tax


                                       VIII-20
expense of $2.2 million in 1999 despite a pre-tax loss of $70.2 million. During 1998, the Company recognized an income tax benefit of $2.6 million based on a pre-tax loss of $6.8 million. Management does not expect that a tax provision will be necessary if the Company generates earnings in 2000, since a significant net operating loss carryforward is available for income tax purposes. However, this carryforward may be subject to reduction or limitation as a result of changes in ownership or certain consolidated return filing regulations.


1998 Compared to 1997

         Net Sales. The Company's net sales increased by 85.8% to $226.8 million during the year ended December, 31, 1998 from $122.1 million for the year ended December 31, 1997. The increase in net sales is due primarily to the inclusion of: (i) a full year's revenues from the Northwest Operations Division (acquired on February 24, 1997), (ii) a full year's revenues from the Company's Ft. Lauderdale and Arizona facilities (acquired in August 1997), (iii) a full year's revenues from the Services Group (acquired on September 30, 1997), (iv) internal growth in revenues from Personal Electronics, (v) revenues from the Wilmington, Massachusetts facility (acquired on September 1, 1998) and (vi) revenues from the Ottawa, Kansas facility (acquired on September 30, 1998).


         Gross Profit. Gross profit increased by 31.6% to $26.2 million during the year ended December 31,1998 from $19.9 million during the year ended December 31,1997. The gross profit margin for the year ended December 31, 1998 was 11.6% compared to 16.3% for the year ended December 31,1997. The gross margin decreased in 1998 because the Company established additional infrastructure to accommodate anticipated revenue growth for the year, but net sales were lower in the third and fourth quarters of the year due to soft market conditions in the electronics manufacturing services industry in general, schedule changes for avionics-related products and a greater-than-anticipated decline in products related to semiconductor manufacturing equipment.


         The softening of revenue growth, as explained above, convinced management and the Board of Directors to initiate a plan to consolidate and close down its Rocky Mountain operations in Greeley, Colorado. Charges of $9.3 million were included in operations in the fourth quarter of 1998. The restructuring and shut down involved the termination of approximately 140 employees. Total severance and salaries for employees performing exit activities amounted to $0.5 million. Inventory allowances of $5.4 million were recorded to provide for future losses to be incurred related to disengaged customers who will not be continuing as customers of the Company. In addition, because of the shutdown of the facility an amount of $3.3 million was recorded as asset impairment. Of the $9.3 million in charges, $5.7 million was charged to cost of goods sold, $3.3 million was recorded as an impairment of the facility, and $0.2 million was charged to selling, general and administrative expenses. Excluding the $5.7 million in charges, gross profit margin would have been 14.1% for the year ended December 31,1998.

         Selling, General and Administrative Expenses. SG&A expenses increased by 81.2% to $23.0 million for the year ended December 31,1998, compared with $12.7 million for the same period in 1997. As a percentage of net sales, SG&A expense decreased to 10.1% for the year ended December 31,1998, from 10.4% in the same period of 1997. The increase in SG&A expenses is primarily due to the inclusion of (i) a full year's expenses of the Northwest Operations Division (acquired on February 24, 1997), (ii) a full year's expenses of the Company's Ft. Lauderdale and Arizona facilities (acquired in August 1997), (iii) a full year's expenses of the Services Group (acquired on September 30, 1997), (iv) expenses of the Wilmington, Massachusetts facility (acquired on September 1,1998) and (v) expenses of the Ottawa, Kansas facility (acquired on September 30, 1998).


                                       VIII-21

         Impairment of Property, Plant and Equipment. During the fourth quarter of 1998, the Company incurred a write down associated with the shutdown of the Greeley, Colorado facility in the amount of $3.3 million.


         Operating Income (Loss). Operating income decreased to a $2.8 million loss for the year ended December 31, 1998 from operating income of $6.7 million for the same period in 1997. Operating loss as a percentage of net sales decreased to a loss of 1.2% for the year ended December 31,1998 compared to income of 5.5% in the same period in 1997. The decrease in operating income is due primarily to the shutdown of the Rocky Mountain facility in Greeley, Colorado that resulted in charges of $9.3 million, as explained above. Without the Greeley charges, operating income as a percentage of net sales for the year ended December 31,1998 would have been approximately 2.8%. Other factors relating to the decline in operating profit were that the Company established additional infrastructure to accommodate anticipated revenue growth for the year, but net sales were lower in the third and fourth quarters of the year due to soft market conditions in the electronics manufacturing services industry in general, schedule changes for avionics related products and a greater than anticipated decline in products related to semiconductor manufacturing equipment.

         Interest Expense. Interest expense was $4.3 million for the year ended December 31,1998 as compared to $2.4 million for the same period in 1997. The increase in interest is primarily the result of additional debt associated with the acquisition of the Midwest Operations Division, the Northeast Operations Division and the Services Group and increased debt used to finance the growth of inventories and receivables.


         Income Tax Expense. The income tax benefit for the year ended December 31,1998 was 34.0% of loss before income taxes, including pro forma income taxes. The effective tax rate for the year ended December 31, 1997 was 39.0%, including pro forma income taxes. The decrease in the effective tax rate is primarily due to the reduction of the 1998 income tax benefit for nondeductible goodwill amortization.

                                      VIII-22

Quarterly Results.

         The following table presents unaudited quarterly operating data for the most recent eight quarters for the two years ended December 31, 1999. The information includes all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation thereof.

                                    Year Ended December 31, 1998                 Year Ended December 31, 1999
                              -----------------------------------------    ------------------------------------------
                                 Q1         Q2        Q3        Q4            Q1         Q2        Q3         Q4
                                 --         --        --        --            --         --        --         --
Net sales                      $ 54,200  $ 61,328  $ 52,805   $ 58,447      $ 54,325  $ 54,690   $ 50,434   $ 62,415
Cost of sales                    44,297    50,931    46,202     59,151        48,184    52,833     60,902     67,973
                              ---------- --------- --------- ----------    ---------- --------- ---------- ----------

  Gross profit (loss)             9,903    10,397     6,603       (704)        6,141     1,857    (10,468)    (5,558)

SG&A                              5,321     5,361     4,950      7,406         5,011     5,174      8,966     12,938
Impairment expense                   --        --        --      3,342            --        --      1,541      1,281
Goodwill amortization               391       391       391        391           391       391        283         68
Merger costs                      1,048        --        --         --            --        --         --         --
                              ---------- --------- --------- ----------    ---------- --------- ---------- ----------

  Operating income (loss)         3,143     4,645     1,262    (11,843)          739   (3,708)    (21,258)   (19,845)


Interest expense                   (909)   (1,047)   (1,092)     (1,264)      (1,264)   (1,334)    (1,947)    (1,971)

Gain (loss) on sale of                4         7         4         122          120         5    (20,631)      (374)
assets

Other, net                           36       102        10          12           37        47       (294)       155
                              ---------- --------- --------- ----------    ---------- --------- ---------- ----------

  Income before taxes             2,274     3,707       184     (12,973)        (368)   (4,990)   (44,130)   (22,035)


Income tax benefit (expense)       (935)   (1,483)      (68)      5,116           39     1,996         --     (4,215)
                              ---------- --------- --------- ----------    ---------- --------- ---------- ----------

  Net income (loss)             $ 1,339  $  2,224  $    116   $  (7,857)    $   (329) $ (2,994)  $(44,130)  $(26,250)

                              ========== ========= ========= ==========    ========== ========= ========== ==========

Pro forma net income (loss)     $ 1,022  $  2,224  $    116   $  (7,857)    $   (329) $(2,994)   $(44,130)  $(26,250
                              ========== ========= ========= ==========    ========== ========= ========== ==========

Pro forma earnings per
share-

     Diluted                     $  .07    $  .15    $  .01    $ (.51)      $  (.02)  $  (.19)   $ (2.84)   $ (1.69)
                              ========== ========= ========= ==========    ========== ========= ========== ==========

Weighted average shares
      outstanding- Diluted       14,400    14,825    15,740     15,542        15,543    15,543     15,543     15,543
                              ========== ========= ========= ==========    ========== ========= ========== ==========

Although management does not believe that the Company's business is materially affected by seasonal factors, the Company's sales and earnings may vary from quarter to quarter, depending primarily upon the timing of customer orders and product mix. Therefore, the Company's operating results for any particular quarter may not be indicative of the results for any future quarter or year.

                                       VIII-23

Liquidity and Capital Resources


         Working Capital and Operating Cash Flows. At December 31, 1999, working capital totaled $26.2 million which is a significant decrease from the balance at December 31, 1998 of $59.0 million. The decrease in working capital in 1999 is primarily attributable to significant operating losses incurred during the year combined with increased inventories in connection with the Honeywell agreement at the Company's new facility in Phoenix, Arizona.

         Cash used in operating activities for the year ended December 31, 1999 was $9.9 million compared to cash used in operating activities of $18.2 million in 1998. During 1999, the Company incurred a significant operating loss that utilized approximately $24.7 million of cash. The Company also utilized cash of $12.1 million to fund an increase in inventories and other current assets. These amounts were partially financed by an increase in operating payables of $26.9 million, including over $18 million of payables to suppliers that were outside of established payment terms.

         Cash Requirements for Investing Activities. The Company used cash for capital expenditures totaling $14.4 million in 1999 (primarily related to the build-out for the Company's new facility in Phoenix) compared with $22.9 million in 1998. Capital expenditures in 1998 included payments in connection with the acquisition of assets from AlliedSignal related to the Ft. Lauderdale, Tucson and Kansas facilities, and the asset purchase agreement with Bayer-Agfa.

         Financing Sources and Related Activities. In September 1997, the Company issued to a director of the Company $15 million in aggregate principal amount of subordinated notes, with a maturity date of December 31, 2002 As of December 31, 1999, the outstanding principal amount of the subordinated notes was approximately $4.8 million. These notes were repaid on March 30, 2000 in connection with the recapitalization described below. In connection with the purchase of the Services Group and the assets located in Tucson and Fort Lauderdale, the Company entered into a credit facility on September 30, 1997 with a bank group led by BankOne, Colorado, N.A. This facility was refinanced with proceeds from the recapitalization described below.

         In December 1998, the Company entered into a sale-leaseback transaction with a director and stockholder of the Company. Two manufacturing facilities (one in Newberg, Oregon and one in Tucson, Arizona) were sold for $10.5 million and leased back to the Company. The proceeds were used to pay down a portion of the BankOne Loan. The lease was accounted for as a financing transaction; thus the assets and related long-term debt were included on the Company's 1998 balance sheet. The transaction had an imputed interest rate of 8.68%. The lease term is for 5 years with monthly payments of $90,000. At the end of the lease term, the Company had the option to repurchase the facilities for approximately $9.4 million. In May 1999, the lease was amended to eliminate the purchase option, which resulted in the re-characterization of the lease from a capital lease to an operating lease. Accordingly, the buildings and the related debt have been removed from the balance sheet at December 31, 1999.


         In June 1998, the Company issued 1,770,000 shares of its common stock in a public offering for proceeds of $21.4 million which were used to repay a portion of the bank group loan.


         In March 1999, the Company entered into a long-term supply agreement with Honeywell International, Inc. While this contract provides a favorable source of revenue to the Company, it also requires significant amounts of working capital to finance the inventories and receivables, and the Company was required to incur significant costs for leasehold improvements and equipment at a new facility in Phoenix, Arizona. During 1999, the Company had capital expenditures of $14.4 million, primarily related to the Honeywell agreement and the build-out for the new facility in Phoenix.


                                       VIII-24

         The capital requirements under this new agreement provided significant challenges to the Company in 1999, due to the Company's higher debt levels combined with significant operating losses since the fourth quarter of 1998.

         In order to respond to the liquidity issues, the Company took a series of actions in 1999 that were designed to ultimately provide the necessary capital to meet existing obligations to suppliers and banks, and to have access to financing to meet the additional working capital requirements under the new Honeywell agreement. The first significant action after obtaining the Honeywell business was on September 1, 1999, when the Services Group was sold, resulting in net cash proceeds of $28.1 million. The proceeds from this sale were utilized to repay approximately $14.0 million of term debt outstanding on the Company's senior credit facility, with the remainder used to pay past due balances to suppliers and debt under the revolving credit agreement. Depending on the outcome of the earn-out contingency associated with the agreement, the Company may be required to repay up to $2.5 million or the buyer may be required to pay the Company up to $2.5 million.

         On September 30, 1999, the Company initiated the consolidation of its Ft. Lauderdale plant into three other EFTC facilities. In October 1999, the Company sold its facility in Greeley, Colorado for proceeds of $3.8 million. The Company was required to repay bank debt for $1.9 million and the remaining $1.9 million was used to pay past due balances to suppliers.

         In November 1999, the Company issued to a director of the Company $5 million in aggregate principal amount of subordinated notes, with a maturity date of March 30, 2000 and an interest rate of 10%. The proceeds of these notes were used for operating purposes. On March 30, 2000, in connection with the recapitalization transaction described below, the Company repaid $2 million, plus accrued interest. The note agreement for the original loan was amended to provide for issuance of $3 million in aggregate principal amount of subordinated notes, with a maturity date of March 30, 2004 and an interest rate of 10%.

         At December 31, 1999, the Company had trade payables in excess of $18 million that were outside of established terms and many suppliers were requiring payment of past due balances, or payment in advance, for purchases of additional inventories. The Company experienced some interruptions in production as a result of delayed shipments from certain suppliers.


         The Company sold assets and inventory located at the Company's Tucson facility to Honeywell on February 17, 2000, which resulted in net proceeds of $12.7 million. The agreement with Honeywell required the Company to utilize $10.5 million of the proceeds to pay past due amounts to suppliers and the remaining proceeds were utilized to repay bank debt.


         Recapitalization. Beginning in September 1999, the Company began searching for debt and equity financing that would permit the Company to also attract a new senior lender to replace the existing bank group. By January 2000, the Company had received several proposals for a variety of debt and equity structures and the Board of Directors decided to proceed with a proposal submitted by Thayer Equity Investors. After conclusion of an extensive due diligence period, on March 30, 2000, the Company entered into an agreement with Thayer-Blum Funding, LLC (the "Purchaser") for a recapitalization of the Company. The agreement provides for the purchase of a total of $54 million in Senior Subordinated Exchangeable Notes ("Exchangeable Notes") and a subsequent tender offer for up to 8,250,000 shares of the Company's currently outstanding common stock at a price of $4.00 per share. The Exchangeable Notes initially provide for a maturity date of June 30, 2006 and a paid-in-kind interest rate of 15%, and are accompanied by warrants (the "Warrants") to purchase 3,093,154 shares of the Company's common stock at an exercise price of $.01 per share. The Purchaser has designated two persons who have been appointed to the Company's board of directors.


                                       VIII-25

         Upon shareholder approval of this transaction and assuming that at least 500,000 shares are tendered in the tender offer, the warrants will never become exercisable and will be cancelled. Additionally, the Exchangeable Notes will automatically be replaced with Senior Subordinated Convertible Notes ("Convertible Notes") that provide for interest at 8.875%, payable in additional Convertible Notes and a maturity date of June 30, 2006. At the election of the holder, the Convertible Notes may be converted, at any time, into the Company's common stock at $2.60 per share, subject to adjustment. Conversion of the notes will occur automatically (i) if the Company's common stock trades above $7.50 per share for 45 consecutive trading days, or (ii) commencing on March 30, 2003, if the Company's common stock trades above $4.25 for 45 consecutive trading days. Finally, at the closing of the tender offer, the Purchaser will have the right to designate a majority of the members of the Company's board of directors and will have the right to approve any significant financings, acquisitions and dispositions. The Purchaser has requested that the conversion price of the Convertible Notes be reduced to $2.58 to reflecdt the change in the Company's financial condition as a result of certain excess costs that were incurred by the Company in connection with the transaction.

         If shareholders do not approve the transaction by September 1, 2000 or if less than 500,000 shares are tendered, the Warrants and Exchangeable Notes will remain in place and the interest rate on the Exchangeable Notes will increase to 20%. Interest would be compounded quarterly and payable in additional Exchangeable Notes or cash, at the option of the holders.

         On March 30, 2000, the Company entered into a new credit agreement with Bank of America, N.A. to replace the Company's existing revolving line of credit with BankOne Colorado, N.A. The new credit facility provides for a $45 million revolving line of credit with a maturity date of March 30, 2003. Initially, the interest rate will be the prime rate plus .5%. Total borrowings are subject to limitation based on a percentage of eligible accounts receivable and eligible inventory. Substantially all of the Company's assets are pledged as collateral for outstanding borrowings, and the credit agreement requires compliance with certain financial and non-financial covenants.


         Based on the March 30, 2000 financing activities, management believes the Company has adequate capital resources to fund working capital and other cash requirements during 2000.


The Year 2000 Issue

         In prior years, the Company discussed the nature and progress of its plans to become Year 2000 ready. In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change, including the leap year date. The Company expensed approximately $100,000 during 1999 in connection with testing and remediation of its systems. The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

Special Note Regarding Forward-Looking Statements

         Certain statements in this Report constitute "forward-looking statements" within the meaning of the federal securities laws. In addition, EFTC or persons acting on its behalf sometimes make forward-looking statements in other written and oral communications. Such forward-looking statements


                                       VIII-26
may include, among other things, statements concerning the Company's plans, objectives and future economic prospects, prospects for achieving cost savings, increased capacity utilization, improved profitability and other matters relating to the prospects for future operations; and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.

         Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of EFTC, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, the loss of Honeywell as a customer or Honeywell's inability to pay, or inability or unwillingness to pay in a timely manner, its outstanding receivables held by the Company, the Company's ability to pay its suppliers in a timely manner, changes in economic or business conditions in general or affecting the electronic products industry in particular, changes in the use of outsourcing by original equipment manufacturers, increased material prices and service competition within the electronic component, contract manufacturing, changes in the competitive environment in which the Company operates, the continued growth of the industries targeted by the Company or its competitors or changes in the Company's management information needs, difficulties in implementing the Company's new management information system, difficulties in managing the Company's growth or in integrating new businesses, changes in customer needs and expectations, the Company's success in retaining customers affected by the closure of Company facilities, the Company's success in limiting costs associated with such closures, the Company's ability to keep pace with technological developments, governmental actions and other factors identified as "Risk Factors" or otherwise described in the Company's filings with the Securities and Exchange Commission.

Item 7A.  Quantitative and Qualitative Disclosures about Market Risk

         On March 30, 2000, the Company entered into a $45 million revolving line of credit with Bank of America, N.A. The interest rate on this loan will be based either on the prime rate or LIBOR rates, plus applicable margins. Therefore, as interest rates fluctuate, the Company may experience changes in interest expense that could impact financial results. The Company has not entered into any interest rate swap agreements, or similar instruments, to protect against the risk of interest rate fluctuations. Assuming outstanding borrowings of $45 million, if interest rates were to increase or decrease by 1%, the result would be an annual increase or decrease in interest expense of approximately $450,000 under this loan.


         If shareholder approval related to certain aspects of the recapitalization is obtained, the $54 million in principal amount of debt under the Convertible Notes will bear interest at 8.875% which would result in an annual interest expense of $4,859,000, or if shareholder approval is not obtained, under the Exchangeable Notes, the $54 million of principal amount of debt will bear interest at 20% which would result in annual interest expense of $10,950,000.


                                       VIII-27

Item 8.  Financial Statements and Supplementary Data.

The following financial statements and supplementary data are included in the report:

                                                                     Page

Financial Statements:

        Independent Auditors' Report                                  29
        Consolidated Balance Sheets                                   30-33
        Consolidated Statements of Operations                         32
        Consolidated Statements of Shareholders' Equity               33
        Consolidated Statements of Cash Flows                         34
        Notes to Consolidated Financial Statements                    35-51

Supplementary Data:

        Independent Auditors' Report                                  52
        Schedule II- Valuation and Qualifying Accounts                53

                                       VIII-28

                          Independent Auditors' Report

The Board of Directors
EFTC Corporation:

We have audited the accompanying consolidated balance sheets of EFTC Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EFTC Corporation and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.

KPMG LLP

Denver, Colorado
April 4, 2000

                                      VIII-29

                           EFTC CORPORATION AND SUBSIDIARIES
                              CONSOLIDATED BALANCE SHEETS
                              December 31, 1999 and 1998
                   (Dollars in Thousands, Except Per Share Amounts)


  ASSETS
                                                                                                  1999                 1998
                                                                                                  ----                 ----
Current Assets:
     Cash and equivalents                                                                      $     716             $     623
     Trade receivables, net of allowance for doubtful
       accounts of $3,689 and $1,322, respectively                                                26,094                34,123
     Inventories, net                                                                             60,167                60,759
     Income taxes receivable                                                                       2,106                   125
     Deferred income taxes                                                                             -                 5,259
     Prepaid expenses and other                                                                    2,795                 2,241
                                                                                               ---------             ---------
            Total Current Assets                                                                  91,878               103,130
                                                                                               ---------             ---------
Property, Plant and Equipment, at cost:
     Leasehold improvements                                                                        2,797                 1,589
     Buildings and improvements                                                                    1,172                17,143
     Manufacturing machinery and equipment                                                        16,496                17,435
     Furniture, computer equipment and software                                                   12,726                 9,411
                                                                                               ---------             ---------

         Total                                                                                    33,191                45,578
     Less accumulated depreciation and amortization                                               (9,614)               (6,959)
                                                                                               ---------             ---------
            Net Property, Plant and Equipment                                                     23,577                38,619
                                                                                               ---------             ---------

Intangible and Other Assets:
     Goodwill, net of accumulated amortization
       of $758 and $2,111, repectively                                                             7,264                44,848
     Intellectual property, net of accumulated amortization
       of $699 and $233, repectively                                                               4,289                 2,861
     Debt issuance costs, net of accumulated amortization
       of $97 and $241, respectively                                                                 460                   986
     Deposits and other                                                                            3,661                   222
                                                                                               ---------             ---------
            Total Intangible and Other Assets                                                     15,674                48,917
                                                                                               ---------             ---------
                                                                                               $ 131,129             $ 190,666
                                                                                               =========             =========

                                       VIII-30

                           EFTC CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED BALANCE SHEETS, Continued
                              December 31, 1999 and 1998
                   (Dollars in Thousands, Except Per Share Amounts)

                         LIABILITIES AND SHAREHOLDERS' EQUITY



                                                                                                1999                  1998
                                                                                                -----                 ----
Current Liabilities:
     Current maturities of long-term debt:
         Related parties                                                                         $ 5,018                 $ 225
         Banks                                                                                         -                 3,890
     Accounts payable                                                                             46,985                27,272
     Accrued compensation and benefits                                                             4,993                 2,980
     Deposit on inventory finance arrangement                                                          -                 5,600
     Other accrued liabilities                                                                     8,650                 4,127
                                                                                               ---------             ---------
         Total Current Liabilities                                                                65,646                44,094

Long-term Liabilities:
     Long-term debt, net of current maturities:
         Related parties                                                                           4,792                15,098
         Banks                                                                                    33,184                35,770
     Deferred income taxes                                                                             -                   725
     Other                                                                                         6,229                     -
                                                                                               ---------             ---------

         Total Liabilities                                                                       109,851                95,687

Commitments and Contingencies (Notes 8, 9 and 11)

Shareholders' Equity:

     Preferred stock, $.01 par value. Authorized
         5,000,000 shares; none issued                                                                 -                     -
     Common stock, $.01 par value. Authorized 45,000,000 shares;
          issued and outstanding 15,543,000 shares                                                   155                   155
     Additional paid-in capital                                                                   91,992                91,990
     Retained earnings (deficit)                                                                 (70,869)                2,834
                                                                                               ---------             ---------
         Total Shareholders' Equity                                                               21,278                94,979
                                                                                               ---------             ---------
                                                                                               $ 131,129             $ 190,666
                                                                                               =========             =========

                                      VIII-31

                       EFTC CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years Ended December 31, 1999, 1998 and 1997
                (Dollars In Thousands, Except Per Share Amounts)


                                                                         1999                  1998                  1997
                                                                         ----                  ----                  ----

Net Sales                                                             $  221,864            $  226,780             $ 122,079

Cost of Goods Sold                                                       229,892               200,581               102,166
                                                                       ---------             ---------             ---------
         Gross profit (loss)                                              (8,028)               26,199                19,913

Operating Costs and Expenses:
     Selling, general and administrative expenses                         32,089                23,038                12,711
     Impairment of property, plant and equipment                           2,822                 3,342                     -
     Goodwill amortization                                                 1,133                 1,564                   547
     Merger costs                                                              -                 1,048                     -
                                                                       ---------             ---------             ---------

         Total operating costs and expenses                               36,044                28,992                13,258
                                                                       ---------             ---------             ---------

         Operating income (loss)                                         (44,072)               (2,793)                6,655

Other Income (Expense):
     Interest expense                                                     (6,516)               (4,312)               (2,411)
     Loss on sale of division                                            (20,565)                    -                     -
     Gain (loss) on sale of property, plant and equipment                   (315)                  400                 1,156
     Other, net                                                              (55)                 (104)                  139
                                                                       ---------             ---------             ---------

         Income (loss) before income taxes                               (71,523)               (6,809)                5,539

Income Tax Benefit (Expense)                                              (2,180)                2,631                (2,118)
                                                                       ---------             ---------             ---------

         Net income (loss)                                            $  (73,703)           $   (4,178)            $   3,421
                                                                      ==========            ==========             =========


Pro Forma Information (Unaudited):

     Historical Net Income (Loss)                                     $  (73,703)            $  (4,178)              $ 3,421
     Pro Forma Adjustment to Income Taxes                                      -                  (317)                  (41)
                                                                       ---------             ---------             ---------

         Pro Forma Net Income (Loss)                                  $  (73,703)            $  (4,495)              $ 3,380
                                                                      ==========            ==========             =========

Pro Forma Income (Loss) Per Share:

     Basic                                                               $ (4.74)              $ (0.31)               $ 0.40
                                                                      ==========            ==========             =========
     Diluted                                                             $ (4.74)              $ (0.31)               $ 0.38
                                                                      ==========            ==========             =========

Weighted Average Shares Outstanding:

     Basic                                                            15,543,000            14,730,000             8,502,000
                                                                      ==========            ==========             =========
     Diluted                                                          15,543,000            14,730,000             8,955,000
                                                                      ==========            ==========             =========

                                       VIII-32

                      EFTC CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                  Years ended December 31, 1999, 1998 and 1997
                             (Dollars in Thousands)

                                                                                          Additional       Retained
                                                                 Common Stock               Paid-in        Earnings
                                                             Shares          Amount          Capital        (Deficit)         Total

Balances at December 31, 1996                             5,742,660            $ 57        $ 10,169         $ 3,624        $ 13,850
    Issuance of common stock in
       business combinations                              3,838,975              38          14,144               -          14,182
    Issuance of common stock in secondary
       offering, net of costs of $3,100                   3,506,841              35          38,917               -          38,952
    Warrants issued in connection with
       subordinated debt                                          -               -             490               -             490
    Stock options and warrants exercised                    553,300               6           4,225               -           4,231
    Tax benefit from exercise of stock options                    -               -              95               -              95
    Net income                                                    -               -               -           3,421           3,421
                                                         ----------            ----         -------         -------         -------
Balances at December 31, 1997                            13,641,776             136          68,040           7,045          75,221
    Conversion of notes payable to
       shareholders' equity                                       -               -           1,398               -           1,398
    Issuance of common stock in secondary
       offering, net of costs of $3,500                   1,770,000              18          21,314               -          21,332
    Stock options and warrants exercised                    131,213               1             512               -             513
    Tax benefit from exercise of stock options                    -               -             693               -             693
    Termination of S Corporation tax status
       of pooled company                                          -               -              33             (33)              -
    Net loss                                                      -               -               -          (4,178)         (4,178)
                                                         ----------            ----         -------         -------         -------
Balances at December 31, 1998                            15,542,989             155          91,990           2,834          94,979
    Stock options exercised                                     500               -               2               -               2
    Net loss                                                      -               -               -         (73,703)        (73,703)
                                                         ----------            ----         -------         -------         -------
Balances at December 31, 1999                            15,543,489           $ 155        $ 91,992        $(70,869)       $ 21,278
                                                         ==========           =====        ========        ========        ========

                                       VIII-33

                        EFTC CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1999, 1998 and 1997
                             (Dollars in Thousands)

                                                                1999             1998              1997
                                                                ----             ----              ----
Cash Flows from Operating Activities:

    Net income (loss)                                          $ (73,703)         $ (4,178)          $ 3,421
    Adjustments to reconcile net income (loss) to net
      cash used by operating activities:
      Depreciation and amortization                                7,242             6,244             2,630
      Amortization of debt issuance costs                          1,147               241                46
      Impairment of property, plant and equipment                  2,822             3,342                 -
      Deferred income tax expense (benefit)                        4,534            (4,859)              755
      Provision for excess and obsolete inventories                7,287             6,975                25
      Provision for doubtful accounts receivable                   5,091               600               454
      Loss on sale of division                                    20,565                 -                 -
      Loss (gain) on sale of property, plant and equipment           315              (400)            (1,150)
      Changes in operating assets and liabilities, net
        of effects of purchase and sale of businesses:
        Decrease (increase) in:
          Trade receivables                                         (338)           (9,311)          (16,898)
          Inventories                                             (8,899)          (21,667)          (28,824)
          Income taxes receivable                                 (1,981)             (125)              616
          Prepaid expenses and other                                (843)           (2,289)           (2,644)
        Increase (decrease) in:
          Accounts payable                                        19,047             4,463            11,551
          Accured compensation and benefits                        3,631               616                 -
          Other accrued liabilities                                4,210             2,167               604
                                                                 -------            ------            ------
          Net cash used by operating activities                   (9,873)          (18,181)          (29,414)
                                                                 -------            ------            ------

Cash Flows from Investing Activities:

    Proceeds from sale of division, net of cash transferred       28,135                 -                 -
    Proceeds from sale of property, plant and equipment            4,036             1,000             2,420
    Payments for businesses, net of cash acquired                      -               (40)          (30,998)
    Capital expenditures                                         (14,419)          (22,884)          (13,496)
                                                                 -------            ------            ------
          Net cash provided (used) by investing activities        17,752           (21,924)          (42,074)
                                                                 -------            ------            ------
Cash Flows from Financing Activities:

    Proceeds from exercise of stock options and warrants               2               513             4,326
    Issuance of common stock for cash, net of costs                    -            21,332            38,952
    Receipts (payments) under inventory financing arrangement     (5,600)            5,600                 -
    Payments for debt issuance costs                                (589)                -              (978)
    Proceeds from long-term debt                                 153,157            16,865            98,941
    Principal payments on long-term debt                        (154,756)           (5,459)          (68,283)
                                                                 -------            ------            ------

          Net cash provided (used) by financing activities        (7,786)           38,851            72,958
                                                                 -------            ------            ------
          Net increase (decrease) in cash and equivalents             93            (1,254)            1,470

Cash and  Equivalents:

    Beginning of year                                                623             1,877               407
                                                                 -------            ------            ------
    End of year                                                $     716          $    623           $ 1,877
                                                               =========          ========           =======
Supplemental Disclosure of Cash Flow Information:

     Cash paid for interest                                    $   5,320          $  4,344           $ 2,023
                                                               =========          ========           =======
     Cash paid (received) for income taxes                     $    (184)         $  1,116           $   119
                                                               ========           ========           =======
Supplemental Schedule of Non-cash Investing and

  Financing Activities:
     Conversion of capital lease for property, plant
       and equipment to an operating lease                     $  10,240          $     -            $     -
                                                               =========          =======            =======
     Conversion of notes payable to shareholders' equity       $       -          $ 1,398            $     -
                                                               =========          =======            =======
     Common stock issued in business combinations              $       -          $     -            $14,182
                                                               =========          =======            =======

                                      VIII-34

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

1.       Nature of Business and Significant Accounting Policies

       Nature of Business

       EFTC Corporation (the "Company") is an independent provider of electronic manufacturing services to original equipment manufacturers in the computer peripherals, medical equipment, industrial controls, telecommunications equipment and electronic instrumentation industries. The Company's manufacturing services consist of assembling complex printed circuit boards (using both surface mount and pin-through-hole technologies), cables, electro-mechanical devices and finished products.

       The Company operates in one business segment and substantially all of its operations are conducted in the United States.

       Basis of Presentation

       The accompanying consolidated financial statements include the accounts of EFTC Corporation and its wholly-owned subsidiaries since the date of formation or acquisition, as described in Note 2. All intercompany balances and transactions have been eliminated in consolidation.

       The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. The actual results could differ significantly from those estimates.

       The Company's consolidated financial statements are based on several significant estimates, including the allowance for doubtful accounts, the provision for excess and obsolete inventories, and the selection of estimated useful lives of intangible assets and property, plant and equipment.

       Cash and Equivalents

       The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

       Inventories

       Inventories are stated at the lower of standard cost (which approximates weighted average cost) or market.

       Financial Instruments

       The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties. The carrying amounts of cash and equivalents, trade receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The carrying amounts of notes payable and long-term debt approximate fair value because of the variable nature of the interest rates of these instruments.


                                       VIII-35

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

       Property, Plant and Equipment

       Property, plant and equipment are stated at cost. Material expenditures that increase the life of an asset are capitalized and depreciated over the estimated remaining useful life of the asset. The cost of normal maintenance and repairs is charged to operating expenses as incurred. For the year ended December 31, 1998, the Company incurred interest costs of $4,762, of which approximately $450 was capitalized for assets under construction. Upon disposal of an asset, the cost of the properties and the related accumulated depreciation are removed from the accounts, and any gains or losses are reflected in current operations. Leasehold improvements are amortized over the lesser of the life of the lease or the estimated life of the improvement. For the years ended December 31, 1999, 1998 and 1997, the Company recognized depreciation and amortization expense of $5,751, $4,548 and $2,083, respectively. Depreciation is computed using the straight-line method over the following estimated useful lives:

                                                                Years

    Buildings and improvements                                  30 to 40
    Manufacturing machinery and equipment                        5 to 10
    Furniture, computer equipment and software                   3 to 7

       Goodwill and Other Intangible Assets

       Debt issuance costs are being amortized over the term of the related debt using the interest method. Goodwill is amortized using the straight-line method over 30 years. Intellectual property costs, consisting of circuit board assembly designs and specifications, are being amortized over periods ranging from 5 to 10 years using the straight-line method. For the years ended December 31, 1999, 1998 and 1997, the Company recognized amortization expense related to goodwill and intellectual property of $1,491, $1,696 and $547, respectively.

       Impairment of Long-Lived Assets

       The Company assesses impairment whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset, including goodwill and intellectual property costs, may not be recoverable. Assets held for sale are stated at the lower of the carrying value or fair value (net of costs to sell). Recoverability of assets to be held and used is generally measured by a comparison of the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amounts of the assets exceed the fair values of the assets. In connection with restructurings in 1999 and 1998, the Company recognized provisions for impairment of long-lived assets of $2,822 and $3,342, respectively.

       At December 31, 1999, the net carrying value of goodwill of $7,264 relates to the 1997 acquisition of Current Electronics, which now comprises the Company's Northwest Operations Division. Since this division is not held for sale, the Company evaluates the goodwill for impairment by considering historical and budgeted earnings trends for this division. If the unamortized carrying amount of the goodwill exceeds undiscounted cash flow projections for a period equal to one-half of the remaining amortization period, then an adjustment will be recorded to reduce the carrying amount to the net cash flows discounted at 15%.

                                       VIII-36

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

       Income Taxes

       Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       Revenue Recognition

       The Company recognizes revenue upon shipment of products to customers or when services are provided.

       Earnings Per Share

       Basic Earnings Per Share excludes dilution for potential common shares and is computed by dividing net income or loss by the weighted average number of common shares outstanding for the year. Diluted Earnings Per Share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. In 1997, diluted weighted average shares outstanding include 452,365 potential common shares, consisting of stock options and warrants, determined using the treasury stock method. Basic and diluted Earnings Per Share are the same in 1999 and 1998 as all potential common shares were antidilutive.

       Prior to the merger with the Company, the net income of Personal Electronics (see Note 2) was not subject to income taxes due to its tax status under Subchapter S of the Internal Revenue Code. For periods prior to the merger, Earnings Per Share has been presented on a pro forma basis to reflect the Company's earnings as if Personal Electronics had been a taxable entity subject to federal and state income taxes at the marginal tax rates applicable in such periods.

       Stock-based Compensation

       The Company accounts for stock-based compensation issued to employees using the intrinsic value method. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the quoted market price of the Company's common stock at the measurement date (generally, the date of grant) over the amount an employee must pay to acquire the stock. Pro forma disclosures of net income (loss) and earnings per share are presented in Note 6 to reflect the impact on stock-based compensation if the Company had adopted the alternative method prescribed by Statement of Financial Accounting Standards No. 123, which requires the use of an option pricing model to determine the fair value of stock options.

       Reclassifications

       Certain reclassifications have been made to the 1997 and 1998 financial statements to conform to the presentation in 1999. These reclassifications had no effect on the previously reported net income or loss.

                                       VIII-37

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

 2.    Business Combinations and Asset Acquisitions

       Personal Electronics. On March 31, 1998, the Company acquired through merger, RM Electronics, Inc., doing business as Personal Electronics (Personal), in a business combination accounted for as a pooling of interests. The Company issued 1,800,000 shares of common stock in exchange for all of the outstanding common stock of Personal. Accordingly, the Company's consolidated financial statements were restated for all periods presented to combine the financial position, results of operations and cash flows of Personal with those of the Company.

       In connection with the acquisition, the Company incurred merger costs of $1,048, which were charged to operations in March 1998. Notes payable to shareholders of Personal of $1,398 were converted to equity upon consummation of the merger.

       CTI Companies. On September 30, 1997, the Company acquired three affiliated companies, Circuit Test, Inc., Airhub Service Group, L.C. and CTI International, L.C. (the "CTI Companies"), for approximately $35,700 consisting of 1,858,975 shares of the Company's common stock and approximately $26,500 in cash, including approximately $1,400 of transaction costs and a $6,000 payment upon completion of the common stock offering in October 1997. The Company recorded goodwill of approximately $38,900, in connection with the transaction. The acquisition was accounted for using the purchase method of accounting for business combinations and, accordingly, the accompanying consolidated financial statements include the results of operations of the acquired businesses since the date of acquisition. The CTI Companies comprised the Services Division that was sold on September 1, 1999 as described in Note 9.

       Current Electronics, Inc. On February 24, 1997, the Company acquired two affiliated entities, Current Electronics, Inc., an Oregon Corporation, and Current Electronics (Washington), Inc., a Washington Corporation, for total consideration of approximately $10,900, consisting of 1,980,000 shares of Company common stock and approximately $5,500 in cash, including approximately $600 of transaction costs. The Company recorded goodwill of approximately $8,000 in connection with the acquisition. The acquisition was accounted for using the purchase method of accounting for business combinations and, accordingly, the accompanying consolidated financial statements include the results of operations of the acquired businesses since the date of acquisition.

       Asset Acquisitions. In September 1998, the Company acquired the circuit card assembly operations of the Agfa Division of Bayer Corporation. The Company purchased inventory and equipment for approximately $6,000 and the parties entered into a long-term supply agreement for the manufacture of circuit card assemblies.

       During the period from August 1997 through February 1998, the Company completed two transactions with AlliedSignal, Inc. ("AlliedSignal") pursuant to which the Company acquired inventories and equipment located in Ft. Lauderdale, Florida and Tucson, Arizona, for an aggregate purchase price of approximately $19,000. In connection with these transactions, the Company entered into a long-term supply agreement with AlliedSignal for the production of circuit card assemblies. In September 1998, the Company purchased manufacturing equipment for approximately $1,500 from AlliedSignal. In connection with this transaction, AlliedSignal agreed to amend the long-term supply agreement to include the production of circuit card assemblies at the Company's new facility in Ottawa, Kansas.

                                      VIII-38

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

 3.    Inventories

       Inventories are summarized as follows:
                                                                                 December 31,
                                                                       ---------------------------------
                                                                           1999               1998
                                                                       --------------     --------------

Purchased parts and completed sub-assemblies, net of
      reserve for excess and obsolete items of $10,175 and
      $8,388, respectively                                                   $43,971           $ 44,216
Work-in-process                                                               13,317             12,474
Finished goods                                                                 2,879              4,069
                                                                       --------------     --------------
                                                                             $60,167           $ 60,759
                                                                       ==============     ==============

       For the years ended December 31, 1999, 1998 and 1997, the Company recognized charges to reflect excess and obsolete inventories of $7,287, $6,975 and $25, respectively. These charges include the effects of the restructuring activities described in Note 9.

 4.    Debt Financing

       At December 31, 1999 and 1998, long-term debt consists of the following:

                                                                                         December 31,
                                                                                -----------------------------
                                                                                    1999              1998
                                                                               --------------    -------------
       Note payable to Bank Group under revolving line of credit, interest at the prime rate (8.5% at December 31, 1999) plus 2.25%, collateralized by substantially all assets, due March 30, 2000
       (refinanced on March 30, 2000, see below)                                     $ 33,184          $23,760

       Term note payable to Bank Group, due September 2002                                 --           15,900

       Sale-leaseback   financing   arrangement  with  director,   interest                --           10,495

       Note payable to director, interest at LIBOR plus 2% (9.8% at December 31,
       1999), annual principal payments of $50, due December 2002, unsecured,
       net of discount of $90 and $122, respectively                                    4,810            4,828

       Note payable to director, interest at 10% plus $100 due at maturity,
       unsecured, due March 31, 2000 (see below and Note 8)                             5,000               --
                                                                                --------------    -------------
                 Total                                                                 42,994           54,983
                 Less current maturities                                              (5,018)          (4,115)
                                                                                --------------    -------------
                           Long-term debt, less current maturities                   $ 37,976          $50,868
                                                                                ==============    =============


                                       VIII-39

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

       In September 1997, the Company entered into a credit agreement with a Bank Group comprised of four financial institutions. The credit agreement provided for a $40,000 revolving line of credit renewable on September 30, 2000, and a $20,000 term loan maturing on September 30, 2002. In order to permit the sale of the Services Division discussed in Note 9, the Bank Group required the Company to repay the term note on September 1, 1999. During the fourth quarter of 1999, the credit agreement was amended to reduce the commitment to $35,000 and the maturity date was changed to March 30, 2000. The commitment was further reduced to $30,500 in February 2000 in connection with a modification to the credit agreement to permit the sale of assets related to the Company's Tucson, Arizona manufacturing facility discussed in Note 9. Borrowings under the revolving line of credit were subject to limitation based on the value of the available collateral.

       The loan agreement contains restrictive covenants relating to capital expenditures, limitation on investments, borrowings, payment of dividends and mergers and acquisitions, as well as the maintenance of certain financial ratios. During 1999, the Company was not in compliance with certain financial covenants and the Bank Group provided waivers or agreed to amendments to the credit agreement.

       Aggregate Maturities. As discussed below, the Company entered into a new credit agreement on March 30, 2000, which permitted the refinancing of the $33,184 balance due to the Bank Group on a long-term basis. Aggregate maturities of long-term debt, after giving effect to the refinancing and based on outstanding debt at December 31, 1999, are as follows:

Year Ending December 31:       Principal           Discount             Net

 2000                             $  5,050            $  (32)      $     5,018
 2001                                   50               (30)               20
 2002                                4,800               (28)            4,772
 2003                               33,184                 --           33,184
                            ---------------    ---------------    --------------

Total                             $ 43,084             $ (90)       $   42,994
                            ===============    ===============    ==============

       Recapitalization. On March 30, 2000, the Company entered into an agreement with Thayer-Blum Funding, LLC (the "Purchaser") for a recapitalization of the Company. The agreement provides for the purchase of a total of $54 million in Senior Subordinated Exchangeable Notes ("Exchangeable Notes") and a subsequent tender offer for up to 8,250,000 shares of the Company's currently outstanding common stock at a price of $4.00 per share. The Exchangeable Notes initially provide for a maturity date of June 30, 2006 and a paid-in-kind interest rate of 15%, and are accompanied by warrants (the "Warrants") to purchase 3,093,154 shares of the Company's common stock at an exercise price of $.01 per share. The Purchaser has designated two persons who have been appointed to the Company's board of directors.

       Upon shareholder approval of this transaction and assuming that at least 500,000 shares are tendered in the tender offer, the Warrants will never become exercisable and will be cancelled. Additionally, the Exchangeable Notes will automatically be replaced with Senior Subordinated Convertible Notes ("Convertible Notes") that provide for interest at 8.875%, payable in additional Convertible Notes and a maturity date of June 30, 2006. At the election of the holder, the

                                       VIII-40

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

Convertible Notes may be converted, at any time, into the Company's common stock at $2.60 per share, subject to adjustment. Conversion of the notes will occur automatically (i) if the Company's common stock trades above $7.50 per share for 45 consecutive trading days, or (ii) commencing on March 30, 2003, if the Company's common stock trades above $4.25 for 45 consecutive trading days. Finally, at the closing of the tender offer, the Purchaser will have the right to designate a majority of the members of the Company's board of directors and will have the right to approve any significant financings, acquisitions and dispositions. The Purchaser has requested that the conversion price of the Convertible Notes be reduced to $2.58 to reflect the change in the Company's financial condition as a result of certain excess costs that were incurred by the Company in connection with the transaction.

       If shareholders do not approve the transaction by September 1, 2000 or if less than 500,000 shares are tendered, the Warrants and Exchangeable Notes will remain in place and the interest rate on the Exchangeable Notes will increase to 20%. Interest would be compounded quarterly and payable in additional Exchangeable Notes or cash, at the option of the holders.

       Refinancing of Debt. On March 30, 2000, the Company entered into a new credit agreement with Bank of America, N.A. to replace the Company's existing revolving line of credit with BankOne Colorado, N.A. The new credit facility provides for a $45 million revolving line of credit with a maturity date of March 30, 2003. Initially, the interest rate will be the prime rate plus .5%. Total borrowings are subject to limitation based on a percentage of eligible accounts receivable and eligible inventory. Substantially all of the Company's assets are pledged as collateral for outstanding borrowings, and the credit agreement requires compliance with certain financial and non-financial covenants.

       On March 30, 2000, the Company also repaid outstanding notes payable in the aggregate principal amount of $9,810 (net of discount) to a director of the Company. The Company simultaneously borrowed $3,000 from this director under a new unsecured note that provides for interest at 10% payable quarterly and a due date of March 2004.

 5.    Income Taxes

       Income tax benefit (expense) for the years ended December 31, 1999, 1998 and 1997, is comprised of the following:

                                                         1999               1998                1997
                                                    ---------------    ---------------     ---------------

Current:
       Federal                                               $ 2,370          $ (2,058)           $ (1,211)
       State                                                    (16)              (170)               (152)
                                                      ---------------    ---------------     ---------------

                                                               2,354            (2,228)             (1,363)
                                                      ---------------    ---------------     ---------------
   Deferred:
       Federal                                               (4,039)              4,328               (599)
       State                                                   (495)                531               (156)
                                                      ---------------    ---------------     ---------------

                                                             (4,534)              4,859               (755)
                                                      ---------------    ---------------     ---------------

               Income tax benefit (expense)                $ (2,180)            $ 2,631           $ (2,118)
                                                      ===============    ===============     ===============

                                       VIII-41

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

       Actual income tax benefit (expense) differs from the amounts computed using the federal statutory tax rate of 34%, as follows:

                                                         1999               1998                1997
                                                    ---------------    ---------------     ---------------

Income tax benefit (expense) at the
        statutory rate                                      $ 24,318            $ 2,315           $ (1,883)
   Increase (decrease) resulting from:
        State income taxes, net of federal
          benefit                                              2,146                238               (149)
        Amortization of non-deductible
          goodwill                                             (135)              (164)                (85)
        S Corporation (loss)                                       --               317                  41
       Increase in valuation allowance                      (28,462)                  --                  --
       Other, net                                               (47)               (75)                (42)
                                                      ---------------    ---------------     ---------------

               Income tax benefit (expense)                $ (2,180)           $  2,631           $ (2,118)
                                                      ===============    ===============     ===============

       At December 31, 1999 and 1998, the tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities are presented below:

                                                                           1999                1998
                                                                      ----------------    ----------------
Deferred tax assets:
    Accrued compensation and benefits                                 $        558       $         501
    Impairment of property, plant and equipment                                844               1,257
    State net operating loss carryforwards                                     900                  --
    Provision for settlement of litigation                                   2,368                  --
    Deferred liability on sale of division                                     925                  --
    Federal net operating loss carryforwards                                 8,695                  --
    Intangible assets                                                          696                  --
    Capital loss carryforward                                                3,080                  --
    Allowance for doubtful accounts                                          1,890                 529
    Inventories                                                              6,943               4,042
    Other                                                                    3,186                 316
                                                                      ----------------    ----------------

             Total deferred tax assets                                      30,085               6,645
    Less valuation allowance                                               (28,462)                 --
                                                                      ----------------    ----------------
                  Net deferred tax assets                             $      1,623        $       6,645
                                                                      ================    ================

Deferred tax liabilities:
    Amortization of intangible assets                                 $       (622)       $        (565)
    Accelerated depreciation and other basis
       differences for property, plant and equipment                        (1,001)             (1,546)
                                                                      ----------------    ----------------
             Total deferred tax liabilities                            $    (1,623)       $     (2,111)
                                                                      ================    ================


                                       VIII-42

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

       The above balances are classified in the accompanying consolidated balance sheets as of December 31, 1999 and 1998, as follows:

                                                 1999                 1998
                                             --------------      ---------------

Net deferred tax asset - current             $          --             $  5,259
                                             ==============      ===============

Net deferred tax liability - noncurrent      $          --              $   725
                                             ==============      ===============

       At December 31, 1999, the Company has a net operating loss carryforward for Federal income tax purposes of approximately $23,000. If not previously utilized, this carryforward will expire in 2019. A portion of this net operating loss carryforward may be subject to reduction or limitation of use as a result of changes in ownership or certain consolidated return filing regulations. At December 31, 1999, the Company also has a long-term capital loss carryforward of $8,300 that can be utilized to offset future capital gains. This carryforward does not expire. During 1999, the Company provided a valuation allowance for all net deferred tax assets, including the net operating loss carryforward.

 6.    Stock-based Compensation

       Warrants. At December 31, 1999, the Company has warrants outstanding for 10,000 shares of common stock at an exercise price of $4.00 per share. If not previously exercised, these warrants expire in December 2001.

       Stock Options. The Company has two stock option plans. The Equity Incentive Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and stock units. Substantially all employees are eligible under this plan, which was amended to increase the maximum number of shares of common stock that can be granted under this Plan to 4,495,000. These options generally vest 7 years after the grant date, but vesting may accelerate based on increases in the market price of the Company's common stock or upon a change of control of the Company. The Non-employee Directors Plan provides for options to acquire shares of common stock to members of the Board of Directors who are not also employees. These options generally vest over a 4-year period. At December 31, 1999, an aggregate of approximately 1,360,000 shares are available for grant under both plans.

       The Company has also issued 451,850 nonqualified options to officers and employees. These options generally vest 7 years after the grant date, but vesting may accelerate based on increases in the market price of the Company's common stock.

                                       VIII-43

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

       The following summarizes activity related to stock options for the three years ended December 31, 1999:


                                                                Weighted average
                                                                 exercise price
                                        Number of options          per share
                                 ---------------------------   -----------------

Balance at December 31, 1996                 560,500             $    4.55
    Granted                                2,004,000                 11.63
    Exercised                                (53,300)                 4.34
    Canceled                                 (95,980)                 6.07
                                      -------------------

Balance at December 31, 1997               2,415,220                 10.37
    Granted                                2,578,892                  9.82
    Exercised                               (275,016)                 5.34
    Canceled                              (2,155,469)                14.46
                                      -------------------

Balance at December 31, 1998               2,563,627                  7.01
    Granted                                1,222,263                  4.13
    Exercised                                   (500)                 3.38
    Canceled                                (650,331)                 7.59
                                      -------------------

Balance at December 31, 1999               3,135,059                  5.77
                                      ===================

       The following table summarizes information about stock options outstanding at December 31, 1999:

                                                                  Weighted                         Weighted
          Range of                                                Average                           Average
          Exercise               Number           Year of         Exercise         Number          Exercise
           Prices             Outstanding        Expiration        Price         Exercisable         Price
    ----------------------   --------------    -------------    -----------     ------------     ------------
       $7.50 to $7.63             33,000            2004         $   7.57           33,000           $7.57
       $5.50 to $5.50             15,000            2005             5.50           15,000            5.50
       $3.50 to $5.00            179,951            2006             4.05          178,909            4.05
       $4.88 to $6.63             78,000            2007            11.84           30,500            5.74
        $9.50 to $14.31          506,300            2007             5.75          491,800           10.53
       $2.72 to $4.00            319,000            2008             3.27           58,900            3.33
        $8.00 to $14.31          858,045            2008             8.67          263,803            8.72
       $1.81 to $3.88            394,563            2009             3.02            4,000            3.85
       $4.00 to $6.41            751,200            2009             4.85          114,250            4.88
                             --------------                                     ------------

        $1.81 to $14.31        3,135,059                             5.77        1,190,162            6.11
                             ==============                                     ============


                                       VIII-44

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)


       The Company utilizes the intrinsic value method to account for stock-based compensation. Accordingly, because the exercise price of stock options granted by the Company is equal to the market price on the date of grant, no compensation cost has been recognized in the accompanying financial statements. If compensation cost had been determined using the fair value method calculated using an option-pricing model, the Company's pro forma net income (loss) and earnings (loss) per share would have been as follows:

                                                               Year ended December 31,
                                              ----------------------------------------------------------
                                                   1999                 1998                 1997
                                              ---------------     -----------------     ----------------
Net income (loss):
    As reported                               $   (73,703)        $    (4,178)          $       3,421
    Pro forma                                 $   (75,345)        $    (6,645)          $       1,149

Income (loss) per share - basic:
    As reported                               $      (4.74)       $       (.31)         $          .40
    Pro forma                                 $      (4.85)       $       (.45)         $          .14

Income (loss) per share - diluted:
    As reported                               $      (4.74)       $       (.31)         $          .38
    Pro forma                                 $      (4.85)       $       (.45)         $          .13

       The weighted average fair value of options granted for the years ended
       December 31, 1999, 1998 and 1997 was $2.45, $4.42 and $5.90,
       respectively. In estimating the fair value of options, the Company used the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                            Year ended December 31,
                                      ---------------------------------------------------------------------
                                             1999                     1998                     1997
                                      --------------------     -------------------      -------------------
Dividend yield                               --                       --                        --
Expected volatility                          78.0%                   100.0%                     70.0%
Risk-free interest rate                       5.4%                     5.0%                      6.0%
Expected lives (years)                        3.5                      3.0                       3.0

7.     Shareholder Rights Plan

       In January 1999, the Board of Directors approved a Shareholder Rights Plan and declared a dividend distribution of one right to purchase one one-thousandth of a share of a new series of junior participating preferred stock for each share of common stock of EFTC held. The distribution was made on February 25, 1999, to shareholders of record on that date

       The Rights trade with the Company's common stock as a unit unless the Rights become exercisable upon the occurrence of certain triggering events relating to the acquisition of beneficial ownership of 15% or more of the Company's common stock by any person or group (the "Acquirer"), subject to certain exceptions. In certain events after the Rights become exercisable, they will entitle each holder other than the Acquirer, to purchase for $35.00 per share, a number of shares of common stock having a market value of twice the Right's exercise price, or a number of the Acquirer's common shares having a market value at the time of twice the Right's exercise price. A shareholder


                                       VIII-45

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

       would have one such right for each share of stock held at the time the Rights become exercisable. The Company may amend the Rights or redeem the Rights at $0.001 per Right at any time prior to the Rights becoming exercisable. The Rights will expire in February 2009, unless sooner amended or redeemed by the Company.

       In connection with the recapitalization discussed in Note 4, the Company amended the agreement governing the Rights, effective March 30, 2000, to exclude Thayer, BLUM and their affiliated entities, from the definition of Acquirer. Thus, the acquisition of beneficial ownership of 15% or more of the Company's common stock in connection with the recapitalization will not result in the Rights becoming exercisable.

8.     Related Party Transactions

       Under a previously existing agreement, the CTI Companies were required to pay $500 upon change in control to an entity acting as a sales agent for the CTI Companies in which individuals who are stockholders, officers and directors of the Company have a majority ownership interest.

       In 1997, the Company leased three facilities from directors of the Company. Amounts paid to the directors totaled approximately $283.

       An investment-banking firm, of which a director of the Company is the Managing Director, received a fee of approximately $900 as a representative of the CTI Companies in their acquisition by the Company. The same firm earned a $500 fee as a representative of the Company for the sale of the CTI Companies in September 1999. This fee has not been paid as of December 31, 1999, and is included in other accrued liabilities in the accompanying balance sheet. This investment-banking firm also received a fee of $642 as a representative of Personal Electronics in connection with the Company's 1998 acquisition described in Note 2.

       During September 1997, the Company issued $15,000 of subordinated notes to an entity that is owned by a director of the Company. The subordinated notes also included warrants to acquire 500,000 shares of the Company's common stock at $8.00 per share. The warrants were issued in October 1997, and were valued at approximately $500 using an option-pricing model. The warrants were exercised on October 9, 1997 for total proceeds of $4,000. The Company repaid $10,000 of this debt upon the completion of a secondary common stock offering completed in November 1997. The scheduled repayment was reduced by the pro rata amount of unamortized discount. Accordingly, no gain or loss was recognized on the extinguishment of debt. The outstanding balance (net of discount) of $4,810 is included in long-term debt as of December 31, 1999. In November 1999, the Company borrowed an additional $5,000 from an entity that is controlled by this director.

       In December 1998, the Company entered into a sale-leaseback transaction with a director and stockholder of the Company. Manufacturing facilities in Newberg, Oregon and Tucson, Arizona were sold for $10,500 and leased back to the Company. Due to the Company's continuing financial interest in the facilities, the transaction was accounted for as a financing transaction secured by the facilities with an imputed interest rate of 8.68%. The lease term is for 5 years with monthly payments of $90. No gain or loss from the sale was recorded. At the end of the initial lease term the Company had the option to buy the buildings back for $9,400. In May 1999, the lease was


                                       VIII-46

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

       amended to eliminate the purchase option, which resulted in the re-characterization of the lease from a capital lease to an operating lease. Accordingly, the buildings and the related debt have been removed from the balance sheet at December 31, 1999.

       The Company has entered into consulting and employment agreements with individuals who are officers and directors of the Company. The consulting agreements provide for aggregate monthly payments of approximately $38 through February 2002. The employment agreements provide for monthly payments of $44 until expiration in 2000 and 2001. The employment agreements may be terminated prior to expiration but the Company would generally be required to pay severance benefits equal to one-year's salary or up to two-year's salary if a change of control occurs. Additionally, the Company has entered into arrangements with an entity that is owned by a director whereby an aggregate of $238 was paid for services rendered in 1999.

9.     Restructuring and Sale of Assets

       Since the fourth quarter of 1998, the Company has taken actions to increase capacity utilization through the closure of two facilities and the sale of substantially all of the assets at two other divisions. The aggregate 1999 operating results for these divisions, derived from the Company's divisional accounting records (excluding corporate costs, interest expense and income taxes), for these divisions are summarized as follows:

 Net sales                                                             $103,000
 Cost of goods sold                                                     109,200
                                                                   -------------
      Gross profit (loss)                                             $ (6,200)
                                                                   =============
 Selling, general and administrative                                 $ (11,400)
                                                                   =============
 Impairment of long-lived assets                                      $ (2,700)
                                                                   =============
 Goodwill amortization                                                 $  (900)
                                                                   =============
 Loss on sale of assets                                              $ (20,700)
                                                                   =============

       Management estimates that approximately $50,000 of the 1999 net sales shown above relates to customers who have agreed to transition the manufacture of their products to other facilities owned by the Company. Presented below is a detailed description of each division that was impacted by a sale or restructuring.

       Sale of Tucson Assets. In December 1999, the Company commenced negotiations with Honeywell International, Inc. for the sale of inventory and equipment at the Company's facility located in Tucson, Arizona. On February 17, 2000, these assets were sold to Honeywell for a purchase price of $13,240. The Company was required to place $500 in an escrow account

       In connection with the agreement, Honeywell agreed to sublease the Tucson facility for at least 18 months at $32 per month, which is equal to the Company's rent expense. Honeywell has the option to extend the term of the sublease until December 2003 when the Company's primary lease term expires. If Honeywell terminates the sublease after 18 months, the Company will attempt to enter into another sublease with a new tenant for the remaining period under the primary lease. The


                                       VIII-47

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

       Tucson facility is currently leased from a director of the Company as discussed in the next to last paragraph of Note 8.

       The Company recognized a $1,200 impairment charge in 1999 related to property and equipment at the Tucson facility.

       Southeast Operations. On September 30, 1999, the Company initiated a plan to consolidate and close its Southeast Operations in Fort Lauderdale, Florida. In connection with the restructuring, the Company recognized a charge of approximately $700 for severance costs related to approximately 200 employees who were terminated by April 2000. The unpaid portion of the severance provision amounted to $682 at December 31, 1999 and is included in accrued compensation and benefits in the accompanying balance sheet.

       In connection with the closure, the Company recognized charges of $7,131 for excess and obsolete inventories and other items that are included in cost of goods sold in 1999. The Company also recognized a charge of $1,000 for impairment of property and equipment that will not be redeployed at other divisions. Additionally, the Company recognized an increase in the allowance for doubtful accounts of $2,400 that is included in selling, general and administrative expenses in 1999.

       Management expects the Company will incur additional charges of $1,000 in the first quarter of 2000 for retention bonuses, relocation costs and other closure activities. These costs will be reflected in operations in the period in which they occur. It is expected that the closure will be substantially complete by April 2000.

       Sale of Services Division. On September 1, 1999, the Company sold the Services Division for approximately $28,000. The Company recognized a loss of $20,565 primarily due to the write-off of $36,452 of unamortized goodwill that was directly associated with the acquisition of this division. The Company also recognized $400 for impairment of property, plant and equipment, and additional provisions totaling $1,600 related to inventory and receivables not transferred to the purchaser.

       In connection with this sale, the purchaser and the Company agreed to an Earn-out Contingency (the "EC"). Under the EC, if the earnings for the year ending August 31, 2000 related to the division sold is in excess of $4,455 ("Target Earnings"), the Company will be entitled to an additional payment equal to three times the difference between the actual earnings and Target Earnings. If actual earnings are less than Target Earnings, the Company will be required to refund an amount equal to three times the difference. The maximum amount that either party would be required to pay under the EC is $2,500; accordingly, the Company has deferred recognition of $2,500 of the consideration subject to the EC.

       Rocky Mountain Operations. In the fourth quarter of 1998, management initiated a plan to consolidate and close its Rocky Mountain Operations in Greeley, Colorado. Costs of $9,250 related to the closing were charged to operations for the year ended December 31, 1998. Additional costs to related to the closure of $2,391 were incurred through October 1999 when the facility was sold for $3,802. The restructuring involved the termination of approximately 140 employees of which 123 were manufacturing related and 17 administrative or indirect support personnel. Total


                                       VIII-48

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

       severance and salaries of employees performing exit activities amounted to $463 of which $263 was included in cost goods sold and $200 in selling, general and administrative expenses in 1998. During 1998, the Company paid $100 of these costs and the remaining costs were paid in 1999.

       Inventory allowances of $5,445, which are included in cost of goods sold in 1998, were recorded to provide for future losses to be incurred related to disengaged customers that did not continue as customers of the Company. In addition, a provision of $3,342 was charged to operations in 1998 related to asset impairment of land, building and equipment. At December 31, 1999, all of the restructuring costs had been paid and no accrual was remaining related to these restructuring activities.

10.    Business and Credit Concentrations

       The Company operates in the electronic manufacturing services segment of the electronics industry. Substantially all of the Company's customers are located in the United States. For the years ended December 31, 1999 and 1998, 68% and 46%, respectively, of the Company's sales were derived from companies engaged in the avionics industry. The Company has a policy to regularly monitor the credit worthiness of its customers and provides for uncollectible amounts if credit problems arise. Customers may experience adverse financial difficulties, including those that may result from industry developments, which may increase bad debt exposure to the Company. In addition, the electronics manufacturing services industry has experienced component supply shortages in the past. Should future component shortages occur, the Company might experience reduced net sales and profitability.

       Sales to significant customers as a percentage of total net sales for the years ended December 31, 1999, 1998 and 1997, were as follows:

                                              1999                  1998                  1997
                                              ----                  ----                  ----
AlliedSignal, Inc.                           46.1%                 42.1%                 25.3%

Honeywell, Inc.                              10.3%                  3.3%                  --
                                        -----------------     -----------------     -----------------
    Pro Forma Combined                       56.4%                 45.4%                 25.3%
                                        =================     =================     =================
Exabyte                                       --                    4.4%                 12.3%
                                        =================     =================     =================

       In December 1999, AlliedSignal and Honeywell completed their merger and the combined company was named Honeywell International, Inc. The pro forma disclosure above presents the customer concentration as if the merger had occurred on January 1, 1997.

       At December 31, 1999, approximately 57% of the Company's net trade receivables were due from Honeywell International, Inc., and 12% of net trade receivables were due from Bayer Corporation. The Company does not require collateral to support trade receivables.

11.    Commitments and Contingencies

       Operating Leases. The Company has noncancelable operating leases for facilities and equipment that expire in various years through 2004. Lease expense under all operating leases amounted to $9,471, $7,072 and $2,333 for the years ended December 31, 1999, 1998 and 1997, respectively.

                                       VIII-49

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

       At December 31, 1999, future minimum lease payments (excluding sublease rentals due from Honeywell International, Inc. discussed in Note 9) for operating leases are as follows:

            Year Ending December 31:

                      2000                                  $    9,975
                      2001                                       7,727
                      2002                                       6,485
                      2003                                       5,881
                      2004                                       3,320
                   After 2005                                    5,845
                                                            -----------
                                                            $   39,233
                                                            ===========

       Customer Royalties. In connection with long-term customer supply agreements, the Company has agreed to pay approximately 1% of gross revenue for all electronic assemblies and parts made for other customers at certain facilities. These arrangements expire beginning in 2001 and extending until 2009 at one of the Company's facilities. Total royalties under these arrangements for the year ended December 31, 1999 amounted to $170.

       Financial Advisory Agreement. In December 1999, the Company entered into an agreement with an entity engaged to assist the Company with a debt or equity financing. Depending on the nature of the financing transaction, the company will be required to pay a fee between 1.0% and 5.0% of the gross proceeds and issue warrants to purchase up to 525,000 shares of common stock at an exercise price of $3.00 per share.

       Employee Benefit Plan. The Company has a 401(k) Savings Plan covering substantially all employees, whereby the Company matches 50% of an employee's contributions to a maximum of 2% of the employee's compensation. Additional profit sharing contributions to the plan are at the discretion of the Board of Directors. During the years ended December 31, 1999, 1998 and 1997, contributions from the Company to the Plan were approximately $588, $391 and $138, respectively.

       Legal Proceedings. In September and October 1998, the Company and certain of its present and former directors and officers were named as defendants in lawsuits brought by certain shareholders claiming to represent classes of shareholders that purchased shares of the Company's common stock between April and August 1998. These class action complaints purport to present claims under federal and state securities laws and seek unspecified damages based on alleged misleading disclosures during the class period. On April 4, 2000, subject to court approval, the plaintiffs and the Company agreed to settle both lawsuits. The Company has recorded a provision for the settlement of this loss contingency as of December 31, 1999. The settlement will require the Company to pay approximately $3,100 by April 10, 2000. Additionally, the Company will be required to contribute to the settlement fund an aggregate of 1,300,000 shares of the Company's common stock with an estimated fair value of $3,300.

                                       VIII-50

                        EFTC CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (Dollars In Thousands, Except Per Share Amounts)

12.    Fourth Quarter Adjustments

       During the fourth quarter of 1999, the Company recognized a charge of $4,215 for a valuation allowance related to deferred tax assets, and a charge of approximately $1,000 related to the accelerated amortization of debt issuance costs due to a fourth quarter amendment to the bank credit agreement. In addition, the Company incurred other charges of approximately $6,400 related to the lawsuit settlement discussed in Note 11, and $5,600 for charges related to inventory, receivables and the resolution of other issues (primarily related to the closure of the Ft. Lauderdale division and the sale of the Tucson assets) with Honeywell International, Inc.

                                       VIII-51

                          Independent Auditors' Report

The Board of Directors
EFTC Corporation:


Under date of April 4, 2000, we reported on the consolidated balance sheets of EFTC Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999 which are included in the Company's annual report on Form 10-K for the year ended December 31, 1999. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule included in the Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.


In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

KPMG LLP


Denver, Colorado
April 4, 2000


                                       VIII-52


                        EFTC CORPORATION AND SUBSIDIARIES

                 SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

              Accounts Receivable- Allowance for Doubtful Accounts
                             (Dollars in Thousands)

                                                         Additions (1)
                                                     ----------------------
                                        Balance at   Charged       Charged                             Balance at
                                         Beginning   To Costs &    To Other                            End Of
     Year Ended December 31,             Of Period   Expenses      Accounts       Deductions (2)       Period
                                         ---------   ----------    --------       --------------       ------
          1997                               $   20      $ (240)      $  694          $   --            $   474
          1998                                  474        1,020          24             196              1,322
          1999                                1,322        5,091          --           2,724              3,689


            Inventories- Reserve for Excess and Obsolete Inventories
                             (Dollars in Thousands)

                                                              Additions (1)
                                                        ---------------------------
                                           Balance at    Charged            Charged                             Balance at
                                           Beginning     To Costs &         To Other                            End Of
     Year Ended December 31,               Of Period     Expenses           Accounts       Deductions(2)(3)     Period

          1997                               $   20          $  25         $ 2,196             $  218        $  2,023
          1998                                2,023          6,975           1,487              2,097           8,388
          1999                                8,388          7,287              --              5,500          10,175



   ------------------

   (1) Amounts charged to other accounts were recorded in conjunction with acquisitions.
   (2)  Deductions relate to write-offs unless otherwise indicated.
   (3) Deductions of $2,087 in 1998 relate to adjustments to the purchase price allocations of acquisitions.


                                      VIII-53

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.


         Not Applicable.



                                    PART III

Item 10.  Directors and Executive Officers of the Registrant.

         The information concerning the directors and executive officers of the Company is incorporated herein by reference to the section entitled PROPOSAL 1-ELECTION OF DIRECTORS in the Company's definitive Proxy Statement with respect to the Company's Annual Meeting of Shareholders (the "Proxy Statement").

Item 11.  Executive Compensation.

         The section labeled "Compensation of Directors and Executive Officers" appearing in the Company's Proxy Statement is incorporated herein by reference, except for such information as need not be incorporated by reference under rules promulgated by the Securities and Exchange Commission.

Item 12.  Security Ownership of Certain Beneficial Owners and Management.

         The Section labeled "Security Ownership of Directors and Executive Officers and Certain Beneficial Owners" appearing in the Company's Proxy Statement is incorporated herein by reference.

Item 13.  Certain Relationships and Related Transactions.

         The second labeled "Certain Relationships and Related Transactions" appearing in the Company's Proxy Statement is incorporated herein by reference.

                                     PART IV

Item 14.  Exhibits, Financial Statement Schedules, and Reports on Form 8-K.

(a)      1.   Financial Statements-The financial statements listed in Item 8 on page 28, are filed as part of this annual report.

         2. Financial Statement Schedules-Schedule II- Valuation and Qualifying Accounts and the accompanying opinion of KPMG LLP which appear on pages 53 and 52, respectively, are filed as part of this annual report.

         3. Exhibits-The following exhibits are filed as part of this annual report.

Exhibit

Number   Document Description

 *3.1    Amended and Restated Articles of Incorporation of the Company

 *3.2    Articles of Amendment to the Articles of Incorporation of the Company

  3.3    Articles of Amendment to the Articles of Incorporation of the Company
         (10)

  3.4    Amended and Restated Bylaws of the Company (1)

  4.1    Reference is made to Exhibits 3.1, 3.2 and 3.3, respectively



                                       VIII-54

  4.2    Specimen Common Stock Certificate of the Company (1)

 *4.3 Form of Exchangeable Note dated as of March 30, 2000 issued by the Company to Thayer-Blum Funding, LLC *4.4 Form of Convertible Note dated as of March 30, 2000 issued by the Company to Thayer-Blum Funding, LLC

  4.5 Rights Agreement dated as of February 25, 1999 between the Company and American Securities Transfer & Trust, Inc., as Rights Agent. (10)

 *4.6 Amendment to Rights Agreement dated as of March 30, 2000 between the Company and Rights Agent.

 10.1 Form of Registration Rights Agreement dated January 1994 between the Company and the parties thereto (1)

 10.2 Registration Rights Agreement dated as of February 24, 1997, among the Company, Charles E. Hewitson, Matthew J. Hewitson and Gregory Hewitson and certain other parties (2)

 10.3 Registration Rights Agreement dated as of March 31, 1998, among the Company, Raymond Marshall and Robert Monaco (8)

 10.4 Registration Rights Agreement dated as of September 30, 1997 among the Company and CTI Shareholders (4)

 10.5.1 Master Agreement Regarding Asset Purchase and Related Transactions among the Company, AlliedSignal Avionics, Inc., a Kansas corporation ("Avionics"), and AlliedSignal, Inc., operating through its Aerospace Equipment Systems Unit ("AES"), dated as of July 15, 1997, as amended by the First Amendment to Master Agreement dated as of July 31, 1997, and as further amended by the Second Amendment to Master Agreement dated as of August 11, 1997 (3)


 10.5.2  Third Amendment to Master Agreement dated as of September 5, 1997 (6)

 10.6 Supplier Partnering Agreement between the Company and AlliedSignal, Inc. dated as of September 29, 1998 (7)

 10.7 Amended and Restated License Agreement between the Company and AlliedSignal Technologies, Inc., dated as of September 5, 1997 (6)

*10.8 Asset Purchase Agreement dated February 17, 2000 between Honeywell International Inc. and the Company

*10.9 Note Agreement between the Company and Richard L. Monfort dated as o November 11, 1999

*10.10 First Amendment to Note Agreement between the Company and Richard L. Monfort dated as of December 30, 1999, including the form of Note attached as Exhibit A thereto.

 10.11+ EFTC Corporation Equity Incentive Plan, amended and restated as of July 9, 1997 (6)

 10.12+ EFTC Corporation Stock Option Plan for Non-Employee Directors, amended and restated as of July 9, 1997 (6) 10.13+ Employment Agreement with Jack Calderon dated as of June 5, 1998 (7) 10.14+ Form of Consulting Agreement entered into by the Company in connection with the acquisition of Current Electronics, Inc.(5)

*10.15+   1999 Management Bonus Plan

 10.16 Asset Purchase Agreement dated as of August 31, 1999 between Jabil Circuit, Inc., the Company, CTLCC Acquisition Corp., Circuit Test, Inc., Airhub Services Group, L.C., and Circuit Test International, L.C. (9)

*10.17 Master Agreement regarding Asset Purchase and Related Transactions dated as of March 19, 1999 between Honeywell Inc. and the Company

*10.18 Long Term Supply Agreement dated as of March 19, 1999 between Honeywell Inc. and the Company

          Note: Confidential treatment has been requested from the Securities and Exchange Commission for portions of this exhibit

*10.19    Amendment to Long Term Supply Agreement dated as of May 21, 1999



                                       VIII-55

*10.20    Second Amendment to Long Term Supply Agreement dated as of February
          2000

*10.21 Securities Purchase Agreement between the Company and Thayer-Blum Funding, LLC dated as of March 30, 2000

*10.22 Form of Warrant dated as of March 30, 2000 issued by the Company to Thayer-Blum Funding, LLC

*10.23 Loan and Security Agreement dated March 30, 2000 with Bank of America, N.A., as agent for several banks (the "Bank") and the Company

*10.24 Security Agreement - Stock Pledge dated March 30, 2000 with the Bank and the Company

*21.1     List of Subsidiaries

*23.1     Consent of KPMG LLP

*27.1     Financial Data Schedule
-------------
*        Filed herewith
+        Management Compensation Plan

(1) Incorporated by reference from the Company's Registration Statement on Form SB-2 (File No. 33-73392-D) filed on December 23, 1993

(2) Incorporated by reference from the Company's Current Report on Form 8-K (File No. 0-23332) filed on March 5, 1997

(3) Incorporated by reference from the Company's Current Report on Form 8-K (File No. 0-23332) filed on August 26, 1997

(4) Incorporated by reference from the Company's Current Report on Form 8-K (File No. 0-23332) filed on October 15, 1997

(5) Incorporated by reference from the Company's Annual Report on Form 10-K (File No. 0-23332) filed on March 27, 1997

(6) Incorporated by reference from the Company's Registration Statement on Form S-2 (File No. 333-38444) filed on October 21, 1997

(7) Incorporated by reference from the Company's Quarterly Report on Form 10-Q (File No. 0-23332) filed on November 16, 1998

(8) Incorporated by reference from the Company's Current Report on Form 8-K (File No. 0-23332) filed on April 15, 1998

(9) Incorporated by reference from the Company's Current Report on Form 8-K (File No. 0-23332) filed on September 16, 1999

(10) Incorporated by reference from the Company's Registration Statement on Form 8-A (File No. 0-23332) filed on February 25, 1999


(b)      Reports on Form 8-K

         The Company filed a Current Report on Form 8-K relating to the execution by the Company and its senior lenders of an Amendment and Waiver to Credit Agreement dated December 20, 1999.

                                       VIII-56

                                   SIGNATURES

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 14th day of April, 2000.

                                 EFTC CORPORATION, a Colorado corporation

                                 By: /s/ Jack Calderon

                                          Jack Calderon
                                          Chief Executive Officer

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this Report to be signed by the following persons in the capacities and on the dates indicated.

                                            Position Held
         Signature                          With the Registrant                                  Date

           /s/ Jack Calderon                President and Director                               April 14, 2000
         ---------------------------
         Jack Calderon                      (Principal Executive Officer)


           /s/ James A. Doran               Treasurer and Director                               April 14, 2000
         ---------------------------        (Principal Financial and Accounting Officer)
         James A. Doran


           /s/ Allan S. Braswell, Jr.       Director                                             April 14, 2000
         ----------------------------
         Allan S. Braswell, Jr.


           /s/ Jeffrey W. Goettman          Director                                             April 14, 2000
         -------------------------
         Jeffrey W. Goettman

           /s/ Charles Hewitson             Director                                             April 14, 2000
         ---------------------------
         Charles Hewitson

           /s/ Robert McNamara              Director                                             April 14, 2000
         ---------------------------
         Robert McNamara

           /s/ Robert Monaco                Director                                             April 14, 2000
         ---------------------------
         Robert Monaco


                                       VIII-57

           /s/Richard L. Monfort            Director                                             April 14, 2000
         ---------------------------
         Richard L. Monfort

           /s/  Gerald J. Reid              Director                                             April 14, 2000
         ---------------------------
         Gerald J. Reid

           /s/ Masoud S. Shirazi            Director                                             April 14, 2000
         ---------------------------
         Masoud S. Shirazi

           /s/ John C. Walker               Director                                             April 14, 2000
         ---------------------------
         John C. Walker

                                       VIII-58